AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999.
                                                  REGISTRATION NO. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                        --------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                        --------------------------------
                         CONCENTRA OPERATING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEVADA                           8093                  75-2822620
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

                        --------------------------------
                                 312 UNION WHARF
                           BOSTON MASSACHUSETTS 02109
                                 (617) 367-2163
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                        --------------------------------
                                DANIEL J. THOMAS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        CONCENTRA OPERATING CORPORATION
                                312 UNION WHARF
                           BOSTON MASSACHUSETTS 02109
                                 (617) 367-2163
                        --------------------------------
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                        --------------------------------
                                 WITH A COPY TO:
              OTHON A. PROUNIS                        RICHARD A. PARR II
REBOUL, MACMURRAY, HEWITT, MAYNARD & KRISTOL    CONCENTRA OPERATING CORPORATION
            45 ROCKEFELLER PLAZA                       5080 SPECTRUM DRIVE
          NEW YORK, NEW YORK 10111                    SUITE 400 WEST TOWER
               (212) 841-5700                         ADDISON, TEXAS 75001
                                                         (972) 364-8043
                        -----------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        --------------------------------
                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS                           AMOUNT TO BE      OFFERING            AGGREGATE            AMOUNT OF
OF SECURITIES TO BE REGISTERED                      REGISTERED  PRICE PER NOTE(1)    OFFERING PRICE(1)   REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------------------
13% Series B Senior Subordinated Notes due 2009   $190,000,000        100%             $190,000,000         $58,820
----------------------------------------------------------------------------------------------------------------------------
Guarantees of Senior Subordinated Notes due 2009       (3)            (3)                   (3)               (3)
============================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.

(2)  Calculated pursuant to rule 457(f) under the Securities Act, as follows:
     .000278 multiplied by the proposed maximum aggregate offering price.

(3) Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is being paid in respect of the guarantees.

                        --------------------------------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                         TABLE OF ADDITIONAL REGISTRANTS


EXACT NAME OF GUARANTOR                  STATE OR OTHER
REGISTRANT AS SPECIFIED                   JURISDICTION         I.R.S. EMPLOYER
    IN ITS CHARTER                       OF ORGANIZATION      IDENTIFICATION NO.
--------------------------------------------------------------------------------
Concentra Management Services, Inc.          Nevada              93-1187448
Concentra Preferred Systems, Inc.            Delaware            36-3715258
Prompt Associates, Inc.                      Delaware            22-3102075
First Notice Systems, Inc.                   Delaware            04-3373927
Focus Healthcare Management, Inc.            Tennessee           62-1266888
Hillman Consulting, Inc.                     Nevada              62-1697518
CRA Managed Care of Washington, Inc.         Washington          91-1374650
CRA-MCO, Inc.                                Nevada              36-4266562
Drug-Free Consortium, Inc.                   Texas               76-0304997
Concentra Managed Care Services, Inc.        Massachusetts       04-2658593
Concentra Health Services, Inc.              Nevada              75-2510547
Concentra Managed Care Business Trust        Massachusetts       04-3449352
Occucenters I, L.P.                          Texas               75-2678146
OCI Holdings, Inc.                           Nevada              75-2679204
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION--DATED NOVEMBER 12, 1999
--------------------------------------------------------------------------------
PROSPECTUS

                         Concentra Operating Corporation

                         Exchange Offer for $190,000,000
                13% Series A Senior Subordinated Notes due 2009

                        --------------------------------

     This is an offer to exchange the outstanding, unregistered 13% senior subordinated notes of Concentra Operating Corporation you now hold for new, substantially identical 13% senior subordinated notes that will be free of the transfer restrictions that apply to the old notes. This offer will expire at 5:00 p.m., New York City time, on, 1999, unless we extend it.

     The new notes will not trade on any established exchange.

     A DESCRIPTION OF THE RISKS THAT YOU SHOULD CONSIDER BEGINS ON PAGE __ OF THIS PROSPECTUS.



















                      This prospectus is dated    , 1999.
-------------------------------------------------------------------------------

               THIS PROSPECTUS INCLUDES FORWARD LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Projections" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are in this prospectus, including under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Projections" and "Business." These factors include:

     o  the effects of economic conditions;

     o the impact of competitive services and pricing, including through legislative reform;

     o changes in accounting standards and regulations affecting the workers compensation, insurance and healthcare industries in general;

     o  customer demand;

     o  changes in costs; and

     o opportunities that may be presented or pursued by us, all of which are difficult to predict and beyond the control of management.

     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                         MARKET SHARE AND INDUSTRY DATA

     The market and industry data presented in this prospectus by us are based upon third party data or have been derived from sources of industry data. While we believe that the estimates are reasonable and reliable, in certain cases, the estimates cannot be verified by information available from independent sources. Accordingly, we can give no assurance that the market share data are accurate in all material respects.

     Concentra(R), First Notice Systems(R) and Focus Healthcare Management(R), are our registered service marks. Trade names and trademarks of other companies appearing in this prospectus are the property of their respective holders.

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary .......................................................     3

Risk Factors .............................................................    17

The Transactions and Use of Proceeds .....................................    25

The Exchange Offer .......................................................    26

Capitalization ...........................................................    32

Selected Consolidated
  Financial Data .........................................................    33

Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations ..................................................    34

Business .................................................................    50

Management ...............................................................    66

Principal Stockholders ...................................................    76

Certain Relationships and Related
  Transactions ...........................................................    78

Description of Certain
  Indebtedness ...........................................................    80

Description of New Notes .................................................    83

Certain U.S. Federal Income
  Tax Considerations .....................................................   125

Plan of Distribution .....................................................   125

Legal Matters ............................................................   126

Experts ..................................................................   126

Where You Can Get More Information .......................................   126

Index to Consolidated Financial
  Statements and Schedules ...............................................   F-1

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY CONTAINS A GENERAL DISCUSSION OF OUR BUSINESSES, THE EXCHANGE OFFER AND SUMMARY FINANCIAL INFORMATION. WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS FOR A MORE COMPLETE UNDERSTANDING OF CONCENTRA OPERATING CORPORATION, THE SUBSIDIARY GUARANTORS AND THE EXCHANGE OFFER. CONCENTRA OPERATING BECAME A WHOLLY-OWNED SUBSIDIARY OF CONCENTRA MANAGED CARE, INC. ON AUGUST 17, 1999 AS A RESULT OF THE MERGER OF CONCENTRA AND YANKEE ACQUISITION CORP.

                                   THE COMPANY

     We are the largest company dedicated primarily to serving the occupational healthcare market. We provide initial treatment for approximately 4% of workplace injuries in the United States and perform non-injury occupational healthcare services for over 80,000 local employers. We provide specialized cost containment and field case management services to over 2,000 customers across the United States and Canada, including most of the major underwriters of worker's compensation insurance, third-party administrators and self-insured employers. We are also the largest provider of out-of-network bill review services to the group health marketplace. We offer a range of healthcare-related services to employers, insurers and third-party administrators of all sizes and are compensated for our services on a non-risk-bearing, fee-for-service or percentage-of-savings basis. Less than 0.5% of our revenues are dependent on Medicare or Medicaid reimbursement. Each of our services and the general industries in which we operate are described in more detail below.

     Our services reduce the customer's healthcare costs by:

     o efficiently managing the application of care and the return-to-work process, thereby providing appropriate medical care while reducing the non-medical costs associated with a claim; and

     o using sophisticated cost containment techniques to determine the proper pricing of care once it has been administered.

     We believe that by both providing care and offering claims management services, we are in a unique position to provide a full range of services, separately or as a bundled group of services, to national or regional accounts and local employers. In addition to the occupational healthcare and group health markets, we also provide cost containment services to the auto insurance market as well as social security disability advocacy services to the long-term disability insurance market. In 1998, we generated revenues and Adjusted EBITDA, as described below, of $611.1 million and $111.7 million, respectively.

                                 INDUSTRY REVIEW

OCCUPATIONAL HEALTHCARE

     Occupational healthcare services consist of two primary components:

     o  workers' compensation injury care and related services, and

     o non-injury occupational healthcare services related to employer needs or statutory requirements.

     Workers' compensation is a state-mandated, comprehensive insurance program that requires employers to fund all medical expenses, lost wages and other costs resulting from work-related injuries and illnesses with no co-payment from the employee. Because each state is responsible for implementing and regulating its own program, workers' compensation regulations can vary widely on a state-by-state basis and are often highly complex. According to the Workers' Compensation Monitor data published in the 1998 Workers' Compensation Year Book, estimated spending for workers' compensation claims increased to approximately $92.7 billion in 1996 from approximately $66.7 billion in 1991, representing a 6.8% compound annual growth rate. Of that amount, we believe that medical costs comprise approximately 40% of the total costs of workers' compensation with lost time wages, administrative expenses and legal costs making up the remaining 60%. We believe that workers' compensation costs will continue to rise primarily because of:

     o broader definitions of work-related injuries and illnesses covered by workers' compensation laws;

     o the shifting of medical costs from health insurance plans to the workers' compensation system;

     o  an aging work force;

     o the continued requirement that employers pay all of an employee's cost of medical treatment, without any employee co-payment or deductible, and related lost wages and non-medical costs; and

     o the under-use to date of comprehensive programs to contain costs in the workers' compensation system.

     Non-injury occupational healthcare services include employment-related physical examinations, drug and alcohol testing, functional capacity testing, and other related programs designed to meet specific employer needs. Non-injury healthcare services also include programs to assist employers in complying with a continuously expanding list of federal and state requirements, including hearing conservation programs, toxic chemical exposure surveillance and monitoring programs, and Department of Transportation and Federal Aviation Administration-mandated physical examinations. Federal laws governing health issues in the workplace, including the Americans with Disabilities Act, have increased employers' demand for healthcare professionals who are experts in the delivery of these regulated services.


COST CONTAINMENT

     Cost containment techniques are intended to control the cost of healthcare services and to measure the performance of providers through intervention and on-going review of services proposed and actually provided. Managed care techniques were originally developed to stem the rising costs of group healthcare. Historically, employers were slow to apply managed care techniques to workers' compensation costs primarily because the aggregate costs are relatively small compared to those associated with group health benefits and because state-by-state regulations related to workers' compensation are more complex than those related to group health. However, in recent years, employers and insurance carriers have been increasing their focus on applying managed care techniques to control their workers' compensation costs.

     Worker's compensation cost containment services include two broad categories:

     o  specialized cost containment services; and

     o  field case management services.


GROUP HEALTH

     According to the Health Insurance Association of America, private health insurance claims payments increased to $281.7 billion in 1995 from $208.9 billion in 1990, representing a 6.2% compound annual growth rate. Of that amount, we believe that approximately 10% are for out-of-network services. All healthcare payors have out-of-network exposure due to healthcare claims that are outside their coverage area or network either as a matter of choice on the part of the insured or as a result of geographic circumstances where the insured does not have local access to contracted providers. Out-of-network healthcare claims expose payors to greater incidence of over-use, cost-shifting, omission of appropriate discounts and possible billing errors. Because these charges are largely unrestrained by cost containment strategies, we believe they will continue to increase more quickly than overall group healthcare costs.

                                  OUR SERVICES

     With healthcare costs rising, we believe that payors will seek to increase the use of cost saving strategies, such as those we offer, to minimize these costs. Our comprehensive services are comprised of three distinct categories:

     o  occupational healthcare services;

     o  specialized cost containment services; and

     o  field case management services.

     We provide healthcare services through our network of 201 owned and managed occupational healthcare centers, located in 60 markets in 32 states as of November 1, 1999. As a primary starting point for the provision of care in the workers' compensation market, our occupational healthcare centers are designed to efficiently provide quality care to patients while also providing an entry point for our other cost containment services. Healthcare services include injury care and physical therapy services for work-related injuries and illnesses, physical examinations, substance abuse testing and certain other loss prevention services. In 1998, revenues from healthcare services represented approximately 42% of our total revenues.

     Specialized cost containment services are comprised of first report of injury, telephonic case management, utilization management, both in- and out-of-network bill review, preferred provider organization network access, independent medical exams and peer reviews. These specialized cost containment services are designed to monitor the timing and appropriateness of medical care, as well as the proper pricing for that care. These services are primarily provided to the workers' compensation market, except for out-of-network bill review which we provide to the group health market. We are currently expanding our out-of-network bill review services to the workers' compensation and auto insurance markets. In 1998, revenues from specialized cost containment services represented approximately 30% of our total revenues.

     We provide field case management services to a national customer base using approximately 1,000 full-time field case managers. Field case management services involve working on a one-on-one basis with injured employees and aiding communication among their various healthcare professionals, employers and insurance company adjusters. Field case management services are designed both to assist in maximizing medical improvement and, where appropriate, to expedite return to work. In 1998, revenues from field case management services represented approximately 28% of our total revenues.

                              OUR BUSINESS STRATEGY

     We intend to take advantage of our national presence by providing a full range of comprehensive healthcare management and cost containment services. Our strategy includes the following elements:

     EMPHASIZE EARLY INTERVENTION SERVICES. We intend to increase our emphasis of early intervention services through increased development and marketing of our first report of injury, utilization management, telephonic case management, occupational healthcare center and preferred provider organization services. Early intervention allows us to promptly identify cases that have the potential to result in significant expenses, particularly lost time, administrative or legal expenses, and to take appropriate measures to control these expenses before they are incurred. In addition, we believe that providing early intervention services generally results in our obtaining earlier access to claims files. Such earlier access improves our opportunity to provide the full range of our healthcare management and cost containment services, which typically results in a lowering of the total cost of a claim.

     CONTINUE TO ACQUIRE AND DEVELOP OCCUPATIONAL HEALTHCARE CENTERS AND EXPAND HEALTHCARE NETWORK. Our strategy is to continue to develop clusters of occupational healthcare centers in new and existing geographic markets through strategic joint ventures in addition to the acquisition and development of occupational healthcare centers. In selected markets in which a hospital management company, hospital system or other healthcare provider has a significant presence, we may focus our expansion efforts on joint ventures or management contracts. We intend to continue to organize our occupational healthcare centers in each market into clusters in order to serve employers, payors and workers more effectively. This also serves to leverage management and other resources and to facilitate the development of networks of affiliated physicians and other healthcare providers. In addition, through our preferred provider organization, we intend to continue to expand our networks of specialists, hospitals and other healthcare providers. These networks together with our occupational healthcare centers are designed to efficiently provide quality care to patients while serving as a way to introduce our other cost containment services.

     INCREASE MARKET PENETRATION OF OUT-OF-NETWORK BILL REVIEW SERVICES. We intend to further expand our reach into the group health marketplace by offering customers our comprehensive out-of-network bill review services. We plan to emphasize on-site personnel and electronic claims screening techniques which in the past have significantly increased our access to claims from individual clients. We believe that we are the market leader in out-of-network bill review in the group health marketplace and are expanding our services into the workers' compensation market in states that have not established fee schedules. We believe that expansion of these services represents a significant opportunity for us in the future.

     CONTINUE TO INTEGRATE AND ENHANCE INFORMATION SYSTEMS AND TECHNOLOGY. We intend to continue to develop our information systems to make more effective use of our extensive proprietary knowledge base relating to workplace injuries, treatment protocols, outcomes data and the workers' compensation system's complex web of regulations. We expect that these enhanced information systems will enable us to improve referrals among our full range of services, streamline patient care and enhance outcomes reporting. This will make our operations more efficient while improving our ability to demonstrate the costs savings our services provide to our clients.

     CAPITALIZE ON NATIONAL ORGANIZATION AND LOCAL MARKET PRESENCE. We believe that national and regional insurance carriers, third party administrators and self-insured employers will benefit from our ability to provide a full range of healthcare management and cost containment services on a nationwide basis. We offer these large payors a solution to all of their healthcare management and cost containment needs from a company that is adept at understanding and working with varied and complex state legislative environments. Our national organization of local service locations allows us to meet the needs of these large, national payors while maintaining the local market presence necessary to monitor changes in state-specific regulations and to facilitate case resolution through locally provided managed care services. Our national marketing personnel intend to continue to target these large payors to expand our customer base. In addition, we believe we are well-positioned to capitalize on the relationship developed through our national and local marketing efforts by cross-selling our full range of services to our existing customers.

                                THE TRANSACTIONS

     GENERAL. On August 17, 1999, Yankee Acquisition Corp., a new Delaware corporation formed by Welsh, Carson, Anderson & Stowe VIII, L.P., merged with and into Concentra. Immediately after the merger, Concentra contributed all of its assets, including all of the shares in its subsidiaries, to Concentra Operating. As a result of the merger, each outstanding share of Concentra common stock, other than those held by Yankee, were converted into the right to receive $16.50 in cash.

     The merger was accounted for as a recapitalization in which the historical basis of our assets and liabilities was not affected and no new goodwill related to the merger was created. As a result of the merger, existing stockholders of Concentra at the time of the merger, other than Yankee, received an aggregate of approximately $677.4 million for all of the outstanding shares of Concentra common stock. In addition, Concentra repurchased approximately $327.8 million of its outstanding 4.5% convertible subordinated notes due 2003 and 6.0% convertible subordinated notes due 2001 for $328.3 million including accrued interest and refinanced and replaced its existing credit facilities.

     The merger and repurchase of the convertible subordinated notes were financed by:

     (1)  At Concentra Operating:

          o $375.0 million of borrowings by us under new term loan facilities which, together with our new $100.0 million revolving credit facility, replaced Concentra's old senior credit facility; and

          o  the net proceeds from the offering of the old notes;

     (2)  At Concentra:

          o $110.0 million net proceeds from the issuance by Concentra of $216.4 million face value of senior discount debentures due 2010 with warrants issued by Concentra exercisable for its common shares;

          o an equity investment in Concentra of approximately $362.9 million by Welsh Carson and some affiliated investors, including the value, on the date of the merger, of shares and convertible notes already owned by Welsh Carson;

          o a cash equity investment in Concentra of approximately $30.6 million by affiliates of Ferrer Freeman Thompson & Co., LLC; and

          o an equity investment in Concentra of approximately $30.2 million by Chase Capital Partners, DB Capital Partners, some officers and employees of Donaldson, Lufkin & Jenrette Securities Corporation and some members of Concentra's management, together we refer to those persons as the other investors.

     The merger and the financing transactions described above are referred to in this prospectus as the transactions. See "The Transactions and Use of Proceeds."

     THE EQUITY SPONSORS. The merger was jointly sponsored by Welsh Carson and Ferrer Freeman. The Welsh Carson investors contributed approximately 86% and affiliates of Ferrer Freeman contributed approximately 7% of the equity capital invested in conjunction with the merger. Welsh Carson currently controls a majority of the voting power of Concentra.

     Welsh Carson is a private investment firm based in New York and founded in 1979. Welsh Carson currently manages over $7.0 billion in private equity capital and focuses primarily on the healthcare and information services industries where it is a large and active financial investor. Since 1979, Welsh Carson has completed over 80 leveraged buyouts. Welsh Carson specializes in a buy and build strategy and has a proven history of backing companies with track records of profitable operations and strong growth prospects. Welsh Carson was the lead investor in OccuSystems, Inc., a predecessor company to Concentra. Welsh Carson's current portfolio of healthcare companies includes American Oncology Resources, Inc., Accredo Health, Incorporated, Amerisafe Inc., Hawk Medical Supply, Inc., MAGELLA Healthcare Incorporated Corporation, MedCath, Inc., National Healthcare Resources, Inc., New American Healthcare Corp., OrthoLink Physicians Corporation and United Surgical Partners International, Inc. Welsh Carson's proposed investment in Concentra is its largest investment in the healthcare industry to date.

     Ferrer Freeman is a private investment firm based in Greenwich, Connecticut and founded in 1995. The principals of Ferrer Freeman possess substantial experience in the healthcare industry and offer their portfolio companies an important combination of equity investing experience, healthcare experience and established relationships throughout the industry. Ferrer Freeman manages two private equity funds, Health Care Capital Partners and Health Care Executive Partners, which are dedicated to making investments in the healthcare industry.

     POST-TRANSACTION ORGANIZATION. The chart below shows our organizational structure following the transactions. The ownership percentages do not give effect to the exercise of warrants or options.



             WCAS                                              OTHER
          INVESTORS                    FFT                   INVESTORS
              |                         |                        |
              +-------------------------+------------------------+
                         86%            |  7%          7%
                             +--------------------+
                             |                    |
                             |       HOLDINGS     |--------------> HOLDCO NOTES
                             |                    |
                             +--------------------+

                             +--------------------+
                             |                    |
                             |                    |
                             |   NEW CONCENTRA    |-------------->    NOTES
                             |                    |
                             |                    |--------------> SENIOR CREDIT
                             +--------------------+                 FACILITIES
                                       |
                               +----------------+
                               |                |
                             OPERATING SUBSIDIARIES

     SOURCES AND USES OF FUNDS. The following table sets forth the sources and uses of funds in connection with the financing of the merger and other cash charges included:

                                                                   (IN MILLIONS)
SOURCES OF FUNDS:
     Cash from Concentra...........................................   $   80.9
     Term loan facilities(1).......................................      375.0
     Old notes.....................................................      190.0
     Discount debentures...........................................      110.0
     Equity contributions(2).......................................      423.7
                                                                      --------
     Total sources.................................................   $1,179.6
                                                                      ========

USES OF FUNDS:
     Payment for shares of outstanding Concentra common stock(3)...   $  782.1
     Repurchase of outstanding options and warrants(4).............       18.2
     Repurchase of outstanding convertible subordinated notes(5)...      328.3
     Transaction expenses(6).......................................       51.0
                                                                      --------
     Total uses....................................................   $1,179.6
                                                                      ========

----------
(1) The senior credit facilities are comprised of a $100.0 million 6-year revolving credit facility and the term loan facilities, consisting of a $250.0 million 7-year tranche B term loan facility and a $125.0 million 8-year tranche C term loan facility.

(2) Reflects an equity investment by the Welsh Carson investors of approximately $362.9 million, including the value, on the date of the merger, of shares and convertible subordinated notes already owned by Welsh Carson, an equity investment by Ferrer Freeman of $30.6 million and an equity investment by the other investors of $30.2 million.

(3) Each of the 47,400,169 shares of Concentra common stock, including 6,343,203 shares owned by Yankee for which no cash was paid, outstanding as of August 17, 1999, was converted into the right to receive $16.50 for a total of $782.1 million.

(4) Represents the exercise of 1,224,508 vested "in the money" options, exercise of 200,000 warrants, vesting of 210,000 shares of restricted stock into the right to receive $16.50 and the cancellation of "out of the money" options, net of proceeds from the exercise of the options and warrants.

(5) Reflects payment on August 17, 1999 of $230.3 million to repurchase $230.0 million principal amount of Concentra's outstanding 4.5% convertible subordinated notes due 2003, including $34.5 million principal amount of 4.5% convertible subordinated notes owned by Yankee for which no cash was paid, and $98.0 million to repurchase $97.8 million principal amount of Concentra's outstanding 6.0% convertible subordinated notes due 2001.

(6) Reflects fees and other expenses associated with the transactions, excluding $5.5 million of non-cash deferred compensation expense related to the accelerated vesting of restricted stock.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     On August 17, 1999, we completed the private offering of $190.0 million principal amount of our 13% senior subordinated notes due 2009. In connection with that offering, we agreed, among other things, to deliver to you this prospectus and to use our best efforts to complete the exchange offer by June 19, 2000.

New Notes Offered..........   $190.0 million aggregate principal amount of 13%
                              senior subordinated notes due 2009. The new notes and the old notes are identical in all respects, except for some transfer restrictions and registration rights relating to the old notes.

The Exchange Offer.........   We are offering to exchange an equal principal
                              amount of our 13% senior subordinated notes due
                              2009, which have been registered under the Securities Act, for our outstanding 13% senior subordinated notes due 2009. In order to be exchanged, an outstanding note must be properly tendered and accepted. You may tender outstanding notes only in integral multiples of $1,000.

                              As of this date, there is $190.0 million principal amount of notes outstanding. The exchange offer will be completed regardless of whether all or less than all of the outstanding old notes are tendered for exchange.

Expiration Date............   The exchange offer will expire at 5:00 p.m., New
                              York City time,               , 1999, unless we
                              decide to extend the expiration date.

Procedures for Tendering
  Old Notes................   If you wish to tender your old notes for exchange,
                              you must transmit on or before the expiration date a properly completed and executed copy of the letter of transmittal delivered with this prospectus, or a facsimile of the letter of transmittal, and all other documents required by the letter of transmittal, together with certificates for your old notes, to United States
                              Trust Company of New York, as exchange agent for the exchange offer. In the alternative, you can tender your old notes by book-entry delivery following the procedures described in this prospectus in "The Exchange Offer" section under the heading "Procedures for Tendering."

Guaranteed Delivery
  Procedures...............   If you wish to tender your old notes and, before
                              the expiration date of the exchange offer,

                              o  your old notes are not immediately available,

                              o you cannot deliver your old notes, the letter of transmittal or any other required documents to United States Trust Company of New York, as exchange agent, or

                              o  you cannot complete the procedures for
                                 book-entry transfer,

                              you may tender your old notes by following the guaranteed delivery procedures described in "The Exchange Offer" section under the heading "Guaranteed Delivery Procedures."

Special Procedures for
  Beneficial Owners........   If you wish to tender old notes that are
                              registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing the procedures described above under the heading
                              "Procedures for Tendering Old Notes," either register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Withdrawal Rights..........   You may withdraw the tender of your old notes at
                              any time prior to 5:00 p.m., New York City time, on the expiration date.

U.S. Federal Income
  Tax Considerations.......   The exchange of new notes for old notes in the
                              exchange offer will generally not be a taxable event for United States federal income tax purposes.

Conditions to the
  Exchange Offer...........   The exchange offer is not subject to any
                              conditions other than that it does not violate applicable law or any applicable interpretation of the Commission's staff.

Use of Proceeds............   We will not receive any proceeds from the issuance
                              of the new notes in the exchange offer.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

Issuer.....................   Concentra Operating Corporation.

Total Amount of
  New Notes Offered........   We are offering $190.0 million aggregate principal
                              amount of 13% series B senior subordinated notes due 2009.

Maturity Date..............   August 15, 2009.

Interest Rate and
  Payment Dates............   Interest on the notes will accrue at the rate of
                              13% per annum, payable in cash semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2000.

Optional Redemption........   On or after August 15, 2004, we may redeem some or
                              all of the notes at any time at the redemption prices described in the section "Description of Notes" under the caption "Optional Redemption."

                              Prior to August 15, 2002, we may redeem up to 25% of the notes with the proceeds of certain offerings of our equity at the price listed in the section "Description of Notes" under the caption "Optional Redemption."

Mandatory Offer to
  Repurchase...............   Under the circumstances described in the
                              indenture, if we sell certain kinds of assets or experience specific kinds of changes in control, we must offer to repurchase the notes at the prices listed in the section "Description of Notes" under the caption "Repurchase at the Option of Holders."

Subsidiary Guarantees......   Each of our subsidiaries, other than our joint
                              ventures, is a guarantor. If we cannot make payments on the notes when they are due, the guarantor subsidiaries will be obligated to make them instead.

Ranking of the Notes.......   These notes and the subsidiary guarantees are
                              senior subordinated debt. They rank behind all of our and our guarantor subsidiaries' current and future indebtedness, other than trade payables, except indebtedness that expressly provides that it is equal or subordinate in right of payment to these notes and the subsidiary guarantees.

                              Assuming we had completed the offering of old notes and the transactions on June 30, 1999, the notes and the subsidiary guarantees would have been subordinated to approximately $375.5 million of senior indebtedness. No debt of ours having an equal ranking with the notes and the subsidiary guarantees or which is subordinate to the notes and the subsidiary guarantees would have been outstanding at such date.

Basic Covenants of
  the Indenture............   The indenture governing the notes places certain
                              limitations on our ability, and the ability of some of our subsidiaries, to:

                              o  make investments;

                              o  pay dividends on stock or repurchase stock;

                              o  borrow money;

                              o sell certain assets or merge with or into other companies;

                              o  use assets as security in other transactions;
                                 and

                              o  enter into transactions with affiliates.

                              For more details, see the section "Description of Notes" under the caption "Certain Covenants."

Transfer Restrictions......   The new notes will have been registered under the
                              Securities Act and, therefore, will not bear legends restricting their transfer. We do not intend to list the notes on any securities exchange.

     YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF CERTAIN RISKS OF INVESTING IN THE NOTES.

                   SUMMARY OF ABILITY TO RESELL THE NEW NOTES

     We believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, but only if:

     o  you acquire the new notes in the ordinary course of business,

     o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes, and

     o you are not an affiliate of ours, as the term affiliate is defined under the Securities Act and which may include our executive officers and directors, another person having control over our operations or management or an entity we control.

     By executing and delivering the letter of transmittal, you will represent to us that the above statements by you are true. If any of these statements are untrue, you may not resell your notes unless an exemption from the registration provisions of the Securities Act is available for the transfer or you resell your notes in compliance with the prospectus delivery provisions of the Securities Act.

     Each broker-dealer that is issued new notes in the exchange offer for its own account in exchange for old notes which were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, for an offer to resell, resale or similar transfer of the new notes issued to it in the exchange offer.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     Set forth below are our summary historical and pro forma financial data. The summary historical consolidated financial data for the three years ended December 31, 1998 was derived from, and should be read in conjunction with, the audited consolidated financial statements of Concentra and related notes to those financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of September 30, 1999 and for the nine month periods ended, September 30, 1998 and 1999 were derived from the unaudited consolidated financial statements of Concentra Operating which, in the opinion of management, includes all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of our consolidated financial condition and results of operations as of and for those periods. The operating results for the nine month periods ended September 30, 1998 and 1999 are not necessarily indicative of results to be expected for the full year. The pro forma data as of and for the periods presented give effect to the transactions as if they were consummated at the beginning of the period indicated.

     The accompanying consolidated financial statements as of December 31, 1998 and September 30, 1999 and for the three and nine months ended September 30, 1998 and 1999 and related footnotes reflect the operating results of Concentra through August 17, 1999 and the operating results of Concentra Operating from August 18, 1999 through September 30, 1999. Concentra Operating is a wholly-owned subsidiary of Concentra and they are considered entities under common control, therefore, combined financial statements have been presented. Earnings per share has not been reported for all periods presented, as Concentra Operating is a wholly-owned subsidiary of Concentra and has no publicly held shares. The summary historical consolidated financial data set forth below should be read together with, and are qualified in their entirety by, the "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Concentra and notes to those financial statements included elsewhere in this prospectus.


                                                                                                                       PRO FORMA
                                                                                PRO FORMA                                 NINE
                                                                                   YEAR                                  MONTHS
                                                                                   ENDED        NINE MONTHS ENDED         ENDED
                                                  YEAR ENDED DECEMBER 31,       DECEMBER 31,       SEPTEMBER 30,       SEPTEMBER 30,
                                           ----------------------------------   -----------    ---------------------   ------------
                                             1996         1997         1998         1998         1998         1999         1999
                                                                                 (UNAUDITED)        (UNAUDITED)         (UNAUDITED)
                                                                       (DOLLAR AMOUNTS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues ...............................   $372,683     $489,318     $611,056     $611,056     $459,145     $506,157     $506,157
Cost of services .......................    289,928      372,639      469,297      469,297      345,191      392,929      392,929
                                           --------     --------     --------     --------     --------     --------     --------
  Gross profit .........................     82,755      116,679      141,759      141,759      113,954      113,228      113,228
General and
  administrative expenses ..............     33,155       39,831       45,326       45,326       33,724       47,218       47,218
Amortization of intangibles ............      3,442        5,908        8,119        8,119        6,102        9,495        9,495
Non-recurring charges(1) ...............        964       38,625       33,114       33,114       12,600       54,419       54,419
                                           --------     --------     --------     --------     --------     --------     --------
  Operating income .....................     45,194       32,315       55,200       55,200       61,528        2,096        2,096
Interest expense(2) ....................      3,741       12,667       18,021       60,145       13,123       19,614       45,393
Interest income(2) .....................       (859)      (2,297)      (4,659)        --         (2,939)      (2,724)          --
Other, net .............................        836          883           44           44           88         (147)        (147)
                                           --------     --------     --------     --------     --------     --------     --------
  Income (loss) before
    income taxes(2) ....................     41,476       21,062       41,794       (4,989)      51,256      (14,647)     (43,150)
Provision (benefit) for
  income taxes(2) ......................     13,437       11,062       19,308          127       23,803        9,829       (1,759)
                                           --------     --------     --------     --------     --------     --------     --------
Net income (loss) ......................   $ 28,039     $ 10,000     $ 22,486     $ (5,116)    $ 27,453     $(24,476)    $(41,391)
                                           ========     ========     ========     ========     ========     ========     ========
Earnings per share(3)

                                                                                                                        PRO FORMA
                                                                                PRO FORMA                                  NINE
                                                                                   YEAR                                   MONTHS
                                                                                   ENDED         NINE MONTHS ENDED         ENDED
                                                 YEAR ENDED DECEMBER 31,        DECEMBER 31,        SEPTEMBER 30,      SEPTEMBER 30,
                                           ----------------------------------   -----------    ---------------------   ------------
                                             1996         1997         1998         1998         1998          1999        1999
                                                       (UNAUDITED)               (UNAUDITED)         (UNAUDITED)       (UNAUDITED)
                                                                           (DOLLAR AMOUNTS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(4) ............................     $ 54,506     $ 48,176     $ 78,555     $ 78,555     $ 78,383     $ 27,827     $ 27,827
Adjusted EBITDA(4) ...................       55,470       86,801      111,669      111,669       90,983       82,246       82,246
Depreciation and amortization ........       10,148       16,744       23,399       23,399       16,943       25,584       25,584
Capital expenditures .................       24,024       25,535       34,187       34,187       26,243       25,950       25,950
Cash interest expense(5) .............        3,683       11,890       16,322       57,950       11,923       18,086       43,747
Ratio of earnings to fixed
charges(6) ...........................         6.2x         2.1x         2.6x         0.9x         3.8x         0.4x         0.2x
Ratio of adjusted earnings
  to fixed charges(7) ................         6.3x         4.3x         4.0x         1.4x         4.4x         2.6x         1.2x

                                                                                                                NINE MONTHS ENDED
                                                                             YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                                         ------------------------------         -----------------
                                                                         1996         1997         1998         1998         1999
OPERATING DATA:
Service locations at end of period:
  Occupational healthcare centers(8) ...........................          109          140          156          151          201
  Cost containment services offices ............................           70           83           86           86           80
  Field case management offices(9) .............................          118          122           89          117           89
Occupational healthcare centers
  acquired during the period(10) ...............................           32           22           12           10           45
Occupational healthcare centers
  developed during the period ..................................           10            9            4            1           --
Occupational healthcare centers same
  market revenue growth(11) ....................................         10.7%        11.0%        11.4%        11.5%         8.0%

                                                                                        AS OF SEPTEMBER 30, 1999
                                                                                                 ACTUAL
                                                                                        ------------------------
BALANCE SHEET DATA:                                                                          (IN THOUSANDS)
Cash and cash equivalents ..............................................................        $ 10,584
Working capital.........................................................................         113,555
Total assets............................................................................         648,804
Total debt..............................................................................         565,969
Total stockholders' deficit.............................................................         (37,445)

----------
(1) Concentra recorded the following non-recurring charges: (a) $38.6 million in the third quarter of 1997 primarily related to the formation of Concentra by the merger of CRA Managed Care, Inc. and OccuSystems, Inc.;
     (b) $12.6 million in the first quarter of 1998 primarily related to the merger with Preferred Payment Systems, Inc.; (c) $20.5 million in the fourth quarter of 1998 primarily related to the reorganization of the Managed Care Services division and charges related to the recognition of an impairment loss on the intangible related to an acquired contract; and (d) $54.4 million in the third quarter of 1999 primarily for fees, expenses and other non-recurring charges associated with the merger.

(2) The table below reflects the pro forma adjustments to record interest expense, interest income and tax provision adjustments to reflect the repayment of certain debt and the issuance of new debt associated with the merger.

                                                                                                                INTEREST
                                                                                           INTEREST              EXPENSE
                                                                              AMOUNT         RATE              ADJUSTMENT
                                                                             ---------     --------            ----------
                                                                                                            YEAR        NINE MONTHS
                                                                                                            ENDED         ENDED
                                                                                                         DECEMBER 31,  SEPTEMBER 30,
DOLLARS IN THOUSANDS                                                                                        1998           1999
                                                                                                         -----------   ------------
Repayment or equity contribution of debt:
Commitment fees on Revolving
  Credit Facility .........................................................   $   --                      $    (250)   $    (188)
4.5% Convertible Subordinated Notes due March, 2003 .......................   (230,000)       4.50%(a)       (8,165)      (6,586)
6.0% Convertible  Subordinated Notes due December, 2001  ..................    (97,737)       6.00%          (5,865)      (3,720)
Interest on other indebtedness paid off during the year ...................       --                         (2,042)         --
                                                                             ---------                    ---------    ---------
        Total repayment or equity contribution of debt ....................   (327,737)                     (16,322)     (10,494)
Issuance of new debt:
Term Facilities:
  Commitment fee on new $100,000,000 Credit Facility ......................       --                            500          375
  Tranche B at E.R. plus applicable margin due 2006 .......................    250,000        8.65%(b)       21,625       16,218
  Tranche C at E.R. plus applicable margin due 2007 .......................    125,000        8.90%(b)       11,125        8,344
Senior Subordinated Notes at 13% due 2009 .................................    190,000       13.00%          24,700       18,525
                                                                             ---------                    ---------    ---------
                                                                               565,000                       57,950       43,462
Amortization of existing deferred finance costs on debt repaid.............                                  (1,699)      (1,248)
Amortization of deferred finance costs on new debt (c) ....................                                   2,195        1,646
Interest expense on new debt incurred to-date (d) .........................                                    --         (7,587)
                                                                                                          ---------    ---------
Total interest expense pro forma adjustment ...............................                                  42,124       25,779
Interest income pro forma adjustment (e) ..................................                                   4,659        2,724
                                                                                                          ---------    ---------
Total income (loss) before income taxes pro forma adjustment    ...........                                 (46,783)     (28,503)
Provision (benefit) for income taxes pro forma adjustment (f)   ...........                                 (19,181)     (11,588)
                                                                                                          ---------    ---------
        Total net income (loss) pro forma adjustment ......................                               $ (27,602)   $ (16,915)
                                                                                                          =========    =========

     (a) The 4.5% convertible subordinated notes were issued in March ($200.0 million) and April ($30.0 million) of 1998, as such, the interest expense does not reflect a full year of interest expense.

     (b) The Eurodollar Rate ("E.R.") is assumed to be 5.4% for the purposes of calculating interest expense. The annual effect of a 1/8% change in the interest rate on the $375.0 million variable rate debt is $0.5 million for the year ended December 31, 1998 and $0.4 million for the nine months ended September 30, 1999.

     (c) The deferred finance fees of $18.0 million are being amortized over the weighted average life of the new debt of 8.2 years.

     (d) Interest expense recorded through September 30, 1999 on new indebtedness issued in connection with the merger.

     (e) To record the decrease in interest income due to the use of available cash.

     (f)  To record the tax benefit on the pro forma interest adjustments.

(3) As a result of Concentra going private in the merger transaction, there are no longer publicly held shares outstanding and we believe that historical earnings per share information is not meaningful.

(4) EBITDA represents net income before interest expense, interest income, provision for income taxes, depreciation and amortization of intangibles and includes depreciation and amortization of two 50% owned joint ventures not consolidated by Concentra. Adjusted EBITDA represents EBITDA before non-recurring charges. While EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by generally accepted accounting principles, commonly referred to as GAAP and should not be considered as indicators of operating performance or alternatives to cash flow, as measured by GAAP, as a measure of liquidity, they are included in this prospectus to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements.

(5) Cash interest expense represents interest expense recorded during the period excluding the amortization of debt issuance costs.

(6) The ratio of earnings to fixed charges is computed by dividing the sum of net earnings, before deducting provisions for income taxes and fixed charges, and adjusted for the equity in earnings of unconsolidated subsidiaries and related distributions, by fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and one-fourth of rent expenses, estimated by management to be the interest component of such rentals.

(7) The ratio of adjusted earnings to fixed charges is computed by dividing the sum of net earnings, before deducting nonrecurring charges, provisions for income taxes and fixed charges, by fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and one-fourth of rent expense, estimated by management to be the interest component of such rentals.

(8) Does not include the assets of occupational healthcare centers which were acquired and subsequently divested or consolidated into existing centers within a market.

(9) The decline in field case management offices in 1998 is primarily due to the fourth quarter of 1998 reorganization which included facility consolidations.

(10) Represents the assets of occupational healthcare centers which were acquired during each period presented and not subsequently divested.

(11) Occupational healthcare centers same market revenue growth sets forth the aggregate net change from the prior period for all markets in which we have operated healthcare centers for longer than one year, excluding revenue growth due to acquisitions of additional centers.

                                  RISK FACTORS

     AN INVESTMENT IN THE NOTES IS SUBJECT TO A NUMBER OF RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS THE MORE DETAILED DESCRIPTIONS CROSS-REFERENCED TO THE BODY OF THIS PROSPECTUS AND THE OTHER MATTERS DESCRIBED IN THIS PROSPECTUS BEFORE DECIDING TO EXCHANGE THE OLD NOTES FOR NEW NOTES.


RISKS APPLICABLE TO THE NOTES

          SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     As of September 30, 1999, our consolidated indebtedness was approximately $566.0 million, representing approximately 107% of our total capitalization. In addition, our business strategy calls for significant capital expenditures for acquisition and development. The indenture governing the notes and our other debt instruments allow us to incur additional indebtedness, including secured indebtedness and $100.0 million of unused drawing capacity under the senior credit facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Our substantial indebtedness could have important consequences to you. For example, it could:

     o make it more difficult for us to satisfy our obligations with respect to the notes;

     o increase our vulnerability to general adverse economic and industry conditions;

     o limit our ability to fund future working capital, capital expenditures, and other general corporate requirements;

     o require a substantial portion of our cash flow from operations to be used for debt payments;

     o limit our flexibility to plan for, or react to, changes in our business and the industry in which we operate;

     o place us at a competitive disadvantage compared to our competitors that have less debt;

     o  limit our ability to borrow additional funds; and

     o limit our ability to engage in various transactions such as acquisitions and dispositions or to make certain investments.

     Any of the above listed factors could materially adversely affect us. See "Description of Certain Indebtedness."


         ABILITY TO SERVICE DEBT--TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. To a certain extent, our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We believe our cash flow from operations, available cash and available borrowings under the senior credit facilities will be adequate to meet our liquidity needs for the foreseeable future.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the senior credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We might not be able to refinance any of our indebtedness, including the senior credit facilities and the notes, on commercially reasonable terms or at all.

         SUBORDINATION--YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES IS JUNIOR TO MOST OF OUR EXISTING INDEBTEDNESS AND MOST OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THESE NOTES ARE JUNIOR TO MOST OF OUR SUBSIDIARY GUARANTORS' EXISTING INDEBTEDNESS AND MOST OF THEIR FUTURE BORROWINGS.

     The notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness, other than trade payables, and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees.

     We depend on the cash flow from our subsidiaries to meet our obligations, including all payments on the notes. Accordingly, our ability to make payments to holders of the notes depends on the receipt of sufficient funds from our subsidiaries. Because of the possible terms of future indebtedness of our subsidiaries, which may be secured by the assets of our subsidiaries, we may be restricted in receiving funds from our subsidiaries. The indenture for the notes permits our subsidiaries to enter into agreements which restrict dividends and distributions to the obligors under some circumstances. See "Description of Notes--Certain Covenants--Other Payment Restrictions Affecting Restricted Subsidiaries."

     Although the cash distributed by our joint ventures to us or our subsidiaries can be used to make payments on the notes, our joint ventures do not guarantee the notes.

     As of September 30, 1999, our consolidated indebtedness was $566.0 million, $376.0 million of which has ranked senior to the notes, and we had $95.1 million of unused drawing capacity under the senior credit facilities. The subsidiary guarantors have $376.0 million of indebtedness ranking senior to the guarantees. Upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy or similar proceeding relating to us or the subsidiary guarantors, the holders of senior debt of Concentra Operating and the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees.

     In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be prohibited for up to 179 days each year in the event of specified nonpayment defaults on senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Concentra Operating or the subsidiary guarantors, holders of the notes will participate with all other holders of our subordinated indebtedness and the subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior debt. Because our senior debt must be paid first, you may receive proportionately less than trade creditors and other senior creditors in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, therefore, holders of the notes may receive ratably less than trade creditors.


         RESTRICTIONS--RESTRICTIONS IMPOSED BY THE SENIOR CREDIT FACILITIES AND THE INDENTURE WILL MAKE IT MORE DIFFICULT FOR US TO TAKE CERTAIN ACTIONS.

     The senior credit facilities and the indenture restrict our ability to:

     o  make certain investments;

     o  pay dividends and make distributions;

     o  repurchase stock;

     o  incur additional indebtedness;

     o  create liens;

     o  merge or consolidate our company or any of our subsidiaries;

     o  transfer and sell assets;

     o  enter into transactions with our affiliates;

     o  enter into sale and leaseback transactions; and

     o  issue common and preferred stock of our subsidiaries.

     In addition, we must maintain minimum debt service and maximum leverage ratios under the senior credit facilities. A failure to comply with the restrictions contained in the senior credit facilities could lead to an event of default which could result in an acceleration of that indebtedness before it is otherwise due to be paid. Such an acceleration would also constitute an event of default under the indenture relating to the notes. See "Description of Certain Indebtedness" and "Description of Notes-Events of Default and Remedies."


         LACK OF SECURITY--BECAUSE THE NOTES ARE UNSECURED, OTHER LENDERS WILL HAVE PRIOR CLAIMS TO OUR ASSETS IN THE EVENT WE BECOME INSOLVENT OR ARE LIQUIDATED.

     In addition to being subordinate to all of our and the subsidiary guarantors' senior indebtedness, neither the notes nor the subsidiary guarantees are secured by any of our or the subsidiary guarantors' assets. Our obligations under the senior credit facilities are secured by substantially all of our assets, including assets held by our subsidiaries, other than our joint ventures. Under the indenture for the notes, we and our subsidiaries are permitted to incur additional secured indebtedness. If we become insolvent or are liquidated, or if payment under the senior credit facilities is accelerated, the lenders under the senior credit facilities would be entitled to exercise the remedies available to a secured lender under applicable law. Therefore, our bank lenders will have a claim on our assets before the holders of the notes. Because the notes are unsecured, there may be no assets remaining for the holders of notes or any assets may be insufficient to pay off the notes.


         CONTROL BY WELSH CARSON--THE INTERESTS OF WELSH CARSON MAY NOT BE ALIGNED WITH THE INTERESTS OF THE HOLDERS OF THE NOTES.

     Welsh Carson controls a majority of the voting power of the outstanding common stock of Concentra and controls all of our affairs and policies. Circumstances may occur in which the interests of Welsh Carson could be in conflict with the interests of the holders of the notes. In addition, Welsh Carson may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes. See "Management" and "Certain Relationships and Related Transactions."


         FINANCING CHANGE OF CONTROL OFFER--WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in the senior credit facilities will not allow such repurchases. In addition, certain corporate events, such as a leveraged recapitalization that would increase the level of our indebtedness, would not necessarily constitute a "change of control" under the indenture. See "Description of Notes--Repurchase at the Option of Holders."


         FRAUDULENT CONVEYANCE MATTERS--FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO CANCEL THE NOTES, VOID GUARANTEES OR SUBORDINATE CLAIMS IN RESPECT OF THE NOTES.

     As described in this prospectus, the net proceeds from the sale of the notes were distributed to Concentra to partially finance the merger. Under applicable provisions of the Federal Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if we or our subsidiary guarantors at the time the notes or the guarantees were issued, as the case may be,

     (a) incurred those obligations with the intent to hinder, delay or defraud creditors, or

     (b) o received less than reasonably equivalent value or fair consideration for incurring those obligations and

          o either

               (A)  was insolvent at the time of the incurrence,

               (B) was rendered insolvent by reason of that incurrence and the application of the proceeds received from that incurrence,

               (C) was engaged or was about to engage in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on its business, or

               (D) intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature,

then, in each of those cases, a court could avoid, in whole or in part, the notes or the guarantees, as the case may be. A court may also subordinate the notes or guarantees to our existing and future indebtedness or that of the subsidiary guarantors. The avoidance or subordination of all or part of the notes or guarantees could result in an event of default with respect to other indebtedness of Concentra Operating, Concentra or the subsidiary guarantors which could result in acceleration of that indebtedness.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in that case. Generally, a company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.


         NO PRIOR MARKET FOR NOTES--YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE NOTES.

     Prior to the offering, there was no public market for the notes. We have been informed by the initial purchasers that they are making a market in these notes. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the notes.


         OLD NOTES WILL NOT BE REGISTERED UNDER THE SECURITIES ACT--IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES, YOUR OLD NOTES MAY TRADE AT DISCOUNT BECAUSE YOU MAY NOT BE ABLE TO TRANSFER SUCH NOTES.

     In the event the exchange offer is completed, we will not be required to register the old notes under the Securities Act. In such event, the new notes would rank equally with the old notes. Holders of old notes seeking liquidity in their investment would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act. A reduction of the aggregate principal amount of the old notes as a result of the completion of the exchange offer may have an adverse effect on the ability of holders of the old notes to transfer such notes.


RISKS APPLICABLE TO THE BUSINESS

         RISKS OF FUTURE ACQUISITIONS AND JOINT VENTURES--OUR ABILITY TO MAKE FUTURE ACQUISITIONS, ENTER INTO JOINT VENTURES AND TO INTEGRATE THOSE OPERATIONS COULD AFFECT OUR GROWTH AND OPERATIONS.

     We are in various stages of negotiations to acquire businesses and occupational healthcare centers from a number of possible selling groups or to enter into joint ventures to operate occupational healthcare centers. We cannot assure you that further suitable acquisition or joint venture candidates can be found, that acquisitions or joint ventures can be financed or consummated on favorable terms or that such acquisitions or joint ventures, if completed, will be successful. In addition, we cannot assure you we will be able to successfully integrate the operations of any acquired business or joint venture or institute company-wide systems and procedures to successfully operate the combined enterprises. The success of our acquisitions and joint ventures will be determined by numerous factors, including:

     o our ability to identify suitable acquisition or joint venture candidates;

     o  competition for such acquisitions or joint ventures;

     o  the purchase price;

     o the financial performance of the acquired businesses or joint ventures after acquisition; and

     o our ability to integrate effectively the operations of acquired businesses or joint ventures into our operations.

     A strategy of growth by acquisition or joint venture also involves the risk of assuming unknown or contingent liabilities of the acquired business or joint venture, which could be material, individually or in the aggregate.


         MANAGEMENT OF GROWTH--OUR CONTINUED RAPID GROWTH COULD PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT AND OTHER RESOURCES.

     We have experienced rapid growth. Our recent and continued rapid growth could place a significant strain on our management and other resources. We anticipate that any continued growth will require us to continue to recruit, hire, train and retain a substantial number of new and highly skilled administrative, information technology, finance, sales and marketing and support personnel. Our ability to compete effectively and to manage current and any future growth will depend on our ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our workforce. Should we continue to experience rapid growth, we cannot assure you that personnel, systems, procedures and controls will be adequate to support our operations or that management will adequately anticipate all demands that growth will place on us.


          COMPETITION--INCREASED COMPETITION COULD ADVERSELY AFFECT OUR GROWTH AND OPERATIONS.

     The market to provide occupational healthcare services is highly fragmented and competitive. Our primary competitors have typically been independent physicians, hospital emergency departments and hospital-owned or hospital-affiliated medical facilities.

     We believe that, as managed care techniques continue to gain acceptance in the occupational healthcare marketplace, our competitors will increasingly consist of nationally focused workers' compensation managed care service companies, specialized provider groups, insurance companies, health management organizations and other significant providers of managed care products. Legislative reforms in some states permit employers to designate health plans such as health management organizations and preferred provider organizations to cover workers' compensation claimants. Because many health plans have the ability to manage medical costs for workers' compensation claimants, that legislation may intensify competition in the market we serve. Many of our current and potential competitors are significantly larger and have greater financial and marketing resources than ours, and there can be no assurance that we will continue to maintain our existing performance or be successful with any new products or in any new geographic markets we may enter.


         UNCERTAINTIES RELATED TO CHANGING HEALTHCARE ENVIRONMENT; CHANGES IN MARKET DYNAMICS--CHANGES IN THE HEALTHCARE ENVIRONMENT AND MARKET DYNAMICS COULD ADVERSELY AFFECT OUR GROWTH AND OPERATIONS.

     We cannot assure you that state fee schedule changes will not adversely affect us, that we will prosper in the changing healthcare environment or that our strategy to develop managed care programs will succeed in meeting employers' and workers' occupational healthcare needs. The healthcare industry has experienced substantial changes in recent years. Although managed care has yet to become a major factor in occupational healthcare, we anticipate that managed care programs may play an increasing role in the delivery of occupational healthcare services, and that competition in the occupational healthcare industry may shift from individual practitioners to specialized provider groups such as those managed by us, insurance companies, health management organizations and other significant providers of managed care products.


         UNCERTAINTIES REGARDING HEALTHCARE REFORM--HEALTHCARE REFORM MAY INTENSIFY COMPETITION AND REDUCE THE COSTS OF WORKERS' COMPENSATION CLAIMS WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     Legislative reforms in some states permit employers to designate health plans such as health management organizations and preferred provider organizations to cover workers' compensation claimants. Because many health plans have the capacity to manage healthcare for workers' compensation claimants, that legislation may intensify competition in the market we serve. Within the past few years, several states have experienced decreases in the number of workers' compensation claims and the total value of claims which have been reflected in workers' compensation insurance premium rate reductions in those states. We believe that declines in workers' compensation costs in these states are due principally to intensified efforts by payors to manage and control claim costs, to improved risk management by employers and to legislative reforms. If declines in workers' compensation costs occur in many states and persist over the long-term, they may have an adverse impact on our business, financial condition and results of operations.


         RISKS INHERENT IN PROVISION OF MEDICAL SERVICES; POSSIBLE LITIGATION AND LEGAL LIABILITY--SUITS AGAINST US MAY LEAD TO SIGNIFICANT LIABILITIES.

     Our affiliated physician associations and some of our employees are involved in the delivery of healthcare services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. We are indemnified under our management agreements with our affiliated physician associations from claims against them, maintain liability insurance for ourselves and negotiate liability insurance for the physicians in our affiliated physician associations. However, successful malpractice claims asserted against us or our affiliated physician associations could have a material adverse effect on our business, financial condition and results of operations. Further, new types of lawsuits against managed care companies as well as against employers who use managed care in workers' compensation cases have been proposed which, if established and successful, may discourage the use of managed care in workers' compensation cases and could have an adverse affect on our business, financial condition and results of operations.

     Through our specialized cost containment and field case management services, we make recommendations about the appropriateness of providers' proposed medical treatment plans of patients throughout the country, and as a result we could be subject to charges arising from any adverse medical consequences. We do not grant or deny claims for payment of benefits and we do not believe that we engage in the practice of medicine or the delivery of medical services. We cannot assure you, however, that we will not be subject to claims or litigation related to the grant or denial of claims for payment of benefits or allegations that we engage in the practice of medicine or the delivery of medical services. In addition, we cannot assure you that we will not be subject to other litigation that may adversely affect our business, financial condition and results of operations. We maintain errors and omissions insurance and such other lines of coverage as we believe are reasonable in light of our experience to date. We cannot assure you, however, that our insurance will be sufficient or that insurance will be available at reasonable cost to protect us from liability which might adversely affect our business, financial condition and results of operations.


         CORPORATE PRACTICE OF MEDICINE AND OTHER LAWS AND REGULATIONS--THESE LAWS AND REGULATIONS MAY INCREASE OUR COSTS WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     State laws relating to our business vary widely from state to state and are seldom interpreted by courts or regulatory agencies in a way that provides guidance with respect to our business operations. In addition, many states have licensing or regulatory programs and our business may be adversely affected by failure to comply with existing laws and regulations, failure to obtain necessary licenses and government approvals or failure to adapt to new or modified regulatory requirements.

     Most states limit the practice of medicine to licensed individuals or professional organizations comprised of licensed individuals. Many states also limit the scope of business relationships between business entities like us and licensed professionals and professional corporations, particularly with respect to fee-splitting between a physician and another person or entity and non-physicians exercising control over physicians engaged in the practice of medicine.

     Laws and regulations relating to the practice of medicine, fee-splitting and similar issues vary widely from state to state, are often vague, and are seldom interpreted by courts or regulatory agencies in a manner that provides guidance with respect to business operations such as ours. Although we attempt to structure all of our operations so that they comply with the relevant state statutes and applicable medical practice, fee-splitting and similar laws, we cannot give any assurances that:

     o courts or governmental officials with the power to interpret or enforce these laws and regulations will not assert that we or certain transactions in which we are involved are in violation of such laws and regulations; or

     o future interpretations of such laws and regulations will not require structural and organizational modifications of our business.

     Many states, including a number of those in which we transact business, have licensing and other regulatory requirements applicable to our business. Approximately half of the states have enacted laws that require licensing of businesses, such as ours, which provide medical review services. Some of these laws apply to medical review of care covered by workers' compensation. These laws typically establish minimum standards for qualifications of personnel, confidentiality, internal quality control and dispute resolution procedures. These regulatory programs may result in increased costs of operation for us, which may have an adverse impact on our ability to compete with other available alternatives for healthcare cost control. In addition, new laws regulating the operation of managed care provider networks have been adopted by a number of states.

     These laws may apply to managed care provider networks having contracts with us or to provider networks which we have organized and may organize in the future. To the extent we are governed by these regulations, we may be subject to additional licensing requirements, financial oversight and procedural standards for beneficiaries and providers. Regulation in the healthcare and workers' compensation fields is constantly evolving. We are unable to predict what any additional government regulations affecting our business may be promulgated in the future.

     In addition, the automobile insurance industry, like the workers' compensation industry, is regulated on a state-by-state basis. Although regulatory approval is not required for us to offer most of our services to the automobile insurance market, state regulatory approval is required in order to offer automobile insurers' products that permit them to direct claimants into a network of medical providers.


          FRAUD AND ABUSE LAWS--CHANGES IN FRAUD AND ABUSE LAWS MAY LEAD TO SIGNIFICANT LIABILITIES.

     A federal law, the Anti-Kickback Statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration to induce or in return for the referral of Medicare or other governmental health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by Medicare or other governmental health programs. Violations of the statute can result in the imposition of substantial civil and criminal penalties. In addition, as of January 1, 1995, certain statutory anti-referral provisions, known as the Stark Amendments, prohibit a physician with a "financial relationship" with an entity from referring a patient to that entity for the provision of any of eleven "designated health services," some of which are provided by physician associations affiliated with us.

     At least seven of the states where we conduct our healthcare services business--Arizona, California, Florida, Illinois, Maryland, New Jersey and Texas--have enacted statutes similar in scope and purpose to the Anti-Kickback Statute, which are applicable to services other than those covered by Medicare or other governmental health programs. In addition, most states have statutes, regulations or professional codes that restrict a physician from accepting various kinds of remuneration in exchange for making referrals. Several states are considering legislation that would prohibit referrals by a physician to an entity in which the physician has a specified financial interest. Even in states that have not enacted that kind of statute, we believe that regulatory authorities and state courts interpreting these statutes may regard federal law under the Anti-Kickback Statute as persuasive.

     We believe that our arrangements with our affiliated physician associations should not violate the Anti-Kickback Statute, the Stark Amendments and applicable state laws. However, all of these laws are subject to modification and interpretation and have not often been interpreted by appropriate authorities in a manner that provides guidance to our business. Moreover these laws are enforced by authorities vested with broad discretion. We have attempted to structure all of our operations so that they should not violate any applicable anti-kickback and anti-referral prohibitions.

     We also continually monitor developments in this area. If these laws are interpreted in a manner contrary to our interpretation, are reinterpreted or amended, or if new legislation is enacted with respect to healthcare fraud and abuse or similar issues, we will seek to restructure any affected operations so as to maintain compliance with applicable law. We cannot assure you that a restructuring will be possible, or, if possible, that it will not adversely affect our business, financial condition and results of operations.


         RELIANCE ON DATA PROCESSING AND LICENSED SOFTWARE--INTERRUPTION OF DATA PROCESSING OR THE REVOCATION OF A LICENSE TO USE SOFTWARE COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     Certain aspects of our business are dependent upon our ability to store, retrieve, process and manage data and to maintain and upgrade our data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other computer problem could have a material adverse affect on our business and results of operations. Certain of the software that we used in our medical bill review operation is licensed from an independent third party software company under a nonexclusive license that may be terminated by either party upon 90 days notice. While we have historically maintained a good relationship with the licensor, we cannot assure you that this software license will not be terminated or that the licensor will be able to continue the license on its existing terms. We are currently negotiating an extension of this software license. Although we believe that alternative software would be available if the existing license were terminated, termination could be disruptive and could have a material adverse effect on our business, financial condition and results of operations. See "Business-Information Systems and Technology."


          YEAR 2000 ISSUE--WE COULD BE ADVERSELY AFFECTED IF OUR YEAR 2000 PROBLEMS ARE SIGNIFICANT.

     The Year 2000 issue generally refers to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results. Currently, many computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish between dates before and after January 1, 2000. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with these Year 2000 requirements. If we, or third parties with which we do business, fail to make each of our software systems Year 2000 compliant in a timely manner, we could be materially adversely impacted. "Management's Discussion and Analysis of Financial Condition and Results of Operations-Information Systems-Year 2000" and "Business-Information Systems and Technology."


          DEPENDENCE UPON KEY PERSONNEL--A LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT US.

     Our success depends in large part on the services of our senior management team. The loss of any of our key executives could materially adversely affect us and seriously impair our ability to implement our strategy. Our abil-ity to manage our anticipated growth will depend on our ability to identify, hire and retain additional qualified management personnel. We may be unsuccessful in attracting and retaining personnel and that failure could materially adversely affect our business, financial condition and results of operations. See "Management."

                      THE TRANSACTIONS AND USE OF PROCEEDS

     The following is a summary of the structure of, and conditions to the completion of, the merger and related transactions. This summary is not complete. For a more complete understanding of the terms of the merger, you should read the merger agreement, a copy of which has been filed with the Commission.


STRUCTURE OF THE MERGER

     Under the merger agreement Yankee merged with and into Concentra and Concentra was the surviving corporation in the merger. At the effective time of the merger:

     o the stockholders of Concentra, including option holders, received an aggregate of $694.6 million in cash, without interest, for the shares of Concentra common stock, other than shares held by Yankee, and "in the money" stock options that they own. Shares held by Concentra, its subsidiaries, Yankee or its affiliates were cancelled in the merger; and

     o each outstanding share of common stock of Yankee was converted into one share of common stock of the same class of Concentra the surviving corporation in the merger.

     As a result of the merger, the Concentra common stock ceased to be publicly traded. The surviving corporation in the merger continues to operate under the name "Concentra Managed Care, Inc." Immediately after the merger, Concentra transferred all of its existing assets, including the shares of its subsidiaries, to Concentra Operating.

     As a result of the merger, the Welsh Carson investors acquired an ownership interest of approximately 86% in Concentra and Ferrer Freeman acquired an ownership interest of approximately 7% in Concentra. The remaining approximate 7% interest is owned by the other investors. The merger was accounted for as a recapitalization in which the historical basis of our assets and liabilities was not affected and no new goodwill related to the merger was created.


FINANCING OF THE MERGER

     A total of approximately $1.2 billion was required to:

     o  pay the cash consideration to Concentra stockholders in the merger;

     o repay indebtedness, including the purchase of Concentra's outstanding convertible subordinated notes; and

     o  pay related fees and expenses.

See "Prospectus Summary--The Transactions-Sources and Uses of Funds."

     The sources of funding for the transactions were:

     o  drawings under the senior credit facilities;

     o  net proceeds from the issuance of the discount debentures;

     o  proceeds from the equity contributions; and

     o  net proceeds from the offering of the old notes.

DEBT TENDER OFFERS

     In connection with the merger, Concentra conducted debt tender offers to acquire all of its outstanding convertible subordinated notes and to eliminate the interest expense associated with those notes. Concentra bought all but $190,000 of the 6.0% convertible subordinated notes and bought all but $100,000 of the 4.5% convertible subordinated notes. We completed an offer to repurchase the outstanding 6.0% convertible subordinated notes and 4.5% convertible subordinated notes not previously tendered and accepted for payment at $1,000 per $1,000 principal amount plus accrued and unpaid interest. In that offer, Concentra bought all of the remaining 4.5% convertible subordinated notes and bought all but $13,000 of the 6.0% convertible subordinated notes. The indenture governing the notes will permit us to distribute funds to Concentra to pay interest, principal, any premium and any amounts due upon conversion of the remaining $13,000 of 6.0% convertible subordinated notes.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The holders of the old notes are currently entitled to registration rights under a registration rights agreement. Pursuant to the registration rights agreement, we became obligated to file with the Commission a registration statement covering the offer by us to the holders of the old notes to exchange all of the old notes for the new notes. This exchange offer, if completed, will satisfy our obligations under the registration rights agreement.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their notes under the exchange offer.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by the holders other than any such holder that is our "affiliate" within the meaning of the Securities Act or such holder that is a broker-dealer, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders' business, and such holders have no arrangement with any person to participate in the distribution of such new notes. See Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991), Exxon Capital Holdings Corporation, Commission No-Action Letter (available May 13, 1988), and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993).

     If you were to be participating in the exchange offer for the purposes of distributing securities in a manner not permitted by the Commission's interpretation, you could not rely on the position of the staff of the Commission in Exxon Capital Holdings Corporation or similar interpretive letters and could not resell your notes unless an exemption from the registration provisions of the Securities Act is available for the transfer or you resell your notes in compliance with the registration and prospectus delivery requirements of the Securities Act.

     Each broker-dealer that is issued new notes in the exchange offer for its own account which were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes. See "Plan of Distribution."

     Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.


TERMS OF THE EXCHANGE OFFER

     As of the date of this prospectus, there was $190.0 million aggregate principal amount of the notes outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes as of the date of this prospectus.

     We will be deemed to have accepted validly tendered notes when, as and if we have given written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us and delivering new notes to the tendering holders.

     If old notes are not tendered, they will remain outstanding and will continue to accrue interest from their date of issue, August 17, 1999, at a rate of 13% per annum.

     Except as noted below, in the event the exchange offer is consummated, we will not be required to register the old notes that are not tendered. In that event, holders of notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Risks Applicable to the Notes." Pursuant to the registration rights agreement, we are required to file a shelf registration statement with the Commission if a holder of notes notifies us that such holder is not allowed to participate in this exchange offer by law.


EXPIRATION DATE; EXTENSIONS

     The term "expiration date" means the expiration date on the cover page of this prospectus, unless we, in our discretion, extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

     In order to extend the expiration date, we will notify the exchange agent of any extension by written notice and will make a public announcement of that extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The announcement may state that we are extending the exchange offer for a specified period of time.


PROCEDURES FOR TENDERING

     Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of it,

     o have the signatures guaranteed if required by the letter of transmittal; and

     o mail or otherwise deliver the letter of transmittal or the facsimile, the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

     The Depository Trust Company is commonly referred to as the DTC. Any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account. In connection with the delivery of old notes through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or facsimile, with any required signature guarantees and any other required documents or an agent's message, as described below, must be transmitted to and received or confirmed by the exchange agent at its addresses set forth under the caption "Exchange Agent," below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

     To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes that are the subject of that book-entry confirmation; that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal; and that we may enforce that agreement against that participant. The exchange agent will make a request to establish an account for the notes of DTC for the purposes of the exchange offer promptly after the date of this prospectus.

     The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for those holders.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct that registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner's old notes, either make appropriate arrangements to register ownership of the old notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signature on a letter of transmittal or a notice of withdrawal, must be guaranteed, unless the old notes tendered pursuant thereto are tendered:

     o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     o  for the account of an eligible institution, as described below.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, are required to be guaranteed, that guarantee must be by an eligible institution.

     An "eligible institution" is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of the Exchange Act, which is a member of the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion Signature Program.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed by the registered holder or accompanied by a properly completed bond power signed by the registered holder.

     If the letter of transmittal or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

     If you desire to accept the exchange offer, and

     o  certificates for the old notes are not immediately available;

     o time will not permit a letter of transmittal or notes to reach the exchange agent before the expiration date; or

     o the procedure for book-entry transfer cannot be completed on a timely basis;

a tender may be effected if the exchange agent has received at its addresses set forth under the caption "Exchange Agent" below prior to 5:00 p.m., New York City time, on the expiration date from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, setting forth:

     o  the name and address of the registered holder;

     o  the certificate numbers of the old notes;

     o  the principal amount of the notes to be tendered;

     o stating that the tender is being made by the notice of guaranteed delivery; and

     o guaranteeing that within five New York Stock Exchange trading days after the expiration date, the old notes, in proper form for transfer, or a confirmation of book-entry transfer of the notes into the exchange agent's account at DTC, will be delivered by that eligible institution together with a properly completed and duly executed letter of transmittal, and any other required documents, or, if applicable, an agent's message instead of the letter of transmittal.

     Unless old notes being tendered by the above-described method are deposited with the exchange agent within the time period set forth above, accompanied or preceded by a properly completed letter of transmittal and any other required documents or, if applicable, an agent's message instead of the letter of transmittal, we may, at our option, reject the tender.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE

     The tender by a holder of old notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions in this prospectus and in the letter of transmittal.

     All questions as to the validity, form, eligibility, including time of receipt and acceptance for exchange of any tender of old notes will be determined by us, which determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any old notes. In addition, we reserve the right to waive any of the conditions of the exchange offer in our reasonable discretion.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding, on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give that notification. Tenders of old notes will not be considered to have been made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     By tendering, you will represent to us that, among other things,

     o the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of your business;

     o you have no arrangement with any person to participate in the distribution of those new notes;

     o  you are not an "affiliate," as defined under the Securities Act, of us;
        and

     o if you are a broker or a dealer, as defined in the Exchange Act, that you acquired the old notes for your own account as a result of market-making activities or other trading activities and that you will comply with the registration and prospectus delivery requirements of the Securities Act.


WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of notes in the exchange offer, a written transmission notice of withdrawal via telegram, telex, facsimile transmission or letter must be received by the exchange agent at its address set forth under the caption "Exchange Agent" below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     o specify the name of the person having deposited the old notes to be withdrawn;

     o identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of those notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

     o be signed by the person having deposited the old notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which those notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of such notes into the name of the person having made the original tender and withdrawing the tender; and

     o specify the name in which any notes are to be registered, if different from that of the person having deposited the notes to be withdrawn.

     All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, which determination shall be final and binding on all parties. Any old notes you withdraw will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued to you with respect to withdrawn old notes unless the old notes so withdrawn are validly retendered. Any old notes that have been tendered but that are not accepted for exchange will be returned to you as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.


CONDITIONS

     The exchange offer is not subject to any conditions other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Commission.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. Any expenses of the exchange offer that we paid will be capitalized and amortized over the term of the new notes.


EXCHANGE AGENT

     United States Trust Company of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and deliveries of completed letters of transmittal with tendered old notes should be directed to the exchange agent addressed as follows:



     BY OVERNIGHT COURIER & BY HAND
AFTER 4:30 P.M. ON THE EXPIRATION ONLY:          BY HAND UP TO 4:30 P.M.         BY REGISTERED OR CERTIFIED MAIL:

       United States Trust Company
               of New York                     United States Trust Company          United States Trust Company
        770 Broadway, 13th Floor                       of New York                          of New York
           New York, NY 10003                         111 Broadway                         P.O. Box 844
     Attn: Corporate Trust Services                    Lower Level                Attn: Corporate Trust Services
                                             Attn: Corporate Trust Services               Cooper Station
                                                   New York, NY 10006                 New York, NY 10276-0844

                                                  BY FACSIMILE NUMBER:
                                                      212-420-6211

                                              CONFIRM BY TELEPHONE NUMBER:
                                                      800-548-6565

FEES AND EXPENSES

     We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to you in handling or forwarding tenders for exchange. In addition we will pay legal and accounting fees that we incur in connection with this exchange offer.

                                 CAPITALIZATION

     The following table presents, as of September 30, 1999, the unaudited consolidated capitalization of Concentra Operating, including the sale of the old notes in the offering, and the application of the net proceeds from the sale of the notes to complete the merger and retirement of Concentra's existing indebtedness.


                                                        AS OF SEPTEMBER 30, 1999
                                                         ----------------------
                                                             (IN THOUSANDS)
Cash and cash equivalents ..............................         $  10,584
                                                                 =========
Debt (including current portion):
   Revolving credit facility............................         $   1,500
   6.0% convertible subordinated notes due 2001.........                --
   4.5% convertible subordinated notes due 2003.........                --
   Term loan facilities.................................           374,063
   13% series A senior subordinated notes due 2009......           190,000
   Other debt...........................................               406
                                                                 ---------
     Total debt.........................................           565,969
Total stockholder's deficit.............................           (37,445)
                                                                 ---------
Total capitalization....................................         $ 528,524
                                                                 =========

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The table below presents consolidated historical financial data that have been derived from Concentra's audited consolidated financial statements and Concentra Operating's unaudited consolidated financial statements. You should read the selected financial data in conjunction with Concentra's and Concentra Operating's separate historical consolidated financial statements, related notes and other financial information found elsewhere in this prospectus.

     The accompanying consolidated financial statements as of December 31, 1998 and September 30, 1999 and for the three and nine months ended September 30, 1998 and 1999 and related footnotes reflect the operating results of Concentra through August 17, 1999 and the operating results of Concentra Operating from August 18, 1999 through September 30, 1999. Concentra Operating is a wholly-owned subsidiary of Concentra and they are considered entities under common control, therefore, combined financial statements have been presented. Earnings per share has not been reported for all periods presented, as Concentra Operating is a wholly-owned subsidiary of Concentra and has no publicly held shares.

                                                                                                                   NINE MONTHS
                                                                    YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                                   --------------------------------------------------------    --------------------
                                                     1994        1995        1996        1997        1998        1998        1999
STATEMENT OF OPERATIONS DATA:                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                 (UNAUDITED)

Revenues .......................................   $223,499    $305,355    $372,683    $489,318    $611,056    $459,145    $506,157
Cost of service ................................    186,406     242,920     289,928     372,639     469,297     345,191     392,929
                                                   --------    --------    --------    --------    --------    --------    --------
Gross profit ...................................     37,093      62,435      82,755     116,679     141,759     113,954     113,228
General and administrative
   expenses ....................................     20,299      30,220      33,155      39,831      45,326      33,724      47,218
Amortization of
   intangibles .................................        866       1,871       3,442       5,908       8,119       6,102       9,495
Non-recurring
   charges (1) .................................       --           898         964      38,625      33,114      12,600      54,419
                                                   --------    --------    --------    --------    --------    --------    --------
Operating income ...............................     15,928      29,446      45,194      32,315      55,200      61,528       2,096
Interest expense ...............................      5,956       5,499       3,741      12,667      18,021      13,123      19,614
Interest income ................................       (276)       (860)       (859)     (2,297)     (4,659)     (2,939)     (2,724)
Other net ......................................        160         561         836         883          44          88        (147)
                                                   --------    --------    --------    --------    --------    --------    --------
Income before taxes ............................     10,088      24,246      41,476      21,062      41,794      51,256     (14,647)
Provision for income
  taxes (2) ....................................      6,802       7,771      13,437      11,062      19,308      23,803       9,829
                                                   --------    --------    --------    --------    --------    --------    --------
Net income before
  extraordinary items (2) ......................   $  3,286    $ 16,475    $ 28,039    $ 10,000    $ 22,486    $ 27,453    $(24,476)
                                                   ========    ========    ========    ========    ========    ========    ========
Earnings per share (3)
OTHER FINANCIAL DATA:
Ratio of earnings to
  fixed charges (4) ............................       2.2x        3.6x        6.2x        2.1x        2.6x        3.8x        0.4x
Ratio of adjusted earnings to
fixed charges (5)  .............................       2.2x        3.7x        6.3x        4.3x        4.0x        4.4x        2.6x
BALANCE SHEET DATA
  (AT PERIOD END):
Total assets ...................................   $113,672    $188,530    $367,900    $482,533    $656,794    $658,772    $648,804
Total debt .....................................     83,785      34,639     142,229     206,600     327,925     327,898     565,969
Total stockholders'
  equity (deficit) .............................     (5,820)    109,383     178,146     206,441     239,875     243,181     (37,445)

----------
(1) Concentra recorded the following non-recurring charges: (a) $38.6 million in the third quarter of 1997 primarily related to the formation of Concentra by the merger of CRA Managed Care, Inc. and OccuSystems, Inc.;

     (b) $12.6 million in the first quarter of 1998 primarily related to the merger with Preferred Payment Systems, Inc.; (c) $20.5 million in the fourth quarter of 1998 primarily related to the reorganization of the Managed Care Services division and charges related to the recognition of an impairment loss on the intangible related to an acquired contract; and (d) $54.4 million in the third quarter of 1999 primarily for fees, expenses and other non-recurring charges associated with the merger.

(2) Prior to its recapitalization in March of 1994, CRA had elected to be taxed as an "S" corporation. In connection with its recapitalization, CRA was required to change from an "S" to a "C" corporation. This change resulted in CRA recording an incremental tax provision of $3.8 million in the first quarter of 1994. Concentra's pro forma net income for 1994 would have been $3.4 million higher had CRA been subject to federal and state income taxes during the entire period based upon an effective tax rate indicative of the statutory rate in effect during the period.

(3) As a result of Concentra going private in the merger transaction, there are no longer publicly held shares outstanding and we believe that historical earnings per share information is not meaningful.

(4) The ratio of earnings to fixed charges is computed by dividing the sum of net earnings, before deducting provisions for income taxes and fixed charges, and adjusted for the equity in earnings of unconsolidated subsidiaries and related distributions, by fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and one-fourth of rent expenses, estimated by management to be the interest component of such rentals.

(5) The ratio of adjusted earnings to fixed charges is computed by dividing the sum of net earnings, before deducting nonrecurring charges, provisions for income taxes and fixed charges, by fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and one-fourth of rent expense, estimated by management to be the interest component of such rentals.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE MORE DETAILED INFORMATION IN THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF CONCENTRA AND CONCENTRA OPERATING, INCLUDING THE RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.


RECAPITALIZATION TRANSACTION

     On March 2, 1999, Concentra announced that it had signed a definitive merger agreement to merge with Yankee, a corporation formed by Welsh Carson, a 14.9% stockholder of Concentra. Concentra's board of directors unanimously approved the transaction based upon the recommendation of its special committee of the board of directors, which was formed on October 29, 1998 to evaluate strategic alternatives in response to several unsolicited expressions of interest regarding the possible acquisition of some or all of Concentra common stock. On March 24, 1999, Concentra entered into an amended and restated agreement and plan of merger with Yankee.

     On August 17, 1999, Concentra merged with Yankee. As a result of the merger, each outstanding share of Concentra common stock was converted into the right to receive $16.50 in cash. Welsh Carson acquired approximately 86%, funds managed by Ferrer Freeman acquired approximately 7% and other investors acquired approximately 7% of the post-merger shares of common stock of Concentra, Concentra Operating's parent company, for $16.50 per share. Simultaneous with the right to receive cash for shares, Yankee merged with and into Concentra and Concentra contributed all of its operating assets and liabilities with the exception of $110,000,000 of 14% Senior Discount Debentures due 2010 and $327,750,000 of 6.0% and 4.5% Convertible Subordinated Notes to Concentra Operating, a wholly-owned subsidiary of Concentra. The 6.0% and 4.5% Convertible Subordinated Notes were substantially retired during the quarter as a result of the Merger. The Merger was accounted for as a recapitalization transaction, with no changes to the basis of assets or liabilities.


     The transaction was valued at approximately $1.2 billion, including the refinancing of $327.8 million of the 6.0% and 4.5% convertible subordinated notes that were tendered during the quarter. To finance the acquisition of Concentra Welsh Carson, Ferrer Freeman and the other investors invested approximately $423.7 million in equity financing, including the value of shares already owned by Welsh Carson, and $110.0 million of 14% senior discount debentures due 2010 with warrants issued by Concentra exercisable for its common shares. Concentra Operating received from various lenders $375.0 million in term loans, a $100.0 million revolving credit facility to replace the pre-merger revolving credit facility and $190.0 million of 13% series A senior subordinated notes due 2009. Concentra's excess cash balances funded merger and financing related fees and expenses and related employee stock option exercises and cancellation payments.

     Concentra incurred $18.0 million of deferred financing fees for the issuance of the merger related financing and recorded a non-recurring charge of $54.4 million in the third quarter of 1999 incurred primarily for fees, expenses and other non-recurring charges associated with the merger. The utilization of this non-recurring charge through September 30, 1999, was approximately $15.5 million for professional fees and services, $13.5 million for employee related stock option exercises and cancellations, $10.5 million for a Welsh Carson transaction fee, $5.5 million in non-cash charges for deferred compensation expense related to the accelerated vesting and issuance of 210,000 shares of restricted stock and $1.7 million of other non-recurring charges. At September 30, 1999, approximately $7.8 million of the non-recurring charge remains for professional fees and services, employee related stock option exercises and other non-recurring charges.


OVERVIEW

     Concentra was formed on August 29, 1997 through the merger of OccuSystems, Inc. and CRA Managed Care, Inc. That merger was a tax-free stock for stock exchange accounted for as a pooling-of-interests. Following Concentra's merger with Yankee, Concentra contributed all of its assets and shares in its subsidiaries, including Concentra Health Services, Inc. and Concentra Managed Care Services, Inc., to Concentra Operating, a wholly owned subsidiary of Concentra.

     Throughout this prospectus, we refer to Concentra Health Services, Inc. as Health Services and Concentra Managed Care Services, Inc. as Managed Care Services. The following represents a discussion and analysis of the operations of Concentra.

     Through Health Services we manage occupational healthcare centers at which we provide support personnel, marketing, information systems and management services to our affiliated physicians. Health Services, and the joint ventures which Health Services controls, own all of the operating assets of our occupational healthcare centers, including leasehold interests and medical equipment. At our centers, we generate net patient service revenues primarily from the diagnosis, treatment and management of work-related injuries and illnesses and from other occupational healthcare services, such as employment-related physical examinations, drug and alcohol testing, functional capacity testing and other related programs. For the nine months ended September 30, 1998 and 1999, Health Services derived 63.2% and 63.7% of its net revenues from the treatment of work-related injuries and illnesses, respectively, and 36.8% and 36.3% of its net revenues from non-injury related medical services, respectively. For the years ended December 31, 1996, 1997 and 1998, Health Services derived 63.8%, 63.5% and 63.1% of its net revenues from the treatment of work-related injuries and illnesses, respectively and 36.2%, 36.5% and 36.9% of its net revenues from non-injury related medical services, respectively.

     Physician and physical therapy services are provided at our centers under management agreements with affiliated physician associations. These associations or groups are organized professional corporations that hire licensed physicians and physical therapists to provide medical services to our centers' patients. Health Services has a nominee shareholder relationship with each group as defined in EITF 97-2, "Application of APB Opinion No. 16 and FASB Statement No. 94 to Physician Practice Entities", and as a result, the financial statements of each affiliated physician group are consolidated. Specifically:

     o Health Services can at all times establish or effect change in the nominee shareholder;

     o Health Services can cause a change in the nominee shareholer an unlimited number of times;

     o Health Services has sole discretion without cause to establish or change the nominee shareholder;

     o Health Services and each physician group would incur no more than a nominal cost to cause a change in the nominee shareholder; and

     o neither Health Services nor the physician groups are subject to any significant adverse impact upon a change in the nominee shareholder.

     The management fees we collect from each physician group are calculated as collected revenue net of compensation, benefits and other expenses incurred by the groups.

     Through Managed Care Services we provide specialized cost containment and field case management services designed to reduce costs associated with workers' compensation, disability and automobile accident coverage. Managed Care Services earns most of its revenues on a fee-for-service or percentage-of-savings basis. The specialized cost containment services we provide include our:

     o first-report-of-injury, utilization management, precertification and concurrent review;

     o  retrospective medical bill review;

     o  telephonic case management;

     o preferred provider organizations, or preferred provider organization network access;

     o  independent medical examinations;

     o  peer reviews; and

     o  out-of-network bill review services.

     We have designed each service to reduce the cost of workers' compensation claims, automobile accident injury claims and group health claims.

     On February 24, 1998, we merged Concentra Subsidiary, Inc. with Preferred Payment Systems, Inc. in a pooling-of-interests transaction. This merger significantly expanded our presence in the out-of-network group health bill review market. Preferred Payment Systems, now operating as Concentra Preferred Systems, Inc., is a nationwide provider of specialized cost containment and outsourcing services for healthcare payors. In the first quarter of 1998, we recorded a non-recurring charge of $12.6 million primarily associated with our merger with Preferred Payment Systems. Managed Care Services has experienced significant growth in its specialized cost containment services by virtue of the acquisitions of:

     o  Focus Healthcare Management, Inc. on April 2, 1996;

     o  Prompt Associates, Inc. on October 29, 1996;

     o  First Notice Systems, Inc. on June 4, 1997;

     o About Health, Inc. by Preferred Payment Systems in a two-step transaction on August 1, 1997 and October 31, 1997; and

     o  other smaller acquisitions.

     Our field case management services involve working on a one-on-one basis with injured employees and their various healthcare professionals, employers and insurance company adjusters to assist in maximizing medical improvement and, where appropriate, to expedite their return to work. Our field case management gross profit margins deteriorated in the second half of 1998 and we reorganized field case management services in the fourth quarter of 1998. The reorganization was designed to improve efficiency through facility consolidations and related headcount reductions, and to recognize an impairment loss on the intangibles related to an acquired contract and costs associated with settling claims on other expired contracts. Due to our reorganization, we recorded a non-recurring charge of $20.5 million. We believe that the current size of our field case management office network is sufficient to serve the needs of our nationwide customers. As a result, we anticipate opening only a few new field case management offices per year if client needs in selected regions require it. We would, however, examine the possibility of acquiring additional field case management offices or businesses if an appropriate strategic opportunity were to arise.

     The following table provides some information concerning our service locations:

                                                                                                                      NINE MONTHS
                                                                      YEAR ENDED DECEMBER 31,                       ENDED SEPT 30,
                                                       ----------------------------------------------------        ----------------
                                                       1994        1995        1996        1997        1998        1998        1999
Service locations at the end of the period:
Occupational healthcare centers (1) ............         54          71         109         140         156         150         201
Cost containment services offices ..............         37          50          70          83          86          86          80
Field case management offices (2) ..............         95         110         118         122          89         117          89
Occupational healthcare centers acquired
  during the period (3) ........................         17          24          32          22          12           7          45
Occupational healthcare centers developed
  during the period ............................          6           3          10           9           4           3        --
Occupational healthcare centers--
  same market revenue growth (4) ...............       13.4%       12.2%       10.7%       11.0%       11.4%       11.5%        8.0%

(1) Does not include the assets of the occupational healthcare centers which were acquired and subsequently divested or consolidated into existing centers within the market.

(2) The decline in field case management offices in 1998 is primarily due to the fourth quarter of 1998 reorganization which included facility consolidations.

(3) Represents the assets of occupational healthcare centers which were acquired during each period presented and not subsequently divested.

(4) Occupational healthcare centers same market revenue growth sets forth the aggregate net change from the prior period for all markets in which Health Services has operated healthcare centers for longer than one year, excluding revenue growth due to acquisitions of additional centers.


RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

REVENUES

     Our total revenues increased 12.3% in the third quarter of 1999 to $176.7 million from $157.4 million in the third quarter of 1998. Health Services' revenues increased 29.1% in the third quarter of 1999 to $89.9 million from $69.6 million in the third quarter of 1998. Managed Care Services' revenues decreased 1.1% in the third quarter of 1999 to $86.8 million as specialized cost containment revenues increased 11.0% for the third quarter of 1999 to $50.7 million from $45.7 million in the third quarter of 1998 and field case management revenues decreased 14.2% in the third quarter of 1999 to $36.1 million from $42.1 million in the third quarter of 1998.

     Our total revenues increased 10.2% for the nine months of 1999 to $506.2 million from $459.1 million for the nine months of 1998. Health Services' revenues increased 25.2% for the nine months of 1999 to $242.4 million from $193.7 million for the nine months of 1998. Managed Care Services' revenues decreased 0.6% for the nine months of 1999 to $263.7 million as specialized cost containment revenues increased 10.5% for the nine months of 1999 to $151.6 million from $137.2 million for the nine months of 1998 and field case management revenues decreased 12.6% for the nine months of 1999 to $112.1 million from $128.3 million for the nine months of 1998.

     Health Services' revenue growth resulted primarily from the acquisition of practices and an increase of business in existing markets.

     The increase in specialized cost containment revenue growth is largely attributable to:

     o  our growth in out-of-network bill review services;

     o   preferred provider organization network access fees;

     o   first report of injury; and

     o   telephonic case management services in existing locations.

     The decrease in field case management revenue is primarily attributable to a reorganization of the division in the fourth quarter of 1998 to improve efficiency through facility consolidations and related headcount reductions and the transition of the field case management business to a "task-based" approach to providing services as opposed to the traditional hourly-billing rate oriented "full" case management approach. This new approach to field case management services has had the effect of causing a reduction in the billable hours per case and has thereby contributed to our decrease in field case management revenue. Although we anticipate further reductions in billable hours per case associated with the continued transition to a "task-based" approach, we believe further decreases in revenue may be somewhat mitigated or overcome by increases in underlying case volume.

     Our total contractual allowances offset against revenues during the nine months ended September 30, 1998 and 1999 were $12.2 million and $18.1 million, respectively.


COST OF SERVICES

     Our total cost of services increased 17.1% in the third quarter of 1999 to $139.0 million from $118.7 million in the third quarter of 1998. Health Services' cost of sales increased 39.4% in the third quarter of 1999 to $71.4 million from $51.2 million in the third quarter of 1998 while Managed Care Services' cost of services increased 0.2% in the third quarter of 1999 to $67.6 million from $67.5 million in the third quarter of 1998.

     Our total cost of services increased 13.8% for the nine months of 1999 to $392.9 million from $345.2 million for the nine months of 1998. Health Services' cost of sales increased 32.1% for the nine months of 1999 to $191.8 million from $145.2 million for the nine months of 1998 while Managed Care Services' cost of services increased 0.6% for the nine months of 1999 to $201.2 million from $200.0 million for the nine months of 1998.

     Our total gross profit margin decreased to 21.3% in the third quarter of 1999 compared to 24.6% in the third quarter of 1998. Health Services, gross profit margin decreased to 20.6% in the third quarter of 1999 compared to 26.4% in the third quarter of 1998 while Managed Care Services' gross profit margin decreased to 22.1% in the third quarter of 1999 compared to 23.1% in the third quarter of 1998.

     Our total gross profit margin decreased to 22.4% for the first nine months of 1999 compared to 24.8% for the first nine months of 1998. Health Services gross profit margin decreased to 20.9% for the first nine months of 1999 compared to 25.0% for the first nine months of 1998 while Managed Care Services' gross profit margin decreased to 23.7% for the first nine months of 1999 compared to 24.7% for the first nine months of 1998.

     Health Services' gross profit margin decreased primarily as a result of:

     o lower same market rate and visit growth during the quarter and nine months ended September 30, 1999 than we have traditionally experienced;

     o an acceleration in the roll-out of patient tracking and billing systems into the medical centers;

     o  increased spending on marketing and facility improvements; and

     o the impact of lower margins from practices recently acquired and developed.

     The decrease in visit growth may be attributable to:

     o  decreases in national injury trends;

     o  weather; and

     o  other operational considerations attributable to the quarter.

     Health Services has also incurred start-up losses during the quarter of approximately $1.9 million related to the newly established drug screening lab in Memphis, TN and the acquisition of recently developed medical centers in several new markets. Historically, as certain functions are consolidated and other staff-related changes occur, coupled with increased patient volume, the margins of acquired or developed practices have tended to improve.

     Managed Care Services' gross profit margins decreased in the third quarter and first nine months of 1999 due primarily to a slowdown in field case management revenue and a decrease in provider bill review and claims review gross profit margins partially offset by an increase in specialized cost containment services revenue which has historically had higher gross profit margins than field case management.

     Provider bill review gross profit margins decreased due primarily to:

     o  pricing concessions made in the second half of 1998;

     o  a higher level of bad debt provision; and

     o an increase in software maintenance fees associated with a third party software supplier.

     We expect the gross profit margin for provider bill review to continue to be negatively affected for the remainder of 1999 versus 1998 due to the impact of pricing concessions made in the second half of 1998 and due to an increase in software maintenance fees associated with a third party software supplier.


GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses increased 34.6% in the third quarter of 1999 to $16.0 million from $11.9 million in the third quarter of 1998, or 9.0% and 7.5% as a percentage of revenue for the third quarter of 1999 and 1998, respectively. General and administrative expenses increased 40.0% for the first nine months of 1999 to $47.2 million from $33.7 million for the first nine months of 1998, or 9.3% and 7.3% as a percentage of revenue for the first nine months of 1999 and 1998, respectively. The increases in general and administrative expenses in 1999 was due primarily to the continued investment in the Information Services and Technology Group and in accounting and administrative personnel.


AMORTIZATION OF INTANGIBLES

     Amortization of intangibles increased 62.9% in the third quarter of 1999 to $3.3 million from $2.1 million in the third quarter of 1998, or 1.9% and 1.3% as a percentage of revenue for the third quarter of 1999 and 1998, respectively. Amortization of intangibles increased 55.6% for the nine months of 1999 to $9.5 million from $6.1 million for the nine months of 1998, or 1.9% and 1.3% as a percentage of revenue for the nine months of 1999 and 1998, respectively. The increase is primarily the result of a prospective change in the amortization period of goodwill and the amortization of additional intangible assets such as goodwill, customer lists and assembled workforces primarily associated with acquisitions by Health Services.

     We have historically amortized goodwill over periods ranging from 30 to 40 years. Effective January 1, 1999, we changed our policy, on a prospective basis, with respect to the amortization of goodwill. All existing and future goodwill will be amortized over a period not to exceed 25 years. Had we adopted this policy at the beginning of 1998, amortization for the three and nine months ended September 30, 1998 and for the year ended December 31, 1998 would have increased approximately $0.8 million, $2.4 million and $3.3 million, respectively. As of September 30, 1999, net intangible assets consisted of the following (amounts in thousands):

     Goodwill, amortization period of 25 years.......................................  $311,707
     Customer lists, amortization period of 7 years..................................     1,168
     Assembled workforce, amortization period of 5 years.............................     1,330
                                                                                       --------
       Total intangible assets, weighted average amortization period of 24.8 years...  $314,205
                                                                                       ========

NON-RECURRING CHARGE

     In the first quarter of 1998, we recorded a non-recurring charge of $12.6 million primarily associated with the merger of Preferred Payment Systems. The utilization of this charge through September 30, 1999, was approximately $5.3 million for professional fees and services, $2.6 million in costs associated with personnel reductions, $1.1 million in facility consolidations and closings, $1.6 million associated with the write-off of deferred financing fees on Preferred Payment Systems indebtedness retired and $1.5 million of other non-recurring costs. At September 30, 1999, approximately $0.5 million of the non-recurring charge remains primarily related to remaining facility lease obligations.

     In the fourth quarter of 1998, we recorded a non-recurring charge of $20.5 million primarily associated with the reorganization of our Managed Care Services division to improve efficiency through facility consolidations and related headcount reductions, an impairment loss on the intangible related to an acquired contract and costs associated with settling claims on other expired contracts. The use of this charge through September 30, 1999 was approximately $7.4 million in charges related to an impairment loss on the intangible related to an acquired contract, $3.9 million in costs associated with personnel reductions, $0.4 million in costs associated with settling claims on other expired contracts, $2.8 million in facility consolidations and $0.1 million of other non-recurring costs. At September 30, 1999, approximately $5.9 million of the non-recurring charge remains primarily related to remaining facility lease obligations and costs associated with settling claims on other expired contracts.

     In the third quarter of 1999, we recorded a non-recurring charge of $54.4 million primarily for fees, expenses and other non-recurring charges associated with the merger. The utilization of this non-recurring charge through September 30, 1999, was approximately $15.5 million for professional fees and services, $13.5 million for employee related stock option exercises and cancellations, $10.5 million for a Welsh Carson transaction fee, $5.5 million in non-cash charges for deferred compensation expense related to the accelerated vesting and issuance of 210,000 shares of restricted stock and $1.7 million of other non-recurring charges. At September 30, 1999, approximately $7.8 million of the non-recurring charge remains for professional fees and services, employee related stock option excercises and other non-recurring charges.


INTEREST EXPENSE

     Interest expense increased $5.6 million in the third quarter of 1999 to $10.2 million from $4.7 million in the third quarter of 1998 and increased $6.5 million for the first nine months of 1999 to $19.6 million from $13.1 million in the first nine months of 1998 due primarily to increased outstanding borrowings from the issuance of $565.0 million in merger related financing with annual interest rates ranging from 8.5% to 13.0% offset by the retirement of substantially all of the $327.8 million of the 6.0% and 4.5% convertible subordinated notes.


INTEREST INCOME

     Interest income decreased $0.7 million in the third quarter of 1999 to $0.6 million from $1.3 million in the third quarter of 1998 and decreased $0.2 million for the first nine months of 1999 to $2.7 million from $2.9 million for the first nine months of 1998 primarily as a result of excess cash being used to complete the merger transaction and to pay related fees and expenses. The $0.2 million decrease in interest income for the first nine months of 1999 versus the first nine months of 1998 is partially offset by the increase in our investment of excess cash as a result of the net proceeds of $223.6 million from the March and April 1998 issuance of the 4.5% convertible subordinated notes after the payment of approximately $122.0 million of outstanding borrowings under the senior credit facility, debt assumed in the merger with Preferred Payment Systems and the payment to Preferred Payment Systems dissenting shareholders.


OTHER, NET

     Other income increased $0.4 million in the third quarter of 1999 to $0.4 million from $21,000 in the third quarter of 1998 and increased $0.2 million for the first nine months of 1999 to $0.1 million from other expense of $0.1 million for the first nine months of 1998. Other income and expense, net primarily relates to minority interests.

PROVISION FOR INCOME TAXES

     We recorded a tax benefit of $3.2 million in the third quarter of 1999 versus a tax provision of $9.0 million in the third quarter of 1998. The effective tax rate was 7.0% and 42.0% in the third quarters of 1999 and 1998, respectively. We recorded a tax provision of $9.8 million for the first nine months of 1999 versus a tax provision of $23.8 million for the first nine months of 1998. The effective tax rate was (67.1%) and 46.4% for the first nine months of 1999 and 1998, respectively. Excluding the tax effects of the non-recurring charges, the effective tax rate would have been 58.4% and 42.0% for the third quarters of 1999 and 1998, respectively, and 46.2% and 42.0% for the first nine months of 1999 and 1998, respectively. The above disparities in the effective tax rates excluding the tax effects of the non-recurring charges is the result of the impact of the non-deductibility of certain fees and expenses associated with the merger in 1999 and the Preferred Payment Systems merger in 1998. We expect to continue to provide for taxes at an effective tax rate of approximately 46% for the remainder of the year as the increase in interest expense and goodwill amortization from the change in the amortization period to 25 years in 1999 versus 30 to 40 years in 1998 results in lower pre-tax earnings while expense items not deductible for tax, goodwill and non-deductible meals and entertainment, result in a higher tax provision.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUES

     Our total revenues increased 24.9% in 1998 to $611.1 million from $489.3 million in 1997. Health Services' revenues increased 24.9% in 1998 to $259.5 million from $207.7 million in 1997. Managed Care Services' revenues increased 24.8% in 1998 to $351.6 million from $281.6 million in 1997, as our specialized cost containment revenues increased 28.6% in 1998 to $183.7 million from $142.9 million in 1997 and our field case management revenues increased 21.0% in 1998 to $167.8 million from $138.7 million in 1997.

     Health Services' revenue growth was due to:

     o  our acquisition of 16 occupation healthcare centers;

     o our management of an additional four occupational healthcare centers from Vencor, Inc. in the fourth quarter of 1997;

     o  an increase in business in our existing markets;

     o  development of sites in new markets; and

     o  an increase in our consulting and other ancillary services.

     Managed Care Services' specialized cost containment revenue growth is largely attributable to:

     o the growth of Preferred Payment Systems through its acquisition of About Health, First Notice Systems and other immaterial entities; and

     o the growth in retrospective medical bill review, telephonic case management and claims reviews services in our existing service locations.

     Managed Care Services' field case management revenue growth is primarily due to the business we generated from two field case management acquisitions and the continued growth in revenues from our existing service locations.

     Our total contractual allowances offset against revenues during the years ended December 31, 1998 and 1997 were $16.1 million and $14.7 million, respectively.


COST OF SERVICES

     Our total cost of services increased 25.9% 1998 to $469.3 million from $372.6 million in 1997. Health Services' cost of services increased 29.5% in 1998 to $201.2 million from $155.4 million in 1997, while Managed Care Services' cost of services increased 23.4% in 1998 to $268.1 million from $217.3 million in 1997.

     Our total gross profit margins decreased slightly to 23.2% in 1998 compared to 23.8% in 1997. Health Services' gross profit margins decreased to 22.5% in 1998 compared to 25.2% in 1997, while Managed Care Services' gross profit margins increased to 23.7% in 1998 compared to 22.9% in 1997.

     Health Services' gross profit margins decreased principally because of:

     o an acceleration in the roll-out of patient tracking and billing systems into our occupational healthcare centers;

     o  increased spending on marketing and facility improvements; and

     o the impact of lower gross profit margins from practices recently acquired and developed.

     Historically, as we consolidate certain functions, make other staff-related changes, plus experience an increase in patient volume, the gross profit margins of our acquired or developed practices have tended to improve.

     Managed Care Services has seen improvement in gross profit margins primarily because of a shift in its revenue mix towards specialized cost containment services, including the services provided by Preferred Payment Systems, About Health and First Notice Systems. Revenues from these services have historically had higher gross profit margins than revenues derived from field case management. Although gross profit margins improved slightly in 1998, they were negatively affected by a decrease in provider bill review gross profit margins and a slow down in the growth of field case management revenues and resulting gross profit margins. The provider bill review gross profit margins decrease was due primarily to start-up costs, pricing concessions on new customers and an increase in the level of uncollectible accounts receivable charges. We expect the gross profit margins for provider bill review to continue to be affected negatively for the first half of 1999 compared to the first half of 1998 due to the impact of pricing concessions made in the second half of 1998 and a higher level of bad debt provision.


GENERAL AND ADMINISTRATIVE EXPENSES

     Our general and administrative expenses increased 13.8% in 1998 to $45.3 million from $39.8 million in 1997, or 7.4% and 8.1% as a percentage of revenue for 1998 and 1997, respectively. The increase in general and administrative expenses in 1998 were due primarily to the continued investment in our Information Services and Technology Group and in our accounting and administrative personnel.


AMORTIZATION OF INTANGIBLES

     Our amortization of intangibles increased 37.4% in 1998 to $8.1 million from $5.9 million in 1997, or 1.3% and 1.2% as a percentage of revenues for 1998 and 1997, respectively. This increase is the result of amortizing additional intangible assets such as:

     o  goodwill;

     o customer lists and assembled workforces primarily associated with the purchases of First Notice Systems and About Health by Preferred Payment Systems;

     o  certain occupational healthcare centers from Vencor, Inc.; and

     o  various smaller acquisitions by Health Services.


NON-RECURRING CHARGE

     We recorded non-recurring charges for the years ended December 31, 1997 and 1998 of $38.6 million and $33.1 million, respectively.

     In the first quarter of 1998, we recorded a non-recurring charge of $12.6 million because of our merger of Preferred Payment Systems. The utilization of this charge through December 31, 1998, was approximately:

     o  $5.1 million for professional fees and services;

     o  $2.4 million in costs associated with personnel reductions;

     o  $0.7 million in facility consolidations and closings;

     o $1.6 million associated with the write-off of deferred financing fees on Preferred Payment; and

     o  $1.3 million of other non-recurring costs.

     At December 31, 1998, approximately $1.5 million of the non-recurring charge remains primarily related to remaining facility lease obligations.

     In the fourth quarter of 1998, we recorded a non-recurring charge of $20.5 million primarily associated with our reorganization of Managed Care Services. The utilization of this charge through December 31, 1998 was approximately:

     o $7.4 million in charges related to the recognition of an impairment loss on the intangible related to an acquired contract;

     o  $2.5 million in costs associated with personnel reductions; and

     o  $1.1 million in facility consolidations.

     At December 31, 1998, approximately $9.5 million of the non-recurring charge remains primarily related to remaining facility lease obligations and costs associated with settling claims on other expired contracts.

     Our reorganization plan for Managed Care Services, including headcount reductions and facility consolidations, was developed between early September and the end of October 1998. We carried out the reorganization plan in late October and early November 1998 with the headcount reductions of 168 employees completed and most of the facility consolidations completed or underway in the fourth quarter of 1998. The restructuring plan has not changed significantly from our original estimate since most of the actions were completed or underway by December 31, 1998. We are realizing savings of approximately $2.4 million per quarter in personnel and facility related expenses and have not experienced any significant interruptions in our operations as a result of the restructuring.

     In the third quarter of 1997, we recorded a non-recurring charge of $38.6 million associated with the merger of CRA and OccuSystems. We finalized our merger and transition plan during the third quarter of 1997 with much of the detailed planning occurring in August and September 1997, prior to the end of the quarter. The merger and transition plan was approved by senior management in September 1997 and we identified all significant actions to be taken, including reductions in duplicative personnel. The utilization of this charge through December 31, 1998, was approximately:

     o  $11.6 million for professional fees and services;

     o $16.2 million in costs associated with personnel reductions and the consolidation of CRA's and OccuSystems' employee benefits;

     o  $5.9 million in facility consolidations and closings;

     o  $2.5 million for the write-off of start-up costs; and

     o  $2.4 million of other charges.

     We expect to expend approximately $8.4 million over the next twelve months relating to the first quarter of 1998 and the fourth quarter of 1998 non-recurring charges, consisting of approximately:

     o  $1.8 million of severance related costs;

     o  $3.2 million of facility related costs;

     o $3.0 million of cost associated with setting claims on expired contracts; and

     o  $0.4 million of other costs.


INTEREST EXPENSE

     Our interest expense increased $5.4 million in 1998 to $18.0 million from $12.7 million in 1997 due primarily to our higher outstanding borrowings under our existing credit facilities to finance acquisitions and the issuance of our 4.5% convertible subordinated notes, offset by the repayment of borrowings under our existing credit facility and debt assumed in our merger with Preferred Payment Systems.


INTEREST INCOME

     Our interest income increased $2.4 million in 1998 to $4.7 million from $2.3 million in 1997 due principally the increase in our investment of excess cash as a result of the receipt of $223.6 million in net proceeds from the issuance of our 4.5% convertible subordinated notes after the payment of:

     o approximately $122.0 million of outstanding borrowings under our existing credit facility;

     o  debt assumed in the merger of Preferred Payment Systems; and

     o  the payment to Preferred Payment Systems dissenting shareholders.


OTHER EXPENSE, NET

     Our other expense, net primarily consists of minority investors earnings in consolidated affiliates of $0.5 million and amortization of start-up costs of $0.3 million in 1997, partially offset by earnings in unconsolidated affiliates.


PROVISION FOR INCOME TAXES

     Our provision for income taxes in 1998 and 1997 was $19.3 million and $11.1 million, respectively. On a pro forma basis, giving effect to the Preferred Payment Systems merger, our provision for income taxes in 1998 and 1997 would have been $19.3 million and $13.9 million, respectively. This would have resulted in pro forma effective tax rates of 46.2% and 65.9%, respectively. Excluding the tax effects of our non-recurring charges in the third quarter of 1997, the first quarter of 1998 and the fourth quarter of 1998, the pro forma effective tax rate would have been 41.0% for 1998 and 39.3% for 1997. We expect to provide for our taxes at an effective tax rate of approximately 41% to 42% for 1999.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

REVENUES

     Our total revenues increased 31.3% in 1997 to $489.3 million from $372.7 million in 1996. Health Services' revenues increased 22.1% in 1997 to $207.7 million from $170.0 million in 1996. Managed Care Services' revenues increased 39.0% in 1997 to $281.6 million from $202.6 million in 1996, as specialized cost containment revenues increased 70.6% in 1997 to $142.9 million from $83.8 million in 1996 and field case management revenues increased 16.7% in 1997 to $138.7 million from $118.9 million in 1996.

     Health Services' revenue growth resulted from:

     o  the acquisition of 16 occupational healthcare centers;

     o the management of an additional four occupational healthcare centers from Vencor, Inc. in the fourth quarter of 1997;

     o  an increase in business in our existing markets;

     o  development of sites in new markets; and

     o  an increase in consulting and other ancillary services.

     Managed Care Services' specialized cost containment revenue growth is largely attributable to:

     o the acquisitions of Focus, Prompt, First Notice Systems and About Health; and

     o the growth in retrospective medical bill review, telephonic case management and claims review services in existing service locations and the expansion into additional service locations.

     Managed Care Services' field case management revenue growth is primarily due to growth in revenues from existing service locations, and our opening of 13 offices during 1996 and 1997.

     Our total contractual allowances offset against revenues during the years ended December 31, 1997 and 1996 were $14.7 million and $3.7 million, respectively.


COST OF SERVICES

     Our total cost of services increased 28.5% in 1997 to $372.6 million from $289.9 million in 1996. Health Services' cost of services increased 18.8% in 1997 to $155.4 million from $130.8 million in 1996, while Managed Care Services' cost of services increased 36.5% in 1997 to $217.3 million from $159.2 million in 1996.

     Our total gross profit margins increased to 23.8% in 1997 compared to 22.2% in 1996. Health Services' gross profit margins increased to 25.2% in 1997 compared to 23.1% in 1996, while Managed Care Services' gross profit margins increased to 22.9% in 1997 compared to 21.5% in 1996.

     Health Services' gross profit margin improvement has resulted from increased efficiencies and productivity. Managed Care Services has seen improvement in gross profit margin primarily resulting from a shift in its revenue mix towards specialized cost containment services, including those services provided by Focus, Prompt, First Notice Systems and About Health, which historically have had higher gross profit margins than revenues derived from field case management.


GENERAL AND ADMINISTRATIVE EXPENSES

     Our general and administrative expenses increased 20.1% in 1997 to $39.8 million from $33.2 million in 1996, or 8.1% and 8.9% as a percentage of revenue for 1997 and 1996 respectively. This increase in general and administrative expenses was principally attributable to expenses associated with acquisitions and our continued investment in the Information Services and Technology Group.


AMORTIZATION OF INTANGIBLES

     Our amortization of intangibles increased 71.6% in 1997 to $5.9 million from $3.4 million in 1996, or 1.2% and 0.9% as a percentage of revenues for 1997 and 1996, respectively. This increase is the result of amortizing additional intangible assets such as goodwill, customer lists and assembled workforces primarily associated with the purchase of:

     o  Focus;

     o  Prompt;

     o  First Notice Systems;

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

     o  About Health by Preferred Payment Systems;

     o  some occupational healthcare centers from Vencor, Inc.; and

     o  other smaller acquisitions.


NON-RECURRING CHARGE

     We recorded a non-recurring charge of $38.6 million associated with the 1997 merger of CRA and OccuSystems. The charges we incurred were approximately:

     o  $11.6 million for professional fees and services;

     o $16.2 million in costs associated with personnel reductions and the consolidation of CRA's and OccuSystem's employee benefits;

     o  $5.9 million in facility consolidations and closings;

     o  $2.5 million for the write-off of start-up costs; and

     o  $2.4 million of other charges.

     At December 31, 1997, approximately $7.5 million of the non-recurring charge remains primarily related to personnel-related charges and facility consolidations and closings.


INTEREST EXPENSE

     Our interest expense increased $8.9 million in 1997 to $12.7 million from $3.7 million in 1996 due primarily to the issuance of $97.8 million principal amount of our 6% convertible subordinated notes in December 1996, the issuance of indebtedness by Preferred Payment Systems in August 1996 and to increased outstanding credit facility borrowings used to finance certain acquisitions.


INTEREST INCOME

     Our interest income increased $1.4 million in 1997 to $2.3 million from $0.9 million in 1996 due primarily to the investment of excess cash generated from the issuance of our 6% convertible subordinated notes until the funds were utilized to finance certain acquisitions.


OTHER EXPENSE, NET

     Our other expense, net is primarily made up of minority investors' earnings in consolidated affiliates. These amounts remained consistent between 1996 and 1997 at $0.9 million.


PROVISION FOR INCOME TAXES

     Our provision for income taxes in 1997 and 1996 was $11.1 million and $13.4 million, respectively. On a pro forma basis, giving effect to the Preferred Payment Systems merger, our provision for income taxes in 1997 and 1996 would have been $13.9 million and $16.2 million, respectively, resulting in pro forma effective tax rates of 65.9% and 39.0%, respectively. Excluding the tax effects of the non-recurring charge, our pro forma effective tax rate would have been 39.3% for 1997.

SEASONALITY

     Our business is seasonal in nature. Patient visits at our Health Services' medical centers are lower in the first and fourth quarters primarily because of fewer occupational injuries and illnesses during those time periods due to plant closings, vacations and holidays. In addition, since employers generally hire fewer employees in the fourth quarter, the number of pre-placement physical examinations and drug and alcohol tests conducted at the medical centers during that quarter is further reduced. Managed Care Services' field case management revenues have historically been flat in the fourth quarter compared to the third quarter due to the impact of vacations and holidays. Although our revenue growth may obscure the effect of seasonality in our financial results, the first and fourth quarters generally reflect lower revenues when compared to our second and third quarters.

INFORMATION SYSTEMS--YEAR 2000

     The Year 2000 concern, which is common to most companies, concerns the inability of information and non-information systems, primarily computer software programs, to properly recognize and process date sensitive information as the Year 2000 approaches. System database modifications and/or implementation modifications will be required to enable such information and non-information systems to distinguish between 21st and 20th century dates. We have completed a number of acquisitions in recent years, and the information systems of some of the acquired operations have not been fully integrated with our information systems.

     We have formed a Year 2000 Program Office to provide a centralized management function for our entire organization that will assist in identifying, addressing and monitoring our Year 2000 readiness and compliance programs. Our Year 2000 Program Office has organized teams at each division to research Year 2000 compliance status and implement the appropriate solutions. Our Year 2000 Program includes five phases -- awareness, assessment, remediation, testing and implementation. The awareness and assessment phases are complete and the remediation, testing and implementation phases are substantially complete.

     Our Year 2000 Program Office engaged an outside consultant to assist in an inventory and assessment of Year 2000 affected areas, with a primary focus on information technology systems, third party software and key suppliers and selected customers. This inventory and assessment was completed in the fourth quarter of 1998. Our Year 2000 Program Office also engaged an outside consultant in the first quarter of 1999 to assist in inventory, assessment and remediation efforts of our information systems infrastructure Year 2000 compliance. The remediation of our information systems infrastructure was substantially complete by the third quarter of 1999. We completed in the fourth quarter of 1998 an internal inventory and assessment of non-information technology systems, e.g. embedded systems contained in medical equipment. The remediation or replacement efforts of our information systems infrastructure and non-information technology systems was substantially complete by the end of the third quarter of 1999.

     Our Year 2000 Program Office has established a vendor management program protocol for soliciting Year 2000 compliance information from third parties and requests for compliance information from all key suppliers and selected customers were sent in the fourth quarter of 1998 and the first quarter of 1999. We gathered Year 2000 compliance information from third parties and received the majority of third party responses by the end of the third quarter of 1999. To the extent responses have not been received, the division Year 2000 sponsors and coordinators have ranked the third parties by level of importance to their operations. Our Year 2000 Program Office conducted phone surveys, sent additional mailings and performed research of public information issued by the third-party, i.e., "web research." These responses have provided compliancy status information that enables us to determine the extent to which the Company may be vulnerable to those third parties' failure to remediate their own Year 2000 issues. The vendor management program provides, on an ongoing basis, the compliancy response information to the divisions for their evaluation and determination if any action is required. The vendor management program was substantially completed by October 31, 1999.

     Our identified Year 2000 projects overlap with our ongoing investments in information technology, as such, there are presently Year 2000 projects at the remediation, testing and implementation phases. We believe that we have identified most "mission critical" issues and have executed or are executing appropriate action plans which may include software upgrades, replacement of noncompliant components or referral of problems related to third party-provided software to the original supplier. We have prepared our plans to have all "mission critical" projects Year 2000 compliant by the end of the fourth quarter of 1999. The majority of the "mission critical" projects have been remediated, tested and deployed as of October 31, 1999. While some non-critical systems may not be addressed until after December 1999, we believe those systems will not disrupt our operations in a material manner. Any additional issues that may arise will be classified as either "mission critical" or non-critical, and appropriate action plans will be developed and implemented. We will continue to formulate, evaluate and refine contingency plans deemed necessary in the fourth quarter of 1999.

     We currently estimate that the total cost of implementing our Year 2000 Program will be between $5.0 million and $10.0 million. This estimate is based upon presently available information and will be updated as we continue through implementation. It is expected these costs will not be significantly different from our current planned investment for information technology, and therefore, should not have a material adverse effect on our long-term results of operations, liquidity or consolidated financial position. We made capital and noncapital investments in the Information Services and Technology Group of approximately $32.0 million in 1998 and expect our investment in 1999 to approximate $40.0 million. Of this investment, our Year 2000 Program Office incurred expenses of approximately $1.9 million through September 30, 1999 primarily associated with the engagement of outside consultants to assist in the inventory, assessment and remediation of Year 2000 affected areas.

     Although we do not anticipate any disruption in our operations or financial reporting as a result of system upgrades or system integrations, we cannot assure you that such disruption will not occur or that the desired benefits from the Year 2000 compliance of our information and non-information systems will be realized. If we do not identify and remediate Year 2000 issues prior to January 1, 2000, our operations could be disrupted which could have a material adverse effect on our business or operating results or financial condition. In addition, we place a high degree of reliance on computer systems of third parties, such as customers, trade suppliers and computer hardware and commercial software suppliers. Although we are assessing the readiness of these third parties, there can be no guarantee that the failure of these third parties to modify their systems in advance of December 31, 1999 would not have a material adverse effect on us. In addition, our operations could be disrupted if the companies with which we do business do not identify and correct any Year 2000 issues and such failure adversely affects their ability to do business with us. If all Year 2000 issues are not identified and all action plans are not completed and contingency plans become necessary, we may not be Year 2000 compliant which could have a material adverse effect on our long-term results of operations, liquidity, or consolidated financial position. The amount of potential liability and lost revenue has not been estimated.


LIQUIDITY AND CAPITAL RESOURCES

     Cash flows generated from (used for) operations were $34.9 million, ($0.5 million) and $15.6 million for the years ended December 31, 1998, 1997 and 1996, respectively, and $4.3 million and $30.0 million for the first nine months of 1999 and 1998, respectively. During 1998, working capital used $20.3 million of cash primarily due to an increase in accounts receivable of $19.8 million, offset by a decrease in prepaid expenses and income taxes of $1.5 million and an increase in accounts payable, accrued expenses and income taxes of $0.9 million. Accounts receivable increased primarily due to continued revenue growth, while accounts payable, accrued expenses and income taxes increased due to the timing of payments and the remaining obligations relating to the first quarter and fourth quarter of 1998 non-recurring charges. During the first nine months of 1999, working capital used $13.0 million of cash due primarily to an increase in accounts receivable of $23.7 million and prepaid expenses of $1.0 million partially offset by an increase in accounts payable and accrued expenses of $11.7 million. Within the next twelve months, it is anticipated that approximately $11.3 million in cash payments will be made related to the non-recurring charges that occurred in the first quarter of 1998, fourth quarter of 1998 and the third quarter of 1999. These expenditures are anticipated to consist of $5.6 million of fees and other expenses related to the merger, $0.4 million of severance related costs, $3.9 million of facility related costs, $1.4 million of costs associated with settling claims on certain expired contracts.

     We used net cash of $18.1 million in connection with acquisitions, $15.5 million to purchase marketable securities and $34.2 million of cash to purchase property and equipment during 1998, the majority of which was spent on new computer hardware and software technology. During the first nine months of 1999, we used net cash of $43.3 million in connection with acquisitions and $26.0 million to purchase property and equipment, the majority of which was spent on new computer and software technology, partially offset by $15.5 million provided by the sale of marketable securities.

     Cash flows provided by financing activities of $121.6 million in 1998 was due primarily to the issuance of $230.0 million principal amount of our 4.5% convertible subordinated notes, $223.6 million, net of deferred finance fees. A portion of the proceeds from the issuance of our 4.5% convertible subordinated notes was used to:

     o  repay borrowings under our existing credit facility;

     o  repay debt assumed in our merger with Preferred Payment Systems; and

     o for the payment of $15.0 million to Preferred Payment Systems dissenting shareholders.

     Net proceeds from the issuance of common stock under employee stock purchase and option plans and the related tax benefit was $14.4 million. Cash flows used by financing activities of $41.1 million in the nine months ended September 30, 1999 was due primarily to the payment of fees and expenses related to the merger and deferred finance fees relatd to the merger financing. Our capital and non-capital investment in the Information Services and Technology Group was approximately $32.0 million in 1998 and expected to be approximately $40.0 million in 1999.

     We were in compliance with our covenants, including our financial covenant ratio tests, in the third quarter of 1999. We had borrowings outstanding under the revolving credit facility of $1.5 million as of September 30, 1999 and anticipate borrowings to increase to approximately $20.0 million to $25.0 million as of December 31, 1999 due to Merger related payments of fees and expenses, capital expenditures and anticipated fourth quarter of 1999 acquisitions.

     We believe that our cash balances, the cash flow generated from operations and our borrowing capacity under our revolving credit facility will be sufficient to fund our working capital, occupational healthcare center acquisitions and capital expenditure requirements for at least the next twelve months. Our long-term liquidity needs will consist of working capital and capital expenditure requirements, the funding of any future acquisitions, and repayment of borrowings under our revolving credit facility and the repayment of outstanding indebtedness. We intend to fund these long-term liquidity needs from the cash generated from operations, available borrowings under our revolving credit facility and, if necessary, future debt or equity financing. However, we cannot be sure that any future debt or equity financing will be available on terms favorable to us.


LEGAL PROCEEDINGS

     As of November 1, 1999, we were aware of one consolidated lawsuit that was originally filed in three suits by alleged stockholders of Concentra relating to our merger with Yankee. All three lawsuits were filed in the Chancery Court for New Castle County, Delaware. Each lawsuit named Concentra, its directors and Yankee as defendants. The plaintiffs in each lawsuit sought to represent a putative class of all public holders of Concentra common stock.

     The lawsuits alleged, among other things, that Concentra's directors breached their fiduciary duties to their stockholders by approving our merger. Specifically, the directors were alleged to have breached their fiduciary duties of care and loyalty by failing to conduct an impartial auction to determine the maximum value attainable for the common stock of Concentra. The complaints alleged that certain relationships between Welsh Carson and Concentra caused Concentra's directors to favor Welsh Carson throughout the sale of Concentra and to enter into a merger agreement that had the effect of capping the price of Concentra's stock. The lawsuits sought among other things, preliminary and permanent injunctive relief prohibiting consummation of the merger, unspecified damages, attorneys' fees and other relief.

     We have reached an agreement in principle to settle all outstanding class action litigation filed in connection with the merger. Under the terms of the settlement, we agreed to make certain amendments to the proxy statement mailed to our stockholders with respect to the merger. In return, we, Welsh Carson and their respective affiliates, officers, directors and other representatives will be released from all claims of the class. The settlement is conditioned upon the closing of the merger, the execution of definitive settlement documents and court approval. Under the terms of the proposed settlement, the defendants agreed to pay up to $325,000 in court-awarded attorneys' fees and expenses.

                                    BUSINESS

      We are the largest company dedicated primarily to serving the occupational healthcare market. We provide initial treatment for approximately 4% of workplace injuries in the United States and perform non-injury occupational healthcare services for over 80,000 local employers. We provide specialized cost containment and field case management services to over 2,000 customers across the United States and Canada, including most of the major underwriters of worker's compensation insurance, third-party administrators and self-insured employers. We are also the largest provider of out-of-network bill review services to the group health marketplace. We offer a continuum of healthcare-related services to employers, insurers and third-party administrators of all sizes and are compensated for our services on a non-risk-bearing, fee-for-service or percentage-of-savings basis. Less than 0.5% of our revenues are dependent on Medicare or Medicaid reimbursement.

      Our services reduce the customer's healthcare costs by:

      o efficiently managing the application of care and the return-to-work process, thereby providing appropriate medical care while reducing the non-medical costs associated with a claim; and

      o using sophisticated cost containment techniques to determine the proper pricing of care once it has been administered.

      We believe that by offering both the provision of care and claims management services, we are in a unique position to provide comprehensive, integrated services on a bundled or unbundled basis to national or regional accounts and local employers. In addition to the occupational healthcare and group health markets, we also provide cost containment services to the auto insurance market as well as social security disability advocacy services to the long-term disability insurance market. In 1998, we generated revenues and Adjusted EBITDA of $611.1 million and $111.7 million, respectively.

      With healthcare costs rising, we believe that payors will seek to increase the use of cost saving strategies, such as those we offer, to minimize these costs. Our comprehensive services are comprised of three distinct categories:

      o    healthcare services;

      o    specialized cost containment services; and

      o    field case management services.

      We provide healthcare services through our network of 201 owned and managed occupational healthcare centers, located in 60 markets in 32 states as of November 1, 1999. As a primary starting point for the provision of care in the workers' compensation market, our occupational healthcare centers are designed to efficiently provide quality care to patients while also providing an entry point for our other cost containment services. Healthcare services include injury care and physical therapy services for work-related injuries and illnesses, physical examinations, substance abuse testing and certain other loss prevention services. In 1998, revenues from healthcare services represented approximately 42% of our total revenues.

      Specialized cost containment services consist of first report of injury, telephonic case management, utilization management, both in- and out-of-network bill review, preferred provider organization network access, independent medical exams and peer reviews. These specialized cost containment services are designed to monitor the timing and appropriateness of medical care, as well as the proper pricing for that care. These services are primarily provided to the workers' compensation market, except for out-of-network bill review which we provide to the group health market. We are currently expanding our out-of-network bill review services to the workers' compensation and auto insurance markets. In 1998, revenues from specialized cost containment services represented approximately 30% of our total revenues.

      We provide field case management services to a national customer base using approximately 1,000 full-time field case managers. Field case management services involve working on a one-on-one basis with injured employees and aiding communication among their various healthcare professionals, employers and insurance company adjusters. Field case management services are designed both to assist in maximizing medical improvement and, where appropriate, to expedite return to work. In 1998, revenues from field case management services represented approximately 28% of our total revenues.


INDUSTRY OVERVIEW

OCCUPATIONAL HEALTHCARE

      Occupational healthcare is largely provided by independent physicians, who have experienced increasing pressures in recent years from growing regulatory complexity and other factors, as well as hospital emergency departments and other urgent care providers. We anticipate that competition in the occupational healthcare market may shift to specialized provider groups, such as groups we manage. Occupational healthcare services consist of two primary components:

      o    workers' compensation injury care and related services; and

      o non-injury occupational healthcare services related to employer needs or statutory requirements.


      WORKERS' COMPENSATION INJURY CARE

      Workers' compensation is a state-mandated, comprehensive insurance program that requires employers to fund all medical expenses, lost wages and other costs resulting from work-related injuries and illnesses with no co-payment from the employee. Since their introduction in the early 1900s, these programs have been expanded to all fifty states, the District of Columbia and Canada. In addition, federal statutes provide workers' compensation benefits for federal employees. Each state is responsible for implementing and regulating its own program. Consequently, workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex.

      Workers' compensation legislation generally requires employers, directly or indirectly through an insurance vehicle, to fund all of an employee's costs of medical treatment and related lost wages, legal fees and other associated costs. Typically, work-related injuries are broadly defined, and injured or ill employees are entitled to extensive benefits. Employers are required, directly or indirectly, to provide first-dollar coverage with no co-payment or deductible due from the injured or ill employee for medical treatment and, in many states, there is no lifetime limit on expenses. However, in exchange for providing this coverage for employees, employers are not subject to litigation by employees for benefits in excess of those provided pursuant to the relevant state statute. The extensive benefits coverage, for both medical costs and lost wages, is provided through the purchase of commercial insurance from private insurance companies, participation in state-run insurance funds or employer self-insurance.

      According to the Workers' Compensation Monitor data published in the 1998 Workers' Compensation Year Book, total workers' compensation costs to employers in the United States were estimated to be approximately $92.7 billion in 1996. Although the industry as a whole is fragmented with a large number of competitors in the various sub-segments of workers' compensation services, we believe that we are the only integrated provider of healthcare management and cost containment services offering a full range of services on a nationwide basis.

      The dollar amount of workers' compensation claims has increased significantly in recent years, resulting in escalating costs to employers. We believe that workers' compensation costs will continue to rise primarily because of:

      o broader definitions of work-related injuries and illnesses covered by workers' compensation laws;

      o the shifting of medical costs from group health plans to the workers' compensation system;

      o    an aging work force;

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




      o the continued requirement that employers pay all of an employee's cost of medical treatment, without any co-payment or deductible, and related lost wages and non-medical costs; and

      o the under-use to date of comprehensive cost containment programs in the workers compensation industry.

      As workers' compensation costs increase, we expect that employers will continue to seek and use strategies and programs to reduce workers' compensation costs and to improve worker productivity, health and safety. We believe that clients' use of our healthcare services at the primary care level, focusing on proactively managing each injury episode and encouraging early return to work, as appropriate, can result in substantial savings in indemnity and medical costs.

      Provider reimbursement methods vary on a state-by-state basis. As of March 1998, 40 states have adopted fee schedules under which all healthcare providers are uniformly reimbursed. The fee schedules are set by each state and generally prescribe the maximum amounts that may be reimbursed for a designated procedure. In states without fee schedules, healthcare providers are reimbursed based on usual, customary and reasonable fees charged in the particular state in which the services are provided. These usual, customary and reasonable fees are commonly called UCR. Of the 32 states in which we currently operate occupational healthcare centers, as of November 1999, 24 have fee schedules.

      Limits on an employee's right to choose a specific healthcare provider depend on the particular state statute. According to the Workers' Compensation Research Institute, as of March 1998, 25 states limited the employee's initial choice of provider, two states prohibited employee change of provider and 37 states and the District of Columbia placed restrictions on all employees switching providers, including provisions requiring employer approval for any changes. Generally, the employer will also have the ability to direct the employee when the employer is self-insured. It has been our experience that our results of operations and prospects in a particular state do not materially depend on state statutes regarding direction of care. Consequently, we believe that employers greatly influence their employees' choices of physicians even in states in which the employees may select their providers.


      NON-INJURY HEALTHCARE SERVICES

      Non-injury occupational healthcare services include:

      o    employment-related physical examinations;

      o    drug and alcohol testing;

      o    functional capacity testing; and

      o    other related programs designed to meet specific employer needs.

      Non-injury healthcare services also include programs to assist employers in complying with a continuously expanding list of federal and state requirements, including hearing conservation programs, toxic chemical exposure surveillance and monitoring programs, and Department of Transportation and Federal Aviation Administration-mandated physical examinations. Federal laws governing health issues in the workplace, including the Americans with Disabilities Act, have increased employers' demand for healthcare professionals who are experts in the delivery of these regulated services.


COST CONTAINMENT SERVICES

      Cost containment techniques are intended to control the cost of healthcare services and to measure the performance of providers of healthcare through intervention and on-going review of proposed services and services actually provided. Managed care techniques were originally developed to stem the rising costs of group healthcare. Historically, employers were slow to apply managed care techniques to workers' compensation costs primarily because the total costs are relatively small compared to those associated with group health benefits and because state-by-state regulations related to workers' compensation are more complex than those related to group health. However, in recent years, employers and insurance carriers have been increasing their focus on applying managed care techniques to control their workers' compensation costs.

      A number of states have adopted legislation encouraging the use of workers' compensation managed care organizations in an effort to allow employers to control their workers' compensation costs. Managed care organization laws generally provide employers an opportunity to channel injured employees into provider networks. In certain states, managed care organization laws require licensed managed care organizations to offer certain specified services, such as utilization management, case management, peer review and provider bill review. Most of the managed care organization laws adopted to date establish a framework within which a company such as ours can provide its customers a full range of managed care services for greater cost control.

      Because workers' compensation benefits are mandated by law and are subject to extensive regulation, payors and employers do not have the same flexibility to alter benefits as they have with other health benefit programs. In addition, workers' compensation programs vary from state to state, making it difficult for payors and multi-state employers to adopt uniform policies to administer, manage and control the costs of benefits. As a result, managing the cost of workers' compensation requires approaches that are tailored to the specific state regulatory environment in which the employer operates.

      Workers' compensation cost containment services include two broad categories:

      o    specialized cost containment services; and

      o    field case management services.

      Specialized cost containment services are designed to reduce the cost of workers' compensation claims through a variety of techniques such as:

      o    first report of injury;

      o    telephonic case management;

      o    utilization management;

      o    precertification and concurrent review;

      o    both in- and out-of-network bill review services;

      o    preferred provider organization network access;

      o    independent medical examinations; and

      o    peer reviews.

      Field case management services involve:

      o    working on a one-on-one basis with injured employees; and

      o facilitating communication among their various healthcare professionals, employers and insurance company adjusters.

      Field case management services are designed both to assist in maximizing medical improvement and, where appropriate, to expedite return to work.

GROUP HEALTH COST CONTAINMENT SERVICES

      According to the Health Insurance Association of America, private health insurance claims payments were estimated to be approximately $281.7 billion in 1995. All healthcare payors have out-of-network exposure due to healthcare claims that are outside their coverage area or network either as a matter of choice on the part of the insured or as a result of geographic circumstances where the insured does not have local access to contracted providers. Out-of-network healthcare claims expose payors to a greater incidence of over-use, cost-shifting, omission of appropriate discounts and possible billing errors. Out-of-network bill review service providers produce savings for their clients by analyzing these out-of-network medical claims and reducing the costs which otherwise would be payable through a variety of methods, including professional negotiation, line item analysis, specialized audit and bill review processes and broad access to preferred provider networks.


OUR SERVICES AND OPERATIONS

      The workers' compensation and group health markets represent a significant opportunity for the full range of healthcare management and cost containment services we provide. In each of these markets, insurance companies, self-insured employers and third party administrators have a need for our services as they always try to control their rising healthcare costs.


HEALTHCARE SERVICES

      OCCUPATIONAL HEALTHCARE CENTERS

      Our 201 occupational healthcare centers at November 1, 1999 provide treatment for:

      o    work-related injuries and illnesses;

      o    physical therapy;

      o    preplacement physical examinations and evaluations;

      o    certain diagnostic testing;

      o    drug and alcohol testing; and

      o various other employer-requested or government-mandated occupational health services.

      During 1998, approximately 52% of all patient visits to our centers were for the treatment of injuries or illnesses and 48% were for substance abuse testing, physical examinations and other non-injury occupational healthcare services.

      Each of our centers is staffed with at least one licensed physician who is an employee of a physician group and at least one licensed physical therapist. The licensed physicians are generally experienced in occupational medicine or have emergency, family practice, internal medicine or general medicine backgrounds. Most centers use a staff of between 10 and 15 full-time persons, or their part-time equivalents, including licensed physicians, nurses, licensed physical therapists and administrative support personnel.

      Physician and physical therapy services are provided at our occupational healthcare centers under agreements with the physician groups, which are independently organized professional corporations that hire licensed physicians and physical therapists to provide healthcare services to the centers' patients. The management agreements between us and our physician groups with respect to the 346 affiliated physicians as of November 1, 1999 have 40-year terms. Pursuant to each management agreement, we provide a wide array of business services to the physician groups, such as:

      o    providing nurses and other medical support personnel;

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

      o    practice and facilities management;

      o    billing and collection;

      o    accounting;

      o    tax and financial management;

      o    human resource management;

      o    risk management;

      o marketing and information-based services such as process management and outcome analysis.

      As another service to the physician groups, we recruit physicians, nurses, physical therapists and other healthcare providers. We collect receivables on behalf of the physician groups and advance funds for payment of each physician group's expenses, including salaries, shortly after services are rendered to patients. We receive a management fee based on all services performed at the centers. The management fee is subject to renegotiation and may be adjusted from time to time to reflect industry practice, business conditions and actual expenses for contractual allowances and bad debts. We provide services to the physician groups as an independent contractor and are responsible only for the non-medical aspects of the physician groups' practices. The physician groups retain sole responsibility for all medical decisions, including the hiring of medical personnel.

      Individual physicians who perform services pursuant to contracts with a physician group are employees of the physician group. The physicians providing services for the physician groups do not maintain other practices. The owners of the physicians group are physicians. It is the responsibility of the owners of the physician group to hire and manage all physicians associated with the physician group and to develop operating policies and procedures and professional standards and controls. Under each management agreement, the physician group indemnifies us from any loss or expense arising from acts or omissions of the physician group or our professionals or other personnel, including claims for malpractice.


      JOINT VENTURES AND MANAGEMENT AGREEMENTS

      Our strategy is to continue to develop clusters of occupational healthcare centers in new and existing geographic markets through the acquisition and development of occupational healthcare centers. In selected markets in which a hospital management company, hospital system or other healthcare provider has a significant presence, we may focus our expansion efforts on strategic joint ventures or management contracts. In our joint venture relationships, we typically acquire a majority ownership interest in the venture and agree to manage the venture for a management fee based on net revenues. We currently manage 11 joint ventures through which we operate 29 centers. In addition, we have entered into three management agreements through which we operate six centers.


      OTHER ANCILLARY PROGRAMS

      We offer other ancillary programs as described below. It has been our experience that, by offering a full range of programs to complement our core healthcare management services, it strengthens our relationships with existing clients and increases the likelihood of attracting new clients. We anticipate expanding our ancillary programs as needed to address occupational legislation and regulations enacted in the future.

      COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT. The Americans with Disabilities Act is a federal statute that generally prohibits employers from discriminating against qualified disabled individuals in the areas of the job application process, hiring, discharge, compensation and job training. The Americans with Disabilities Act now applies to all employers with 15 or more employees. Through our "ADApt Program," we assist employers with the Americans with Disabilities Act compliance issues by addressing the Americans with Disabilities Act requirements relating to job descriptions, pre-placement physical examinations, analysis and compliance and confidentiality of


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

applicant/employee information. ADApt helps employers adapt their hiring and termination procedures, job descriptions and injury/illness management programs in order to comply with Americans with Disabilities Act guidelines.

      RISK ASSESSMENT AND INJURY PREVENTION PROGRAMS. We assist clients in reducing workplace injuries and illnesses through our on-site risk assessment and injury prevention programs. These programs include:

      o    identifying workplace hazards;

      o    designing plant-specific safety programs; and

      o helping clients comply with federal and state occupational health regulations.

      We also provide ongoing educational programs for our clients.

      For 1998, revenues from healthcare services represented approximately 42% of our total revenues.


SPECIALIZED COST CONTAINMENT SERVICES

      We provide a number of specialized services focused directly on helping to reduce the medical and indemnity costs associated with workers' compensation and the medical costs associated with group health claims. These specialized cost containment services include:

      o    first report of injury;

      o    telephonic case management;

      o    utilization management;

      o    precertification and concurrent review;

      o    in- out-of-network bill review services;

      o    preferred provider organization network access;

      o    independent medical examinations;

      o    and peer reviews.

      We are able to offer our services separately or on a bundled basis as a full-service managed care program, beginning with the first report of injury and including all specialized cost containment services needed to aggressively manage the costs associated with a work-related injury. Our comprehensive approach to managing workers' compensation costs serves the needs of a broad range of clients, from local adjusters to national accounts. In addition to providing specialized cost containment services for work-related injuries and illnesses, we also provide out-of-network bill review services to the group health market, cost containment services to payors of automobile accident medical claims and social security disability advocacy services to payors of long term disability claims.

      We believe that the demand for specialized cost containment services will continue to increase due to a number of factors, including:

      o the increasing payor awareness of the availability of these techniques for cost containment and case management;

      o the effectiveness of managed care techniques at reducing costs for group health insurance plans;


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



      o the verifiable nature of the savings that can be obtained by application of specialized cost containment techniques applicable to workers' compensation; and

      o the broad applicability of these techniques to all injured employees, not just severely injured employees likely to be absent from work.


      OUT-OF-NETWORK BILL REVIEW

      Through Concentra Preferred Systems, we continue to expand our market presence in bill review services. We believe that Concentra Preferred Systems is the market leader in this line of business in the group health market and is expanding its services into the workers' compensation market in states that have not established fee schedules and into the auto insurance market where appropriate. Concentra Preferred Systems uses a variety of techniques to reduce expenses by repricing hospital and other facilities' bills. Using its services, Concentra Preferred Systems reduces costs ordinarily payable on medical bills submitted by healthcare providers and the administrative expense associated with reviewing and analyzing medical bills. These services include:

      o    professional fee negotiation;

      o    line-item analysis;

      o    other specialized audit and bill review processes; and

      o    access to a nationwide preferred provider organization network.

      Concentra Preferred Systems provides out-of-network bill review services to healthcare payors in most risk categories:

      o    indemnity;

      o    preferred provider organization;

      o    health maintenance organization;

      o    ERISA self-insured plans;

      o    Taft-Hartley Plans;

      o    reinsurance carriers; and

      o intermediaries such as administrative services organizations and third party administrators.

      Concentra Preferred Systems is the largest provider of these specific services in the managed care industry and specializes in out-of-area and non-network cost management services that reduce exposure to:

      o    over-use;

      o    upcoding;

      o    cost shifting;

      o    various forms of revenue enhancement tactics; and

      o    inflated retail charge practices.


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

      The current technology employed at Concentra Preferred Systems is designed to:

      o    review most provider bill types;

      o    employ four transmission methods to aid the exchange of bill data;

      o use various database technologies as part of the bill screening process;

      o score each bill referred based on the individual service requirements of each client group; and

      o route each bill to the most appropriate bill review service included in our range of cost containment services.

      Concentra Preferred Systems has packaged this process and markets it as the Healthcare Bill Management System. The system affords large payor clients breadth of service and capacity, consolidated and uniform cost management capability, rigorous due diligence and high quality performance.


      FIRST REPORT OF INJURY

      Through First Notice Systems, we provide a computerized first report of injury/loss reporting service using two centralized national call centers to which an individual, employer or insurance company claims adjuster communicates reports of injuries or losses as soon as they occur. First Notice Systems provides its services primarily to the auto industry for first notice of loss reporting and to workers' compensation carriers for first report of injuries reporting, as well as to property and casualty carriers that write both auto and workers' compensation insurance. For injuries, each report is electronically transferred or mailed to the state agency, the employer and the insurance company. This service assists in the timely preparation and distribution of state-mandated injury reports, provides us and our customers with an early intervention tool to maximize control over workers' compensation and auto claims and also provides us with cross-selling and referral opportunities.


      TELEPHONIC CASE MANAGEMENT

      This service provides for short-duration of 30 to 90 days for telephonic management of workers' compensation claims. The telephonic case management units:

      o    accept first reports of injury;

      o    negotiate discounts with hospitals and other providers;

      o    identify care alternatives; and

      o    work with injured employees to minimize lost time on the job.

      Each of the telephonic case management units is overseen by nurses who are experienced in medical case management. The telephonic case management units represent an important component of early intervention and act as a referral source of appropriate cases to our field case management offices.


      UTILIZATION MANAGEMENT: PRECERTIFICATION AND CONCURRENT REVIEW

      Our precertification and concurrent review services are used by clients to ensure that certain medical procedures are precertified by one of our registered nurses and/or physicians for medical necessity and appropriateness of treatment before the medical procedure is performed. Our determinations represent only recommendations to the customer, the ultimate decision to approve or disapprove request is made by the claims adjuster. Precertification calls are made by either the claimant or the provider to one of our national utilization management reporting units. After a treatment plan has been precertified, one of our employees performs a follow-up call, concurrent review, at the end of an approved time period to evaluate compliance and/or discuss alternative plans.


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

      BILL REVIEW

      Through a sophisticated software program, we review and reduce our customers' medical bills, including hospital bills, to either the various state-mandated fee schedules for workers' compensation claims or a percentage of the UCR rates that exist in non-fee schedule states. Additionally, this automated bill review service enables clients to access certain preferred provider organization pricing schedules that represent additional savings below the fee schedules or UCR rates. The savings to our clients as a result of this service can be significant. Bill review also creates an important historical database for provider practice patterns and managed care provider compliance requirements.


      ACCESS TO PREFERRED PROVIDER NETWORKS

      Through Focus, we provide our clients with access to a national preferred provider organization network. This network provides injured workers with access to quality medical care at pre-negotiated volume discounts, thereby offering our clients the ability to influence, or in certain states to direct, their employees into the preferred provider organization network as a means of managing their work-related claims. In addition to providing a vehicle for managing the delivery of appropriate care by qualified providers, the discounts associated with these preferred provider organization arrangements generate additional savings through the retrospective bill review program described above. Focus's national network includes approximately 227,000 individual providers and over 2,800 hospitals covering 42 states and the District of Columbia.


      INDEPENDENT MEDICAL EXAMS

      Independent medical examinations are provided to assess the extent and nature of an employee's injury or illness. We provide our clients with access to independent physicians who perform the independent medical examinations from 14 of our service locations and, upon completion, prepare reports describing their findings.


      PEER REVIEWS

      Peer review services are provided by a physician, therapist, chiropractor or other provider who reviews medical files to confirm that the care being provided appears to be necessary and appropriate. The reviewer does not meet with the patient, but merely reviews the file as presented.

      For 1998, revenues from specialized cost containment services represented approximately 30% of our total revenues.


FIELD CASE MANAGEMENT SERVICES

      We provide field case management services to the workers' compensation insurance industry through nurse case managers working at the local level on a one-on-one basis with injured employees and their various healthcare professionals, employers and insurance company adjusters. Our services are designed to assist in maximizing medical improvement and, where appropriate, to expedite employees' return to work through medical management and vocational rehabilitation services.

      Our field case management services consist of one-on-one management of a work-related injury by approximately 1,000 full-time field case managers in 89 offices in 49 states, the District of Columbia and Canada. This service typically involves a case with a significant potential or actual amount of lost work time or a catastrophic injury that requires detailed management and therefore is referred out by the local adjuster to our marketer. Our field case managers specialize in expediting the injured employee's return to work through both medical management and vocational rehabilitation. Medical management services provided by our field case managers include coordinating the efforts of all the healthcare professionals involved and increasing the effectiveness of the care being provided by encouraging compliance and active participation on the part of the injured worker. Vocational rehabilitation services include job analysis, work capacity assessments, labor market assessments, job placement assistance and return to work coordination.


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

      We believe that the following factors will contribute to continued growth of our field case management services:

      o increased acceptance of field case management techniques due to greater exposure to the workers' compensation managed care market;

      o earlier identification of individuals in need of field case management services due to increased utilization of our specialized cost containment services, particularly early intervention services;

      o increased market share at the expense of smaller, undercapitalized competitors; and

      o the ability to access national accounts for use of case management services.

      For 1998, revenues from field case management services represented approximately 28% of our total revenues.


CUSTOMERS

      Our occupational healthcare centers currently serve more than 80,000 employers-including local offices of national companies-ranging from large corporations to businesses with only a few employees. We serve more than 2,000 specialized cost containment and field case management customers across the United States and Canada, including most of the major underwriters of workers' compensation insurance, third party administrators and self-insured employers.

      We are compensated primarily on a fee-for-service or percentage-of-savings basis. Our largest customer represented less than 6% of our total revenue in 1998. We have not entered into written agreements with most of our healthcare services customers. Many of our specialized cost containment and field case management relationships are based on written agreements. However, either we or the customer can terminate most of these agreements on short notice. We have no risk-bearing or capitated arrangements. Less than 0.5% of our revenues are dependent on Medicare or Medicaid reimbursement.


SALES AND MARKETING

      We actively market our services primarily to workers' compensation insurance companies, third party administrators, employers and employer groups. We also market to the group health, automobile insurance and disability insurance markets. Our marketing organization includes over 350 full-time sales and marketing personnel, or their part-time equivalent.

      We market our services at both the local insurance company adjuster and employer level. In addition, we market our services at the national and regional level for large managed care accounts and for self-insured corporations where a more sophisticated sales presentation is required. We have a dedicated staff of national accounts salespeople responsible for marketing and coordinating our full range of services to corporate offices.

      Our local marketing has been a critically important component of our strategy, because of the decision-making authority that resides at the local level and the relationship-driven nature of that portion of the business. However, the expansion of comprehensive managed care legislation, continuing receptiveness to workers' compensation change and a more comprehensive product offering by us demand that we continue to focus on marketing to national headquarters offices of insurance companies and self-insured companies. As part of our coordinated marketing effort, we periodically distribute follow-up questionnaires to patients, insurers and employers to monitor satisfaction with our services.


QUALITY ASSURANCE

      We routinely use internal audits to test the quality of our delivery of services. We conduct audits of compliance with special instructions, completion of activities in a timely fashion, quality of reporting identification of savings, accuracy of billing and professionalism in contacts with healthcare providers. We conduct audits on a nationwide


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

basis for particular customers or on a local office basis by selecting random files for review. A detailed report is generated outlining the audit findings and providing specific recommendations for service delivery improvements. When appropriate, we conduct follow-up audits to ensure that recommendations from the initial audit have been implemented.


COMPETITION

HEALTHCARE SERVICES

      The market to provide healthcare services within the workers' compensation system is highly fragmented and competitive. Our competitors typically have been independent physicians, hospital emergency departments and other urgent care providers. We believe that, as integrated networks continue to be developed, our competitors will increasingly consist of specialized provider groups.

      We believe that we compete effectively because of:

      o    our specialization in the occupational healthcare industry;

      o    or broad knowledge and expertise;

      o    the effectiveness of our services as measured by favorable outcome;

      o    our ability to offer services in multiple markets; and

      o    our information systems.

      We believe that we enjoy a competitive advantage by specializing in and focusing on occupational healthcare at the primary care provider level, which as the entry point into the occupational healthcare system is well suited to controlling the total costs of a claim. We do not believe that any other company offers the full range of services we provide.

      The recruiting of physicians, physical therapists, nurses and other healthcare providers can be competitive. However, our recruiting becomes easier as we grow and become more widely known by healthcare providers.


SPECIALIZED COST CONTAINMENT AND FIELD CASE MANAGEMENT SERVICES

      The managed care services market is fragmented, with a large number of competitors. We compete with numerous companies, including national managed care providers, smaller independent providers, and insurance companies. Our primary competitors are companies that offer one or more workers' compensation managed care services on a national basis. We also compete with many smaller companies that generally provide unbundled services on a national basis. We also compete with many smaller companies that generally provide unbundled services on a local level where such companies often have a relationship with a local adjuster. Several large workers' compensation insurance carriers offer managed care services for their insurance customers either through the insurance carrier's own personnel or by outsourcing various services to providers such as us. We believe that this competitive environment will continue into the foreseeable future.

      We believe that we compete effectively because of:

      o our specialized knowledge and expertise in the workers' compensation managed care services industry;

      o    the effectiveness of our services;

      o    our ability to offer a full range of services in multiple markets;


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

      o    our information systems; and

      o    the prices at which we offer our services.


INFORMATION SYSTEMS AND TECHNOLOGY

      We maintain a fundamental commitment to the development and implementation of advanced information technology, with a considerable focus on web-based applications. We believe that our information systems enable us to improve referrals among our full range of services, streamline patient care and enhance outcomes reporting. This makes our operations more efficient while improving our ability to demonstrate the costs savings our services provide to our clients.

      We have substantially completed the implementation of a wide area network, or WAN, in each market in which we provide healthcare services. When the implementation is complete, all occupational healthcare centers in a market will use a patient administration system, named "OccuSource," which runs on a client/server architecture allowing each center to access and share a common database for our market. The database contains employer protocols, patient records and other information regarding our operations in the market. Creating a WAN in each market allows the centers in the market to share information and thereby improve center and physician efficiencies and enhance customer service. We are linking each market WAN into a nationwide WAN in order to create a centralized repository of company data to be used, among other things, for clinical outcomes analysis. We believe that our commitment to continued development of our healthcare information system provides a unique and sustainable competitive advantage within the occupational healthcare industry.

      We have developed and, in the future, may license to third parties a new internet-based first notice of loss reporting system for all lines of insurance, named FNSNet. The application extends our call center technology through the internet, enabling users to report first notices of loss, as well as providing the user with immediate access to customized networks and routing to appropriate and qualified healthcare providers. FNSNet can be accessed through hyperlinks on customers' web pages. This application enhances both internal integration and customer communication and creates an effective platform for our First Notice subsidiary to handle calls with greater speed and efficiency.

      Our newly-developed Integrated Case Management Software System aids and speeds up the daily tasks of our field and telephonic case managers, allowing them to devote more time to consistent delivery of quality service. This software allows immediate exchange of information among our offices, as well as among employees in the same office. The Integrated Case Management Software System is integrated with the FNSNet web-based product. The Integrated Case Management Software System application enables a clear, precise and immediate transmission of data from First Notice into the Integrated Case Management Software System. This pre-population of data eliminates redundant and duplicative data entry for nurse case managers, thus resulting in greater time efficiency and cost savings. The development and implementation of the Integrated Case Management Software System allow for shared data in situations in which multiple case managers are working on a case. The Integrated Case Management Software System also creates better customer access to information and allows us to produce specific, user-friendly reports to demonstrate the value of our services.

      Finally, our subsidiary, Concentra Preferred Systems, uses our proprietary, technology-based Healthcare Bill Management System for our out-of-network medical claims review services. Client bills are accessed and entered into the Healthcare Bill Management System in a variety of ways, including electronic bill identification within the client's claim adjudication system with subsequent EDI transfer to Concentra Preferred Systems, entry of appropriate bills into a customized, Data Access Point system, on-site bill entry by a Concentra Preferred Systems employee into the Data Access Point system, and overnight mail or facsimile of client bills to a Concentra Preferred Systems service center. These access strategies are designed to increase the number of appropriate bills that Concentra Preferred Systems receives, while minimizing the administrative cost to the client. Once a bill is electronically or manually entered into the Healthcare Bill Management System, the bill is evaluated against Concentra Preferred Systems licensed and proprietary databases that are designed to identify instances of cost shifting, improper coding and utilization and pricing issues. Following analysis of the bill, the bill passes through Concentra Preferred System's client


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

preference profile that is created at the time of Concentra Preferred Systems initial engagement with the client. The Healthcare Bill Management System then evaluates the compatibility of the service with the greatest expected savings with the service requirements of the client and electronically sends the bill for processing to the appropriate Concentra Preferred Systems service department.


GOVERNMENT REGULATION

GENERAL

      As a provider of healthcare management and cost containment services, we are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. We are also subject to laws and regulations relating to business corporations in general. Applicable laws and regulations are subject to frequent changes.

      Laws and regulations affecting our operations fall into four general categories:

      o workers' compensation and other laws that regulate the provision of healthcare services or the provision of cost containment services or require licensing, certification or other approval of services we provide;

      o    laws regarding the provision of healthcare services generally;

      o    laws regulating the operation of managed care provider networks; and

      o    other laws and regulations of general applicability.


WORKERS' COMPENSATION LAWS AND REGULATIONS

      In performing workers' compensation healthcare services and cost containment services, we must comply with state workers' compensation laws. Workers' compensation laws require employers to assume financial responsibility for medical costs, a portion of lost wages and related legal costs of work-related illnesses and injuries. These laws establish the rights of workers to receive benefits and to appeal benefit denials. Workers' compensation laws generally prohibit charging medical co-payments or deductibles to employees. In addition, certain states restrict employers' rights to select healthcare providers and establish maximum fee levels for treatment of injured workers.

      Many states are considering or have enacted legislation reforming their workers' compensation laws. These reforms generally give employers greater control over who will provide healthcare services to their employees and where those services will be provided and attempt to contain medical costs associated with workers' compensation claims. At present, 24 of the states in which we do business have implemented treatment specific fee schedules that set maximum reimbursement levels for healthcare services. The District of Columbia and 10 states provide for a "reasonableness" review of medical costs paid or reimbursed by workers' compensation. When not governed by a fee schedule, we adjust our charges to the usual, customary and reasonable levels accepted by the payor.

      Many states, including a number of those in which we transact business, have licensing, and other regulatory requirements that apply to our specialized cost containment and field case management business. Approximately half of the states have enacted laws that require licensing of businesses that provide medical review services, such as ours. Some of these laws apply to medical review of care covered by workers' compensation. These laws typically establish minimum standards for qualifications of personnel, confidentiality, internal quality control and dispute resolution procedures. In addition, new laws regulating the operation of managed care provider networks have been adopted by a number of states. These laws may apply to managed care provider networks having contracts with us or to provider networks that we have organized and may organize in the future. To the extent that we are governed by these regulations, we may be subject to additional licensing requirements, financial oversight and procedural standards for beneficiaries and providers.


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

CORPORATE PRACTICE OF MEDICINE AND OTHER LAWS

      Most states limit the practice of medicine to licensed individuals or professional organizations comprised of licensed individuals. Many states also limit the scope of business relationships between business entities such as ours and licensed professionals and professional corporations, particularly with respect to fee-splitting between physicians and non-physicians. Laws and regulations relating to the practice of medicine, fee-splitting and similar issues vary widely from state to state, are often vague, and are seldom interpreted by courts or regulatory agencies in a manner that provides guidance with respect to business operations such as ours. We attempt to structure all of our healthcare services operations to comply with applicable state statutes regarding medical practice, fee-splitting and similar issues. However, there can be no assurance:

      o that courts or governmental officials with the power to interpret or enforce these laws and regulations will not assert that we are in violation of such laws and regulations; or

      o that future interpretations of such laws and regulations will not require us to modify the structure and organization of our business.


FRAUD AND ABUSE LAWS

      The Anti-Kickback Statute prohibits the offer, payment, solicitation or receipt of any form of remuneration to induce or in return for the referral of Medicare or other governmental health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by Medicare or other governmental health programs. Violations of the statute can result in the imposition of substantial civil and criminal penalties. In addition, as of January 1, 1995, certain anti-referral provisions, the Stark Amendments, prohibit a physician with a "financial relationship" with an entity from referring a patient to that entity for the provision of any of 11 "designated medical services", some of which are provided by physician groups affiliated with us.

      At least seven of the states where we conduct our healthcare services business-Arizona, California, Florida, Illinois, Maryland, New Jersey, and Texas-have enacted statutes similar in scope and purpose to the Anti-Kickback Statute, with applicability to services other than those covered by Medicare or other governmental health programs. In addition, most states have statutes, regulations or professional codes that restrict a physician from accepting various kinds of remuneration in exchange for making referrals. Even in states which have not enacted such statutes, we believe that regulatory authorities and state courts interpreting these statutes may regard federal law under the Anti-Kickback Statute and the Stark Amendments as persuasive.

      We believe that our arrangements with the physician groups should not violate the Anti-Kickback Statute, the Stark Amendments and applicable state laws. However, all of the above laws are subject to modification and interpretation and have not often been interpreted by appropriate authorities in a manner applicable to our business. Moreover, these laws are enforced by authorities vested with broad discretion. We have attempted to structure all of our operations so that they should not violate any applicable anti-kickback and anti-referral prohibitions. We also continually monitor developments in this area. If these laws are interpreted in a manner contrary to our interpretation or are reinterpreted or amended, or if new legislation is enacted with respect to healthcare fraud and abuse, illegal remuneration or similar issues, we will seek to restructure any affected operations to maintain our compliance with applicable law. We cannot assure you that such restructuring will be possible, or, if possible, will not adversely affect our business or results of operations.


SPECIALIZED COST CONTAINMENT SERVICES

      Many of our specialized cost containment services include prospective or concurrent review of requests for medical care or therapy. Approximately half of the states have enacted laws that require licensure, certification or other approval of businesses, such as ours, that provide medical review services. Some of these laws apply to medical review of care covered by workers' compensation. These laws typically establish minimum standards for qualifications of personnel, confidentiality, internal quality control and dispute resolution procedures. These regulatory


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

programs may result in increased costs of operation for us, which may have an adverse impact upon our ability to compete with other available alternatives for healthcare cost control.


USE OF PROVIDER NETWORKS

      Our ability to provide comprehensive healthcare management and cost containment services depends in part on our ability to contract with or create networks of healthcare providers which share our objectives. For some of our clients, we offer injured workers access to networks of providers who are selected by us for quality of care and pricing. Laws regulating the operation of managed care provider networks have been adopted by a number of states. These laws may apply to managed care provider networks having contracts with us or to provider networks that we may develop or acquire. To the extent these regulations apply to us, we may be subject to:

      o    additional licensing;

      o    requirements;

      o    financial oversight; and

      o    procedural standards for beneficiaries and providers.


ERISA

      The provision of goods and services to certain types of employee health benefit plans is subject to the Employee Retirement Income Security Act of 1974, or ERISA. ERISA is a complex set of laws and regulations subject to periodic interpretation by the Internal Revenue Service and the Department of Labor. ERISA regulates certain aspects of the relationship between our managed care contracts and employers that maintain employee benefit plans subject to ERISA. The Department of Labor is engaged in ongoing ERISA enforcement activities that may result in additional constraints on how ERISA-governed benefit plans conduct their activities. We cannot assure you that future revisions to ERISA or judicial or regulatory interpretations of ERISA will not have a material adverse effect on our business or results of operations.


ENVIRONMENTAL

      We are subject to various federal, state and local laws and regulations for the protection of human health and environment, including the disposal of infectious medical waste and other waste generated at our occupational healthcare centers. If an environmental regulatory agency finds any of our centers to be in violation of environmental laws, penalties and fines may be imposed for each day of violation, and the affected facility could be forced to cease operations. While we believe that our environmental practices, including waste handling and discharge practices, are in material compliance with applicable law, future claims or changes in environmental laws could have an adverse effect on our business.


SEASONALITY

      Our healthcare services business is seasonal in nature. Although our expansion of services and continuing growth may obscure the effect of seasonality in our financial results, our first and fourth quarters generally reflect lower net healthcare services revenues on a same market basis when compared to the second and third quarters.

      Plant closings, vacations and holidays during the first and fourth quarters result in fewer patient visits at our occupational healthcare centers, primarily because of fewer occupational injuries and illnesses during those periods. In addition, employers generally hire fewer employees during the fourth quarter, thereby reducing the number of pre-employment physical examinations and drug and alcohol tests conducted at our centers during that quarter. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Seasonality."

INSURANCE

      We and our physician groups maintain medical malpractice insurance in the amount of $1.0 million per incident/$3.0 million annual aggregate per provider, subject to an annual aggregate limit in the amount of $20.0 million. Pursuant to the management agreements between us and the physician groups, each physician group has agreed to indemnify us from certain losses, including medical malpractice. We maintain an errors and omissions liability insurance policy covering all aspects of our managed care services. This policy has limits of $1.0 million per claim/$3.0 million annual aggregate.

      In addition, we maintain $3.0 million of general liability insurance and an umbrella policy that provides excess insurance coverage for medical malpractice and for errors and omissions in the amount of $30.0 million per occurrence and $30.0 million in the aggregate.


EMPLOYEES

      We had approximately 8,800 employees at November 1, 1999. None of our employees is subject to a collective bargaining agreement. We have experienced no work stoppages and believe that our employee relations are good. All physicians, physician assistants and physical therapists providing professional services in our occupational healthcare centers are either employed by or under contract with the physician groups.


PROPERTIES

      Our principal corporate office is located in Boston, Massachusetts. We lease the 11,000 square feet of space in this site pursuant to a lease agreement expiring in 2003. We make annual rental payments under that lease of $396,000. Except for 12 properties owned by us, we lease all of our offices located in 49 states, the District of Columbia and Canada. Twelve of our offices are leased from Colonial Realty Trust, of which Lois E. Silverman, a former director of Concentra, is a trustee and beneficiary. We believe that our facilities are adequate for our current needs and that suitable additional space will be available as required.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

CONCENTRA OPERATING

      The directors and executive officers of Concentra Operating are identical to and hold identical positions as the persons identified below as directors and executive officers of Concentra.


CONCENTRA

      Executive officers of Concentra are elected annually by the board of directors and serve until successors are duly elected and qualified. There are no arrangements or understandings between any officer and any other person under to which the officer was selected, and there are no family relationships between any of our executive officers or directors. The names, ages and positions of the executive officers and directors of Concentra are listed below along with their business experience during at least the past five years.

       NAME                    AGE            POSITION
Daniel J. Thomas                41            Director, President and Chief
                                              Executive Officer
Thomas E. Kiraly                39            Executive Vice President, Chief
                                              Financial Officer and Treasurer
James M. Greenwood              38            Executive Vice President
                                              Corporate Development
Richard A. Parr II              41            Executive Vice President,
                                              General Counsel and Secretary

W. Tom Fogarty, M.D.            52            Senior Vice President and Chief
                                              Medical Officer
Paul B. Queally                 35            Chairman and Director
John K. Carlyle                 44            Director
Carlos Ferrer                   45            Director
D. Scott Mackesy                31            Director
Steven E. Nelson                45            Director and President of
                                              Concentra Preferred Systems, Inc.
Andrew M. Paul                  43            Director

      DANIEL J. THOMAS has served as a Director of Concentra since January 1998. He has served as President and Chief Executive Officer of Concentra since September 1998, and he served as President and Chief Operating Officer of Concentra from January 1998 until September 1998. He served as Executive Vice President and President of the Practice Management Services subsidiary of Concentra from August 1997 until January 1998. He served as a director of OccuSystems and as its President and Chief Operating Officer from January 1997 to August 1997. From April 1993 through December 1996, Mr. Thomas served as OccuSystems' Executive Vice President and Chief Operating Officer. Prior to joining OccuSystems in 1993, Mr. Thomas served in various capacities with Medical Care International, Inc., most recently as its Senior Vice President and Divisional Director. Mr. Thomas is a certified public accountant.

      THOMAS E. KIRALY has served as Executive Vice President, Chief Financial Officer and Treasurer of Concentra since May 25, 1999. Prior to that time, Mr. Kiraly served as the principal accounting and financial officer of BRC Holdings, Inc. from December 1988 to May 1999. BRC Holdings, Inc., based in Dallas, Texas, was a diversified provider of specialized information systems and services to healthcare institutions and local governments and was acquired in February 1999 by Affiliated Computer Services, Inc., another Dallas, Texas based provider of information services. During his tenure at BRC Holdings, Inc., Mr. Kiraly held the titles of Executive Vice President and Chief Financial Officer from March 1994 through May 1999 and Vice President of Finance from December 1988 through March 1994. Prior to that time, Mr. Kiraly was a Senior Management Consultant with Touche Ross & Co., a predecessor to Deloitte & Touche L.L.P., a national accounting firm, from May 1985 until December 1988.

      JAMES M. GREENWOOD has served as Executive Vice President of Corporate Development since February 1998 and as Senior Vice President of Corporate Development of Concentra from August 1997 to February 1998. He served as OccuSystems' Chief Financial Officer from 1993 when he joined OccuSystems as a Vice President until August 1997. Mr. Greenwood served as a Senior Vice President of OccuSystems since May 1994. From 1988 until he joined OccuSystems in 1993, Mr. Greenwood served in numerous positions with Bank One, Texas, N.A., and its predecessors, most recently as Senior Vice President and Manager of Mergers and Acquisitions.

      RICHARD A. PARR II has served as Executive Vice President, General Counsel and Secretary of Concentra since August 1997. He served as OccuSystems' Executive Vice President, General Counsel and Secretary from August 1996 to August 1997. Prior to joining OccuSystems, Mr. Parr served as Vice President and Assistant General Counsel of OrNda HealthCorp, a national hospital management company, from April 1993 through August 1996 and as Associate General Counsel of OrNda HealthCorp from September 1991 through March 1993.

      W. TOM FOGARTY, M.D. has served as Senior Vice President and Chief Medical Officer of Concentra since August 1997. He served as OccuSystems' Senior Vice President and Chief Medical Officer from September 1995 to August 1997. From 1993 to September 1995, Dr. Fogarty served as Vice President and Medical Director of OccuSystems. From 1992 to 1993, he served as a Regional Medical Director of OccuSystems and, from 1985 until 1992, as a medical director of one of OccuSystems' centers.

      PAUL B. QUEALLY is a director and the Chairman of Concentra. He has served as a managing member or general partner of the respective sole general partner of Welsh Carson and other associated investment partnerships since February 1996. Prior to joining Welsh Carson in February 1996, Mr. Queally held various positions, including, most recently, General Partner, at The Sprout Group, a private equity affiliate of Donaldson, Lufkin & Jenrette, since 1987. He is Chairman of New American Healthcare Corp and a director of Medcath, Inc. and several private companies.

      JOHN K. CARLYLE served as a Director of Concentra since August 1997 and Chairman from September 1998 until August 17, 1998. Mr. Carlyle also served as Chairman of the Board of Directors of Concentra from August 1997 to January 1998. Mr. Carlyle is currently President and CEO of MAGELLA Healthcare Corporation, a private physician practice management company devoted to the area of neonatology and perinatology. Mr. Carlyle served as OccuSystems' Chairman and Chief Executive Officer from January 1997 until August 1997. He joined OccuSystems in 1990 as its President and served in that capacity until December 1996. Mr. Carlyle served as the Chief Executive Officer and a director of OccuSystems from 1991 until August 1997. Mr. Carlyle has served as a director of National Surgery Centers, Inc., an owner and operator of free standing, multi-specialty ambulatory surgery centers, since 1991. He also serves as a director of several other private companies.

      CARLOS FERRER is a director of Concentra. He has served as a member of the general partner of Ferrer Freeman Thompson & Co. since 1995. Prior to 1995 he was employed by Credit Suisse First Boston Corporation, as a Managing Director responsible for the firm's investment banking activities in the healthcare industry. He is a director of Sicor, Inc. and several private companies and is Chairman of the Board of Trustees of the Cancer Research Institute.

      D. SCOTT MACKESY is a director of Concentra. He has served as an employee of WCA Management Corporation, an affiliate of Welsh Carson since 1998. Prior to joining Welsh Carson in 1998, Mr. Mackesy was employed from 1992 to 1998 by Morgan Stanley Dean Witter & Co., most recently as a Vice President in its investment research department.

     STEVEN E. NELSON is a director of Concentra. He has served as President of Concentra Preferred Systems since August 1997. Prior to August 1997, Mr. Nelson served as President and Chief Executive Officer of Preferred Payment Systems, Inc. since 1990.

      ANDREW M. PAUL is a director of Concentra. He has served as a managing member or general partner of the respective sole general partners of Welsh Carson and other associated investment partnerships since 1984. He is a director of Centennial Healthcare Corporation, Accredo Health, Incorporated and several private companies.


THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE

      Pursuant to the Delaware General Corporation Law, as implemented by Concentra's Certificate of Incorporation and Bylaws, the business, property and affairs of Concentra are managed under the direction of a board of directors. Members of this board are kept informed of the Concentra's business through discussions with the Chairman, the President and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.

      During 1998, the board of directors held a total of 13 meetings, including 4 regular meetings and 9 special meetings. Each director attended more than 75% of the aggregate of (1) the total number of meetings held by the board and (2) the total number of meetings held by all committees of the board on which he served.


COMMITTEES OF THE BOARD OF DIRECTORS

      During 1998, the board of directors of Concentra had two standing committees: an Audit Committee, now known as the Audit and Compliance Committee and an Option and Compensation Committee, now known as the Compensation Committee.

      The Audit Committee held two meetings in 1998. The Audit Committee reviews the adequacy of Concentra's system of internal controls and accounting practices. In addition, the Audit Committee reviews the scope of the annual audit of Concentra's independent public accountants, Arthur Anderson LLP, prior to its commencement, and reviews the types of services for which Concentra retains Arthur Anderson LLP. Commencing in December 1998, the board of directors designated the Audit Committee as the committee charged with primary oversight of Concentra's Corporate Integrity Program, currently under development.

      The Option and Compensation Committee held six meetings in 1998. The functions of the Option and Compensation Committee are to establish annual salary levels, approve fringe benefits and administer any special compensation plans or programs for officers of Concentra, review and approve the salary administration program for Concentra and administer Concentra's incentive and stock option plans.

     During the fiscal year ended December 31, 1998, the members of the Audit Committee were Willis D. Gradison, Jr., Mitchell T. Rabkin, M.D. and Lois E. Silverman. Currently, D.Scott Mackesy, Steven E. Nelson and John K. Carlyle serve on the Audit and Compliance Committee.

     During the fiscal year ended December 31, 1998, the members of the Option and Compensation Committee were John K. Carlyle, George H. Conrades and Robert
A. Ortenzio. Currently, John K. Carlyle, Carlos Ferrer, Paul B. Queally and Andrew M. Paul serve on the Compensation Committee.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Paul and Queally are managing members of the sole general partner of Welsh Carson. Because of these affiliations, Messrs. Paul and Queally may be deemed to have a material interest in the matters described under "Certain Relationships and Related Transactions--Equity Investor Agreements."


COMPENSATION OF DIRECTORS

      CONCENTRA OPERATING. None of the directors of Concentra Operating will receive any remuneration from Concentra Operating for their attendance at board and committee meetings during 1999.

      CONCENTRA. During 1998, each director who was not also an employee of Concentra automatically received options for 5,000 shares of Concentra common stock and restricted stock valued at $15,000 under Concentra's 1997 Long-Term Incentive Plan to each director who was not an employee on the date of each annual meeting of Concentra stockholders. During such period, Concentra directors who were also employees of Concentra received no remuneration for attendance at board and committee meetings.

      Concentra directors who are not employees receive compensation that is in accordance with the Welsh Carson's customary practices and consistent with compensation paid to directors in comparable public companies.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

      The following table summarizes the compensation paid to Concentra's Chief Executive Officer, former Chief Executive Officer, and four most highly compensated executive officers other than the Chief Executive Officer and the former Chief Executive Officer who were serving as executive officers at the end of fiscal year 1998 during (a) fiscal year 1998 by Concentra, and (b) fiscal years 1997 and 1996 by Concentra and its predecessors, CRA or OccuSystems.
These executive officers are referred to as the named executive officers.

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                                               SECURITIES
                                                                                               UNDERLYING       ALL OTHER
                                                           ANNUAL COMPENSATION                OPTIONS/SARS     COMPENSATION
                                                  -------------------------------------       -------------    -------------
NAME AND PRINCIPAL POSITION                       YEAR     SALARY ($)(1)      BONUS ($)       (#)(2)             ($)(3)
Daniel J. Thomas                                  1998       294,241                  0        250,000            3,276(4)
President and Chief Executive                     1997       248,807             65,000        130,000              198
Officer, Director                                 1996       225,000             60,000              0              198

James M. Greenwood                                1998       247,495                  0        250,000            3,250
Executive Vice President of                       1997       212,974             52,500         85,000             1989
Corporate Development                             1996       170,000             40,000              0              198

Richard A. Parr II                                1998       230,000                  0         30,000            5,718
Executive Vice President,                         1997       212,879             52,500         50,000              198
General Counsel and Secretary                     1996        79,166             35,000         50,000               66

Joseph F. Pesce                                   1998       289,221                  0        230,000            9,243
Executive Vice President, Chief                   1997       245,096             86,500        130,000           12,720
Financial Officer and Treasurer                   1996       235,000            108,100        160,740           17,955

W. Tom Fogarty, M.D.                              1998       240,000                  0         30,000            3,416
Senior Vice President and Chief                   1997       223,671             55,000         75,000              864
Medical Officer                                   1996       166,667             15,000             --              522

Donald J. Larson                                  1998       434,540                  0             --            5,161(5)
Former Chairman, President and                    1997       320,204            116,500        100,000            3,200
Chief Executive Officer                           1996       250,000            161,000        178,600            3,000

(1) Salaries for the currently employed named executives officers effective January 1, 1999 are $400,000 for Mr. Thomas, $300,000 for Mr. Pesce, $270,000 for Mr. Greenwood, $260,000 for Dr. Fogarty and $250,000 for Mr. Parr.

(2)  Represents long-term awards of options and restricted stock.

(3) Amounts shown represent, to the extent that the named executive officer participated in the Employee Stock Purchase and the 401(k) Plans, (a) the purchase discount on shares of Concentra common stock purchased pursuant to Concentra's Employee Stock Purchase Plan, (b) Concentra's matching provision under Concentra's 401(k) Plan and (c) premiums paid by Concentra for group term life insurance that is taxable compensation to the named executive officers.

(4) Excludes relocation related costs and benefits totaling $158,709 paid to Mr. Thomas in 1998 associated with his relocation from Dallas, Texas to Boston, Massachusetts.

(5) Excludes payments totaling $1,354,092 paid to Mr. Larson in connection with his resignation from Concentra as its Chairman, President and Chief Executive Officer in September of 1997 comprised of salary continuation payments of $1,150,000, transfer of the cash surrender value of a split-dollar life insurance policy of $168,592, consulting fees of $25,000 and other benefits of $10,500. Concentra is further obligated to pay Mr. Larson an additional $125,000 under his consulting agreement in 1999.


OPTION AND RESTRICTED STOCK GRANTS

      The named executive officers and other key executives of Concentra were granted new options to acquire up to 10.5% of Concentra common stock following the merger at a price per share equal to $16.50 under Concentra's 1999 Stock Option and Restricted Stock Purchase Plan. Some of these new options are non-qualified and vest 20% per year over a five year period; other options vest upon the achievement of certain performance criteria.

      The following tables set forth certain information concerning grants by Concentra of stock options and restricted stock to each of the named executive officers during 1998. In accordance with the rules of the Commission, the potential realizable values under such options are shown based on assumed rates of annual compound stock price appreciation of 5% and 10% over the full option term from the date the option was granted.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                          POTENTIAL REALIZABLE
                                                                                                            VALUE AT ASSUMED
                                  NUMBER OF         $ OF TOTAL                                            ANNUAL RATES OF STOCK
                                 SECURITIES           OPTIONS                                             RICE APPRECIATION FOR
                                 UNDERLYING         GRANTED TO        EXERCISE OR                          OPTION TERM ($)(2)
                                   OPTIONS         EMPLOYEES IN       BASE PRICE      EXPIRATION          --------------------
                               GRANTED (#)(1)       FISCAL YEAR       ($/SHARE)          DATE               5%              10%
--------------                  ------------        ----------         ---------      ----------         ---------      ----------
Daniel J. Thomas                    220,000             7.47%            $30.44         3/18/08          4,457,606      11,064,401
James M. Greenwood                  200,000             6.79%            $29.44         5/13/08          3,702,617       9,383,159
Richard A. Parr II                   30,000             1.02%            $29.44         5/13/08            555,393       1,407,474
Joseph F. Pesce                     200,000             6.79%            $29.44         5/13/08          3,702,617       9,383,159
W. Tom Fogarty, M.D.                 30,000             1.02%            $29.44         5/13/08            555,393       1,407,474
Donald J. Larsen                         --                --                --              --                 --              --

------------------
(1) These options all became immediately vested upon the consummation of the merger with Yankee.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises will depend upon the future performance of Concentra's common stock.

            LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR (1)

                                                                                              POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF SECURITIES    % OF TOTAL                              ASSUMED ANNUAL RATES OF STOCK
                           UNDERLYING AWARDS GRANTED     OPTIONS                                PRICE APPRECIATION FOR OPTION
                                    (#)                PERFORMANCE     GRANTED TO    EXERCISE            TERM ($)(3)
                           -------------------------  PERIOD UNTIL   EMPLOYEES IN     PRICE   ------------------------------
                             STOCK      RESTRICTED    MATURATION OR   FISCAL YEAR   OF OPTIONS
                            OPTIONS        STOCK       PAYOUT (2)                  ($/SHARES)        5%              10%
                            -------      ---------    ------------   -----------    --------     ----------      ----------
Daniel J. Thomas             21,000        9,000         1998-2005        1.02%       $29.44         820,240      1,672,322
James M. Greenwood           35,000       15,000         1998-2005        1.70%       $29.44       1,367,067      2,787,202
Richard A. Parr II               --           --                --           --           --              --             --
Joseph F. Pesce              21,000        9,000         1998-2005        1.02%       $29.44         820,240      1,672,322
W. Tom Fogarty, M.D.             --           --                --           --           --              --             --
Donald J. Larson                 --           --                --           --           --              --             --

-----------------
(1) These options and shares of restricted stock all became immediately vested upon the consummation of the merger with Yankee.

(2) The awards listed in the table relate to the performance period beginning January 1, 1998 and ending December 31, 2005. All options became immediately vested upon the consummation of the merger with Yankee.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises will depend upon the future performance of Concentra's common stock.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
             AND FISCAL YEAR-END OPTION AND RESTRICTED STOCK VALUES

      The following table provides information about option exercises by the named executive officers during 1998 and the value realized by them (whether through Concentra or one of its predecessors). The table also provides information about the number and value of options held by the named executive officers at December 31, 1998.

                                                                                                          NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED              VALUE OF IN-THE-MONEY
                                                                        OPTIONS AT FISCAL                   OPTIONS AT FISCAL
                                     SHARES                                 YEAR END (#)                    YEAR END ($)(2)(3)
                                   ACQUIRED ON        VALUE       ----------------------------       ----------------------------
          NAME                     EXERCISE (#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
                                  ----------       ---------       ----------     ------------        ----------     ------------
Daniel J. Thomas                       --             --              389,000         266,000           1,020,312        352,357
James M. Greenwood                     --             --              123,000         262,000                  --        352,358
Richard A. Parr II                     --             --               62,750          67,250                  --        160,163
Joseph F. Pesce                        --             --              179,803         368,834             272,857        364,754
W. Tom Fogarty, M.D.                   --             --              103,800          79,500             211,719        192,195
Donald J. Larson                       --             --                   --              --                  --             --

(1) Market value of underlying securities based on the closing price of Concentra's common stock on the Nasdaq National Market on the date of exercise, minus the exercise price.

(2) Market value of securities underlying in-the-money options based on the closing price of Concentra's common stock on December 31, 1998 (the last trading day of the fiscal year) on the Nasdaq National Market of $10.69, minus the exercise price.

(3) All options for the named executive officers became immediately vested upon the consummation of the merger with Yankee.

EMPLOYMENT AGREEMENTS

      Each of Daniel J. Thomas, Thomas A. Kiraly, James M. Greenwood, Richard A. Parr II, and W. Tom Fogarty, M.D. have entered into employment agreements between such individuals and Concentra. The principal terms of these employment agreements are as follows:

      o each agreement has a term of two years, subject to automatic renewal for additional one-year terms, unless terminated in accordance with the agreement's terms;

      o each agreement provides for compensation consisting of base salary amounts, bonuses at the discretion of the board of directors of Concentra and participation in any employee benefit plan adopted by us for our employees;

      o each agreement provides for a severance payment in the event of (1) termination by Concentra without cause, or (2) resignation by the employee for good reason; consisting of two years' base salary for Mr. Thomas and one year's base salary for Messrs. Greenwood, Kiraly, Parr and Fogarty; provided, however, if termination by Concentra occurs on or before August 17, 2000, each agreement provides for a severance payment consisting of two and half year's base salary for Mr. Thomas and two years' base salary for each of Messrs. Greenwood, Kiraly, Parr, and Fogarty.


OFFICERS' AND DIRECTORS' INDEMNIFICATION INSURANCE

      The merger agreement provides that, for a period of six years after the effective time, Concentra will indemnify the present and former officers, directors, employees and agents of Concentra and its subsidiaries from liabilities arising out of actions or omissions in that capacity prior to the effective time of the merger, to the full extent permitted under Delaware law or as provided in Concentra's or its subsidiaries' organization documents or any written indemnification agreements. In addition, the surviving entity will maintain directors' and officers' insurance coverage for six years after the effective time on terms no less favorable to such indemnified parties than existing insurance coverage, but Concentra will not be required to pay an annual premium in excess of 200% of the last premium paid prior to the date of the merger agreement.


EMPLOYEE BENEFIT PLANS

1999 LONG-TERM INCENTIVE PLAN


GENERAL

      Concentra's board and stockholders approved its 1999 Stock Option and Restricted Stock Purchase Plan in August 1999. The purpose of the 1999 Stock Plan is to promote the interests of Concentra and its subsidiaries and the interests of our stockholders by providing an opportunity to selected employees and officers of Concentra and its subsidiaries and to other persons providing services to Concentra and its subsidiaries to purchase Concentra common stock. By encouraging such stock ownership, we seek to attract, retain and motivate such employees and other persons and to encourage such employees and other persons to devote their best efforts to our business and financial success. Under the 1999 Stock Plan, we may grant incentive stock options and non qualified stock options and restricted stock purchase awards to purchase an aggregate of up to 3,750,000 shares of Concentra common stock. The following summary describes the principal features of the 1999 Stock Plan and is qualified in its entirety by reference to the specific provisions of the 1999 Stock Plan, which is filed as an exhibit to the registration statement of which this prospectus forms in part.


DESCRIPTION OF 1999 STOCK PLAN

      SHARES AND OPTIONS SUBJECT TO PLAN. The 1999 Stock Plan provides for the grant of options or awards to purchase an aggregate 3,750,000 shares of common stock, either in the form of incentive stock options intended to meet the requirements of Section 422 of the Code or nonqualified stock options or restricted stock purchase awards. The 1999 Stock Plan includes provisions for adjustment of the number of shares of common stock available for grant of award thereunder and in the number of shares of common stock underlying outstanding options in the event of any stock splits, stock dividends or other relevant changes in the capitalization of Concentra.

      ELIGIBILITY. Under the 1999 Stock Plan, employees, including officers, are eligible to receive grants of either incentive stock options structures to qualify under Section 422 of the Code, or nonqualified stock options and restricted stock purchase awards, both of which are not intended to meet the requirements of Code Section 422. Non-employee directors are eligible to be granted only nonqualified options and awards.

      ADMINISTRATION. Administration of the 1999 Stock Plan has been delegated to the Compensation Committee, consisting entirely of "Non-Employee Directors" within the meaning of the Exchange Act, and "outside directors" within the meaning of the Code. The Compensation Committee, within the parameters of the 1999 Stock Plan, has authority to determine to whom options and awards are granted. All questions of interpretation or application of the 1999 Stock Plan are determined by the Compensation Committee, whose decisions are final and binding upon all participants.

      TERMS OF OPTIONS AND AWARDS. Each option or award granted will be evidenced by a stock option or restricted stock purchase agreement.

      The Compensation Committee will fix the term and vesting provisions of all options granted pursuant to the 1999 Stock Plan.

      The exercise price of incentive stock options may not be less than 100% of the fair market value of the shares of common stock, as determined by the board or the Compensation Committee, as the case may be, on the date the option is granted. The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the shares of common stock on the date the option is granted. In addition, the aggregate fair market value of the shares of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. In addition, no incentive stock option shall be granted to an optionee who owns more than 10% of the total combined voting power for all classes of stock of Concentra, unless the exercise price is at least 110% of the fair market value of the shares of common stock and the exercise period does not exceed 5 years.

      Restricted stock purchase awards granted under the 1999 Stock Plan will be in such amounts and at such times as determined by the Compensation Committee. The purchase price, as well as the vesting provisions, of such awards shall be determined by the Compensation Committee and the purchase price may be equal to, less than or more than the fair market value of the shares of common stock to be awarded.

      TERM OF THE 1999 STOCK PLAN. The 1999 Stock Plan will continue in effect until August 17, 2009 unless terminated prior to such date by the board.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE 1999 STOCK PLAN

      The tax consequences of incentive stock options, non-qualified stock options and restricted stock purchase awards are quite complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

      Incentive stock options granted pursuant to the 1999 Stock Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. If an optionee does not dispose of the shares acquired pursuant to exercise of an incentive stock option within one year after the transfer of such shares to the optionee and within two years from grant of the option such optionee will recognize no taxable income as a result of the grant or exercise of such option. However, for alternative minimum tax purposes the optionee will recognize as an item of tax preference the difference between the fair market value of the shares received upon exercise and the exercise price. Any gain or loss that is subsequently recognized upon a sale or exchange of the shares may be treated by the optionee as long-term capital gain or loss, as the case may be. Concentra will not be entitled to a deduction for fed-eral income tax purposes with respect to the issuance of an incentive stock option, the transfer of shares upon exercise of the option of the ultimate disposition of such shares provided the holding period requirements are satisfied.

      If shares received upon exercise of an incentive stock option are disposed or prior to satisfaction of the holding period requirements, the optionee generally will recognize taxable ordinary income, in the year in which such disqualifying disposition occurs, in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price, and (2) the gain recognized on such disposition. Such amount will ordinarily be deductible by Concentra for federal income tax purposes in the same year, provided that the company satisfies certain federal income tax information reporting requirements. In addition, the excess, if any, of the amount realized by the exercise of the incentive stock option will be treated as capital gain, long-term or short-term, depending on whether, after exercise of the option, the shares were held for more than one year.

      Non-qualified stock options may be granted under the 1999 Stock Plan. An optionee generally will not recognize any taxable income upon grant of a non-qualified stock option. The optionee will recognize taxable ordinary income, at the time of exercise of such option, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinary be deductible by Concentra in the same year, provided that Concentra satisfies certain federal income tax information reporting requirements. Any gain or loss that is subsequently recognized by the optionee upon a sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on whether, after the exercise of the option, the shares were held for more than one year prior to such sale or exchange.

      Restricted stock purchase awards may also be granted pursuant to the 1999 Stock Plan. A recipient of a restricted stock purchase award generally will not recognize taxable income upon the purchase of shares of restricted stock, unless he or she makes a timely election under Section 83(b) of the Code. Such a recipient, however, would recognize taxable ordinary income and the holding period for such shares would commence at the time that such shares become vested, in amount equal to the excess of the fair market value of the shares at the time over the purchase price paid for such shares. If, on the other hand, the recipient makes a timely election under Section 83(b), he or she would recognize taxable ordinary income and the holding period for such shares would commence at the time of purchase, in an amount equal to the excess of the fair market value of the shares at that time, determined without regard to any transfer restrictions imposed on the shares, vesting provisions or any restrictions imposes by the securities laws, over the purchase price paid for such shares. In either case, Concentra should be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient in the same year that the recipient recognized such income, provided that the company satisfies certain federal income tax information reporting requirements. Any gain or loss that is subsequently recognized by the recipient upon a sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on whether the shares were held for more than one year prior to such sale or exchange.


 401(K) PLAN

      Concentra has a defined contribution retirement plan which complies with
Section 401(k) of the Internal Revenue Code. Substantially all employees of Concentra, including certain officers and directors of Concentra, who have completed six months of service are eligible to participate in the Concentra Managed Care, Inc. 401(k) Plan. Generally, employees may contribute amounts up to a maximum of 15% of the employee's compensation. Under the plan, Concentra has the option of matching up to 50% of the participants' pretax contributions up to a maximum of 6% of compensation. For fiscal year 1998, Concentra elected to match 50% of up to 4% of compensation.


EMPLOYEE STOCK PURCHASE PLAN

      Until March 2, 1999, Concentra maintained an Employee Stock Purchase Plan that permitted substantially all employees to acquire Concentra common stock at the end of each specified period at a purchase price of 85% of the lower of the fair market value at the end of the participation period. Periods were semi-annual and began on January 1 and July 1 of each year. Employees were allowed to designate up to 15% of their base compensation for the purchase of common stock. The Option and Compensation Committee administered the Employee Stock Purchase Plan. On March 2, 1999, Concentra terminated the Employee Stock Purchase Plan. The final period for which participating employees acquired shares of Concentra's common stock began on January 1, 1999 and ended March 2, 1999.

                             PRINCIPAL STOCKHOLDERS

      After the merger and related transactions, all of the issued and outstanding capital stock of Concentra Operating is owned by Concentra. The table below contains information regarding the beneficial ownership of Concentra's common stock as of , 1999 by

      o each stockholder who owns beneficially five percent or more of Concentra's common stock,

      o    each director of Concentra,

      o    each executive officer and

      o    all directors and officers as a group.

      The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. Unless otherwise noted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the Concentra common shares shown as beneficially owned. The percentage ownership of each stockholder is calculated based on 25,676,498 shares outstanding as of , 1999.

                                                                        BENEFICAL OWNERSHIP
                                                                      IMMEDIATELY AFTER MERGER
                                                                    ----------------------------
                            NAME AND ADDRESS                           AMOUNT         PERCENTAGE
                                                                    -------------    ------------
Welsh, Carson, Anderson & Stowe VIII, L.P.(1)...................      16,889,066          65.78%
      320 Park Avenue, Suite 2500
      New York, NY 10022

Healthcare Capital Partners L.P.(2).............................       1,854,545           7.22
      c/o Ferrer Freeman Thompson & Co.
      The Mill
      10 Glenville Street
      Greenwich, CT 06831

California State Teachers' Retirement System ...................       1,322,473           5.15
      c/o Welsh, Carson, Anderson & Stowe
      320 Park Avenue, Suite 2500
      New York, NY 10022

Daniel J. Thomas................................................          33,000(3)       *
      c/o Concentra Operating Corporation
      312 Union Wharf
      Boston, MA 02109

Thomas E. Kiraly ...............................................              --          *
      c/o Concentra Operating Corporation
      312 Union Wharf
      Boston, MA 02109

James M. Greenwood  ............................................           8,250(3)       *
      c/o Concentra Operating Corporation
      5080 Spectrum Drive
      Suite 400, West Tower
      Addison, TX 75248

                             PRINCIPAL STOCKHOLDERS

                                                                                BENEFICAL OWNERSHIP
                                                                             IMMEDIATELY AFTER MERGER
                                                                           ----------------------------
                            NAME AND ADDRESS                                AMOUNT         PERCENTAGE
                                                                         -------------    ------------
Richard A. Parr II .................................................           15,000(3)       *
      c/o Concentra Operating Corporation
      5080 Spectrum Drive
      Suite 400, West Tower
      Addison, TX 75248

W. Tom Fogarty, M.D. ...............................................           50,000           *
      c/o Concentra Operating Corporation
      312 Union Wharf
      Boston, MA 02109


Paul B. Queally (4).................................................       16,394,343          63.81
      c/o Welsh, Carson, Anderson & Stowe
      320 Park Avenue, Suite 2500
      New York, NY 10022

John K. Carlyle ....................................................               --           *
      c/o Concentra Operating Corporation
      312 Union Wharf
      Boston, MA 02109

Carlos Ferrer (5)...................................................        1,854,545           7.22
      c/o Ferrer Freeman Thompson & Co.
      The Mill
      10 Glenville Street
      Greenwich, CT 06831

D. Scott Mackesy (6) ...............................................       16,384,170          63.78
      c/o Welsh, Carson, Anderson & Stowe
      320 Park Avenue, Suite 2500
      New York, NY 10022

Steven E. Nelson ...................................................           18,182          *
      c/o Concentra Operating Corporation
      312 Union Wharf
      Boston, MA 02109

Andrew M. Paul (7) .................................................       16,440,848          64.00
      c/o Welsh, Carson, Anderson & Stowe
      320 Park Avenue, Suite 2500
      New York, NY 10022

All directors and executive officers as a group (12 individuals)....       18,455,164          71.88

---------------
* Less than one percent.

(1) Certain of the shares reflected as owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by WCAS Healthcare Partners, L.P. (60,606). An aggregate 515,604 shares included as beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by individuals who are members of the limited liability company that serves as its sole general partner, including Messrs. Queally and Paul, and individuals employed by its investment advisor, including Mr. Mackesy.

(2) Certain of the shares reflected as owned by Health Care Capital Partners, L.P. are owned beneficially and of record by Health Care Executive Partners L.P. (73,675).

(3) These shares are restricted and relate to the performance period beginning January 1, 1998 and ending December 31, 2005. The lapsing of restrictions for each officer occurs seven years after the date of grant or earlier if based on the level of attainment of an earnings per share growth objective.

(4) Certain of the shares reflected as owned by Mr. Queally are owned beneficially and of record by Welsh, Carson, Anderson & Stowe VIII, L.P. (16,312,856) and WCAS Healthcare Partners, L.P. (60,606). Mr. Queally disclaims beneficial ownership of such shares.

(5) The shares reflected as owned by Mr. Ferrer are owned beneficially and of record Health Care Capital Partners, L.P. (1,780,870) and Health Care Executive Partners L.P. (73,675). Mr. Ferrer disclaims beneficial ownership of such shares.

(6) Certain of the shares reflected as owned by Mr. Mackesy are owned beneficially and of record by Welsh, Carson, Anderson & Stowe VIII, L.P. (16,312,856) and WCAS Healthcare Partners, L.P. (60,606). Mr. Mackesy disclaims beneficial ownership of such shares.

(7) Certain of the shares reflected as owned by Mr. Paul are owned beneficially and of record by Welsh, Carson, Anderson & Stowe VIII, L.P. (16,312,856) and WCAS Healthcare Partners, L.P. (60,606). Mr. Paul disclaims beneficial ownership of such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EQUITY INVESTOR AGREEMENTS

      PURCHASE AGREEMENT

      In connection with its investment in Yankee, Ferrer Freeman entered into a subscription agreement to purchase 1,854,545 shares of Yankee's Class A common stock immediately prior to the merger, representing approximately 7% of Yankee's outstanding capital stock. The Class A common stock of Yankee is identical in all respects to Yankee's common stock except that the holders of Class A common stock are entitled to elect one member to Yankee's board of directors. In the merger, these shares of Yankee's Class A common stock were converted into an equal number of shares of Class A common stock of Concentra with the same rights as Yankee's Class A common stock prior to the merger.

      In connection with their investment in Yankee, the Welsh Carson investors and the other investors entered into a subscription agreement to purchase 23,821,953 shares of Yankee's common stock immediately prior to the merger, representing approximately 93% of Yankee's outstanding capital stock. In the merger, these shares of Yankee's common stock were converted into an equal number of shares of Concentra common stock with the same rights as Yankee's common stock prior to the merger.


      STOCKHOLDERS AGREEMENT

      The Welsh Carson investors, the other investors, Ferrer Freeman and Concentra also entered into a stockholders agreement. The stockholders agreement does not provide for any agreements with the Welsh Carson investors, the other investors, and Ferrer Freeman with respect to voting of shares or management of Concentra. The stockholders agreement provides for:

      o    limitations on the transfer of shares owned by the investors;

      o tag along rights for Ferrer Freeman, the other investors, and the Welsh Carson investors, other than Welsh Carson, to participate in proposed dispositions of Concentra common stock by Welsh Carson;

      o in the event that Welsh Carson receives a third party offer to purchase a significant portion of the outstanding Concentra common stock, Welsh Carson may require Ferrer Freeman, the Welsh Carson investors and the other investors to accept the offer and sell their shares of Concentra to the third party; and

      o preemptive rights to the investors to participate, on a pro rata basis according to their ownership of Concentra capital stock, in equity offerings of Concentra with certain customary exceptions.


      REGISTRATION RIGHTS AGREEMENT

      At the same time they executed the stockholders agreement, the Welsh Carson investors, the other investors, Ferrer Freeman and Concentra entered into a registration rights agreement. The registration rights agreement gives the investors rights to require Concentra to register their shares of Concentra capital stock under the Securities Act and to include, upon request, their shares in any other registration of shares by Concentra.


THE MERGER AND DISCOUNT DEBENTURES

      Welsh Carson controlled Yankee prior to the merger. Messrs. Queally and Paul, who are members of the general partner of Welsh Carson, may be deemed to have controlled Yankee prior to the merger. For a description of the merger see "The Transactions and Use of Proceeds."

      In addition, WCAS Capital Partners III, L.P., an investment partnership affiliated with Welsh Carson, bought $83.9 million face amount of 14% senior discount debentures due 2010 of Concentra and warrants to acquire 619,356 shares of Concentra common stock for $42.7 million at the time of the merger. Messrs. Queally and Paul, who are members of the general partner of WCAS Capital Partners III, L.P., may be deemed to control WCAS Capital Partners III, L.P. See "The Transactions and Use of Proceeds."


OTHER RELATED PARTY TRANSACTIONS

      Lois E. Silverman, who was a director of Concentra until August 17, 1999, is one of the trustees and beneficiaries of Colonial Realty Trust, which leases twelve offices to Concentra for an annual aggregate consideration of $700,000. We believe that the rental rates paid to Colonial Realty Trust are fair market rental rates.

      W. Tom Fogarty, M.D., an executive officer of Concentra, is the President, a director and a member of Occupational Health Centers of the Southwest, P.A., or OHCSW, and several other physician groups. We have entered into a 40 year management agreement with each of the physician groups. OHCSW paid approximately $119,091,000 in management fees to Concentra in 1998 under its management agreement.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

THE SENIOR CREDIT FACILITIES

     In connection with the merger, Concentra Operating entered into the senior credit facilities with a syndicate of financial institutions for which Chase Securities Inc. and DLJ Capital Funding, Inc. acted as Co-Lead Arrangers and Joint Book Managers. The Chase Manhattan Bank acted as Administrative Agent. DLJ Capital Funding, Inc. acted as Syndication Agent. Credit Suisse First Boston and Fleet National Bank acted as Co-Documentation Agents. The following is a summary of the material terms and conditions of the senior credit facilities and is subject to the detailed provisions of the senior credit facilities and the various related documents entered into in connection with the senior credit facilities.

     BORROWER. The borrower under the senior credit facilities was Concentra Operating.

     LOANS; INTEREST RATES. The senior credit facilities consist of:

     (1)  the term loan facilities consisting of:

          o  a 7 year $250.0 million tranche B term loan facility, and

          o  an 8 year $125.0 million tranche C term loan facility, and

     (2) the revolving credit facility of up to $100.0 million, including a letter of credit sub-facility of $25.0 million.

     The borrowings under the term loan facilities, together with the aggregate net proceeds from the offering of old notes and the offering of discount debentures, the equity contributions and the our remaining cash at the time of the merger were used to fund the transactions. In addition, the revolving credit facility will provide financing for future working capital, capital expenditures, acquisitions and other general corporate purposes.

     The revolving credit facility will be available on a revolving basis until September 30, 2005. At Concentra Operating's option, the senior credit facilities will bear interest at either:

     (1) the greater of (a) The Chase Manhattan Bank's prime rate and (b) the Federal Funds Effective Rate plus 0.005% plus an additional:

          o  1.75% for the revolving credit facility,

          o  2.25% for the tranche B term loan facility, and

          o  2.50% for the tranche C term loan facility, or

     (2)  the reserve-adjusted Eurodollar rate plus:

          o  2.75% for the revolving credit facility,

          o  3.25% for the tranche B term loan facility, and

          o  3.50% for the tranche C term loan facility;

PROVIDED, that the above rate for the revolving credit facility is subject to adjustment based on changes in Concentra Operating's leverage ratios effective four fiscal quarters after the closing of the senior credit facilities. The default rate under the senior credit facilities is 2.0% above the otherwise applicable rate.

     MATURITY OF LOANS. The revolving credit facility will mature on September 30, 2005. The term loan facilities will amortize over seven years for the tranche B term loan facility and eight years for the tranche C term loan facility.

     The tranche B term loan facility will be payable in 24 consecutive quarterly installments of $625,000 beginning on September 30, 1999 until June 30, 2005. Beginning on September 30, 2005, Concentra Operating will pay four consecutive quarterly installments of $58,750,000 until final maturity on June 30, 2006.

     The tranche C term loan facility will be payable in 28 consecutive quarterly installments of $312,500 beginning on September 30, 1999 until June 30, 2006. Beginning on September 30, 2006, Concentra Operating will pay four consecutive quarterly installments of $29,062,500 until final maturity on June 30, 2007.

     SECURITY. The senior credit facilities are secured by a first-priority lien on:

     o 100% of the issued and outstanding capital stock of Concentra Operating held by Concentra;

     o 100% of the issued and outstanding capital stock of the direct and indirect subsidiaries of Concentra Operating, other than its joint ventures; and

     o all other present and future assets and properties of Concentra Operating and its subsidiaries, other than its joint ventures.

     GUARANTORS. The senior credit facilities are guaranteed by Concentra and each of Concentra Operating's present and future direct and indirect subsidiaries, other than its joint ventures.

     PREPAYMENTS. In addition, the senior credit facilities provide for mandatory repayments, subject to stated exceptions, of the Term Loan Facilities and reductions in the revolving credit facility, based on certain net asset sales outside the ordinary course of business of Concentra Operating and its subsidiaries, from the net proceeds of specified debt and equity issuances, and excess cash flow. Outstanding loans under the senior credit facilities are voluntarily pre-payable without penalty; provided, however, that we will bear any Eurodollar rate breakage costs.

     REPRESENTATIONS AND WARRANTIES. The senior credit facilities contain representations and warranties customary for similar credit facilities.

     AFFIRMATIVE COVENANTS. The senior credit facilities contain affirmative covenants customary for similar credit facilities.

     NEGATIVE COVENANTS. The senior credit facilities contain negative covenants that limit the ability of Concentra Operating and its subsidiaries to among other things:

     o incur additional indebtedness or contingent obligations, issue guarantees or enter into operating leases;

     o  grant liens or negative pledges;

     o make fundamental changes in their business, corporate structure or capital structure, including, among other things, entering into any merger, consolidation or amalgamation, or liquidating, winding up or dissolving itself;

     o  sell assets;

     o  make specified restricted payments;

     o  make capital expenditures;

     o make investments, including the advancing of loans or extensions of credit; or enter into joint ventures, or make acquisitions of assets constituting a business unit or the capital stock of another entity;

     o prepay, redeem or repurchase subordinated indebtedness, including the notes, or amend documents relating to other existing indebtedness or other material documents; and

     o  enter into transactions with affiliates.

     FINANCIAL COVENANTS. The senior credit facilities also contain financial covenants requiring Concentra Operating to maintain:

     o  a maximum leverage ratio;

     o  a minimum interest coverage ratio; and

     o  a minimum fixed charge coverage ratio.

     EVENTS OF DEFAULT. The senior credit facilities also contain events of default that are typical of similar credit facilities and appropriate in the context of the transactions, including without limitation, subject to certain exceptions, those related to:

     o  default in payment of principal and interest;

     o  materially incorrect representations or warranties;

     o default in observance or performance of any of the affirmative or negative covenants included in the senior credit facilities' documentation or in the related security documents;

     o cross-default in payment of other indebtedness of more than $10.0 million;

     o  specified events of bankruptcy;

     o  specified ERISA events;

     o  specified judgments or decrees involving more than $5.0 million;

     o the failure of the applicable senior credit facility documents or any material provisions of those documents, the guarantees, security documents or any related documents to be enforceable and in full force and effect;

     o  certain change of control events;

     o  the conduct of Concentra's business; and

     o the failure of the subordination of the notes and the subsidiary guarantees to the right of payment of the lenders under the senior credit facilities to be valid.


THE DISCOUNT DEBENTURES

     Concentra raised approximately $110.0 million of the funds necessary to consummate the transactions through the issuance of the discount debentures in the private capital markets. The discount debentures were issued with warrants to purchase 5.85% of Concentra common stock at a nominal exercise price. Concentra is not required to pay any interest on the discount debentures until 2004. The discount debentures:

     o  mature on August 15, 2010;

     o are structurally subordinated to the senior credit facilities and the notes;

     o  have registration rights;

     o  are redeemable by Concentra after August 15, 2000;

     o are redeemable by Concentra at the option of the holders upon a change of control; and

     o subject Concentra and its subsidiaries to customary covenants for this type of financing, including restrictions on indebtedness, dividends, liens, affiliate transactions, stock repurchases, assets sales and mergers.

     In addition, the discount debentures bear non-cash interest at a rate of 14% per annum until August 15, 2004. On February 15, 2005, and on subsequent interest payment dates, Concentra will also pay to the holders of the discount debentures that amount that is necessary to ensure the current and full tax deductibility of the accrued discount on the discount debentures. That initial amount is expected to be approximately $95.0 million. Subsequent amounts are not expected to be material. The indenture with respect to the notes provides that all such payments by Concentra will not be payments of cash interest for purposes of clause (10) of the second paragraph under "Description of Notes--Certain Covenants--Restricted Payments." If Concentra is unable to make such payment, there will not be an event of default under the discount debentures indenture, rather the interest rate on the discount debentures will increase by 100 basis points until such payment is made. After August 15, 2004, interest at the rate of 14% per annum will be payable semi-annually in cash on the discount debentures.

                          DESCRIPTION OF THE NEW NOTES

     The old notes were, and the new notes will be, issued under an indenture dated August 17, 1999 among Concentra Operating, Health Services and Managed Care Services, and United States Trust Company of New York, as trustee.

     The new notes are the same as the old notes except that the new notes will:

     o  have a new CUSIP number;

     o  not bear any legends restricting their transfer; and

     o not contain certain terms providing for an increase in the interest rate under the circumstances described in the registration rights agreement.

     The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of these notes.

     In this description of the new notes, we use terms in this section that are defined under the caption "--Certain Definitions."


BRIEF DESCRIPTION OF THE NOTES AND THE SUBSIDIARY GUARANTEES

     THE NOTES. The notes are:

     o  general unsecured obligations of Concentra Operating;

     o subordinated in right of payment to all existing and future Senior Indebtedness of Concentra Operating;

     o senior or pari passu in right of payment to all existing and future subordinated Indebtedness of Concentra Operating; and

     o  unconditionally guaranteed by the Guarantors.

     THE SUBSIDIARY GUARANTEES. These notes are jointly and severally guaranteed by each Restricted Subsidiary of Concentra Operating, except the Permitted Joint Ventures.

     The Subsidiary Guarantees of these notes:

     o  are general unsecured obligations of each Guarantor;

     o are subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor; and

     o are senior or PARI PASSU in right of payment to all existing and future subordinated Indebtedness of each Guarantor.

     Assuming Concentra Operating had completed the offering of the old notes, applied the net proceeds as intended and had completed the merger with Yankee and related transactions as of June 30, 1999, Concentra Operating and the Guarantors would have had total Senior Indebtedness of approximately $379.0 million. As indicated above and as discussed in detail below under the caption "--Subordination," payments on the notes and under the Subsidiary Guarantees will be subordinated to the payment of Senior Indebtedness. The indenture will permit Concentra Operating and the Guarantors to incur additional Senior Indebtedness.

     As of August 17, 1999, all of Concentra Operating's Subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the caption "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," Concentra Operating will be permitted to designate certain of Concentra Operating's subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee the notes.


PRINCIPAL, MATURITY AND INTEREST

     The notes:

     o will be limited to a maximum aggregate principal amount of $190.0 million;

     o  will mature on August 15, 2009;

     o will be issued in denominations of $1,000 and integral multiples of $1,000;

     o  will bear interest at the rate of 13% per annum.

     Interest will be paid semi-annually on February 15 and August 15 of each year, beginning on February 15, 2000, to the holder of record on the immediately preceding February 1 and August 1.

     Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to Concentra Operating, Concentra Operating will make all principal, premium and interest payments on the holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Concentra Operating elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.


SUBORDINATION

     The payment of principal of, any premium and interest on the notes will be subordinated to the prior payment in full of all Concentra Operating's Senior Indebtedness.


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     The holders of Senior Indebtedness will be entitled to receive payment in full in cash of all amounts due or to become due in respect of Senior Indebtedness before the holders of notes will be entitled to receive any payment with respect to the notes, except that holders of notes may receive Reorganization Securities and payments made from the trust described under the caption "--Legal Defeasance and Covenant Defeasance," in the event of any distribution to Concentra Operating's creditors pursuant to any Insolvency or Liquidation Proceeding with respect to Concentra Operating.

     Upon any such Insolvency or Liquidation Proceeding, any payment or distribution of assets of Concentra Operating of any kind, other than Reorganization Securities, will be paid by Concentra Operating or by any receiver, liquidating trustee or other person making such payment or distribution, or by the holders of the notes or by the trustee if received by them, directly to the holders of Senior Indebtedness, or their representative or representatives, for the payment of the Senior Indebtedness until all such Senior Indebtedness has been paid in full in cash.

     Concentra Operating also may not make any payment in respect of the notes, except in Reorganization Securities, if:

     o a payment default on Designated Senior Indebtedness occurs and is continuing; or

     o the trustee receives a notice from the agent bank under one of Concentra Operating's senior credit facilities or the holders or the representative of any Designated Senior Indebtedness indicating that a default has occurred that permits the holders of that indebtedness to accelerate its maturity.

     Payments on the notes may and will be resumed:

     o in the case of a payment default, upon the date on which such default is cured or waived; and

     o    in case of a nonpayment default, the earlier of

          (1)  the date on which such nonpayment default is cured or waived;

          (2) 179 days after the date on which the applicable notice is received; or

          (3) the date on which the trustee receives written notice from the agent bank or the representative for such Designated Senior Indebtedness, as the case may be, rescinding the applicable notice, unless the maturity of any Designated Senior Indebtedness has been accelerated.

     No new notice of default may be delivered unless and until 181 days have elapsed since the effectiveness of the immediately prior notice.

     No event of default that existed or was continuing on the date of delivery of any such notice to the trustee shall be, or be made, the basis for a subsequent notice unless such default shall have been cured or waived for a period of not less than 90 days.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Concentra Operating, holders of these notes may recover less ratably than creditors of Concentra Operating who are holders of Senior Indebtedness. See "Risk Factors--Risks Applicable to the Notes--Subordination." Concentra Operating and its Restricted Subsidiaries will be subject to certain financial tests limiting the amount of additional Indebtedness, including Senior Indebtedness, that Concentra Operating and its Restricted Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."


SUBSIDIARY GUARANTEES

     The Guarantors will jointly and severally guarantee, on a senior subordinated basis, Concentra Operating's obligations under the notes. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all


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


Senior Indebtedness of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Matters."

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into, whether or not such Guarantor is the surviving person, another person unless:

     o immediately after giving effect to that transaction, no Default or Event of Default exists; and

     o    either:

          (1) the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor pursuant to a supplemental indenture satisfactory to the trustee; or

          (2) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

     The Subsidiary Guarantee of a Guarantor will be released:

     o in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation, if Concentra Operating applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the indenture;

     o in connection with the sale of all of the Capital Stock of a Guarantor if Concentra Operating applies the Net Proceeds of that sale in accordance with the applicable provisions of the indenture; or

     o if Concentra Operating designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

     The Net Proceeds of an Asset Sale may be used by Concentra Operating to make an offer to holders for the repurchase of notes. See "--Repurchase at the Option of Holders--Asset Sales."


OPTIONAL REDEMPTION

     GENERAL. After August 15, 2004, Concentra Operating may redeem all or a part of these notes, upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest on the new notes, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

     YEAR                                                    PERCENTAGE
     ----                                                    ----------
     2004 .................................................   106.500%
     2005 .................................................   104.875%
     2006 .................................................   103.250%
     2007 .................................................   101.625%
     2008 and thereafter ..................................   100.000%

     UPON EQUITY OFFERINGS. At any time prior to August 15, 2002, Concentra Operating may on one or more occasions redeem up to 25% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 113% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

     o at least 75% of the aggregate principal amount of notes remains outstanding immediately after the occurrence of such redemption, excluding notes held by Concentra Operating and its Subsidiaries; and


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


     o the redemption must occur within 90 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraphs, the notes will not be redeemable at Concentra Operating's option prior to August 15, 2004.

     SELECTION AND NOTICE. If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     o if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     o if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount of new notes to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of new notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.


MANDATORY REDEMPTION

      Except as set forth under the caption "--Repurchase at the Option of Holders," we is not required to make mandatory redemption or sinking fund payments with respect to the notes.


REPURCHASE AT THE OPTION OF HOLDERS

      CHANGE OF CONTROL. If a Change of Control occurs, each holder of notes will have the right to require Concentra Operating to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, Concentra Operating will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes to the date of purchase. Within 60 days following any Change of Control, Concentra Operating will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date, being no later than five business days after the termination of the Change of Control Offer, pursuant to the procedures required by the indenture and described in such notice. Concentra Operating will comply with the requirements of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

      On the Change of Control Payment Date, Concentra Operating will, to the extent lawful:

     o accept for payment all notes or portions of new notes properly tendered pursuant to the Change of Control Offer;

     o deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

     o deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by Concentra Operating.


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


     The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     Prior to complying with any of the provisions of this "--Repurchase at the Option of Holders--Change of Control" covenant, but in any event within 90 days following a Change of Control, Concentra Operating will either repay all outstanding Senior Indebtedness or obtain any requisite consents, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. Concentra Operating will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Concentra Operating to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Concentra Operating repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Concentra Operating's outstanding Senior Indebtedness currently prohibits Concentra Operating from purchasing any notes, and also provides that certain change of control events with respect to Concentra and/or Concentra Operating would constitute a default under the agreements governing the Senior Indebtedness. Any future credit agreements or other agreements relating to Senior Indebtedness to which Concentra Operating becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Concentra Operating is prohibited from purchasing notes, Concentra Operating could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Concentra Operating does not obtain such a consent or repay such borrowings, Concentra Operating will remain prohibited from purchasing notes. In such case, Concentra Operating's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

     Concentra Operating will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Concentra Operating and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Concentra Operating and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Concentra Operating to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Concentra Operating and its Subsidiaries taken as a whole to another person or group may be uncertain.

     ASSET SALES. Concentra Operating will not, and will not permit any of its Restricted Subsidiaries to, complete an Asset Sale unless:

     (1) Concentra Operating or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) such fair market value is determined by Concentra Operating's board of directors and evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the trustee PROVIDED that the board of directors' determination must be based on an opinion issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $35 million; and


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


     (3) at least 75% of the consideration received by Concentra Operating or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

          o any liabilities, as shown on Concentra Operating's or the Restricted Subsidiary's most recent balance sheet, of Concentra Operating or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Concentra Operating or such Restricted Subsidiary from further liability; and

          o any securities, notes or other obligations received by Concentra Operating or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Concentra Operating or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash received in that conversion.

     The 75% limitation referred to above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received, determined in accordance with the preceding sentence, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the 75% limitation.

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, Concentra Operating or any such Restricted Subsidiary may apply such Net Proceeds, at its option:

     (1) to repay or repurchase Senior Indebtedness of Concentra Operating or any Restricted Subsidiary;

     (2) to acquire all or substantially all the assets of, or a majority of the Voting Stock of, another Permitted Business;

     (3)  to make a capital expenditure in a Permitted Business;

     (4) to acquire other assets, other than securities, that are used or useful in a Permitted Business; or

     (5) to make an Asset Sale Offer, treating the Net Proceeds as Excess Proceeds for all purposes.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute excess proceeds. When the aggregate amount of these excess proceeds exceeds $15 million, Concentra Operating will be required to make an offer to all holders of notes to purchase the maximum principal amount of notes that may be purchased out of the excess proceeds. The offer price in any such offer will be equal to 100% of the principal amount plus any accrued and unpaid interest to the date of purchase, and will be payable in cash. Any excess proceeds which remain after consummation of such an offer, may be used by Concentra Operating for general corporate purposes. If the aggregate principal amount of notes tendered into such an offer exceeds the amount of excess proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Upon completion of each such offer, the amount of excess proceeds shall be reset at zero.


CERTAIN COVENANTS

     RESTRICTED PAYMENTS. Concentra Operating will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to such Restricted
Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;


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


     (2) Concentra Operating would not be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Concentra Operating and its Restricted Subsidiaries after August 17, 1999, excluding Restricted Payments permitted by clauses (1) through (6), (12), (14) and (15) of the next succeeding paragraph, is less than the sum, without duplication, of:

          (a) 50% of the Consolidated Net Income of Concentra Operating for the period, taken as one accounting period, from the beginning of the first full fiscal quarter commencing after August 17, 1999 to the end of Concentra Operating's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit; plus

          (b) 100% of the aggregate net proceeds, including the fair-market value of property other than cash, received by Concentra Operating as a contribution to Concentra Operating's capital or received by Concentra Operating from the issue or sale since August 17, 1999 of Equity Interests of Concentra Operating, other than Disqualified Stock, or of Disqualified Stock or debt securities of Concentra Operating that have been converted into such Equity Interests, other than Equity Interests, or Disqualified Stock or debt securities, sold to a Restricted Subsidiary of Concentra Operating and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock; plus

          (c) to the extent that any Restricted Investment that was made after August 17, 1999 is sold for cash or otherwise liquidated or repaid for cash, the lesser of

               o the cash return of capital with respect to such Restricted Investment, less any cost of disposition, and

               o    the initial amount of such Restricted Investment; plus

          (d) the amount by which Indebtedness of Concentra Operating or its Restricted Subsidiaries is reduced on Concentra Operating's balance sheet upon the conversion or exchange subsequent to August 17, 1999 of any Indebtedness of Concentra Operating convertible or exchangeable for Equity Interests, other than Disqualified Stock, of Concentra Operating, less the amount of any cash, or other property, distributed by Concentra Operating or any Restricted Subsidiary upon such conversion or exchange; plus

          (e) if any Unrestricted Subsidiary pays any cash dividends or cash distributions to Concentra Operating or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after August 17, 1999.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of its declaration, if at said date of declaration such payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness or Equity Interests of Concentra Operating or its Restricted Subsidiaries either in exchange for, or out of the net cash proceeds of, the substantially concurrent sale or issuance, other than to a subsidiary of Concentra Operating, of, other Equity Interests of Concentra Operating, other than Disqualified Stock; PROVIDED that the amount of any such net cash proceeds that are utilized for such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;


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


     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Concentra Operating or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend by a Restricted Subsidiary of Concentra Operating to the holders of its Equity Interests on a pro rata basis regardless of whether any Default has occurred or is continuing;

     (5) the redemption, repurchase, acquisition or retirement of Equity Interests in a Permitted Joint Venture of Concentra Operating or of any of Concentra Operating's Restricted Subsidiaries in accordance with the organizational documents for, and agreements among holders of Equity Interests in, such Permitted Joint Venture, PROVIDED that as a result of such redemption, repurchase, acquisition or retirement, such Permitted Joint Venture shall become a wholly-owned Restricted Subsidiary of Concentra Operating and a Guarantor under the indenture;

     (6) the redemption, repurchase, acquisition or retirement of Equity Interests in and Indebtedness of the Development Corporations in accordance with the respective securities purchase agreements entered into and notes issued by such Development Corporations; PROVIDED that as a result of such redemption, repurchase, acquisition or retirement, such Development Corporations will become wholly-owned Restricted Subsidiaries of Concentra Operating and Guarantors under the indenture;

     (7) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests of Concentra Operating or any Restricted Subsidiary of Concentra Operating or any parent of Concentra Operating held by any existing or former employees of Concentra Operating or Concentra or any Subsidiary of Concentra Operating or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; PROVIDED that such redemptions or repurchases pursuant to this clause will not exceed $2 million in any calendar year with unused amounts in any calender year being carried over to succeeding calendar years subject to a maximum of $10 million in any calendar year; PROVIDED that the amount of any such payments will be included in subsequent calculations of the amount of Restricted Payments;

     (8) loans or advances to employees or directors of Concentra Operating or Concentra or any Subsidiary of Concentra Operating made in the ordinary course of business the proceeds of which are used to purchase Capital Stock of Concentra Operating or Concentra, in an aggregate amount not to exceed $5 million at any one time outstanding; PROVIDED that the amount of any such payments will be included in subsequent calculations of the amount of Restricted Payments;

     (9) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price of the stock options; PROVIDED that the amount of any such payments will be included in subsequent calculations of the amount of Restricted Payments;

     (10) if immediately before and immediately after giving them effect, no Default or Event of Default has occurred and Concentra Operating would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", payments of cash dividends to Concentra in an amount sufficient to enable Concentra to make semi-annual payments after August 15, 2004 of cash interest not in excess of 14% per annum on the principal amount of Concentra Senior Discount Debentures, PROVIDED that Concentra is otherwise unable to pay such interest and such dividends are applied directly to the payment of such interest; and provided further, that the amount of any such payments will be included in subsequent calculations of the amount of Restricted Payments, see "Description of Certain Indebtedness--The Holdco Notes";

     (11) if immediately before and immediately after giving them effect, no Default or Event of Default has occurred, payments of principal, interest, any premium or payment due upon redemption, repurchase, con-


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


          version, acquisition or retirement of our 6.0% and 4.5% convertible subordinated notes in accordance with their respective terms in effect on August 17, 1999; PROVIDED that the amount of any such payments will be included in subsequent calculations of the amount of Restricted Payments;

     (12) payments to Concentra in an amount equal to the amount of income tax that Concentra Operating and the Restricted Subsidiaries would have paid had they filed consolidated tax returns on a separate company basis in any given year, less the amount of such taxes paid or to be paid directly by Concentra Operating and the Restricted Subsidiaries for such years;

     (13) an amount not to exceed $1.0 million in any fiscal year to permit Concentra to pay:

          (a) franchise taxes and other fees required to maintain its legal existence; and

          (b) its corporate overhead expenses incurred in the ordinary course of business, its audit expenses, any filing fees required by the Commission and to pay salaries or other compensation of employees who perform services for both Concentra and Concentra Operating;

          PROVIDED that the amount of any such payments will be included in subsequent calculations of the amount of Restricted Payments;

     (14) Permitted Investments;

     (15) distributions to fund the merger with Yankee and related transactions; and

     (16) other Restricted Payments in an aggregate amount not to exceed $5 million at any one time; provided that the amount of any such payments will be included in subsequent calculations of the amount of Restricted Payments.

     The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Concentra Operating or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the board of directors whose resolution shall be delivered to the trustee. The board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $20 million. Not later than the date of making any Restricted Payment, Concentra Operating shall deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "-- Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK. Concentra Operating will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Debt, and Concentra Operating will not issue any Disqualified Stock or preferred stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock.

     Despite the above, Concentra Operating may Incur Indebtedness, including Acquired Debt, or issue Disqualified Stock or preferred stock and Concentra Operating's Restricted Subsidiaries may Incur Indebtedness, including Acquired Debt, and issue Disqualified Stock or preferred stock if the Fixed Charge Coverage Ratio for Concentra Operating's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or preferred stock is issued:

     (1) for such dates from August 17, 1999 up to but not including September 30, 2000, would have been at least 2 to 1;


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     (2)  for such dates from September 30, 2000 up to but not including March
          31, 2001, would have been at least 2.25 to 1; and

     (3)  after March 31, 2001 would have been at least 2.50 to 1;

each determined on a pro forma basis, on the assumption that the net proceeds from the additional Indebtedness had been received, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The above will not prohibit the Incurrence of any of the following items of
Indebtedness:

     (l) Indebtedness and letters of credit of Concentra Operating or any of its Restricted Subsidiaries pursuant to our senior credit facilities; PROVIDED that the aggregate amount of all Indebtedness of Concentra Operating and the Guarantors outstanding under our senior credit facilities after giving effect to such incurrence does not exceed an amount equal to $475 million at any one time;

     (2) Existing Indebtedness of Concentra Operating and its Restricted Subsidiaries;

     (3) Indebtedness of Concentra Operating and the Guarantors represented by the notes and the Subsidiary Guarantees;

     (4) Indebtedness of Concentra Operating or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Concentra Operating or such Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any person owning such Assets, in an aggregate principal amount or accreted value, as applicable, not to exceed $15 million at any time outstanding;

     (5) Permitted Refinancing Indebtedness of Concentra Operating or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness, other than intercompany Indebtedness, that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (3) or (14) of this paragraph;

     (6) Indebtedness between Concentra Operating and any of its Restricted Subsidiaries or between any of its Restricted Subsidiaries; provided, however, that:

          (a) if Concentra Operating or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Concentra Operating, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

          (b)  o    any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than Concentra Operating or a wholly-owned Restricted
                    Subsidiary and

               o any sale or other transfer of any such Indebtedness to a person that is not either Concentra Operating or a wholly-owned Restricted Subsidiary shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Concentra Operating or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

     (7) Hedging Obligations of Concentra Operating or any of its Restricted Subsidiaries that are for the purpose of hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding;


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     (8)  the Guarantee by Concentra Operating or any of its Restricted
          Subsidiaries of Indebtedness of Concentra Operating or a Restricted Subsidiary of Concentra Operating that was permitted by another provision of this covenant;

     (9) Non-Recourse Debt of Concentra Operating's Unrestricted Subsidiaries; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary of Concentra Operating that was not permitted by this clause (9);

     (10) Indebtedness of Concentra Operating or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

     (11) Indebtedness arising from agreements of Concentra Operating or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; PROVIDED that:

          (a) such Indebtedness is not reflected on the balance sheet of Concentra Operating or any Restricted Subsidiary, contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a); and

          (b) the maximum aggregate liability in respect of such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any such subsequent changes in value) actually received by Concentra Operating and/or such Restricted Subsidiary in connection with such disposition;

     (12) obligations in respect of performance, surety and similar bonds and completion guarantees PROVIDED by Concentra Operating or any Restricted Subsidiary in the ordinary course of business;

     (13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, except in the case of daylight overdrafts, drawn against insufficient funding in the ordinary course of business, PROVIDED, HOWEVER, that such Indebtedness is extinguished within five business days of incurrence; and

     (14) additional Indebtedness of Concentra Operating or any of its Restricted Subsidiaries, including Attributable Debt incurred after August 17, 1999, in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (14), not to exceed $25 million.

     For purposes of determining compliance with this "--Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted debt described in clauses (1) through
(14) above or pursuant to the first paragraph of this covenant, Concentra Operating will be permitted to classify such item of Indebtedness in any manner that complies with this covenant. In addition, Concentra Operating may, at any time, change the classification of an item of Indebtedness, or any portion of Indebtedness, to any other clause or to the first paragraph of this covenant PROVIDED that Concentra Operating would be permitted to Incur such item of Indebtedness, or the portion of Indebtedness, pursuant to such other clause or the first paragraph of this covenant, as the case may be, at such time


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of reclassification. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

     LIENS. Concentra Operating will not, and will not permit any of its Restricted Subsidiaries to Incur or become effective any Lien of any kind securing trade payables, Attributable Debt or Indebtedness that does not constitute Senior Indebtedness, other than Permitted Liens, upon any of their property or assets, now owned or hereafter acquired unless:

     o in the case of Liens securing Indebtedness that is expressly subordinated or junior in right of payment to the notes, the notes are secured on a senior basis to the obligations so secured until such time as such obligations are no longer secured by a Lien; and

     o in all other cases, the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. Concentra Operating will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

     o pay dividends or make any other distributions to Concentra Operating or any of its Restricted Subsidiaries (a) on its Capital Stock or (b) with respect to any other interest or participation in, or measured by, its profits;

     o pay any Indebtedness owed to Concentra Operating or any of Concentra Operating's Restricted Subsidiaries;

     o make loans or advances to Concentra Operating or any of Concentra Operating's Restricted Subsidiaries; or

     o transfer any of its properties or assets to Concentra Operating or any of Concentra Operating's Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     o any encumbrance or restriction pursuant to an agreement in effect at or entered into on August 17, 1999, including:

          (1) our senior credit facilities as in effect as of August 17, 1999, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those credit facilities, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, as determined in the good faith judgment of Concentra Operating's board of directors, with respect to such dividend and other payment restrictions than those contained in our senior credit facilities as in effect on August 17, 1999; and

          (2)  the indenture and the notes;

     o    any applicable law, rule, regulation or order;

     o any instrument governing Indebtedness or Capital Stock of a person acquired by Concentra Operating or any of its Restricted Subsidiaries as in effect at the time of such acquisition, (except to the extent incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or


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          assets of the person, so acquired, PROVIDED THAT, in the case of
          Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     o customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     o any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Receiveables Transaction relating exclusively to a Receiveables Entity that, in the good faith determination of the board of directors of Concentra Operating, are necessary to effect such Qualified Receiveables Transaction;

     o purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in the last clause of the preceding paragraph;

     o restrictions with respect solely to a Restricted Subsidiary of Concentra Operating imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, PROVIDED that such restrictions apply solely to the Capital Stock or assets being sold of such Restricted Subsidiary;

     o provisions with respect to the disposition or distribution of assets or property in connection with Permitted Joint Ventures entered into in accordance with past practice made in the ordinary course of business;

     o Permitted Refinancing Indebtedness, PROVIDED that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, in the good faith judgment of Concentra Operating's board of directors, taken as a whole, to the holders of notes than those contained in the agreements governing the Indebtedness being refinanced; and

     o restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     MERGER, CONSOLIDATION OR SALE OF ASSETS. Concentra Operating may not:

     o consolidate or merge with or into another person, whether or not Concentra Operating is the surviving corporation; or

     o sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another person unless:

          (1)  either:

               (a)  Concentra Operating is the surviving corporation; or

               (b) the person formed by or surviving any such consolidation or merger, if other than Concentra Operating, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the person formed by or surviving any such consolidation or merger, if other than Concentra Operating, or the person to which such sale, assignment, transfer, conveyance or other disposition shall have been made expressly assumes all the obligations of Concentra Operating under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

          (3) immediately after giving pro forma effect to such transaction no Default or Event of Default exists; and


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          (4)  Concentra Operating or person formed by or surviving any such consolidation or merger, if other than Concentra Operating, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made;

               (a) will, after giving pro forma effect to such merger, on the assumption that it had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Certain Covenants --Incurrence of Indebtedness and Issuance of Preferred Stock"; or

               (b) would, together with its Restricted Subsidiaries, have a higher Fixed Charge Coverage Ratio immediately after such merger, after giving pro forma effect to such merger, on the assumption that it had occurred at the beginning of the applicable four-quarter period, than the Fixed Charge Coverage Ratio of Concentra Operating and its Subsidiaries immediately prior to the transaction.

     The preceding clause (4) will not prohibit:

               (a) a merger between Concentra Operating and a wholly-owned Subsidiary; or

               (b) a merger between Concentra Operating and an Affiliate incorporated solely for the purpose of reincorporating Concentra Operating in another state of the United States;

so long as, in each case, the amount of Indebtedness of Concentra Operating and its Restricted Subsidiaries is not increased thereby.

     In addition, Concentra Operating may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other person. This covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among Concentra Operating and any of its wholly-owned Restricted Subsidiaries.

     TRANSACTIONS WITH AFFILIATES. Concentra Operating will not, and will not permit any of its Restricted Subsidiaries to engage in an Affiliate Transaction unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to Concentra Operating or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Concentra Operating or such Restricted Subsidiary made on an arm's-length basis with an unrelated person; and

     (2)  Concentra Operating delivers to the trustee:

          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of the board of directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) customary directors' fees to persons who are not otherwise Affiliates of Concentra Operating;


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     (2)  transactions between or among Concentra Operating and/or its
          Restricted Subsidiaries;

     (3) the payment of Affiliate Management Fees in an amount in any calendar year not to exceed the greater of:

          (a)  $1 million; and

          (b)  1% of Consolidated EBITDA;

     (4) payments by Concentra Operating or any of its Restricted Subsidiaries to Welsh Carson, Ferrer Freeman and their respective Affiliates made for any:

          (a) financial advisory, financing, underwriting or placement services; or

          (b) in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures;

          which payments are approved in good faith by a majority of the board of directors of Concentra Operating or a committee of the board of directors consisting of disinterested members;

     (5) loans or advances to employees in accordance with past practice made in the ordinary course of business which are approved in good faith by a majority of the board of directors of Concentra Operating or a committee of the board of directors consisting of disinterested members;

     (6) any agreement as in effect on August 17, 1999 or any amendment to such agreement, so long as any such amendment is no less favorable to Concentra Operating and its Restricted Subsidiaries;

     (7) the existence of, or the performance by Concentra Operating or any of its Restricted Subsidiaries of its obligations under the terms of, our agreement and plan of merger, registration rights agreement or purchase agreement related to our merger with Yankee, to which it is a party on or after August 17, 1999; PROVIDED, HOWEVER, that the existence of, or the performance by Concentra Operating or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after August 17, 1999 shall only be permitted by this clause;

     (8) the payment of all fees and expenses related to our merger with Yankee and related transactions, including fees to Welsh Carson and Ferrer Freeman;

     (9) any payment pursuant to any tax sharing agreement between Concentra Operating and Concentra or any other person with which Concentra Operating is required or permitted to file a consolidated tax return or with which Concentra Operating is or could be part of a consolidated, combined or unitary group for tax purposes; PROVIDED that in no event shall the amount permitted to be paid pursuant to all such agreements exceed the tax liabilities attributable solely to Concentra Operating and its Restricted Subsidiaries (whether as a consolidated, combined or unitary group);

     (10) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Certain
          Covenants--Restricted Payments";

     (11) customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Concentra Operating or any of its Restricted Subsidiaries; and

     (12) any transaction involving ordinary course investment banking, merchant banking, commercial banking or related activities.

     Despite the above, the holders of notes will be entitled to receive payment in full in cash of all amounts due or to become due in respect of the notes before any payment is made with respect to Affiliate Management Fees in the


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event of any distribution to creditors of Concentra Operating in any Insolvency or Liquidation Proceeding with respect to Concentra Operating. No payments of Affiliate Management Fees shall be made by Concentra Operating or any of its Restricted Subsidiaries if the Fixed Charge Coverage Ratio for Concentra Operating's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which Affiliate Management Fees are to be paid is less than 1.75 to 1; provided, however, that such payments due but not paid shall accrue and shall be paid only after such time as the Fixed Charge Coverage Ratio for a four full fiscal quarter period is no longer less than or equal to 1.75 to 1.

     DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Concentra Operating and its Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation, to the extent not designated a Permitted Investment, and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." All such outstanding Investments will be valued at their fair market value at the time of such designation, as determined in good faith by the board of directors. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

     ANTI-LAYERING. Concentra Operating will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness that is both:

     (1)  subordinate or junior in right of payment to any Senior Indebtedness;
          and

     (2)  senior in any respect in right of payment to the notes.

     No Guarantor will Incur any Indebtedness that is both:

     (1) subordinate or junior in right of payment to any Senior Indebtedness of such Guarantor; and

     (2)  senior in any respect in right of payment to the Subsidiary
          Guarantees.

     SALE AND LEASEBACK TRANSACTIONS. Concentra Operating will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction unless:

     (1)  Concentra Operating or such Restricted Subsidiary could have:

          (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Certain Covenants--Liens;"

     (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

     (3) the transfer of assets in such sale and leaseback transaction is permitted by, and Concentra Operating applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales."


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     LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN RESTRICTED
SUBSIDIARIES. Concentra Operating will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary or to issue any of its Equity Interests, other than, if necessary, Equity Interests constituting directors' qualifying shares, to any person except:

     (1) to Concentra Operating or a wholly-owned Subsidiary, other than a Receivables Entity; or

     (2) in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

     Despite the above, Concentra Operating may sell all the Equity Interests of a Restricted Subsidiary as long as Concentra Operating complies with the terms of the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales."

     LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS. Concentra Operating will not permit any Restricted Subsidiary, directly or indirectly, to Incur Indebtedness or Guarantee or pledge any assets to secure the payment of any Indebtedness of Concentra Operating or any Restricted Subsidiary unless either such Restricted Subsidiary:

     (1)  is a Guarantor; or

     (2) simultaneously executes and delivers a supplemental indenture to the indenture and becomes a Guarantor, which Guarantee shall:

          (a) with respect to any Guarantee of Senior Indebtedness, be subordinated in right of payment on the same terms as the notes are subordinated to such Senior Indebtedness; and

          (b) with respect to any Guarantee of any other Indebtedness, be senior to or pari passu with such Restricted Subsidiary's other Indebtedness or Guarantee of or pledge to secure such other Indebtedness.

     Despite the above, any Subsidiary Guarantee of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged under the circumstances described above under the caption "--Subsidiary Guarantees." The form of the Guarantee will be attached as an exhibit to the indenture.

     ADDITIONAL GUARANTEES. If Concentra Operating shall acquire or create a Restricted Subsidiary after August 17, 1999, or if any Subsidiary of Concentra Operating becomes a Restricted Subsidiary, then such newly acquired or created Restricted Subsidiary, other than a Permitted Joint Venture, shall become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the indenture.

     BUSINESS ACTIVITIES. Concentra Operating will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

     ADVANCES TO SUBSIDIARIES. All advances to Restricted Subsidiaries made by Concentra Operating after August 17, 1999 will be evidenced by intercompany notes in favor of Concentra Operating. Each intercompany note will be payable upon demand and will bear interest at the same rate as the notes. A form of intercompany note will be attached as an exhibit to the indenture.

     PAYMENTS FOR CONSENTS. Concentra Operating will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.


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      REPORTS. Whether or not required by the Commission, so long as any notes are outstanding, Concentra Operating will furnish or make available to the holders of notes, within the time periods specified in the Commission's rules and regulations:

     (l) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Concentra Operating were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Concentra Operating's certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if Concentra Operating were required to file such reports.

     If Concentra Operating has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the accompanying footnotes, and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, of the financial condition and results of operations of Concentra Operating and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Concentra Operating.

     In addition, following this exchange offer, whether or not required by the Commission, Concentra Operating will file a copy of all the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Concentra Operating has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.


EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default under the indenture:

     (1) default for 30 days in the payment when due of interest on the notes whether or not prohibited by the subordination provisions of the indenture;

     (2) default in payment when due of the principal of or any premium on the notes, whether or not prohibited by the subordination provisions of the indenture;

     (3) failure by Concentra Operating to comply with the provisions described under the captions "--Repurchase at the Option of Holders-Change of Control", "--Repurchase at the Option of Holders--Asset Sales", "--Certain Covenants-Restricted Payments", "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets";

     (4) failure by Concentra Operating for 60 days after notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the indenture or the notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for borrowed money or Guarantee by Concentra Operating or any of its Restricted Subsidiaries, or the payment of which is guaranteed by Concentra Operating or any of its Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after August 17, 1999, if that default:


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          (a)  is caused by a failure to pay principal of or any premium on such
               Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default; or

          (b) results in the acceleration of such Indebtedness prior to its express maturity;

          and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20 million or more;

     (6) failure by Concentra Operating or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (7) except as permitted by the indenture, any Subsidiary Guarantee which shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, who shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

     (8) certain events of bankruptcy or insolvency with respect to Concentra Operating or any of its Restricted Subsidiaries.

     In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the preceding paragraph, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in clause (5) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if:

     o the annulment of the acceleration of notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

     o all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of the notes to be due and payable immediately; provided, that so long as any Indebtedness permitted to be incurred pursuant to our senior credit facilities shall be outstanding, such acceleration shall not be effective until the earlier of:

     o an acceleration of any such Indebtedness under our senior credit facilities; or

     o five business days after receipt by Concentra Operating and the agent bank to our senior credit facilities of written notice of such acceleration.

     If payment of the notes is accelerated because of an Event of Default, Concentra Operating shall promptly notify the holders of the Senior Indebtedness of the acceleration.

     Despite the above, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Concentra Operating or any of its Subsidiaries, the principal and any accrued but unpaid interest on all outstanding notes shall become due and payable immediately without further action or notice.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.


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     In the case of any Event of Default occurring on or after August 15, 2004, by reason of any willful action or inaction taken or not taken by or on behalf of Concentra Operating with the intention of avoiding payment of the premium that Concentra Operating would have had to pay if Concentra Operating then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to August 15, 2004 by reason of any willful action, or inaction, taken, or not taken, by or on behalf of Concentra Operating with the intention of avoiding the prohibition on redemption of the notes prior to August 15, 2004, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or any premium on, or the principal of, the notes.

     Concentra Operating is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Concentra Operating is required to deliver to the trustee a statement specifying such Default or Event of Default.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Concentra Operating, or any Guarantor, as such, shall have any liability for any obligations of Concentra Operating or the Guarantors under the notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Concentra Operating may, at its option, elect to completely defease the notes. Such defeasance means that all of its obligations with respect to the outstanding notes and all of the obligations of the Guarantors with respect to their Subsidiary Guarantees would be discharged, except for:

     o the rights of holders of outstanding notes to receive payments in respect of the principal of, any premium and interest on such notes when such payments are due from the trust referred to below;

     o Concentra Operating's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     o the rights, powers, trusts, duties and immunities of the trustee, and Concentra Operating's obligations in connection with the indenture; and

     o    the legal defeasance provisions of the indenture.

     In addition, Concentra Operating may, at its option, elect to defease a covenant under the indenture and after that defeasance any omission to comply with its obligations and the obligations of the Guarantors with respect to such covenant will not constitute a Default or Event of Default. In the event a covenant is defeased, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under the caption "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.


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     In order to exercise a defeasance:

     o Concentra Operating must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of the two, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, any premium and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Concentra Operating must specify whether the notes are being defeased to maturity or to a particular redemption date;

     o in the case of any defeasance, Concentra Operating shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

     o no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit;

     o such defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indenture, to which Concentra Operating or any of its Subsidiaries is a party or by which Concentra Operating or any of its Subsidiaries is bound;

     o Concentra Operating must deliver to the trustee an officers' certificate stating that the deposit was not made by Concentra Operating with the intent of preferring the holders of notes over the other creditors of Concentra Operating with the intent of defeating, hindering, delaying or defrauding creditors of Concentra Operating or others;

     o no event which is, or after notice or lapse of time or both would become, an Event of Default with respect to such notes or any other notes shall have occurred and be continuing at the time of such deposit or, with regard to any such event specified in paragraphs (7) and (8) under the above caption "--Events of Default and Remedies", at any time on or prior to the 90th day after the date of such deposit, it being understood that this condition shall not be deemed satisfied until after such 90th day; and

     o Concentra Operating must deliver to the trustee an officers' certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the defeasance have been complied with.


AMENDMENT, SUPPLEMENT AND WAIVER

     With the consent of the holders of not less than a majority in principal amount of the notes at the time outstanding, Concentra Operating and trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders; provided that without the consent of each holder affected, no amendment, supplement, modification or waiver may:

     o reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     o reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders";

     o reduce the rate of or change the time for payment of interest on any note;


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     o    waive a Default or Event of Default in the payment of principal of or any premium or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

     o    make any note payable in money other than that stated in the notes;

     o make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or any premium or interest on the notes;

     o waive a redemption payment with respect to any note, other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders;"

     o    make any change in the preceding amendment and waiver provisions; or

     o release any Guarantor from any of its obligations under its Guarantee of the notes or the indenture, except in accordance with the terms of the indenture.

     In addition, any amendment to, or waiver of the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of the notes then outstanding.

     Despite the above, without the consent of any holder of notes, Concentra Operating and the trustee may amend or supplement the indenture or the notes:

     o    to cure any ambiguity, defect or inconsistency;

     o to provide for uncertificated notes in addition to or in place of certificated notes;

     o to provide for the assumption of Concentra Operating's obligations to holders of notes in the case of a merger or consolidation or the sale of all or substantially all of Concentra Operating's assets;

     o to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

     o to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     o to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture; or

     o    to allow any Subsidiary to guarantee the notes.


CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Concentra Operating or any Guarantor, the indenture limits the trustee's right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own


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affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.


ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Concentra Operating Corporation, 5080 Spectrum Drive, Suite 400 West Tower, Addison, TX 75001;
Attention: General Counsel.


BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     THE GLOBAL NOTE. The certificates representing the old notes were issued, and the certificates representing the new notes will be issued, in fully registered form, without coupons. The old notes are represented by one or more permanent global certificates in definitive, fully registered form without interest coupons in an aggregate amount of $190 million. Except as described in the next paragraph, the new notes initially will be represented by one or more permanent global certificates in definitive, fully registered form and will be deposited with, or on behalf of, the DTC, and registered in the name of Cede & Co., as the DTC's nominee or will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between the DTC and the trustee. If your interest in old notes is represented by the initial global note and you fail to tender in the exchange offer, we may issue and deliver to you a separate certificate representing your old notes in registered form without interest coupons.

     CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL NOTES. The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Concentra Operating takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

     DTC has advised Concentra Operating that: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Under procedures established by DTC:

     (1) upon the issuance of the initial global certificate, DTC credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts with DTC of the participants through which such interests are held; and

     (2) ownership of beneficial interest in the global notes are shown on, and the transfer of that ownership is effected only through, records maintained by DTC or its nominees, with respect to interest of participants, and the records of participants and indirect participants, with respect to interests of persons other than participants.

     As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global note for all purposes under the indenture and the new notes. Except in the limited circumstances described below, owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, and


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


will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the global note, or any notes represented by the global note, under the indenture or the notes.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. The ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payments of the principal of, premium, if any, and interest on global notes will be made to DTC or its nominee as the registered owner of the global notes. Neither Concentra Operating, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Concentra Operating expects that DTC or its nominee, upon receipt of any payment of principal premium or interest in respect of a global note representing any notes held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. Concentra Operating also expects that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. None of Concentra Operating or the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and Concentra Operating and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

     Interests in the global notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised Concentra Operating that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose accounts with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for notes in certificated form, and to distribute such notes to its participants. See "--Certificated Notes."

     Although DTC has agreed to the foregoing procedures in order to facilitate transfer of beneficial ownership interests in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Concentra Operating, the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to or payments made on account of, beneficial ownership interests in global notes.

     CERTIFICATED NOTES. An entire global note may be exchanged for definitive notes in registered, certificated form without interest coupons if:

     (1)  DTC:

          (a) notifies Concentra Operating that it is unwilling or unable to continue as depositary for the global notes and Concentra Operating then fails to appoint a successor depositary within 90 days; or


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          (b)  has ceased to be a clearing agency registered under the Exchange
               Act;

     (2) Concentra Operating, at its option, notifies the trustee in writing that it elects to cause the issuance of certificated notes; or

     (3) there will have occurred and be continuing a Default or an Event of Default with respect to notes.

     In any such case, Concentra Operating will notify the trustee in writing that, upon surrender by the direct and indirect participants of their interest in such global note, certificated notes will be issued to each person that such direct and indirect participants and the DTC identify as being the beneficial owner of the related notes.

     Beneficial interests in global notes held by any direct or indirect participant may be exchanged for certificated notes upon request to DTC, by a direct participant, for itself or on behalf of an indirect participant, to the trustee in accordance with customary DTC procedures. Certificated notes delivered in exchange for any beneficial interest in any global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct or indirect participant, in accordance with DTC's customary procedures.


CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

     "ACQUIRED DEBT" means, with respect to any specified person:

     (1) Indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person or assumed in connection with the acquisition of assets from such person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other person merging with or into, or becoming a Subsidiary of such specified person or such acquisition; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified person.

     "AFFILIATE" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of the Voting Stock of a person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings; provided that any affiliated professional associations and professional corporations which employ physicians and other professionals who provide health care services for Concentra Operating's occupational health services centers shall not be deemed to be an Affiliate of Concentra Operating, Concentra or any of their Subsidiaries.

     "AFFILIATE MANAGEMENT FEES" means any management, consulting, monitoring or advisory fees, and related expenses, payable to Welsh Carson, Ferrer Freeman or their respective Affiliates.

     "AFFILIATE TRANSACTION" means any:

     (1) payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to;

     (2)  purchase any property or assets from;

     (3) enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with; or


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for the benefit of, any Affiliate or any affiliated professional associations or professional corporations which employ physicians and other professionals who provide healthcare services for Concentra Operating's occupational and health services centers.

     "ASSET SALE" means:

     (1) the sale, lease, other than an operating lease entered into in the ordinary course of business, conveyance or other disposition of any assets or rights, other than the licensing of its non-exclusive intellectual property rights, including, without limitation, by way of a sale and leaseback, provided that the disposition of all or substantially all of the assets of Concentra Operating and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; and

     (2) the issue or sale by Concentra Operating or any of its Restricted Subsidiaries of Equity Interests of any of Concentra Operating's Restricted Subsidiaries, other than directors' qualifying shares, that, in the case of either clause (1) or (2) and whether in a single transaction or a series of related transactions:

     o    has a fair market value in excess of $5 million; or

     o is for net proceeds to Concentra Operating and its Restricted Subsidiaries in excess of $5 million.

     Despite the above, the following items shall not be deemed to be Asset
Sales:

     (1) a transfer of assets among Concentra Operating, its wholly-owned Restricted Subsidiaries and its Permitted Joint Ventures;

     (2) an issuance of Equity Interests by a wholly-owned Restricted Subsidiary to Concentra Operating or to another wholly-owned Restricted Subsidiary;

     (3) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";

     (4)  the sale of Cash Equivalents in the ordinary course of business;

     (5)  a disposition of inventory in the ordinary course of business;

     (6) sales of accounts receivable and related assets or an interest in the accounts receiveable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

     (7)  a disposition relating to the foreclosure of a Permitted Lien;

     (8) the sale and leaseback of any assets within 90 days of the acquisition of the assets; and

     (9) any exchange of property pursuant to Section 1031 on the Internal Revenue Code of 1986, as amended, for use in a Permitted Business.

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.


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


     "CAPITAL LEASE OBLIGATION" means, at the time any determination of the obligation is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

     (1)  in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

     (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

     "CASH EQUIVALENTS" means:

     (1) Government Securities having maturities of not more than six months from the date of acquisition;

     (2) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to our senior credit facilities or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

     (3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

     (4) commercial paper having the rating of "P-1" or higher from Moody's Investors Service, Inc. or "A-1" or higher from Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

     (5) money market funds investing exclusively in investments of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

     "CHANGE OF CONTROL" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of either:

          (a)  Concentra Operating and its Subsidiaries taken as a whole; or

          (b)  Concentra to any "person," as such term is used in Section 13(d)
               (3) of the Exchange Act, other than the Welsh Carson or Ferrer Freeman or a Related Party of either of Welsh Carson or Ferrer Freeman;

     (2) the adoption of a plan relating to the liquidation or dissolution of Concentra Operating;

     (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined above, other than the Welsh Carson and Ferrer Freeman and their Related Parties, becomes the "beneficial owner," as such term is defined under the Exchange Act, directly or indirectly, of more than 50% of the Voting Stock of Concentra Operating, measured by voting power rather than number of shares;


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     (4)  the first day on which a majority of the members of the board of directors of Concentra Operating are not Continuing Directors; or

     (5) Concentra Operating or Concentra consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Concentra Operating or the Holding Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Concentra Operating or Concentra, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Concentra Operating or Concentra, as the case may be, outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee person immediately after giving effect to such issuance.

     "CONCENTRA SENIOR DISCOUNT DEBENTURES" means the Senior Discount Debentures due 2010 issued by Concentra on August 17, 1999 and any Indebtedness of Concentra issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund such Senior Discount Debentures due 2010; provided that such Indebtedness complies with clauses (1),
(2) and (3) of the definition of "Permitted Refinancing Indebtedness".

     "CONSOLIDATED EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add, to the extent deducted from net revenues in determining Consolidated Net Income, without duplication, the sum of

     (1)  consolidated income taxes;

     (2) consolidated depreciation and amortization, including amortization of debt issuance costs in connection with any Indebtedness of such person and its Restricted Subsidiaries and depreciation and amortization attributable to the two Permitted Joint Ventures existing at August 17, 1999 which are not consolidated;

     (3)  Fixed Charges;

     (4) expenditures paid prior to or contemporaneously with and related to our merger with Yankee and the related transactions which are paid or otherwise accounted for within 90 days of the consummation of such transactions;

     (5) expenditures paid prior to or contemporaneously with and related to any actual or proposed financing, mergers or dispositions or acquisitions permitted to be incurred by the indenture, including, without limitation, financing and legal fees and costs incurred with any such mergers, acquisitions or dispositions;

     (6) the restructuring charge of $20.6 million incurred in the fourth quarter of 1998; and

     (7) all other non-cash charges, excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period;

     PROVIDED that consolidated income taxes, depreciation and amortization of a Subsidiary of such person that is not a wholly-owned Subsidiary shall only be added to the extent of the Equity Interest of such person in such Subsidiary.

     "CONSOLIDATED INTEREST EXPENSE" means, with respect to any person for any period, the sum of, without duplication:

     (1) the interest expense of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed


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          interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and any net payments pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; plus

     (2) the consolidated capitalized interest of such person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

     (3) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by Concentra Operating or any Restricted Subsidiary.

      Despite the above, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary shall be included only to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

      "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

      (1) the Net Income, but not loss, of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a wholly-owned Subsidiary of the referent person;

      (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval, that has not been obtained, or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

      (3) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

      (4) the cumulative effect of a change in accounting principles shall be excluded; and

      (5) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to Concentra Operating or one of its
            Subsidiaries.

      "CONTINUING DIRECTORS" means, as of any date of determination, any member of the board of directors of Concentra Operating who:

      (1)  was a member of such board of directors on August 17, 1999;

      (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

      (3) was nominated by the Welsh Carson or Ferrer Freeman.

      "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      "DESIGNATED SENIOR INDEBTEDNESS" means any Indebtedness outstanding under our senior credit facilities.

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      "DEVELOPMENT CORPORATION" means any corporation, association, limited liability company or other business, other than a partnership, existing at August 17, 1999 managed by Concentra Operating but owned by a person, who is not Concentra Operating or an Affiliate or a Subsidiary of Concentra Operating, engaged in the development of occupational health centers and financed by the issue of Equity Interests and notes under securities purchase agreements to third party investors.

      "DISQUALIFIED STOCK" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Despite the preceding sentence, any Capital Stock that would not qualify as Disqualified Stock but for change of control or asset sale provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "--Repurchase at the Option of Holders--Change of Control" and "--Repurchase at the Option of Holders--Asset Sales."

      "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

      "EQUITY OFFERING" means an offering of the Equity Interests, other than Disqualified Stock, of Concentra Operating.

      "EXISTING INDEBTEDNESS" means Indebtedness of Concentra Operating and its Subsidiaries, other than Indebtedness under our senior credit facilities, in existence on August 17, 1999, until such amounts are repaid.

      "FIXED CHARGE COVERAGE RATIO" means with respect to any person for any period, the ratio of the Consolidated EBITDA of such person for such period to the Fixed Charges of such person for such period. In the event that Concentra Operating or any of its Restricted Subsidiaries Incurs any Indebtedness, other than revolving credit borrowings, or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

      (1) acquisitions or dispositions that have been made by Concentra Operating or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date shall be calculated to include the Consolidated EBITDA of the acquired entities on a pro forma basis, to be calculated in accordance with Article 11-02 of Regulation S-X, as in effect from time to time, shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated EBITDA for such reference period shall be calculated without giving effect to clause
           (3) of the proviso set forth in the definition of Consolidated Net Income;

      (2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded if greater than zero; and

      (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified person or any of its Restricted Subsidiaries following the Calculation Date.

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

      For purposes of this definition, whenever pro forma effect is to be given to an Investment or an acquisition or disposition of assets, the amount of income or earnings and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection with the Investment, or any other calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Concentra Operating, including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of 12 months.

      "FIXED CHARGES" means, with respect to any person for any period, the sum, without duplication, of:

      (1) the Consolidated Interest Expense of such person for such period, minus the interest income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; plus

      (2) any interest expense on Indebtedness of another person that is Guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

      (3) the product of:

           (a) all dividend payments, whether or not in cash, on any series of preferred stock of such person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Concentra Operating, times

           (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on August 17, 1999.

      "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

      "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, letters of credit and reimbursement agreements in respect to such agreements, of all or any part of any Indebtedness.

      "GUARANTORS" means each Subsidiary of Concentra Operating that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.

      "HEDGING OBLIGATIONS" means, with respect to any person, the obligations of such person under:

      (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

      (2) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

      "INCUR" or as appropriate "Incurrence" means to directly or indirectly issue, create, incur, assume, guarantee or otherwise become directly or indirectly liable for, or otherwise become responsible for, contingently or otherwise.

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      "INDEBTEDNESS" means, with respect to any specified person, any indebtedness of such person, in respect of:

      (1) borrowed money;

      (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect of such instruments;

      (3) bankers' acceptances;

      (4) representing Capital Lease Obligations; or

      (5) the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than 60 days after the date of placing such property in service or taking delivery and title, or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable;

if and to the extent any of the preceding items, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified person, whether or not such Indebtedness is assumed by the specified person, and, to the extent not otherwise included, the Guarantee by such person of any indebtedness of any other person.

      The amount of any Indebtedness outstanding as of any date shall be:

      (1) the accreted value of the Indebtedness, in the case of any Indebtedness that does not require current payments of interest; and

      (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

      "INSOLVENCY OR LIQUIDATION PROCEEDINGS" means:

      (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to Concentra Operating or to the creditors of Concentra Operating, as such, or to the assets of Concentra Operating;

      (2) any liquidation, dissolution, reorganization or winding up of Concentra Operating, whether voluntary or involuntary, and involving insolvency or bankruptcy; or

      (3) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Concentra Operating.

      "INVESTMENTS" means, with respect to any person, all investments by such person in other persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, or purchases or other acquisitions of or the transfer of assets for consideration of, Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Concentra Operating or any Restricted Subsidiary of Concentra Operating sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Concentra Operating such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary of Concentra Operating, Concentra Operating shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants-Restricted Payments."


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      "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law including any conditional sale or other title retention agreement, any lease in that nature, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

      "NET INCOME" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however:

      (1) any gain (loss), together with any related provision for taxes on such gain (loss), realized in connection with:

           (a)  any Asset Sale; or

           (b) the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries; and

      (2) any extraordinary or nonrecurring gain (loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (loss).

      "NET PROCEEDS" means the aggregate cash proceeds received by Concentra Operating or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, after taking into account any available tax credits or deductions and any tax sharing arrangements, the amounts required to be applied to the payment of Indebtedness, other than Indebtedness incurred pursuant to our senior credit facilities, secured by a Lien on the asset or assets that were the subject of the Asset Sale.

      "NON-RECOURSE DEBT" means Indebtedness:

      (1)  as to which neither Concentra Operating nor any of its Restricted
           Subsidiaries:

           (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness;

           (b)  is directly or indirectly liable as a guarantor or otherwise; or

           (c)  constitutes the lender;

      (2) no default with respect to which, including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the notes, of Concentra Operating or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

      (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Concentra Operating or any of its Restricted Subsidiaries.

      "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "PERMITTED BUSINESS" means any business in which Concentra Operating and its Restricted Subsidiaries are engaged on August 17, 1999 or any business reasonably related, incidental or ancillary to such businesses.


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      "PERMITTED INVESTMENTS" means:

      (l) any Investment in Concentra Operating or in a Restricted Subsidiary, other than a Permitted Joint Venture;

      (2)  any Investment in cash or Cash Equivalents;

      (3) any Investment in receivables owing to Concentra Operating or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Concentra Operating or any such Restricted Subsidiary deems reasonable under the circumstances;

      (4) any Investment received by Concentra Operating or any Restricted Subsidiary as consideration for the settlement of any litigation, arbitration or claim of bankruptcy or in partial or full satisfaction of accounts receivable owed by a financially troubled person to the extent reasonably necessary in order to prevent or limit any loss by Concentra Operating or any of its Restricted Subsidiaries in connection with such accounts receivable;

      (5)  Investments in existence on August 17, 1999;

      (6) Hedging Obligations entered into in the ordinary course of business which transactions or obligations are incurred in compliance with the covenant described above under the caption "--Certain
           Covenants--Incurrence of Indebtedness and Issuance of Preferred
           Stock";

      (7) Guarantees issued in accordance with the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

      (8) any Investment by Concentra Operating or a Restricted Subsidiary in a Receivables Entity or any Investment by Receivables Entity in any other person, in each case, in connection with a Qualified Receivables Transaction; provided, however, that any Investment in any such person is in the form of a Purchase Money Note, or any equity interest or interests in accounts receivable and related assets generated by Concentra Operating or a Restricted Subsidiary and transferred to any person in connection with a Qualified Receivables Transaction or any such person owning such accounts receivable;

      (9) any Investment by Concentra Operating or any Restricted Subsidiary of Concentra Operating, other than a Permitted Joint Venture, in a person, if as a result of such Investment:

           (a) such person becomes a Restricted Subsidiary, other than a Permitted Joint Venture, of Concentra Operating or of a Restricted Subsidiary of Concentra Operating, other than a Permitted Joint Venture; or

           (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Concentra Operating or a Restricted Subsidiary of Concentra Operating, other than a Permitted Joint Venture;

      (10) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

      (11) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of Concentra Operating; and

      (12) any Investment in any Permitted Joint Venture after August 17, 1999 in an aggregate amount not to exceed $45 million, such aggregate amount to be increased as a result of any management fees, software fees and development fees received from such Permitted Joint Ventures in the ordinary course of business and any

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           payment of any dividend or distribution received on a pro rata basis from any Permitted Joint Ventures as a holder of its Equity
           Interests.

      "PERMITTED JOINT VENTURE" means, with respect to any person:

      (1) any corporation, association or other business entity, other than a partnership:

           (a) of which more than 50%, or in the case of any such business entity in which Concentra Operating or any Restricted Subsidiary has an Investment before August 17, 1999, 50% or more, of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the Restricted Subsidiaries of that person or a combination of such person or one or more of the Restricted Subsidiaries; and

           (b) which is either managed or controlled by such person or any of its Restricted Subsidiaries; and

      (2) any partnership, joint venture, limited liability company or similar entity:

           (a) of which more than 50%, or in the case of any such entity in which Concentra Operating or any Restricted Subsidiary has an Investment before August 17, 1999, 50% or more, of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests are owned or controlled, directly or indirectly, by such person or one or more of the Restricted Subsidiaries of that person or a combination of such person or one or more of the Restricted Subsidiaries; and

           (b) which is either managed or controlled by such person or any of its Restricted Subsidiaries, and which in the case of each of clauses (1) and (2),

                o    is engaged in a Permitted Business;

                o    only incurs Indebtedness to Concentra Operating;

                o    does not enter into any Guarantee; and

                o distributes all cash pro rata in accordance with the Equity Interests in the Permitted Joint Venture at least annually, other than cash required to be reserved on its balance sheet in accordance with GAAP consistent with past practice.

      "PERMITTED LIENS" means:

      (1) Liens that secure up to an aggregate principal amount of $475 million of Senior Indebtedness and Guarantees incurred pursuant to our senior credit facilities;

      (2)  Liens in favor of Concentra Operating or any Restricted Subsidiary;

      (3) Liens on property of a person existing at the time such person becomes a Restricted Subsidiary or is merged into or consolidated with Concentra Operating or any Restricted Subsidiary of Concentra Operating, provided that such Liens were not incurred in contemplation of such event, merger or consolidation and do not extend to any assets other than those of the person that becomes a Restricted Subsidiary or merged into or consolidated with Concentra Operating or any Restricted Subsidiary;

      (4) Liens on property existing at the time of acquisition of the property by Concentra Operating or any Restricted Subsidiary of Concentra Operating, provided such Liens were not incurred in contemplation of such acquisition;


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      (5)  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

      (6)  Liens existing on August 17, 1999;

      (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

      (8) Liens to secure Indebtedness, including Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant described above under the caption "--Certain Covenants-Incurrence of Indebtedness and Issuance of Preferred Stock";

      (9) Liens securing Permitted Refinancing Indebtedness where the Liens securing the Indebtedness being refinanced were permitted under the indenture;

      (10) Liens incurred in the ordinary course of business of Concentra Operating or any Restricted Subsidiary of Concentra Operating with respect to obligations that do not exceed $5 million at any one time outstanding and that:

           (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit, other than trade credit in the ordinary course of business, and

           (b) do not in the aggregate materially detract from the value of the property or materially impair the use of the property in the operation of business by Concentra Operating or such Restricted Subsidiary;

      (11) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

      (12) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices;

      (13) any interest or title of a lessor under any Capital Lease Obligation;

      (14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds the letters of credit;

      (15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Concentra Operating or any of its Restricted Subsidiaries, including rights of offset and set-off;

      (16) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture;

      (17) deposits by such person, in each case incurred in the ordinary course of business:

           (a) under workmen's compensation laws, unemployment insurance and other types of social security legislation, other than any Lien imposed by the Employer Retirement Income Security Act of 1974, as amended;

           (b) made in good faith in connection with bids, tenders, contracts, other than for the payment of Indebtedness, or leases to which such person is a party;

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           (c)  to secure public or statutory obligations of such person or deposits or cash or Cash Equivalents to secure surety or appeal bonds to which such person is a party; or

           (d) as security for contested taxes or import or customs duties or for the payment of rent;

      (18) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or any other appropriate provisions as shall be required by GAAP shall have been made in respect of the Liens;

      (19) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

      (20) Liens securing Indebtedness of a Restricted Subsidiary owing to Concentra Operating or a wholly-owned Restricted Subsidiary, other than a Receivable Entity;

      (21) Liens securing the notes and Subsidiary Guarantees under the indenture;

      (22) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

      (23) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Concentra Operating and its Restricted Subsidiaries; and

      (24) Liens arising from filing Uniform Commercial Code financing statements regarding leases.

      "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Concentra Operating or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Concentra Operating or any of its Restricted Subsidiaries; provided that:

      (1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection with the Permitted Refinancing, except, in the case of our senior credit facilities, the principal amount of such Permitted Refinancing Indebtedness does not exceed the greater of:

           (a) the principal amount of Indebtedness permitted, whether or not borrowed, under clause (1) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

           (b) the amount actually borrowed or available to be borrowed under our senior credit facilities;

      (2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

      (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      "PURCHASE MONEY NOTE" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from Concentra Operating or any Restricted Subsidiary of Concentra Operating in connection

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with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

      "QUALIFIED RECEIVABLES TRANSACTION" means any transaction or series of transactions that may be entered into by Concentra Operating or any of its Restricted Subsidiaries on an arms' length basis with the Standard Securitization Undertakings pursuant to which Concentra Operating or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

      (1) a Receivables Entity, in the case of a transfer by Concentra Operating or any of its Restricted Subsidiaries; or

      (2)  any other person, in the case of a transfer by a Receivables Entity;

or may grant a security interest in, any accounts receivable, whether now existing or arising in the future, of Concentra Operating or any of its Restricted Subsidiaries, and any related assets including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable; provided that the aggregate consideration received in each such sale is at least equal to the aggregate fair market value of the receivables transferred.

      "RECEIVABLES ENTITY" means a wholly-owned Subsidiary of Concentra Operating, or another person in which Concentra Operating or any Restricted Subsidiary of Concentra Operating makes an Investment and to which Concentra Operating or any Restricted Subsidiary of Concentra Operating enters into a Qualified Receivables Transaction, which engages in no activities other than the financing of a Qualified Receivables Transaction and which is designated by the board of directors of Concentra Operating, as provided below, as a Receivables
Entity:

      (1) no portion of Indebtedness or any other obligations, contingent or otherwise, of such person of which:

           (a) is guaranteed by Concentra Operating or any Restricted Subsidiary of Concentra Operating, excluding guarantees of Obligations, other than the principal, and interest, on Indebtedness, pursuant to Standard Securitization Undertakings;

           (b) has recourse to or obligates Concentra Operating or any Restricted Subsidiary of Concentra Operating in any way other than pursuant to Standard Securitization Undertakings; and

           (c) subjects any property or asset of Concentra Operating or any Restricted Subsidiary of Concentra Operating, directly or indirectly, contingently or otherwise, to the satisfaction of the Receivables Entity, other than pursuant to Standard Securitization Undertakings;

      (2) with which neither Concentra Operating nor any Restricted Subsidiary of Concentra Operating has any contract, agreement, arrangement or understanding other than:

           (a) a Qualified Receivables Transaction in the ordinary course of business; and

           (b) fees payable in the ordinary course of business in connection with servicing accounts receivable both of which shall be on terms no less favorable to Concentra Operating or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Concentra Operating; and

      (3) to which neither Concentra Operating nor any Restricted Subsidiary of Concentra Operating has any obligation to:

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           (a)  subscribe for additional shares of Capital Stock or other Equity
                Interests in the Receivables Entity or make any additional capital contributions or similar payments or transfers other than in connection with a Qualified Receivables Transaction; or

           (b) maintain or preserve such entity's solvency, any balance sheet term, financial condition, level of income or cause such entity to achieve certain levels of operating results.

      Any such designation by the board of directors of Concentra Operating shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of directors of Concentra Operating giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

      "RELATED PARTY" with respect to any person means:

      (1) any controlling stockholder or partner, 80%, or more, owned Subsidiary, or spouse or immediate family member, in the case of an individual, of such person; or

      (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a 51% or more controlling interest of which consist of such person and/or such other persons referred to in the immediately preceding clause.

      "REORGANIZATION SECURITIES" means securities distributed to holders of the notes in an Insolvency or Liquidation Proceeding pursuant to a plan of reorganization consented to by each class of the Senior Indebtedness, but only if in such plan of reorganization the holders of the notes on the one hand and the holders of the Senior Indebtedness on the other hand are placed in separate and distinct classes from each other and from the classes of other claimants and the class of the holders of the notes is junior to the class of the holders of the Senior Indebtedness and only if all of the terms and conditions of such securities including, without limitation, term, tenor, interest, amortization, subordination, standstills, covenants and defaults are at least as favorable, and provide the same relative benefits, to the holders of Senior Indebtedness and to the holders of any security distributed in such Insolvency or Liquidation Proceeding on account of any such Senior Indebtedness as the terms and conditions of the notes and the indenture are, and provide, to the holders of Senior Indebtedness.

      "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

      "RESTRICTED PAYMENT" means:

      (1) the declaration or payment of any dividend or any other payment or distribution on account of Concentra Operating's or any of its Restricted Subsidiaries' Equity Interests, including, without limitation, any payment on such Equity Interests in connection with any merger or consolidation involving Concentra Operating, or to the direct or indirect holders of Concentra Operating's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such, other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of Concentra Operating or to Concentra Operating or a Restricted Subsidiary of Concentra Operating;

      (2) any payment on account of the purchase, redemption or other acquisition or retirement for value, including without limitation, in connection with any merger or consolidation involving Concentra Operating, any Equity Interests of Concentra Operating or any direct or indirect parent of Concentra Operating or any Restricted Subsidiary of Concentra Operating, other than any such Equity Interests owned by Concentra Operating or any Restricted Subsidiary of Concentra Operating;

      (3) any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except scheduled payments of interest or principal at stated maturity; or

      (4) any Restricted Investment.


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      "RESTRICTED SUBSIDIARY" of a person means any Subsidiary of the referent person that is not an Unrestricted Subsidiary.

      "SENIOR INDEBTEDNESS" means:

      (1) all Indebtedness outstanding under our senior credit facilities, including any Guarantees of the Indebtedness and all related Hedging Obligations;

      (2) any other Indebtedness permitted to be incurred by Concentra Operating under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

      (3)  all Obligations with respect to the preceding clauses (1) and (2).

      Despite the above, Senior Indebtedness will not include:

      (1) any liability for federal, state, local or other taxes owed or owing by Concentra Operating;

      (2) any Indebtedness of Concentra Operating to any of its Subsidiaries or other Affiliates;

      (3)  any trade payables; or

      (4)  any Indebtedness that is incurred in violation of the indenture.

      "STANDARD SECURITIZATION UNDERTAKINGS" means the interest rate, representations, warranties, covenants, the events of default and indemnities entered into by Concentra Operating or any Restricted Subsidiary of Concentra Operating which shall be customary in securitization of accounts receivable transactions and on market terms.

      "SUBSIDIARY" means, with respect to any person:

      (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees of such business entity is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person, or a combination of such person or one or more of the other Subsidiaries of that person;

      (2)  any partnership or limited liability company:

           (a) the sole general partner or the managing general partner or managing member of which is such person or a Subsidiary of such person or

           (b) the only general partners of which are such person or of one or more Subsidiaries of such person, or any combination of such person or one or more of the other Subsidiaries of that person; and

      (3) any Permitted Joint Venture of such person.

      "SUBSIDIARY GUARANTEE" means a Guarantee provided by a Restricted Subsidiary.

      "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

      (1)  has no Indebtedness other than Non-Recourse Debt;


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


      (2) is not party to any agreement, contract, arrangement or understanding with Concentra Operating or any Restricted Subsidiary of Concentra Operating unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Concentra Operating or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of Concentra Operating;

      (3) is a person with respect to which neither Concentra Operating nor any of its Restricted Subsidiaries has any direct or indirect obligation:

           (a)  to subscribe for additional Equity Interests; or

           (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results;

      (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Concentra Operating or any of its Restricted Subsidiaries; and

      (5) has at least one director on its board of directors that is not a director or executive officer of Concentra Operating or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Concentra Operating or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of Concentra Operating as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Concentra Operating as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Concentra Operating shall be in default of such covenant. The board of directors of Concentra Operating may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Concentra Operating of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if:

      (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

      (2) no Default or Event of Default would be in existence following such designation.

      "VOTING STOCK" of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the board of directors of such person.

      "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

      (1)  the sum of the products obtained by multiplying:

           (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect the Indebtedness; by

           (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

      (2)  the then outstanding principal amount of such Indebtedness.


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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The summary below describes the material United States federal income tax consequences of the exchange of old notes for new notes as of the date of this prospectus. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. You should consult your own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

      The exchange of old notes for new notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes, because the new notes should not be considered to differ materially in kind or extent from the old notes. Rather, the new notes received by you should be treated as a continuation of your old notes. As a result, there should be no federal income tax consequences to you if you exchange notes for new notes pursuant to the exchange offer.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. In addition, for a period of 90 days after the expiration date, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act by acknowledging that it will deliver and by delivering a prospectus. We have no arrangement or understanding with any broker or dealer to distribute the new notes received in the exchange offer.

      For a period of 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. In addition, for a period of 90 days after the expiration date, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act by acknowledging that it will deliver and by delivering a prospectus. We have no arrangement or understanding with any broker or dealer to distribute the new notes received in the exchange offer.

      For a period of 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

                                  LEGAL MATTERS

      The validity of the new notes will be passed upon for us by Reboul, MacMurray, Hewitt, Maynard & Kristol, New York, New York.

                                     EXPERTS

      The financial statements and schedules for Concentra for each of the three years in the period ended December 31, 1998, included in this prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN GET MORE INFORMATION

      We and our subsidiary guarantors have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, covering the notes to be issued in the exchange offer. As permitted by the Commission rules, this prospectus omits certain information included in the registration statement. For further information pertaining to us, our subsidiary guarantors, the exchange offer and the notes, we refer you to the registration statement, including its exhibits. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document made in this prospectus is not necessarily complete and you should refer to the exhibits attached to the registration statement for a copy of the actual document.

      You may read and copy any of the information we file with the Commission at the Commission's public reference rooms at 1024, 450 Fifth Street, N.W., Washington, D.C., at 7 World Trade Center, 13th Floor, New York, New York 10048. You can also obtain copies of filed documents by mail from the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Filed documents are also available to the public at the Commission's web site at http://www.sec.gov.

      Following the exchange offer, we will be required to file annual, quarterly and special reports, proxy statements and other information with the Commission under the Exchange Act. Our obligation to file periodic reports with the Commission will be suspended if the notes issued in the exchange offer are held of record by fewer than 300 holders as of the beginning of any year. However, to the extent permitted, the indenture governing the notes requires us to file with the Commission financial and other information for public availability. In addition, the indenture governing

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

the notes requires us to deliver to you copies of all reports that we file with the Commission without any cost to you. We will also furnish such other reports as we may determine or as the law requires.

      Whether or not required by the Commission, so long as any notes are outstanding, we will furnish the holders of notes, within the time periods specified in the Commission's rules and regulations:

      o all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Concentra Operating were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Concentra Operating's certified independent accountants; and

      o all current reports that would be required to be filed with the Commission on Form 8-K if Concentra Operating were required to file such reports.

      Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Concentra Operating Corporation, 5080 Spectrum Drive, Suite 400 West Tower, Addison, TX 75001;
Attention: General Counsel.

                         CONCENTRA OPERATING CORPORATION

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES


                                                                                        PAGE
                                                                                          --
CONCENTRA OPERATING CORPORATION
Consolidated Financial Statements as of December 31, 1998 and September 30, 1999
  and for the Three and Nine Months Ended September 30, 1998 and 1999 (Unaudited)...    F-2-
                                                                                        F-11
Consolidated Financial Statements as of December 31, 1997 and 1998 and for each of the Three Years Ended December 31, 1996, 1997 and 1998, together
  with the Report of Independent Public Accountants.................................    F-12-
                                                                                        F-39

COMPUTATION OF PRO FORMA RATIOS.....................................................    F-40

COMPUTATION OF RATIOS...............................................................    F-41

                          CONCENTRA MANAGED CARE, INC.

    Consolidated Financial Statements as of December 31, 1998 and September 30, 1999 and for the Three and Nine Months Ended September 30, 1998 and 1999

                         CONCENTRA OPERATING CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1998 AND SEPTEMBER 30, 1999

                                                                                              DECEMBER 31,        SEPTEMBER 30,
                                       ASSETS                                                     1998                1999
                                                                                              -------------       -------------
                                                                                                                   (UNAUDITED)
CURRENT ASSETS:
 Cash and cash equivalents.........................................................             $101,128,000        $ 10,584,000
 Marketable securities.............................................................                5,000,000                  --
 Accounts receivable, net..........................................................              127,615,000         158,595,000
 Prepaid expenses, tax assets and other current assets.............................               33,094,000          33,922,000
                                                                                                ------------        ------------
  Total current assets.............................................................              266,837,000         203,101,000
PROPERTY AND EQUIPMENT, at cost....................................................              138,147,000         166,023,000
Accumulated depreciation and amortization..........................................              (52,220,000)        (65,236,000)
                                                                                                ------------        ------------
NET PROPERTY AND EQUIPMENT.........................................................               85,926,000         100,787,000
GOODWILL AND OTHER INTANGIBLE ASSETS, NET..........................................              277,953,000         314,205,000
MARKETABLE SECURITIES..............................................................               10,583,000                  --
OTHER ASSETS.......................................................................               15,495,000          30,711,000
                                                                                                ------------        ------------
                                                                                                $656,794,000        $648,804,000
                                                                                                ============        ============
                      LIABILITIES AND SHAREHOLDERS' INVESTMENT

CURRENT LIABILITIES:
 Revolving credit facilities.......................................................             $         --        $  1,500,000
 Current portion of long-term debt.................................................                   55,000           3,805,000
 Accounts payable..................................................................               13,098,000          12,556,000
 Accrued expenses..................................................................               25,841,000          38,009,000
 Accrued payroll and related expenses..............................................               25,973,000          33,676,000
                                                                                                ------------        ------------
  Total current liabilities........................................................               64,967,000          89,546,000
LONG-TERM DEBT, NET OF CURRENT PORTION (Note 1 and 5)..............................              327,870,000         560,664,000
DEFERRED INCOME TAXES AND OTHER LIABILITIES........................................               24,082,000          36,039,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' INVESTMENT (Note 1) :
 Common stock......................................................................                  471,000                  --
 Paid-in capital...................................................................              270,654,000                  --
 Accumulated other comprehensive income--unrealized gain on marketable securities..                   60,000                  --
 Retained deficit..................................................................              (31,310,000)        (37,445,000)
                                                                                                ------------        ------------
  Total shareholders' investment...................................................              239,875,000         (37,445,000)
                                                                                                ------------        ------------
                                                                                                $656,794,000        $648,804,000
                                                                                                ============        ============

The accompanying notes are an integral part of these consolidated financial statements.

                         CONCENTRA OPERATING CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                           SEPTEMBER 30,
                                                            ----------------------------             ----------------------------
                                                          1998                 1999               1998                 1999
                                                     -----------             -----------     ------------            ------------
                                                        RESTATED                                RESTATED
Revenue:
 Health Services..............................         $ 69,608,000         $ 89,857,000        $193,690,000         $242,421,000
 Managed Care Services:
  Specialized cost containment................           45,687,000           50,718,000         137,190,000          151,630,000
  Field case management.......................           42,067,000           36,083,000         128,265,000          112,106,000
                                                       ------------         ------------        ------------         ------------
  Total Managed Care Services.................           87,754,000           86,801,000         265,455,000          263,736,000
                                                       ------------         ------------        ------------         ------------
   Total revenue..............................          157,362,000          176,658,000         459,145,000          506,157,000
Cost of services:
 Health Services..............................           51,202,000           71,371,000         145,203,000          191,757,000
 Managed Care Services........................           67,458,000           67,617,000         199,988,000          201,172,000
                                                       ------------         ------------        ------------         ------------
  Total cost of services......................          118,660,000          138,988,000         345,191,000          392,929,000
                                                       ------------         ------------        ------------         ------------
  Total gross profit..........................           38,702,000           37,670,000         113,954,000          113,228,000
General and administrative expenses...........           11,851,000           15,957,000          33,724,000           47,218,000
Amortization of intangibles...................            2,051,000            3,342,000           6,102,000            9,495,000
Non-recurring charge..........................                   --           54,419,000          12,600,000           54,419,000
                                                       ------------         ------------        ------------         ------------
  Operating income (loss).....................           24,800,000          (36,048,000)         61,528,000            2,096,000
Interest expense..............................            4,653,000           10,223,000          13,123,000           19,614,000
Interest income...............................           (1,277,000)            (598,000)         (2,939,000)          (2,724,000)
Other, net....................................              (21,000)            (427,000)             88,000             (147,000)
                                                       ------------         ------------        ------------         ------------
  Income (loss)  before income taxes..........           21,445,000          (45,246,000)         51,256,000          (14,647,000)
Provision (benefit) for income taxes..........            9,000,000           (3,176,000)         23,803,000            9,829,000
                                                       ------------         ------------        ------------         ------------
Net income (loss).............................         $ 12,445,000         $(42,070,000)       $ 27,453,000         $(24,476,000)
                                                       ============         ============        ============         ============

The accompanying notes are an integral part of these consolidated financial statements.

                         CONCENTRA OPERATING CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999
                                   (UNAUDITED)

                                                                                                 1998                    1999
                                                                                             ------------            ------------
                                                                                               Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)......................................................................        $ 27,453,000          $ (24,476,000)
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization........................................................          10,625,000             15,798,000
  Amortization of intangibles..........................................................           6,102,000              9,495,000
  Amortization of deferred finance costs...............................................           1,200,000              1,528,000
  Earnings of unconsolidated subsidiaries, net of distributions........................              (7,000)               (61,000)
  Write-off of fixed assets............................................................                  --                402,000
  Merger related deferred compensation expense.........................................                  --             14,555,000
Change in assets and liabilities:
  Accounts receivable..................................................................         (20,409,000)           (23,686,000)
  Prepaid expenses and other assets....................................................          (4,160,000)              (960,000)
  Accounts payable, accrued expenses and income taxes..................................           9,231,000             11,716,000
                                                                                                -----------            -----------
   Net cash provided by operating activities...........................................          30,035,000              4,311,000
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired....................................................         (16,740,000)           (43,284,000)
 Purchase of property and equipment....................................................         (26,243,000)           (25,950,000)
 Purchase of investments, net..........................................................         (14,496,000)            15,523,000
 Proceeds from sale of property and equipment and other................................             440,000                     --
                                                                                                -----------            -----------
   Net cash used in investing activities...............................................         (57,039,000)           (53,711,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings (payments) under revolving credit facilities, net..........................         (49,000,000)             1,500,000
 Proceeds from the issuance of long-term debt..........................................         230,000,000            565,426,000
 Payment of deferred financing costs...................................................          (6,411,000)           (18,000,000)
 Repayments of long-term debt..........................................................         (49,608,000)            (1,145,000)
 Net proceeds from the issuance of common stock under employee stock
   purchase and option plans ..........................................................          11,731,000              2,579,000
 Payments to dissenting shareholders...................................................         (15,047,000)                    --
 Repayment of long-term debt and other Merger payments.................................                  --           (577,077,000)
 Merger related stock option and warrant payments......................................                  --            (14,427,000)
 Dividends and distributions to shareholders...........................................          (2,809,000)                     --
                                                                                                -----------             -----------
   Net cash provided by (used in) financing activities.................................         118,856,000            (41,144,000)
                                                                                                -----------             -----------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS..................................................................          91,852,000            (90,544,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........................................          11,964,000            101,128,000
                                                                                                -----------            -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............................................        $103,816,000            $10,584,000
                                                                                                ===========            ===========
 Interest paid.........................................................................         $ 7,321,000            $12,359,000
 Income taxes paid.....................................................................        $ 13,953,000            $ 4,926,000
 Conversion of notes payable into common stock.........................................        $ 10,000,000                    $--
 Liabilities and debt assumed in acquisitions..........................................         $ 4,008,000            $ 3,749,000

The accompanying notes are an integral part of these consolidated financial statements.

                         CONCENTRA OPERATING CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

      The accompanying unaudited financial statements have been prepared by Concentra Operating Corporation (the "Company" or "Concentra"), a wholly-owned subsidiary of Concentra Managed Care, Inc. (the "Parent Company") pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments (all of which are of a normal recurring nature) which, in the opinion of management, are necessary for a fair statement of the results of the interim periods presented. These financial statements do not include all disclosures associated with the annual financial statements and, accordingly, should be read in conjunction with the attached Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and footnotes for the year ended December 31, 1998 included elsewhere in this prospectus, where certain terms have been defined.


(1) RECAPITALIZATION TRANSACTION

      On March 2, 1999, Concentra Managed Care, Inc. (the "Parent Company") announced that it had signed a definitive merger agreement to merge (the "Merger") with Yankee Acquisition Corp. ("Yankee"), a corporation formed by Welsh, Carson, Anderson & Stowe ("WCAS"), a 14.9% stockholder of the Company. Concentra's board of directors unanimously approved the transaction based upon the recommendation of its special committee of the board of directors, which was formed on October 29, 1998 to evaluate strategic alternatives in response to several unsolicited expressions of interest regarding the possible acquisition of some or all of the Company's common stock. On March 24, 1999, Concentra entered into an amended and restated agreement and plan of merger with Yankee.

     On August 17, 1999, Concentra Managed Care, Inc. merged with Yankee. As a result of the Merger, each outstanding share of Concentra Managed Care, Inc. common stock was converted into the right to receive $16.50 in cash. WCAS acquired approximately 86%, funds managed by Ferrer Freeman Thompson & Co., LLC ("FFT") acquired approximately 7% and other investors acquired approximately 7% of the post-merger shares of common stock of Concentra Managed Care, Inc., Concentra Operating Corporation's parent company, for $16.50 per share. Simultaneous with the right to receive cash for shares, Yankee merged with and into Concentra Managed Care, Inc., the surviving entity, and Concentra Managed Care, Inc. contributed all of it operating assets and liabilities with the exception of $110,000,000 of 14% Senior Discount Debentures due 2010 and $327,750,000 of 6.0% and 4.5% Convertible Subordinated Notes to Concentra Operating Corporation (the "Company" or "Concentra"), a wholly-owned subsidiary of Concentra Managed Care, Inc. The 6.0% and 4.5% Convertible Subordinated Notes were substantially retired during the quarter as a result of the Merger. The Merger was accounted for as a recapitalization transaction, with no changes to the basis of assets or liabilities.

      The transaction was valued at approximately $1,100,000,000, including the refinancing of $327,737,000 of the 6.0% and 4.5% Convertible Subordinated Notes that were tendered during the quarter. To finance the acquisition of Concentra Managed Care, Inc., WCAS, FFT and other investors invested approximately $423,679,000 in equity financing, including the value of shares already owned by Welsh Carson, and $110,000,000 of 14% Senior Discount Debentures due 2010 with warrants issued by Concentra Managed Care, Inc. exercisable into its common shares. Concentra Operating Corporation received from various lenders $375,000,000 in term loans, a $100,000,000 revolving credit facility to replace the pre-merger revolving credit facility and $190,000,000 of 13% Series A Senior Subordinated Notes due 2009. Concentra's excess cash balances funded merger and financing related fees and expenses and related employee stock option exercises and cancellation payments.

      Concentra incurred $18,000,000 of deferred financing fees for the issuance of the Merger related financing and recorded a non-recurring charge of $54,419,000 in the third quarter of 1999 incurred primarily for fees, expenses and other non-recurring charges associated with the Merger. The utilization of this non-recurring charge through September 30, 1999, was approximately $15,466,000 for professional fees and services, $13,506,000 for employee related stock option exercises and cancellations, $10,500,000 for a WCAS transaction fee, $5,493,000 in non-cash charges for deferred compensation expense related to the accelerated vesting and issuance of 210,000 shares of restricted stock and $1,666,000 of other non-recurring charges. At September 30, 1999, approximately $7,788,000 of the non-recurring charge remains for professional fees and services, employee related stock options and other non-recurring charges.

                         CONCENTRA OPERATING CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(2) BASIS OF PRESENTATION

      The accompanying consolidated financial statements as of December 31, 1998 and September 30, 1999 and for the three and nine months ended September 30, 1998 and 1999 and related footnotes reflect the operating results of Concentra Managed Care, Inc. through August 17, 1999 and the operating results of Concentra Operating Corporation from August 18, 1999 through September 30, 1999. Concentra Operating Corporation is a wholly-owned subsidiary of Concentra Managed Care, Inc. and they are considered entities under common control, therefore, combined financial statements have been presented. Earnings per share has not been reported for all periods presented, as Concentra Operating Corporation is a wholly-owned subsidiary of Concentra Managed Care, Inc. and has no publicly held shares.

      The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") effective in the second quarter of 1998. SFAS 130 establishes standards for reporting comprehensive income and its components in the consolidated financial statements. The Company's reported net income for the three and nine months ended September 30, 1998 and 1999 does not differ from comprehensive income as defined in SFAS 130.


(3) CHANGE IN ESTIMATE

      The Company has historically amortized goodwill over periods ranging from 30 to 40 years. Effective January 1, 1999, the Company changed its policy, on a prospective basis, with respect to amortization of goodwill. All existing and future goodwill will be amortized over a period not to exceed 25 years. Had the Company adopted this policy at the beginning of 1998, amortization for the three and nine months ended September 30, 1998 and for the year ended December 31, 1998 would have increased approximately $800,000, $2,400,000 and $3,300,000, respectively. As of September 30, 1999, net intangible assets consisted of the following:

      Goodwill, amortization period of 25 years....................................      $311,707,000
      Customer lists, amortization period of 7 years...............................         1,168,000
      Assembled workforce, amortization period of 5 years..........................         1,330,000
                                                                                         ------------
      Total intangible assets, weighted average amortization period of 24.8 years..      $314,205,000
                                                                                         ============

(4) RECENT ACQUISITIONS AND NON-RECURRING CHARGES

      On February 24, 1998, the Company acquired all of the outstanding common stock of Preferred Payment Systems, Inc. ("PPS") of Naperville, Illinois, in exchange for approximately 7,100,000 shares of Concentra common stock, the assumption of PPS options totaling approximately 580,000 shares of Concentra common stock, the payment of $15,047,000 in cash to dissenting PPS shareholders, and the assumption of approximately $49,000,000 of debt which was repaid at the time of the merger (see Note 5). This transaction was accounted for as a pooling of interests. PPS, founded in 1990, is a provider of specialized cost containment and outsourcing services for healthcare payors.

      In the first quarter of 1998, the Company recorded a non-recurring charge of $12,600,000 primarily associated with the merger of PPS. The utilization of this charge through September 30, 1999, was approximately $5,261,000 for professional fees and services, $2,578,000 in costs associated with personnel reductions, $1,139,000 in facility consolidations and closings, $1,627,000 associated with the write-off of deferred financing fees on PPS indebtedness retired and $1,520,000 of other non-recurring costs. At September 30, 1999, approximately $475,000 of the non-recurring charge remains primarily related to remaining facility lease obligations.

                         CONCENTRA OPERATING CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

      In the fourth quarter of 1998, the Company recorded a non-recurring charge of $20,514,000 primarily associated with the reorganization of its Managed Care Services division to improve efficiency through facility consolidations and related headcount reductions, an impairment loss on the intangible related to an acquired contract and costs associated with settling claims on other expired contracts. The utilization of this charge through September 30, 1999 was approximately $7,416,000 in charges related to an impairment loss on the intangible related to an acquired contract, $3,945,000 in costs associated with personnel reductions, $351,000 in costs associated with settling claims on other expired contracts and $2,824,000 in facility consolidations and $85,000 of other non-recurring costs. At September 30, 1999, approximately $5,893,000 of the non-recurring charge remains primarily related to remaining facility lease obligations and costs associated with settling claims on certain other expired contracts.

     In the third quarter of 1999, the Company recorded a non-recurring charge of $54,419,000 primarily for fees, expenses and other non-recurring charges associated with the Merger. The utilization of this non-recurring charge through September 30, 1999, was approximately $15,466,000 for professional fees and services, $13,506,000 for employee related stock option exercises and cancellations, $10,500,000 for a WCAS transaction fee, $5,493,000 in non-cash charges for deferred compensation expense related to the accelerated vesting and issuance of 210,000 shares of restricted stock and $1,666,000 of other non-recurring charges. At September 30, 1999, approximately $7,788,000 of the non-recurring charge remains for professional fees and services, employee related stock option exercises and other non-recurring charges..

      The following is a rollforward of the non-recurring charges recorded in 1998 and 1999:

      First quarter of 1998 $12,600,000 non-recurring charge:
                DECEMBER 31, 1998          CHARGED TO                                  SEPTEMBER 30, 1999
                     BALANCE                 INCOME                   USAGE                  BALANCE
                   $1,472,000                  $--                 $(997,000)               $475,000

      Fourth quarter of 1998 $20,514,000 non-recurring charge:
                DECEMBER 31, 1998          CHARGED TO                                  SEPTEMBER 30, 1999
                     BALANCE                 INCOME                   USAGE                  BALANCE
                   $9,468,000                  $--                $(3,575,000)             $5,893,000

      Third quarter of 1999 $54,419,000 non-recurring charge:
                DECEMBER 31, 1998          CHARGED TO                                  SEPTEMBER 30, 1999
                     BALANCE                 INCOME                   USAGE                  BALANCE
                       $--                 $54,419,000            $(46,631,000)            $7,788,000

(5) REVOLVING CREDIT FACILITIES AND LONG-TERM DEBT

                                                                                               DECEMBER 31,         SEPTEMBER 30,
                                                                                                   1998                 1999
                                                                                               -------------        -------------
Revolving credit borrowings........................................................             $         --        $  1,500,000
Term Facilities:
Tranche B at ABR plus 2.25% due 2006...............................................                       --         249,375,000
Tranche C at ABR plus 2.50% due 2007...............................................                       --         124,688,000
13.0% Series A Senior Subordinated Notes due 2009..................................                       --         190,000,000
4.5% Convertible Subordinated Notes due March 2003.................................              230,000,000                  --
6.0% Convertible Subordinated Notes due December 2001..............................               97,750,000                  --
Other..............................................................................                  175,000             406,000
                                                                                                ------------        ------------
                                                                                                 327,925,000         565,969,000
Less: Current maturities...........................................................                  (55,000)         (5,305,000)
                                                                                                ------------        ------------
Long-term debt, net of current maturities..........................................             $327,870,000        $560,664,000
                                                                                                ============        ============

                         CONCENTRA OPERATING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     On August 17, 1999, the Company entered into a $475,000,000 Credit Agreement (the "Credit Facility") with a consortium of banks, providing for $375,000,000 in term loans and a $100,000,000 revolving credit facility (the "Revolving Credit Facility"). The $375,000,000 in term loans were issued as a $250,000,000 term loan (the "Tranche B Term Loan") and a $125,000,000 term loan (the "Tranche C Term Loan") bearing interest at the Applicable Base Rate, as defined, plus 2.25% and 2.50%, respectively, or the Eurodollar Rate, as defined, plus 3.25% and 3.50%, respectively. The Tranche B Term Loan matures on June 30, 2006 and requires quarterly principal payments of $625,000 through June 30, 2005 and $58,750,000 for each of the remaining four quarters. The Tranche C Term Loan matures on June 30, 2007 and requires quarterly principal payments of $312,500 through June 30, 2006 and $29,062,500 for each of the remaining four quarters. The $100,000,000 Revolving Credit Facility matures on August 17, 2005. Borrowings under the Revolving credit facility are payable, at the Company's option at ABR plus 1.75% or the Eurodollar Rate plus 2.75%. Commitment fees on the unused revolver borrowings are at 0.5% per annum. The Company had borrowings outstanding under the Revolving Credit Facility of $1,500,000 at September 30, 1999.

      The $190,000,000 13% Series A Senior Subordinated Notes (the "13% Subordinated Notes") due August 15, 2009 are general unsecured indebtedness with semi-annual interest payments due on February 15 and August 15 commencing on February 15, 2000. The Company can redeem the 13% Subordinated Notes on or after August 15, 2004 at 106.5% of the principal amount with the redemption premium decreasing annually to 100.0% of the principal amount on August 15, 2008.

      The Credit Facility and 13% Subordinated Notes contain certain customary covenants, including, without limitation, restrictions on the incurrence of indebtedness, the sale of assets, certain mergers and acquisitions, the payment of dividends on the Company's capital stock, the repurchase or redemption of capital stock, transactions with affiliates, investments, capital expenditures and changes in control of the Company. Under the Credit Facility, the Company is also required to satisfy certain financial covenant ratio tests including leverage ratios, interest coverage ratios and fixed charge coverage ratios. The Company's obligations under the Senior Credit Facility are secured by a pledge of stock in the Company's subsidiaries.

      The Company was in compliance with its covenants, including its financial covenant ratio tests, in the third quarter of 1999.

      In December 1996, the Company issued $97,750,000 of 6.0% Convertible Subordinated Notes due 2001. On September 17, 1997, the Company entered into a $100,000,000 Senior Credit Facility with a syndicate of five banks. On February 23, 1998, the Company signed an amendment to expand the Company's borrowing capacity under the Senior Credit Facility to $200,000,000 under similar terms and conditions in order to finance the repayment of debt associated with its acquisition of PPS. On February 24, 1998, the Company acquired PPS and retired $49,000,000 of PPS' outstanding indebtedness. PPS' 5.0% Convertible Subordinated Notes due August 2006 converted into 2,721,904 shares of Concentra Managed Care, Inc. common stock. In March and April 1998, the Company issued $230,000,000 4.5% Convertible Subordinated Notes due 2003 and the Senior Credit Facility borrowing capacity was reduced to the original $100,000,000 amount. On August 17, 1999, the Senior Credit Facility was replaced with the Revolving Credit Facility and substantially all of the 6.0% and 4.5% Convertible Subordinated Notes were retired through debt tender offers during the quarter in connection with the Merger.


(6) SEGMENT INFORMATION

      Operating segments represent components of the Company's business that are evaluated regularly by key management in assessing performance and resource allocation. The Company has determined that its reportable segments consist of its Health Services, Specialized Cost Containment and Field Case Management Groups. The following are the reportable segments:

      Health Services manages occupational healthcare centers at which it provides support personnel, marketing, information systems and management services to its affiliated physicians. Health Services owns all the operating assets of the occupational healthcare centers, including leasehold interests and medical equipment.

                         CONCENTRA OPERATING CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

      Specialized Cost Containment services include first report of injury, utilization management (precertification and concurrent review), retrospective medical bill review, telephonic case management, specialized preferred provider organization ("PPO") network access, independent medical examinations ("IMEs"), peer reviews and out-of-network bill review services. These services are designed to reduce the cost of workers' compensation claims, automobile accident injury claims and group health claims.

      Field Case Management provides services involving case managers and nurses working on a one-on-one basis with injured employees and their various healthcare professionals, employers and insurance company adjusters to assist in maximizing medical improvement and, where appropriate, to expedite the return to work.

      The Health Services Group is managed separately and has different economic characteristics from the Field Case Management and Cost Containment groups, and is therefore shown as a separate reportable segment. The Field Case Management Group and certain operating segments included in the Specialized Cost Containment Group have similar economic characteristics and may share the same management and/or locations. However, the Field Case Management Group is reported as a separate segment for management reporting purposes and it represents 41.6% and 42.5% of total Managed Care Services revenue for the three and nine months ended September 30, 1999, respectively.

      There has not been a material change in the composition of segment identifiable assets as of September 30, 1999 as compared to December 31, 1998 amounts reported in the Company's financial statements for the year ended December 31, 1998 included elsewhere in this prospectus. Revenues from individual customers, revenues between business segments and revenues, operating profit and identifiable assets of foreign operations are not significant.

                         CONCENTRA OPERATING CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      The Company's Statements of Operations on a segment basis for the three and nine months ended September 30, 1998 and 1999 were as follows:

                                                             FOR THE THREE MONTHS                     FOR THE NINE MONTHS
                                                              ENDED SEPTEMBER 30,                     ENDED SEPTEMBER 30,
                                                            ----------------------------             ----------------------------
                                                            1998                 1999               1998                 1999
                                                        -----------         ------------        ------------         ------------
Revenues:
 Health Services..............................         $ 69,608,000         $ 89,857,000        $193,690,000         $242,421,000
 Managed Care Services:
  Specialized cost containment................           45,687,000           50,718,000         137,190,000          151,630,000
  Field case management.......................           42,067,000           36,083,000         128,265,000          112,106,000
                                                       ------------         ------------        ------------         ------------
   Total Managed Care Services................           87,754,000           86,801,000         265,455,000          263,736,000
                                                       ------------         ------------        ------------         ------------
                                                        157,362,000          176,658,000         459,145,000          506,157,000
Gross profit margins:
 Health Services..............................           18,406,000           18,486,000          48,487,000           50,664,000
 Managed Care Services:
  Specialized cost containment................           14,817,000           16,729,000          45,301,000           50,071,000
  Field case management.......................            5,479,000            2,455,000          20,166,000           12,493,000
                                                       ------------         ------------        ------------         ------------
   Total Managed Care Services................           20,296,000           19,184,000          65,467,000           62,564,000
                                                       ------------         ------------        ------------         ------------
                                                         38,702,000           37,670,000         113,954,000          113,228,000
Operating income (1) (2):
 Health Services..............................           11,295,000              756,000          27,081,000           14,849,000
 Managed Care Services........................           13,505,000           (3,085,000)         34,447,000           20,966,000
 Non-recurring charge--Deal fees...............                  --          (33,719,000)                 --          (33,719,000)
                                                       ------------         ------------        ------------         ------------
                                                         24,800,000          (36,048,000)         61,528,000            2,096,000
Interest expense..............................            4,653,000           10,223,000          13,123,000           19,614,000
Interest income...............................           (1,277,000)            (598,000)         (2,939,000)          (2,724,000)
Other expense, net............................              (21,000)            (427,000)             88,000             (147,000)
                                                       ------------         ------------        ------------         ------------
 Income (loss) before income taxes............           21,445,000          (45,246,000)         51,256,000          (14,647,000)
Provision (benefit) for income taxes..........            9,000,000           (3,176,000)         23,803,000            9,829,000
                                                       ------------         ------------        ------------         ------------
Net income (loss).............................         $ 12,445,000         $(42,070,000)       $ 27,453,000         $(24,476,000)
                                                       ============         ============        ============         ============

(1) Corporate-level general and administrative expenses are reported in the Health Services and Managed Care Services groups based on where general and administrative activities are budgeted. The Company does not make allocations of corporate level general and administrative expenses.

(2) The third quarter of 1999 non-recurring charge of $54,419,000 for Merger related fees and expenses has allocated $8,400,000 in charges to the Health Services group and $12,300,000 to the Managed Care Services group primarily for Health Services and Managed Care Services employee's related stock option exercises and cancellation charges and the non-cash deferred compensation for the accelerated vesting of restricted stock. All other Merger related expenses have been allocated to the "Non-recurring charge--Deal Fees" category.

                          CONCENTRA MANAGED CARE, INC.

      Consolidated Financial Statements as of December 31, 1997 and 1998
                and for the Three Years Ended December 31, 1998,
          together with the Report of Independent Public Accountants.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Concentra Managed Care, Inc.:

We have audited the accompanying consolidated balance sheets of Concentra Managed Care, Inc. (a Delaware corporation) as of December 31, 1997 and 1998, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Concentra Managed Care, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP
Boston, Massachusetts
June 9, 1999

                          CONCENTRA MANAGED CARE, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                                                        DECEMBER 31,
                                                                                                -----------------------------
                                       ASSETS                                                     1997                1998
                                                                                                ------------       -------------
Current Assets:
Cash and cash equivalents ...............................................................       $ 11,964,000        $101,128,000
Marketable securities ...................................................................                 --           5,000,000
Accounts receivable, net of allowances
  of $16,723,000 and $17,210,000, respectively ..........................................        106,284,000         127,615,000
Prepaid expenses and other current assets ...............................................         14,605,000          19,075,000
Prepaid and deferred income taxes .......................................................         12,096,000          14,019,000
                                                                                                ------------        ------------
      Total current assets ..............................................................        144,949,000         266,837,000
Land ....................................................................................          2,525,000           2,775,000
Buildings and improvements ..............................................................          5,747,000           6,814,000
Leasehold improvements ..................................................................         21,704,000          31,280,000
Computer hardware and software ..........................................................         39,512,000          56,838,000
Furniture and equipment .................................................................         33,486,000          40,439,000
                                                                                                ------------        ------------
  Property and equipment, at cost .......................................................        102,974,000         138,146,000
Accumulated depreciation and amortization ...............................................        (38,255,000)        (52,220,000)
                                                                                                ------------        ------------
  Property and equipment, net ...........................................................         64,719,000          85,926,000
Other assets:
Goodwill, net ...........................................................................        256,580,000         275,172,000
Assembled workforce and customer lists, net .............................................          3,524,000           2,781,000
Marketable securities ...................................................................                 --          10,583,000
Other assets ............................................................................         12,761,000          15,495,000
                                                                                                ------------        ------------
                                                                                                $482,533,000        $656,794,000
                                                                                                ============        ============

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Revolving credit facilities .............................................................       $ 49,000,000        $         --
Current portion of long-term debt .......................................................          7,497,000              55,000
Accounts payable ........................................................................         12,137,000          13,098,000
Accrued expenses ........................................................................         14,950,000          22,276,000
Accrued payroll and related expenses ....................................................         20,022,000          25,973,000
Accrued and deferred income taxes .......................................................          4,589,000           3,565,000
                                                                                                ------------        ------------
      Total current liabilities .........................................................        108,195,000          64,967,000
Long-term debt, net of current portion ..................................................        150,103,000         327,870,000
Deferred income taxes ...................................................................          7,713,000          13,575,000
Other liabilities .......................................................................         10,081,000          10,507,000
Commitments and Contingencies (see Note 10)
Stockholders' Equity:
Preferred stock--$.01 par value; 20,000,000 authorized;
  none issued and outstanding ...........................................................                 --                  --
Common stock--$.01 par value; 100,000,000 authorized; 43,567,686
  and 47,104,412 shares issued and outstanding, respectively ............................            436,000             471,000
Paid-in capital .........................................................................        257,022,000         270,654,000
Accumulated other comprehensive income--unrealized gain on
  marketable securities .. ..............................................................                 --              60,000
Retained deficit ........................................................................        (51,017,000)        (31,310,000)
                                                                                                ------------        ------------
    Total stockholders' equity ..........................................................        206,441,000         239,875,000
                                                                                                ------------        ------------
                                                                                                $482,533,000        $656,794,000
                                                                                                ============        ============

The accompanying notes are an integral part of these consolidated financial statements.

                          CONCENTRA MANAGED CARE, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------------------------
                                                                           1996                   1997                    1998
                                                                       -----------             -----------             -----------
REVENUE:
  Health Services ...............................................     $170,035,000           $207,676,000             $259,481,000
                                                                      ------------           ------------             ------------
  Managed Care Services:
    Specialized cost containment ................................       83,784,000            142,919,000              183,734,000
    Field case management .......................................      118,864,000            138,723,000              167,841,000
                                                                      ------------           ------------             ------------
    Total Managed Care Services .................................      202,648,000            281,642,000              351,575,000
                                                                      ------------           ------------             ------------
      Total revenue .............................................      372,683,000            489,318,000              611,056,000
COST OF SERVICES:
  Health Services ...............................................      130,754,000            155,376,000              201,181,000
  Managed Care Services .........................................      159,174,000            217,263,000              268,116,000
                                                                      ------------           ------------             ------------
    Total cost of services ......................................      289,928,000            372,639,000              469,297,000
                                                                      ------------           ------------             ------------
      Total gross profit ........................................       82,755,000            116,679,000              141,759,000
General and administrative expenses .............................       33,155,000             39,831,000               45,326,000
Amortization of intangibles .....................................        3,442,000              5,908,000                8,119,000
Non-recurring charge ............................................          964,000             38,625,000               33,114,000
                                                                       -----------             -----------             -----------
      Operating income ..........................................       45,194,000             32,315,000               55,200,000
Interest expense ................................................        3,741,000             12,667,000               18,021,000
Interest income .................................................         (859,000)            (2,297,000)              (4,659,000)
Other, net ......................................................          836,000                883,000                   44,000
                                                                       -----------             -----------             -----------
      Income before income taxes ................................       41,476,000             21,062,000               41,794,000
Provision for income taxes ......................................       13,437,000             11,062,000               19,308,000
                                                                      ------------           ------------             ------------
Net income ......................................................     $ 28,039,000           $ 10,000,000             $ 22,486,000
                                                                      ============           ============             ============
Basic Earnings Per Share ........................................     $       0.69           $       0.23             $       0.48
                                                                      ============           ============             ============
  Weighted average common shares outstanding ....................       40,411,000             42,774,000               46,451,000
                                                                      ============           ============             ============
Diluted Earnings Per Share ......................................     $       0.65           $       0.22             $       0.47
                                                                      ============           ============             ============
  Weighted average common shares and common
    share equivalents outstanding ...............................       43,344,000             46,895,000               47,827,000
                                                                      ============           ============             ============

The accompanying notes are an integral part of these consolidated financial statements.

                          CONCENTRA MANAGED CARE, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEARS ENDED DECEMBER 31,
                                                                      ------------------------------------------------------------
                                                                        1996                     1997                    1998
                                                                      -----------             -----------             -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ....................................................     $ 28,039,000           $ 10,000,000             $ 22,486,000
                                                                      ------------           ------------             ------------
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
  Depreciation of property and equipment ........................        6,706,000             10,630,000               14,805,000
  Amortization and write-off of intangibles .....................        3,442,000              5,908,000                8,119,000
  Amortization of deferred compensation .........................               --                562,000                  805,000
  Amortization and write-off of start-up costs ..................          322,000              2,845,000                       --
  Earnings in unconsolidated subsidiaries,
    net of distributions ........................................               --               (192,000)                 (98,000)
  Amortization of deferred finance costs and debt discount ......           58,000                777,000                1,699,000
  Write-off of contract intangibles .............................               --                     --                7,416,000
Change in assets and liabilities:
  Accounts receivable ...........................................      (14,967,000)           (27,003,000)             (19,765,000)
  Prepaid expenses and other assets .............................       (5,330,000)           (16,326,000)              (1,480,000)
  Accounts payable, accrued expenses
    and income taxes ............................................       (2,675,000)            12,283,000                  962,000
                                                                      ------------           ------------             ------------
    Net cash provided by (used in)
      operating activities ......................................       15,595,000               (487,000)              34,949,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired ............................      (68,805,000)          (103,291,000)             (18,070,000)
  Purchase of property and equipment ............................      (24,024,000)           (25,535,000)             (34,187,000)
  Sale (purchase) of investments, net ...........................      (12,045,000)            12,045,000              (15,523,000)
  Proceeds from sale of property and equipment and other ........           21,000                626,000                  440,000
                                                                      ------------           ------------             ------------
    Net cash used in investing activities .......................     (104,853,000)          (116,155,000)             (67,340,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings (payments) under revolving
    credit facilities, net ......................................        1,400,000             43,300,000              (49,000,000)
  Proceeds from the issuance of long-term debt ..................      158,739,000             26,489,000              230,000,000
  Payment of deferred financing costs ...........................       (1,226,000)              (596,000)              (6,411,000)
  Repayments of long-term debt ..................................      (37,220,000)            (5,071,000)             (49,581,000)
  Net proceeds from the issuance of common stock
    under employee stock purchase and option plans ..............       57,082,000             10,023,000               14,403,000
  Payments to dissenting shareholders ...........................               --                     --              (15,047,000)
  Dividends and distributions to shareholders ...................      (42,671,000)            (3,760,000)              (2,809,000)
                                                                      ------------           ------------             ------------
    Net cash provided by financing activities ...................      136,104,000             70,385,000              121,555,000
                                                                      ------------           ------------             ------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS ..............................................       46,846,000            (46,257,000)              89,164,000
CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR .............................................       11,375,000             58,221,000               11,964,000
                                                                      ------------           ------------             ------------
CASH AND CASH EQUIVALENTS,
  END OF YEAR ...................................................     $ 58,221,000           $ 11,964,000             $101,128,000
                                                                      ============           ============             ============
SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:
  Interest paid .................................................     $  3,316,000           $ 11,941,000             $ 13,912,000
  Income taxes paid .............................................     $  8,557,000           $ 12,305,000             $ 15,961,000
  Conversion of notes payable into common stock .................     $    825,000           $    691,000             $ 10,094,000
  Liabilities and debt assumed in acquisitions ..................     $  9,030,000           $ 13,242,000             $  8,386,000

The accompanying notes are an integral part of these consolidated financial statements.

                          CONCENTRA MANAGED CARE, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                          ACCUMULATED
                                                                                             OTHER
                                                     $0.01 PAR VALUE         PAID-IN     COMPREHENSIVE  RETAINED    STOCKHOLDERS'
                                                      COMMON STOCK           CAPITAL        INCOME      DEFICIT        EQUITY
                                                   -------------------       -------     -------------  --------    ------------
                                                    NUMBER
                                                  OF SHARES     VALUE
                                                 ----------     -------
BALANCE, DECEMBER 31, 1995 ...................   34,772,833    $347,000  $151,385,000   $    --  ($42,349,000) $109,383,000
Sale of Common Stock .........................    2,143,200      21,000    51,819,000        --            --    51,840,000
Common Stock issued in connection
    with acquisitions ........................      715,246       7,000     6,725,000        --       407,000     7,139,000
Common Stock issued under employee
    stock purchase and option plans and
related tax benefit ..........................      683,076       7,000     7,735,000        --            --     7,742,000
Exercise of Common Stock
    warrants .................................      151,111       2,000     1,062,000        --            --     1,064,000
Conversion of notes payable into
    Common Stock .............................      105,983       1,000       824,000        --            --       825,000
Conversion of debenture payable into
    Common Stock .............................    1,854,141      19,000    14,766,000        --            --    14,785,000
Dividends and shareholder distributions
    by pooled companies ......................           --          --            --        --   (42,671,000)  (42,671,000)
Net income ...................................           --          --            --        --    28,039,000    28,039,000
                                                 ----------    --------  ------------   -------    ----------  ------------
BALANCE, DECEMBER 31, 1996 ...................   40,425,590     404,000   234,316,000        --   (56,574,000)  178,146,000
Common Stock issued in connection
    with acquisitions ........................    2,162,995      22,000    11,441,000        --      (969,000)   10,494,000
Common Stock issued under employee
    stock purchase and option plans and
    related tax benefit ......................      897,530       9,000    10,013,000        --            --    10,022,000
Amortization of deferred compensation ........           --          --       562,000        --            --       562,000
Conversion of notes payable into
    Common Stock .............................       81,571       1,000       690,000        --            --       691,000
Dividends and shareholder distributions
    by pooled companies ......................           --          --            --        --    (3,474,000)   (3,474,000)
Net income ...................................           --          --            --         -    10,000,000    10,000,000
                                                 ----------    --------  ------------   -------    ----------  ------------
BALANCE, DECEMBER 31, 1997 ...................   43,567,686     436,000   257,022,000        --   (51,017,000)  206,441,000
Comprehensive net income:
Net income ...................................           --          --            --        --    22,486,000    22,486,000
Unrealized gain on marketable
securities ...................................           --          --            --    60,000            --        60,000
Comprehensive net income .....................           --          --            --    60,000    22,486,000    22,546,000
                                                 ----------    --------  ------------   -------    ----------  ------------
Common Stock issued in connection
    with acquisitions ........................      430,750       4,000     3,408,000        --        30,000     3,442,000
Common Stock issued under employee
    stock purchase and option plans and
    related tax benefit ......................      841,260       9,000    14,394,000        --            --    14,403,000
Amortization of deferred compensation ........           --          --       805,000        --            --       805,000
Conversion of notes payable into
    Common Stock .............................    2,735,387      27,000    10,067,000        --            --    10,094,000
Dividends and shareholder distributions
    by pooled companies ......................           --          --            --        --    (2,809,000)   (2,809,000)
Payments to dissenting shareholders ..........     (470,671)     (5,000)  (15,042,000)       --            --   (15,047,000)
BALANCE, DECEMBER 31, 1998 ...................   47,104,412    $471,000  $270,654,000   $60,000  ($31,310,000) $239,875,000
                                                 ==========    ========  ============   =======   ===========  ============

The accompanying notes are an integral part of these consolidated financial statements.

                          CONCENTRA MANAGED CARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) BASIS OF PRESENTATION

      On August 29, 1997, Concentra Managed Care, Inc. ("Concentra" or the "Company"), a Delaware corporation, was formed by the merger (the "1997 Merger") of CRA Managed Care, Inc. ("CRA") and OccuSystems, Inc. ("OccuSystems"). As a result of the 1997 Merger, CRA changed its name to Concentra Managed Care Services, Inc. ("Managed Care Services") and OccuCenters, Inc., the operating subsidiary of OccuSystems, changed its name to Concentra Health Services, Inc. ("Health Services"). The 1997 Merger was a tax-free stock for stock exchange accounted for as a pooling of interests. The Company recorded a non-recurring charge of $38,625,000 in the third quarter of 1997 associated with the 1997 Merger. The utilization of this charge through December 31, 1998, was approximately $11,569,000 for professional fees and services, $16,216,000 in costs associated with personnel reductions and the consolidation of CRA's and OccuSystems' employee benefits, $5,945,000 in facility consolidations and closings, $2,541,000 for the write-off of start-up costs and $2,354,000 of other charges. At December 31, 1997, approximately $7,527,000 of the non-recurring charge remains primarily related to personnel related charges and facility consolidations and closings.

      On February 24, 1998, the Company acquired all of the outstanding common stock of Preferred Payment Systems, Inc. ("PPS") of Naperville, Illinois, in exchange for approximately 7,100,000 shares of Concentra common stock, the assumption of PPS options totaling approximately 580,000 shares of Concentra common stock, the payment of approximately $15,047,000 in cash to dissenting PPS shareholders and the assumption of approximately $49,000,000 of debt which was repaid at the time of the merger. This merger was accounted for as a pooling of interests. In the first quarter of 1998, the Company recorded a non-recurring charge of $12,600,000 primarily associated with the merger of PPS. The utilization of this charge through December 31, 1998, was approximately $5,136,000 for professional fees and services, $2,355,000 in costs associated with personnel reductions, $746,000 in facility consolidations and closings, $1,627,000 associated with the write-off of deferred financing fees on PPS indebtedness retired and $1,264,000 of other non-recurring costs. At December 31, 1998, approximately $1,472,000 of the non-recurring charge remains primarily related to remaining facility lease obligations. PPS, founded in 1990, is a provider of retrospective bill review services for the group healthcare market.

      In the fourth quarter of 1998, the Company recorded a non-recurring charge of $20,514,000 primarily associated with the reorganization of its Managed Care Services division to improve efficiency through facility consolidations and related headcount reductions, to recognize an impairment loss on the intangible related to an acquired contract and costs associated with settling claims on other expired contracts. The utilization of this charge through December 31, 1998, was approximately $7,416,000 in charges related to the recognition of an impairment loss on the intangible related to an acquired contract, $2,490,000 in costs associated with personnel reductions and $1,140,000 in facility consolidations. At December 31, 1998, approximately $9,468,000 of the nonrecurring charge remains primarily related to remaining facility lease obligations and costs associated with settling claims on other expired contracts.

      The financial statements as of December 31, 1997 and for the years ended December 31, 1996 and 1997 have been restated to reflect the merger of PPS in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16").


(2) SIGNIFICANT ACQUISITIONS

      Managed Care Services has experienced a significant amount of its growth by virtue of the acquisitions of FOCUS HealthCare Management, Inc. ("FOCUS"), Prompt Associates, Inc. ("PROMPT"), First Notice Systems, Inc. ("FNS"), About Health, Inc. ("ABOUT HEALTH") and several other smaller acquisitions. Health Services has also experienced a significant amount of its growth from the acquisition of practices, including the acquisition of 16 occupational medical centers and contracts to manage four additional medical centers from Vencor, Inc. ("VMC").

      On April 2, 1996, the Company purchased FOCUS for $21,000,000 in cash. FOCUS, based in Brentwood, Tennessee, has built and maintains one of the nation's largest workers' compensation preferred provider organization ("PPO") networks and had annual revenues of approximately $9,900,000 for the year ended December 31, 1995.

      On October 29, 1996, the Company purchased PROMPT for $30,000,000 in cash. PROMPT, which is based in Salt Lake City, Utah, is one of the leading providers of hospital bill audit services to the group health payor community for claims that fall outside of an indemnity carrier's, third-party administrator's ("TPA") or health maintenance organization's ("HMO") network of hospital or outpatient facilities and had annual revenues of approximately $10,000,000 for the year ended December 31, 1995.

      On June 4, 1997, the Company purchased FNS for $40,000,000 in cash. FNS, based in Boston, Massachusetts, is a leading provider of outsourced call reporting for first notice of loss/injury to the automobile insurance and workers' compensation industries and had annual revenues of approximately $9,000,000 for the year ended December 31, 1996.

      PPS acquired ABOUT HEALTH in a two-step transaction on August 1, 1997 and October 31, 1997 for $25,800,000 in cash and $9,733,000 in equity. ABOUT HEALTH, based in Rockville, Maryland, is a provider of specialized cost containment and outsourcing services for healthcare payors and had annual revenues of approximately $10,000,000 for the year ended December 31, 1996.

      On September 30, 1997, the Company purchased 16 occupational medical centers and the management of four additional medical centers from VMC for approximately $27,000,000 in cash. These medical centers had annual revenues of approximately $23,000,000 for the year ended December 31, 1996.

      The acquisitions of FOCUS, PROMPT, FNS, ABOUT HEALTH and VMC have been accounted for by the Company as purchases whereby the basis for accounting for their assets and liabilities are based upon their fair values at the dates of acquisition. The excess of the purchase price over fair value of net assets acquired (goodwill and assembled workforce and customer lists, if applicable) for the FOCUS, PROMPT, FNS, ABOUT HEALTH and VMC acquisitions was $19,900,000, $29,550,000, $37,001,000, $34,291,000 and $29,585,000, respectively. None of these acquisitions were significant in relation to the Company's consolidated financial statements and, therefore pro forma financial information has not been presented. Goodwill is being amortized over thirty to forty year periods and assembled workforce and customer lists are being amortized over five and seven-year periods, respectively.


(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in certain joint ventures with less than a 51% ownership interest are accounted for on a equity basis and, accordingly, consolidated income includes the Company's share of their income. All significant intercompany accounts and transactions are eliminated in consolidation.

      Physician and physical therapy services are provided at the Health Services centers under management agreements with affiliated physician associations (the "Physician Groups"), which are organized professional corporations that hire licensed physicians and physical therapists to provide medical services to the centers' patients. Health Services has a nominee shareholder relationship with the Physician Groups as defined in EITF 97-2, Application of APB Opinion No. 16 and FASB Statement No. 94 to Physician Practice Entities, and as a result, the financial statements of the Physician Groups are consolidated. Specifically:

      o Health Services can at all times establish or effect change in the nominee shareholder;

      o Health Services can cause a change in the nominee shareholder an unlimited number of times;

      o Health Services has sole discretion as to the choice of a new nominee shareholder;

      o Health Services has sole discretion without cause to establish or change the nominee shareholders;

      o Health Services and the Physician Groups would incur no more than a nominal cost to cause a change in the nominee shareholder; and,

      o Neither Health Services nor the Physician Groups are subject to any significant adverse impact upon a change in the nominee shareholder.

      The Company's management fees from the Physician Groups are calculated as collected revenue net of compensation, benefits and other expenses incurred by the Physician Groups.


(b) CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. The carrying amount approximates fair value due to the short maturity of those instruments.


(c) REVENUE RECOGNITION

      The Company recognizes revenue primarily as services have been rendered based on time and expenses incurred. A certain portion of the Company's revenues are derived from fee schedule auditing which is based on the number of charges reviewed and based on a percentage of savings achieved for the Company's customers. In these circumstances, the customer is obligated to pay the Company when the services have been rendered and the savings identified. During the fee schedule audit process (i.e., medical bill review), each bill reviewed and audited is returned to the customer accompanied by an Explanation of Benefit ("EOB"). The EOB details the total savings with respect to the bill being reviewed as well as the amount owed to the Company as a percentage of savings identified and the line charge associated with the bill being reviewed.

      The Company's Health Services division's services consist of two primary components : (i) workers' compensation injury care and related services; and
(ii) non-injury healthcare services related to employer needs or statutory requirements. The workers' compensation injury care and related services' provider reimbursement methods vary on a state-by-state basis. Of the 25 states in which the Company currently operates occupational healthcare centers, 21 have fee schedules pursuant to which all healthcare providers are uniformly reimbursed. The fee schedules are set by each state and generally prescribe the maximum amounts that may be reimbursed for a designated procedure. In the four states without fee schedules, healthcare providers are reimbursed based on usual, customary and reasonable ("UCR") fees charged in the particular state in which the services are provided. Billing for services in states with fee schedules are included in revenues net of allowance for estimated differences between list prices and allowable fee schedule rates. Adjustments to the allowance based on final payment from the states are recorded upon settlement. The Company records the net revenue amount as accounts receivable.

      The Company's total contractual allowances offset against revenues during the years ended December 31, 1998, 1997 and 1996 were $16,095,000, $14,718,000 and $3,680,000, respectively.

      Insurance claims are screened by PPS and PROMPT prior to the insurance company's internal review procedures to determine if the claims should be further negotiated or are payable by the insurance company. During the insurance company's review process, some claims have pre-existing PPO or HMO arrangements, or other pre-existing conditions and disqualifying situations. When these situations occur, a refund (chargeback) is requested for the amounts paid (invoiced) on these claims. PPS and PROMPT's policies are to record a sales allowance as an offset to revenues and accounts receivable based upon the historical tracking of discounts and chargebacks at the time the claims are modeled. A portion of the allowance for doubtful accounts attributable to PPS and PROMPT is based on historical experience of ineligible claims which are either charged back or given a negotiated discount. PPS and PROMPT utilize several methods to project unpresented discounts and chargebacks including a tracking of the actual experience of contractual discounts. Other factors that affect collectability and bad debts for each service line are also evaluated and additional allowance amounts are provided as necessary.

      Accounts receivable at December 31, 1997 and 1998 include $4,500,000 of unbilled accounts receivable relating to services rendered during the period but not invoiced until after the period-end. These unbilled accounts receivable relate primarily to field case management services, which are billed on an hourly basis, whereby the Company has not yet provided a sufficient amount of services to warrant the generation of an invoice. The customers are obligated to pay for the services once performed. The Company estimates unbilled accounts receivable by tracking and monitoring its historical experience.


(d) DEPRECIATION

      The Company provides for depreciation on property and equipment using straight-line and accelerated methods by charges to operations in amounts that allocate the cost of depreciable assets over their estimated lives as follows:

ASSET CLASSIFICATION                         ESTIMATED USEFUL LIFE
----------------                               ------------------
Furniture and fixtures                              7 Years
Office and computer equipment                      3--7 Years
Buildings and improvements                        30--40 Years
Leasehold improvements           The shorter of the life of lease or asset life


(e) INTANGIBLE ASSETS

      The value of goodwill, assembled workforces and customer lists are recorded at cost at the date of acquisition. Through December 31, 1998 goodwill, including any excess arising from earn-out payments, was being amortized on a straight-line basis over 30 to 40-year periods in accordance with Accounting Principles Board Opinion No. 17 ("APB No. 17"), "Intangible Assets". Effective January 1, 1999, the Company changed its policy, on a prospective basis, with respect to the amortization of goodwill. All existing and future goodwill will be amortized over a period not to exceed 25 years. Had the Company adopted this policy at the beginning of 1998, amortization for 1998 would have increased by approximately $3,300,000 and diluted earnings per share would have been $0.42. As of December 31, 1998, net intangible assets consisted of goodwill, customer lists and assembled workforce. The Company believes that the life of the core businesses acquired and the delivery of occupational healthcare services is indeterminate and likely to exceed 25 years. The assembled workforces and customer lists are being amortized over five- and seven-year periods, respectively. As of December 31, 1997 and 1998, the Company has recorded accumulated amortization on intangible assets of $29,834,000 and $37,938,000 respectively.

      Subsequent to an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate that the remaining balance of goodwill may not be recoverable or that the remaining useful life may warrant revision. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related operating unit's undiscounted cash flows over the remaining life of the goodwill and compares it to the operating unit's goodwill balance to determine whether the goodwill is recoverable or if impairment exists, in which case an adjustment is made to the carrying value of the asset to reduce it to its fair value based upon the present value of the future cash flows. When an adjustment is required the Company evaluates the remaining goodwill amortization using the factors outlined in APB No. 17.


(f) DEFERRED FINANCE COSTS

      The Company has capitalized costs associated primarily with the 6% and 4.5% Convertible Subordinated Notes and the PPS indebtedness (written-off at the time of the merger and retirement of PPS indebtedness) and is amortizing these as interest expense over the life of the notes. Included in other assets at December 31, 1997 and 1998 were deferred finance costs, net of accumulated amortization, of $4,515,000 and $7,592,000, respectively.


(g) NON-RECURRING CHARGES

      The following are rollforwards of the non-recurring charges recorded by the Company in 1997 and 1998. See Note 1, "Basis of Presentation" for a description of the non-recurring charges and the breakout of the deductions from revenue by major category:

Third quarter of 1997 $38,625,000 non-recurring charge:

                                      BEGINNING                CHARGED                                          ENDING
                                       OF YEAR                TO INCOME                 USAGE                   OF YEAR
                                       ---------               ---------                ------                  ------
              1997                    $       --               $38,625,000            $(31,098,000)           $ 7,527,000
              1998                     7,527,000                        --              (7,527,000)                    --
First quarter of 1998 $12,600,000 non-recurring charge:
                                      BEGINNING                CHARGED                                          ENDING
                                       OF YEAR                TO INCOME                 USAGE                   OF YEAR
                                       ---------               ---------                ------                  ------
              1998                    $       --               $12,600,000            $(11,128,000)           $ 1,472,000
Fourth quarter of 1998 $20,514,000 non-recurring charge:
                                      BEGINNING                CHARGED                                          ENDING
                                       OF YEAR                TO INCOME                 USAGE                   OF YEAR
                                       ---------               ---------                ------                  ------
              1998                    $       --               $20,514,000             $(11,046,000)           $ 9,468,000
The following is a rollforward of all non-recurring charges for the three years ended December 31, 1996, 1997 and 1998:
                                      BEGINNING                CHARGED                                          ENDING
                                       OF YEAR                TO INCOME                 USAGE                   OF YEAR
                                       ---------               ---------                ------                  ------
              1996                    $       --               $   964,000            $   (964,000)           $       --
              1997                            --                38,625,000             (31,098,000)             7,527,000
              1998                     7,527,000                33,114,000             (29,701,000)            10,940,000


(h) INVESTMENTS IN JOINT VENTURES

      Investments in the net assets of joint ventures accounted for under the equity method amounted to $3,937,000 and $3,839,000 at December 31, 1997 and 1998, respectively. For the year ending December 31, 1997 and 1998, revenue for these entities was $4,561,000 and $5,724,000, gross profit was $950,000 and $919,000 and net income was $287,000 and $338,000, respectively. Total assets for the joint ventures were $4,277,000 and $4,306,000 as of December 31, 1997 and 1998, respectively.


(i) SELF INSURANCE

      Company is partially insured for workers' compensation, physician medical malpractice, automobile and certain employee health benefits. The Company's self-insurance retention liability on a per claim basis ranges from $100,000 to $250,000. Liabilities in excess of these amounts are the responsibility of the insurer. The Company's policy is to accrue amounts up to the insurance carriers' reserve requirements on a claim-by-claim basis and an estimate for claims incurred but not yet reported.


(j) DEFERRED START-UP COSTS

      Prior to the 1997 Merger, Health Services capitalized the start-up costs associated with the internal development of its medical centers until operational and would amortize these costs over a three-year period. The American Institute of Certified Public Accountants issued Statement of Opinion 98-5, "Accounting for Start Up Costs" in April 1998, to change the accounting and reporting treatment of start-up costs to require start-up costs to be expensed as incurred. As a result of this pending change in accounting principle, the Company wrote-off deferred start-up costs of approximately $2,541,000 and included this in the third quarter of 1997 non-recurring charge.

(k) FOREIGN CURRENCY TRANSLATION

      All assets and liabilities of the Company's Canadian offices are translated at the year-end exchange rate, while revenues and expenses are translated at the average exchange rate for the year. Cumulative translation adjustments were immaterial for the years ended December 31, 1996, 1997 and 1998.


(l) USE OF ESTIMATES

      The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(m) RECLASSIFICATIONS

      Certain amounts previously reported in CRA's and OccuSystems' 1996 consolidated financial statements and PPS' 1996 and 1997 consolidated financial statements have been reclassified to conform to the presentation in the 1998 consolidated financial statements.


(n) NEW ACCOUNTING PRONOUNCEMENTS

      In the first quarter of 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Comprehensive income for the Company includes unrealized gains on marketable securities in addition to net income as reported in the Company's Consolidated Statements of Stockholders' Equity and in the Stockholders' Equity section of the Company's Consolidated Balance Sheets.

      In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires the reporting of financial and descriptive information about a company's reportable operating segments. Operating segments are components of an enterprise's separate financial information that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance of that component. The statement requires reporting segment profit or loss, certain specific revenue and expense items, and segment assets. See Note 13--Segment Information for disclosure


(4) PRO FORMA NET INCOME AND PRO FORMA EARNINGS PER SHARE

      Pro forma net income and basic and diluted pro forma earnings per share for the years ended December 31, 1996 and 1997 have been calculated as if the merger of PPS had been subject to federal and state income taxes for the entire period, based upon an effective tax rate indicative of the statutory rates in effect. Prior to its merger, PPS elected to be taxed as an S corporation, and accordingly, was not subject to federal and state income taxes in certain jurisdictions.

      The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which supersedes Accounting Principles Board Opinion No. 15. SFAS 128 establishes new accounting standards for the presentation of earnings per share whereby primary earnings per share is replaced with "Basic Earnings Per Share" and fully diluted earnings per share is now called "Diluted Earnings Per Share". In accordance with SFAS 128, Basic Earnings Per Share has been computed by dividing reported net income by weighted average common shares outstanding and Diluted Earnings Per Share has been computed assuming, if dilutive, the conversion of the Company's convertible notes and the elimination of the related interest expense and the exercise of stock options, net of their related income tax effect.

      Basic and diluted earnings per share for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                             1996                1997                 1998
                                                           --------            --------             --------
BASIC EARNINGS PER SHARE:
Net income available to shareholders ...................   $28,039,000         $10,000,000          $22,486,000
                                                           ===========         ===========          ===========
Pro forma net income available to shareholders (1) .....   $25,309,000          $7,189,000
                                                           ===========         ===========
Weighted average common shares outstanding .............    40,411,000          42,774,000           46,451,000
                                                           ===========         ===========          ===========
Basic earnings per share ...............................        $ 0.69              $ 0.23               $ 0.48
                                                           ===========         ===========          ===========
Basic pro forma earnings per share (1) .................        $ 0.63              $ 0.17
                                                           ===========         ===========
DILUTED EARNINGS PER SHARE:
Net income available to shareholders ...................   $28,039,000         $10,000,000          $22,486,000
Interest on dilutive convertible notes, net of tax .....       290,000             308,000               52,000
                                                           -----------         -----------          -----------
Diluted net income .....................................   $28,329,000         $10,308,000          $22,538,000
                                                           ===========         ===========          ===========
Pro forma net income available to shareholders (1) .....   $25,309,000          $7,189,000
Interest on dilutive convertible notes, net of tax .....       290,000             308,000
                                                            ----------          ----------
Diluted pro forma net income (1) .......................   $25,599,000          $7,497,000
                                                           ===========         ===========
Weighted average common shares outstanding .............    40,411,000          42,774,000           46,451,000
Dilutive options, warrants and notes payable ...........     2,026,000           1,399,000            1,028,000
Dilutive convertible notes (2) .........................       907,000           2,722,000              348,000
                                                           -----------         -----------          -----------
Weighted average common shares and
    equivalents outstanding ............................    43,344,000          46,895,000           47,827,000
                                                           ===========         ===========          ===========
Diluted earnings per share .............................        $ 0.65              $ 0.22               $ 0.47
                                                           ===========         ===========          ===========
Diluted pro forma earnings per share (1) ...............        $ 0.59              $ 0.16
                                                           ===========         ===========

----------------
(1) Pro forma net income and basic and diluted pro forma earnings per share for the years ended December 31, 1996 and 1997 have been calculated as if PPS had been subject to federal and state income taxes for the entire period, based upon an effective tax rate indicative of the statutory rates in effect. Prior to its merger with the Company, PPS elected to be taxed as an S corporation and, accordingly, was not subject to federal and state income taxes in certain jurisdictions.

(2) Excludes common stock equivalents of 3,291,243 shares of Common Stock related to the 6% Convertible Subordinated Notes issued in December 1996 and 5,575,758 shares of Common Stock related to the 4.5% Convertible Subordinated Notes issued in March and April 1998 as they are anti-dilutive for the applicable years presented.


(5) REVOLVING CREDIT FACILITIES

      On September 17, 1997, the Company entered into the $100,000,000 Senior Credit Facility with a syndicate of five banks ("Senior Credit Facility"), replacing the $60,000,000 Managed Care Services Credit Facility, ("MCS Credit Facility") and the $60,000,000 Health Services Credit Facility, ("HS Credit Facility"). The Senior Credit Facility matures on September 17, 2002. Interest on borrowings under the Senior Credit Facility is payable, at the Company's option, at the higher of the bank's prime rate of interest or the federal funds rate plus an additional percentage of 0.5%, or LIBOR plus an additional percentage of up to 1.25%, depending on certain financial criteria. The Company is required to pay a commitment fee of 0.125% to 0.25% per annum, depending on certain financial criteria, on the unused portion of the Senior Credit Facility.

      On February 23, 1998, the Company signed an amendment to expand the Company's borrowing capacity under the Senior Credit Facility to $200,000,000 under similar terms and conditions in order to finance the repayment of $49,000,000 of PPS outstanding indebtedness (the PPS Credit Facility and 10% Subordinated Notes). On March 11, 1998, the Senior Credit Facility borrowing capacity was reduced to the original $100,000,000 amount.

      The Senior Credit Facility contains customary covenants, including, without limitation, restrictions on the incurrence of indebtedness, the sale of assets, certain mergers and acquisitions, the payment of dividends on the Company's capital stock, the repurchase or redemption of capital stock, transactions with affiliates, investments, capital expenditures and changes in control of the Company. Under the Senior Credit Facility, the Company is also required to satisfy certain financial covenants, such as cash flow, capital expenditures and other financial ratio tests including fixed charge coverage ratios. The Company's obligations under the Senior Credit Facility are secured by a pledge of stock in the Company's subsidiaries.

      As a result of the fourth quarter 1998 non-recurring charge, the Company was not in compliance with certain leverage ratio covenants under the Senior Credit Facility in the fourth quarter of 1998 and the Company expects it will not be in compliance with those covenants in the first quarter of 1999. The Company received a waiver on all financial covenants through the first quarter of 1999. The Company does not have any borrowings outstanding under the Senior Credit Facility and does not anticipate the need to borrow under the Senior Credit Facility for the next twelve months.

      At December 31, 1997, the Company had borrowings under the Senior Credit Facility of $49,000,000, at an average rate of interest of 6.94%. At December 31, 1998, the Company had no borrowings and $3,050,000 of letters of credit outstanding under the Senior Credit Facility. For the years ended December 31, 1996, 1997 and 1998, the weighted average borrowings under these revolving credit facilities were $8,184,000, $9,615,000 and $14,205,000, respectively, and the weighted average interest rates were 6.94%, 7.31% and 7.69%, respectively.


(6) LONG-TERM DEBT

      Long-term debt consists of the following at December 31:

                                                                          1997                   1998
                                                                      ------------           ------------
4.5% Convertible Subordinated Notes, interest at 4.5%,
    due March 2003 ................................................   $         --           $230,000,000
6% Convertible Subordinated Notes, interest at 6%,
    due December 2001 .............................................     97,750,000             97,750,000
Notes payable to various holders, interest ranging
    from 8.8% to 10%, payable in installments through 2005 ........        308,000                119,000
Obligations under capital leases ..................................        542,000                 56,000
PPS indebtedness:
    PPS Term Loan .................................................     42,000,000                     --
    5% Convertible Subordinated Notes due August 2006 .............     10,000,000                     --
    10% Subordinated Notes due August 2003 ........................      7,000,000                     --
                                                                      ------------           ------------
                                                                       157,600,000            327,925,000
Less: Current maturities ..........................................     (7,497,000)               (55,000)
                                                                      ------------           ------------
Long-term debt, net of current maturities .........................   $150,103,000           $327,870,000
                                                                      ============           ============

      As of December 31, 1998 and 1997, accrued interest was $3,276,000 and $867,000 respectively.

      On March 11, 1998, the Company issued a new issue of $200,000,000 aggregate principal amount of 4.5% Convertible Subordinated Notes due March 15, 2003 (the "4.5% Convertible Subordinated Notes"). On April 6, 1998, the underwriters exercised the $30,000,000 overallotment provision. The 4.5% Convertible Subordinated Notes will be convertible into 5,575,758 shares of Common Stock, at the option of the holder, at a conversion price of $41.25 per share, representing a conversion premium of 25% over the previous day's closing price. The 4.5% Convertible Subordinated Notes are general unsecured obligations of the Company ranking equal in right of payment with the 6% Convertible Subordinated Notes and all other unsecured indebtedness of the Company. In addition, the Company is a holding company that conducts all of its operations through subsidiaries, and the 4.5% Convertible Subordinated Notes and the 6% Convertible Subordinated Notes are structurally subordinate to all obligations of the Company's subsidiaries. The 4.5% Convertible Subordinated Notes were sold through a private place-ment under Rule 144A of the Securities Act of 1933, as amended and have similar terms and conditions as the 6% Convertible Subordinated Notes.

      In December 1996, Health Services issued an aggregate of up to $97,750,000 in principal amount of 6% Convertible Subordinated Notes ("6% Convertible Subordinated Notes"). The 6% Convertible Subordinated Notes will be convertible into 3,291,243 shares of Common Stock at the initial conversion price of $29.70 per share (equivalent to a conversion rate of 33.67 shares per $1,000 principal amount of 6% Convertible Subordinated Notes), subject to adjustment in certain events. The notes are convertible into Common Stock at the option of the holder on or after February through December 2001. The 6% Convertible Subordinated Notes will mature on December 15, 2001 with interest being payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 1997.

      On August 31, 1996, PPS completed a series of transactions involving funds managed by a private equity firm and senior officers of PPS (the "1996 Transaction"). In connection with the 1996 Transaction, the private equity firm invested $17,000,000 to acquire $10,000,000 in 5% Convertible Subordinated Notes due August 2006 (the "5% Convertible Subordinated Notes") and $7,000,000 of 10% Subordinated Notes due August 2003 (the "10% Subordinated Notes"). PPS also entered into a credit facility with a syndicate of two banks, which provided for $25,000,000 of senior debt, $20,000,000 of which was in the form of a term loan and $5,000,000 of which was available pursuant to a line of credit. PPS, in turn, used the net proceeds from these financing transactions to make distributions to its stockholders in an aggregate amount of approximately $36,000,000.

      On July 31, 1997, in connection with the acquisition of ABOUT HEALTH (see
Note 2), PPS entered into an amended and restated credit facility (as so amended and restated, the "PPS Term Loan") to increase the term loan portion by $26.5 million. The Company is obligated to make quarterly principal and interest payments on the term loan (bearing interest of 8.0% and 7.8% at December 31, 1996 and 1997, respectively) and quarterly interest payments on the line of credit (bearing interest at 9.25% and 9.0% at December 31, 1996 and 1997, respectively).

      The 10% Subordinated Notes bear interest at 10% per annum, payable quarterly. Beginning February 2002, the Company is required to make semiannual principal payments on the 10% Subordinated Notes of $1.7 million. Under the 10% Subordinated Loan Agreement, the Company is required to prepay the 10% Subordinated Notes in whole upon a qualifying public offering, sale of the Company, or other change in control, as defined.

      The 5% Convertible Subordinated Notes are convertible at any time by the holder into 10,000 shares of PPS Redeemable Preferred Stock and 10,000 shares of PPS Convertible Preferred Stock. The 5% Convertible Subordinated Notes mature in August 2006, subject to the right of the holders to accelerate the maturity of the 5% Convertible Subordinated Notes upon a public equity offering, a qualifying sale of the Company, or a merger resulting in a change in majority ownership of the Company. The 5% Convertible Subordinated Notes bear interest at 5%, 2% being payable quarterly and 3% being deferred and payable upon redemption or maturity.

      On February 24, 1998, in connection with the merger of PPS, Concentra repaid $49,000,000 of PPS indebtedness (the PPS Term Loan and 10% Subordinated Notes) and the 5% Convertible Subordinated Notes were converted into 2,721,904 shares of Concentra Common Stock.


(7) FINANCIAL INSTRUMENTS

      Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments". This statement requires entities to disclose the fair value of their financial instruments, both assets and liabilities, and off- balance sheet, for which it is practicable to estimate fair value. The following describes the methods and assumptions that were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

      The Company's marketable securities are held as available for sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

      The following is a summary of marketable securities with a maturity of greater than 90 days as of December 31, 1998:

                                          AMORTIZED        UNREALIZED     UNREALIZED          FAIR
                                             COST            GAINS         (LOSSES)           VALUE
                                          ------------      --------       --------       -------------
U.S. government securities ............    $10,523,000       $62,000        ($2,000)        $10,583,000
Corporate debt securities .............      3,000,000            --             --           3,000,000
Other debt securities .................      2,000,000            --             --           2,000,000
                                           -----------       -------         ------         -----------
                                           $15,523,000       $62,000        ($2,000)        $15,583,000
                                           ===========       =======         ======         ===========
Marketable securities, noncurrent .....    $10,523,000       $62,000        ($2,000)        $10,583,000
                                           ===========       =======         ======         ===========

      The average maturity of the Company's marketable securities as of December 31, 1998 was approximately 20 months.

      Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and marketable securities. Mitigating factors related to the Company's accounts receivable are that they are spread over a large customer base and various product lines the Company offers. Further, the Company does monitor the financial performance and credit worthiness of its large customers. Mitigating factors related to the Company's marketable securities are that they are primarily U.S. government securities and corporate bonds and notes, with strong credit ratings. The Company limits the amount of its investment exposure as to institution, maturity and investment type.

      The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable, and accrued expenses approximate fair value because of the short maturity of those instruments. The credit facilities approximate fair value primarily due to the floating interest rates associated with those debt instruments.

      The fair value of the Company's 6% Convertible Subordinated Notes was $125,120,000 and $83,088,000 as of December 31, 1997 and 1998 and the Company's
4.5% Convertible Subordinated Notes was $173,650,000 as of December 31, 1998. The fair market values of the convertible subordinated notes are the average of the NASDAQ's bid and ask amounts as of the respective year end. As of December 31, 1997, the approximate fair value of the 5% Convertible Subordinated Notes is $15,700,000. Although the interest rate on the 10% Subordinated Notes is fixed, the carrying value reasonably approximates the fair value at December 31, 1997.


(8) INCOME TAXES

      The provision for income taxes consists of the following for the years ended December 31: of the following for the years ended December 31:

                        1996               1997               1998
                     -----------        -----------        -----------
Current:
    Federal .......  $11,429,000        $15,112,000        $11,252,000
    State .........    2,473,000          3,968,000          1,369,000
                     -----------        -----------        -----------
                      13,902,000         19,080,000         12,621,000
Deferred:
    Federal .......     (214,000)        (6,873,000)         5,961,000
    State .........     (251,000)        (1,145,000)           726,000
                     -----------        -----------        -----------
                        (465,000)        (8,018,000)         6,687,000
                     -----------        -----------        -----------
Total .............  $13,437,000        $11,062,000        $19,308,000
                     ===========        ===========        ===========

      Significant items making up deferred tax liabilities and deferred tax assets were as follows at December 31:



                                                      1997            1998
                                                  ------------    ------------
Deferred tax assets:
Allowance for doubtful accounts .................   $4,624,000      $5,752,000
    Accrued vacation ............................    1,760,000       1,117,000
    Accrued self insurance ......................      580,000       1,220,000
    Acquired goodwill ...........................    1,678,000       1,310,000
    Non-recurring accruals and reserves .........    5,107,000       5,255,000
    Net operating losses ........................      506,000              --
    Other .......................................      109,000       1,446,000
                                                   -----------     -----------
     Deferred tax assets ........................  $14,364,000     $16,100,000
Deferred tax liabilities:
    Book to tax depreciation ....................   $1,716,000      $2,307,000
    Joint venture deferred liabilities                      --       1,280,000
    Goodwill, principally due to differences in
     amortization periods .......................    4,400,000       4,758,000
    Accounts receivable mark-to-market ..........           --       1,596,000
    Research and development expense ............    1,520,000       4,864,000
    Other .......................................       77,000       1,331,000
                                                   -----------     -----------
     Deferred tax liabilities ...................   $7,713,000     $16,136,000
                                                   ===========     ===========

      A reconciliation of the federal statutory rate to the Company's effective tax rate was as follows for the years ended December 31:

                                                  1996            %          1997           %           1998          %
                                             ------------       ----      -----------     -----      -----------     ----
Tax provision at federal
    statutory rate .......................     $14,309,000      34.5%      $7,372,000      35.0%      $14,628,000    35.0%
State taxes, net of federal income
    tax benefit ..........................       1,488,000       3.6          925,000       4.4         1,766,000     4.2
PPS S corporation status .................      (2,441,000)     (5.9)      (2,582,000)    (12.3)               --      --
Non-deductible goodwill ..................         367,000       0.9        1,003,000       4.8         1,149,000     2.8
Non-deductible non-recurring
    charges and acquisition costs ........              --        --        4,064,000      19.3         1,815,000     4.3
Other items, net .........................        (286,000)     (0.7)         280,000       1.3           (50,000)   (0.1)
                                               -----------      ----      -----------      ----       -----------    ----
                                               $13,437,000      32.4%     $11,062,000      52.5%      $19,308,000    46.2%
                                               ===========      ====      ===========      ====       ===========    ====

      PPS' shareholders had elected S Corporation taxing status. Thus, PPS' taxable income was taxed directly to its shareholders. PPS did pay state taxes in Illinois, Pennsylvania, California and Utah based on its taxable income. Effective with the merger with Concentra, PPS' taxable income is included in Concentra's consolidated income tax returns.


(9) STOCKHOLDERS' EQUITY

(a) PREFERRED STOCK

      The Board of Directors is authorized to issue shares of Preferred Stock, in one or more series, and to fix for each such series the number of shares thereof and voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as are permitted by the Delaware General Corporation Law. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of shares of Common Stock might believe to be in their best interests or in which such holders might receive a pre-mium for their shares of stock over the then market price of such shares. As of the date hereof, no shares of Preferred Stock are outstanding and the Board of Directors has no present intention to issue any shares of Preferred Stock. See
Note 14 "Subsequent Events" for related disclosure.


(b) STOCKHOLDER RIGHTS PLAN

      Shortly after the 1997 Merger, on September 17, 1997, the Board of Directors declared, pursuant to a rights agreement (the "Rights Agreement"), a dividend distribution of one common share purchase right ("Right") for each outstanding share of Common Stock. Each Right will entitle the registered holder to purchase from Concentra one thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Shares"), of Concentra at a price per share to be determined by the Board of Directors with the advice of its financial advisor about the long-term prospects for the Company's value (the "Purchase Price"), subject to adjustment. Each thousandth of a Junior Preferred Share will be economically equivalent to one share of Concentra Common Stock. The Purchase Price is expected to be significantly higher than the trading price of the Common Stock. Therefore, the dividend will have no initial value and no impact on the consolidated financial statements of the Company. See Note 14, "Subsequent Events" for related disclosure.


(c) COMMON STOCK

      At December 31, 1998, the Company has reserved approximately 16,839,000 unissued shares of its Common Stock for possible issuance under the Company's stock option or stock purchase plans and for the issuance upon possible conversion of the Company's 6% and 4.5% Convertible Subordinated Notes.


(10) COMMITMENTS AND CONTINGENCIES

      The Company leases certain corporate office space, operating and medical facilities, and office and medical equipment under various non-cancellable operating and capital lease agreements. Certain facility leases require the Company to pay increases in operating costs and real estate taxes. In addition, the Company leases certain office facilities from related parties under operating lease agreements that expire on various dates through December 31, 2003. The Company made rental payments of $726,000 to Colonial Realty Trust, a real estate company owned by a shareholder and board member of the Company for each of the years ended December 31, 1996, 1997 and 1998.

      The following is a schedule of rent expense by major category for the years ended December 31:

                              1996             1997              1998
                           -----------      -----------       -----------
Facilities ............    $13,009,000      $17,179,000       $22,307,000
Office equipment ......      1,166,000        2,029,000         3,091,000
Automobiles ...........      2,729,000        2,976,000         3,647,000
                           -----------      -----------       -----------
Total rent expense ....    $16,904,000      $22,184,000       $29,045,000
                           ===========      ===========       ===========

      The following is a schedule of future minimum lease payments under non-cancellable operating and capital leases for the years ending December 31:

                                                           OPERATING LEASES
                                                 -------------------------------------------
                                  CAPITAL        RELATED       UNRELATED
                                   LEASES        PARTIES         PARTIES           TOTAL
                                  ---------      --------       --------       -------------
Year Ending December 31,
1999 ............................   $34,000       $700,000      $22,464,324      $23,164,324
2000 ............................    22,000        700,000       18,051,724       18,751,724
2001 ............................        --        700,000       14,319,611       15,019,611
2002 ............................        --        700,000       12,399,364       13,099,364
2003 ............................        --        700,000        9,068,364        9,768,364
Thereafter ......................        --             --        8,083,018        8,083,018
                                    -------     ----------      -----------      -----------
                                    $56,000     $3,500,000      $84,386,405      $87,886,405
                                    =======     ==========      ===========      ===========

      A wholly-owned subsidiary of Health Services has committed to guarantee $21,408,000 in senior discount notes, plus interest, issued by four development corporations (Concentra Development Corporation, Concentra Development Corporation II, Concentra/Sherrer Development Corporation and Concentra/RDA, Inc.). The stated principal amount of the notes total $42,768,000, which will be their accreted value at their stated maturity (two to five years after the date of issuance of each note). These corporations have been organized and capitalized by a third party to develop occupational healthcare centers in selected markets in the United States. Health Services also has the right to acquire the developed centers at fair market value in the future. Health Services has entered into a management agreement with the development corporations to manage the healthcare centers' daily operations.

      The Company is party to certain claims and litigation initiated in the ordinary course of business. The Company is not involved in any legal proceeding that it believes will result, individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations. See Note 14, "Subsequent Events" for further claims and litigation disclosures.


(11) EMPLOYEE BENEFIT PLANS

(a) CONCENTRA 401(K) PLAN

      The Company has a defined contribution plan (the "Concentra 401(k) Plan"), formerly the Managed Care Services 401(k) Plan (the "MCS Concentra 401(k) Plan"), pursuant to which employees who are at least 21 years of age and who have completed at least six months of service are eligible to participate. Participants in the Concentra 401(k) Plan may not contribute more than the lesser of a specified statutory amount or 15% of his or her pretax total compensation. The Concentra 401(k) Plan permits, but does not require, additional matching contributions of up to 50% of participants' pretax contributions up to a maximum of 6% of compensation by the Company. Employees are 100% vested in their own contributions while Company contributions vest 20% per year with employees being fully vested after five years. For 1998, the Company is making a matching contribution of 50% of participant's pretax contributions up to 4% of compensation.


(b) HEALTH SERVICES 401(K) PLAN

      Health Services' defined contribution plan (the "HS 401(k) Plan") merged into the Concentra 401(k) Plan as of July 1, 1998. The HS 401(k) Plan had similar terms to those of the Concentra 401(k) Plan. There were no matching contributions under the plan in 1996, 1997 and 1998.


(c) PPS 401(K) PLAN

      PPS' defined contribution plan (the "PPS 401(k) Plan") merged into the Concentra 401(k) Plan as of August 1, 1998. The PPS 401(k) Plan had similar terms to those of the Concentra 401(k) Plan. For the years ended December 31, 1996 and 1997 and the seven-month period in 1998, PPS elected to match 25% of employee contributions up to 7% of gross earnings.

      The Company has expensed $910,000, $1,053,000 and $1,508,000 for the years ended December 31, 1996, 1997 and 1998, respectively, for matching contributions to the Concentra 401(k), the MCS 401(k) and the PPS 401(k) Plans.


(12) STOCK PURCHASE PLAN AND STOCK OPTION PLANS

(a) CONCENTRA 1997 EMPLOYEE STOCK PURCHASE PLAN

      The Concentra 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") for employees of the Company authorizes the issuance of up to 500,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees. The 1997 Purchase Plan is administered by the Compensation Committee of the Board of Directors.

      Under the terms of the 1997 Purchase Plan, an employee must authorize the Company in writing to deduct an amount (not less than 1% nor more than 15% of a participant's base compensation and in any event not more than

      $25,000) from his or her pay during six month periods commencing on January 1 and July 1 of each year (each a "Purchase Period"). The exercise price for shares purchased under the 1997 Purchase Plan for each Purchase Period is the lesser of 85% of the fair market value of the Common Stock on the first or last business day of the Purchase Period. The fair market value will be the closing selling price of the Common Stock as quoted.


(B) MANAGED CARE SERVICES AND HEALTH SERVICES EMPLOYEE STOCK PURCHASE PLANS

      Managed Care Services and Health Services each had employee stock purchase plans under similar terms and conditions as those under the 1997 Purchase Plan.

      The Company issued the following shares of Common Stock under the employee stock purchase plans for each of the following purchase periods:

                                                                   WEIGHTED
                                                                    AVERAGE
                                          NUMBER                     PRICE
PURCHASE PERIODS ENDED                  OF SHARES                  PER SHARE
                                         --------                  --------
December 31, 1995 ..................        32,682                   $10.49
June 30, 1996 ......................        29,089                   $10.59
December 31, 1996 ..................        44,606                   $22.18
June 30, 1997 ......................        50,056                   $21.38
December 31, 1997 ..................        47,245                   $24.86
June 30, 1998 ......................        64,587                   $22.10
December 31, 1998 ..................       160,512                   $ 9.08


(c) CONCENTRA 1997 LONG-TERM INCENTIVE PLAN

      Concentra may grant awards with respect to shares under the Company's Long-term Incentive Plan (the "Concentra Incentive Plan"). The awards under the Concentra Incentive Plan include: (i) incentive stock options qualified as such under U.S. federal income tax laws, (ii) stock options that do not qualify as incentive stock options, (iii) stock appreciation rights ("SARs"), (iv) restricted stock awards and (v) performance units.

      The number of shares of Common Stock that may be subject to outstanding awards under the Concentra Incentive Plan at any one time is equal to ten percent of the total number of outstanding shares of Concentra Common Stock (treating as outstanding all shares of Common Stock issuable within 60 days upon exercise of stock options or conversion or exchange of outstanding, publicly-traded convertible or exchangeable securities of Concentra) minus the total number of shares of Common Stock subject to outstanding awards under the Concentra Incentive Plan and any future stock-based plan for employees or directors of Company. At December 31, 1998, the Company was authorized to award grants of approximately 5,019,000 shares under the Concentra Incentive Plan. The number of shares authorized under the Concentra Incentive Plan and the number of shares subject to an award under the Concentra Incentive Plan will be adjusted for stock splits, stock dividends, recapitalizations, mergers and other changes affecting the capital stock of Concentra.

      During 1997, the Company granted restricted stock for 357,000 shares of Common Stock under the 1997 Incentive Plan which were valued at approximately $9,903,000 based upon the market value of the shares at the time of issuance. As of December 31, 1998, 93,000 shares of the restricted stock granted in 1997, valued at $2,806,000, have been canceled due to forfeiture. During 1998, the Company granted restricted stock for 48,000 shares of Common Stock under the 1997 Incentive Plan which were valued at $1,413,000 based upon the market value of the shares at the time of issuance. The restricted stock grants vest 25% per year beginning January 1, 2002. If the Company's financial performance exceeds certain established performance goals, however, the vesting of these shares could accelerate whereby 33-1/3% of the shares could become vested on January 1, 2000 and each year thereafter. For the years ended December 31, 1997 and 1998, the Company recorded amortization of $562,000 and $805,000, respectively, in connection with the deferred compensation associated with the restricted stock grants. During 1997 and 1998, the Company also granted 2,754 and 3,570 shares of restricted stock to outside directors that vest over one year.

      After the 1997 Merger, no additional awards were made under the former CRA and OccuSystems stock option plans and only that number of shares of Common Stock issuable upon exercise of awards granted under the former CRA and OccuSystems stock option plans as of the 1997 Merger were reserved for issuance by the Company.

      In connection with the 1996 Transaction, PPS canceled all outstanding stock options and terminated all existing stock option plans. In return for the cancellation of outstanding options, PPS made a cash payment to the holders of these options, which resulted in a compensation charge of approximately $484,000. Upon the cancellation of the options, PPS adopted the 1996 PPS Replacement Stock Option Plan and the 1996 PPS Incentive Stock Option Plan for its key employees. The plan provided for the issuance of up to 325,000 shares of PPS common stock. The exercise price for the incentive stock options could not be less than the fair market value of the underlying PPS common stock on the date of grant. After the merger, no additional awards were made under the former PPS stock option plans and outstanding PPS options were assumed by the Concentra Incentive Plan totaling approximately 580,000 shares of Concentra common stock.

      A summary of the status for all outstanding options at December 31, 1996, 1997 and 1998 and changes during the years then ended is presented in the table below:

                                                                WEIGHTED
                                           NUMBER             AVERAGE PRICE
                                         OF SHARES              PER SHARE
                                          ----------              ------
Balance December 31, 1995 ...........      2,697,593              $ 8.18
    Granted .........................      1,959,777               18.07
    Exercised .......................       (633,143)               4.41
    Canceled ........................       (158,485)              13.79
                                          ----------              ------
Balance December 31, 1996 ...........      3,865,742               13.59
    Granted .........................      2,925,655               22.51
    Exercised .......................       (801,593)               9.02
    Canceled ........................       (268,017)              20.71
                                          ----------              ------
Balance December 31, 1997 ...........      5,721,787               18.46
    Granted .........................      2,945,570               21.43
    Exercised .......................       (696,473)               6.77
    Canceled ........................     (1,277,335)              24.53
                                          ----------              ------
Balance December 31, 1998 ...........      6,693,549              $20.21
                                          ==========              ======

      The weighted average fair market value of options granted in 1997 and 1998 were $25.89 and $21.95, respectively. A further breakdown of the outstanding options at December 31, 1998 is as follows:

                                                 WEIGHTED
                                 WEIGHTED        AVERAGE    EXERCISABLE     WEIGHTED
      RANGE OF                  NUMBER OF        AVERAGE    CONTRACTUAL    NUMBER OF        AVERAGE
  EXERCISE PRICES                OPTIONS          PRICE     LIFE (YEARS)     OPTIONS         PRICE
   --------------               ----------       --------    ----------     ---------       ------
$ 0.00--$12.39 .............    2,357,919        $ 6.00        8.06          840,105        $ 5.61
$12.74--$23.13 .............    1,065,591         20.43        7.60          408,339         19.50
$23.17--$27.88 .............      521,789         26.24        8.15          198,800         26.30
$29.44--$32.63 .............    2,479,250         30.88        9.15          153,250         32.63
$32.75--$33.88 .............      269,000         33.75        8.87           81,000         33.46
                               ---------         ------        ----        ---------        ------
                               6,693,549         $20.21        8.43        1,681,494        $15.23
                               =========         ======        ====        =========        ======

(d) SFAS 123 DISCLOSURES

      The Company accounts for these plans under APB No. 25, under which no compensation cost has been recognized related to stock option grants. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income, pro forma net income, earnings per share and pro forma earnings per share would have been reduced to the following supplemental pro forma amounts:

                                                    1996                1997                 1998
                                                 -----------         -----------          -----------
Net Income:
    As reported .............................    $28,039,000          $10,000,000          $22,486,000
    Supplemental pro forma ..................    $22,555,000           $3,612,000           $8,864,000
    Pro forma as reported (1) ...............    $25,309,000           $7,189,000
    Supplemental pro forma (1) ..............    $19,825,000             $801,000
Basic Earnings Per Share:
    As reported .............................          $0.69                $0.23                $0.48
    Supplemental pro forma ..................          $0.56                $0.08                $0.19
    Pro forma as reported (1) ...............          $0.63                $0.17
    Supplemental pro forma (1) ..............          $0.49                $0.02
Diluted Earnings Per Share:
    As reported .............................          $0.65                $0.22                $0.47
    Supplemental pro forma ..................          $0.53                $0.08                $0.19
    Pro forma as reported (1) ...............          $0.59                $0.16
    Supplemental pro forma (1) ..............          $0.46                $0.02

-----------------
(1) Pro forma net income and basic and diluted pro forma earnings per share for the years ended December 31, 1996 and 1997 have been calculated as if PPS had been subject to federal and state income taxes for the entire period, based upon an effective tax rate indicative of the statutory rates in effect. Prior to its merger with the Company, PPS elected to be taxed as an S corporation, and accordingly, was not subject to federal and state income taxes in certain jurisdictions.

      Because the method of accounting under SFAS 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. Additionally, the 1996, 1997 and 1998 pro forma amounts include $229,000, $396,000 and $509,000, respectively, related to purchase discounts offered on employee stock purchase plans. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1996, 1997 and 1998, respectively:

                                            1996       1997       1998
                                           -------    -------    -------
Risk-free interest rates ...............    5.25%      5.50%      5.18%
Expected volatility ....................   45.29%     45.29%     78.91%
Expected dividend yield ................      --         --         --
Expected weighted average life
    of options in years ................     3.4        3.7        3.0


(13) SEGMENT INFORMATION

      Operating segments represent components of the Company's business that are evaluated regularly by key management in assessing performance and resource allocation. The Company has determined that its reportable segments consist of its Health Services, Specialized Cost Containment and Field Case Management Groups.

      Health Services manages occupational healthcare centers at which it provides support personnel, marketing, information systems and management services to its affiliated physicians. Health Services owns all the operating assets of the occupational healthcare centers, including leasehold interests and medical equipment.

      Specialized Cost Containment services include first report of injury, utilization management (precertification and concurrent review) retrospective medical bill review, telephonic case management, preferred provider organization ("PPO") network access, independent medical examinations ("IMEs"), peer reviews and hospital bill auditing. These services are designed to reduce the cost of workers' compensation claims, automobile accident injury claims and group health claims.

      Field Case Management provides services involving case managers and nurses working on a one-on-one basis with injured employees and their various health care professionals, employers and insurance company adjusters to assist in maximizing medical improvement and, where appropriate, to expedite the return to work.

      The Health Services Group is managed separately and has different economic characteristics from the Specialized Cost Containment and Field Case Management groups, and is therefore shown as a separate reportable segment. The Field Case Management Group and certain operating segments included in the Specialized Cost Containment Group have similar economic characteristics and may share the same management and/or locations. However, the Field Case Management Group is reported as a separate segment for management reporting purposes and it represents 58.7%, 49.3% and 47.7% of total Managed Care Services revenue for the years ended December 31, 1996, 1997 and 1998, respectively.

      Revenues from individual customers, revenues between business segments and revenues, operating profit and identifiable assets of foreign operations are not significant.

      The Company's Statements of Operations on a segment basis for the years ended December 31, 1996, 1997 and 1998 were as follows:

                                                          1996                       1997                       1998
                                                      ------------               ------------               ------------
Revenue:
    Health Services .............................     $170,035,000               $207,676,000               $259,481,000
    Managed Care Services:
      Specialized cost containment ..............       83,784,000                142,919,000                183,734,000
      Field case management .....................      118,864,000                138,723,000                167,841,000
                                                      ------------               ------------               ------------
      Total Managed Care Services ...............      202,648,000                281,642,000                351,575,000
                                                      ------------               ------------               ------------
                                                       372,683,000                489,318,000                611,056,000
Gross profit margins:
    Health Services .............................       39,281,000                 52,300,000                 58,300,000
    Managed Care Services:
      Specialized cost containment ..............       23,630,000                 42,907,000                 60,440,000
      Field case management .....................       19,844,000                 21,472,000                 23,019,000
                                                      ------------               ------------               ------------
      Total Managed Care Services ...............       43,474,000                 64,379,000                 83,459,000
                                                      ------------               ------------               ------------
                                                        82,755,000                116,679,000                141,759,000
Operating income (1):
    Health Services .............................       19,742,000                 12,273,000                 34,415,000
    Managed Care Services .......................       25,452,000                 20,042,000                 20,785,000
                                                      ------------               ------------               ------------
                                                        45,194,000                 32,315,000                 55,200,000
Interest expense ................................        3,741,000                 12,667,000                 18,021,000
Interest income .................................         (859,000)                (2,297,000)                (4,659,000)
Other expense, net ..............................          836,000                    883,000                     44,000
                                                      ------------               ------------               ------------
    Income before income taxes ..................       41,476,000                 21,062,000                 41,794,000
Provision for income taxes ......................       13,437,000                 11,062,000                 19,308,000
                                                      ------------               ------------               ------------
    Net income ..................................     $ 28,039,000               $ 10,000,000               $ 22,486,000
                                                      ============               ============               ============

---------------------
(1) Corporate-level general and administrative expenses are reported in the Health Services and Managed Care Services groups based on where general and administrative activities are budgeted. The Company does not make allocations of corporate level general and administrative expenses.

      The Company's segment depreciation and amortization, capital expenditures and identifiable assets for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                         1996                 1997                 1998
                                                     ------------         ------------         ------------
Depreciation and amortization:
    Health Services .............................     $  6,827,000         $  9,162,000        $ 11,372,000
    Managed Care Services .......................        3,321,000            7,376,000          11,552,000
                                                      ------------         ------------        ------------
                                                      $ 10,148,000         $ 16,538,000        $ 22,924,000
                                                      ============         ============        ============
Capital expenditures:
    Health Services .............................     $ 19,296,000         $ 16,862,000        $ 19,235,000
    Managed Care Services .......................        4,728,000            8,673,000          14,952,000
                                                      ------------         ------------        ------------
                                                      $ 24,024,000         $ 25,535,000        $ 34,187,000
                                                      ============         ============        ============
Identifiable assets:
    Health Services .............................     $260,619,000         $261,521,000        $309,419,000
    Managed Care Services .......................      107,281,000          221,012,000         347,375,000
                                                      ------------         ------------        ------------
                                                      $367,900,000         $482,533,000        $656,794,000
                                                      ============         ============        ============


(14) SUBSEQUENT EVENTS

      On March 2, 1999, Concentra entered into a definitive agreement to merge (the "Merger") with Yankee Acquisition Corp. ("Yankee"), a corporation formed by Welsh, Carson, Anderson & Stowe ("WCAS"), a 14.9% stockholder of the Company. Concentra's Board of Directors unanimously approved the transaction based upon the recommendation of its special committee of the Board of Directors, which was formed on October 29, 1998 to evaluate strategic alternatives in response to several unsolicited expressions of interest regarding the possible acquisition of some or all of the Company's Common Stock. On March 24, 1999, Concentra entered into an Amended and Restated Agreement and Plan of Merger with Yankee (the "Amended Merger Agreement"). Pursuant to the Amended Merger Agreement, WCAS will acquire approximately 87%, funds managed by Ferrer Freeman Thompson & Co. ("FFT") will acquire approximately 7% and other investors will acquire approximately 6% of the post-merger shares of common stock of the Company for $16.50 per share. As a result of the Merger, each outstanding share of Concentra Common Stock will be converted into the right to receive $16.50 in cash.

      In connection with the Merger, effective March 2, 1999, Concentra amended its Rights Agreement. The amendment provides, among other things, that Yankee and its affiliates will not be deemed an Acquiring Person (as such term is defined in the Rights Agreement) and that the Rights Agreement will expire immediately prior to the effective time of the Merger.

      The transaction is valued at approximately $1,100,000,000, including the refinancing of $327,750,000 of the 6% and 4.5% Convertible Subordinated Notes which contain change in control provisions in the related indentures. The transaction is structured to be accounted for as a recapitalization and is expected to be completed in the third quarter of 1999. The transaction is conditioned upon, among other things, approval of the shareholders of Concentra, receipt of financing and certain regulatory approvals.

      To finance the acquisition of the Company, WCAS will invest approximately $369,432,000 in equity financing, including the value of shares and convertible notes already owned by WCAS, and up to $110,000,000 in subordinated indebtedness. Additionally, FFT will invest approximately $30,600,000 and other investors will invest approximately $23,000,000 in equity. WCAS has also received commitments from various lenders to provide Yankee with $190,000,000 in senior subordinated notes, a $375,000,000 term loan and a $100,000,000 revolving credit facility to replace the Company's existing Senior Credit Facility. Additionally, Concentra would also utilize excess cash on hand at the time of the merger to help finance the purchase of the Concentra Common Stock. Simultaneous with the right to receive cash for shares, Yankee would merge with Concentra with Concentra surviving.

      As of March 26, 1999, Concentra is aware of three lawsuits that have been filed by alleged stockholders of Concentra relating to the Merger. All three lawsuits were filed in the Chancery Court for New Castle County, Delaware. Each of the lawsuits names Concentra, its directors and Yankee as defendants. The plaintiff in each lawsuit seeks to represent a putative class of all public holders of Concentra common stock. The lawsuits allege, among other things, that the directors of Concentra breached their fiduciary duties to Concentra's stockholders by approving the Merger. The lawsuits seek, among other things, preliminary and permanent injunctive relief prohibiting consummation of the Merger, unspecified damages, attorneys' fees and other relief. Concentra expects that these lawsuits will be consolidated into a single action. The Company intends to contest these lawsuits vigorously.


(15) SELECTED FINANCIAL DATA

                                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------------------------
                                                1994            1995              1996             1997             1998
                                              ---------       ---------         ---------        ---------        ---------
STATEMENT OF OPERATIONS DATA:
Revenue ...............................    $223,499,000     $305,355,000      $372,683,000     $489,318,000     $611,056,000
Gross profit ..........................      37,093,000       62,435,000        82,755,000      116,679,000      141,759,000
Non-recurring charges .................              --          898,000           964,000       38,625,000       33,114,000
Operating income ......................      15,928,000       29,446,000        45,194,000       32,315,000       55,200,000
Income before taxes ...................      10,088,000       24,246,000        41,476,000       21,062,000       41,794,000
Provision for income taxes (1) ........       6,802,000        7,771,000        13,437,000       11,062,000       19,308,000
Net income before extraordinary
    items (1) .........................       3,286,000       16,475,000        28,039,000       10,000,000       22,486,000
Pro forma net income before
    extraordinary items (2) ...........                       13,845,000        25,309,000        7,189,000
Basic earnings per share before
    extraordinary items ...............                            $0.48             $0.69            $0.23            $0.48
Basic pro forma earnings per share
    before extraordinary items (2) ....                            $0.41             $0.63            $0.17
Basic weighted average shares
    out-standing ......................                       33,810,000        40,411,000       42,774,000       46,451,000
Diluted earnings per share before
    extraordinary items ...............                            $0.46             $0.65            $0.22            $0.47
Diluted pro forma earnings per share
    before extraordinary items (2) ....                            $0.39             $0.59            $0.16
Diluted weighted average shares
    outstanding .......................                       35,939,000        43,344,000       46,895,000       47,827,000
BALANCE SHEET:
Working capital .......................    $ 19,117,000     $ 21,971,000      $116,439,000     $ 36,754,000     $201,870,000
Total assets ..........................     113,672,000      188,530,000       367,900,000      482,533,000      656,794,000
Total debt ............................      83,785,000       34,639,000       142,229,000      206,600,000      327,925,000
Total stockholders' equity (deficit) ..      (5,820,000)     109,383,000       178,146,000      206,441,000      239,875,000

-------------------
(1) Prior to its recapitalization in March of 1994, CRA had elected to be taxed as an S corporation. In connection with its recapitalization, CRA was required to change from an S to a C corporation. This change resulted in CRA recording an incremental tax provision of $3,772,000 in the first quarter of 1994. The Company's pro forma net income for 1994 would have been $3,466,000 higher had CRA had been subject to federal and state income taxes during the entire period based upon an effective tax rate indicative of the statutory rate in effect during the period.

(2) Pro forma net income and basic and diluted pro forma earnings per share, where applicable, for the years ended December 31, 1994, 1995, 1996 and 1997 have been calculated as if PPS had been subject to federal and state income taxes for the entire period, based upon an effective tax rate indicative of the statutory rates in effect. Prior to its merger with the Company, PPS elected to be taxed as an S corporation, and accordingly, was not subject to federal and state income taxes in certain jurisdictions.


(16) SELECTED QUARTERLY OPERATING RESULTS (UNAUDITED)

      The following table sets forth certain unaudited quarterly results of operations for each of the eight quarters ended December 31, 1998. In management's opinion, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the financial statements and notes thereto included elsewhere in this document. The operating results for any quarter are not necessarily indicative of results for any subsequent quarter.

                                                                                 QUARTER ENDED
                                                  ----------------------------------------------------------------------------
                                                    MARCH 31,             JUNE 30,          SEPTEMBER 30,         DECEMBER 31,
                                                      1998                 1998                 1998                 1998
                                                  ------------         -------------       --------------        -------------
Revenue .......................................   $144,282,000          $157,501,000         $157,362,000         $151,911,000
Cost of services ..............................    109,898,000           116,633,000          118,660,000          124,106,000
                                                  ------------          ------------         ------------         ------------
    Gross profit ..............................     34,384,000            40,868,000           38,702,000           27,805,000
General and administrative expenses ...........     10,645,000            11,228,000           11,851,000           11,602,000
Amortization ..................................      2,015,000             2,036,000            2,051,000            2,017,000
Non-recurring charge ..........................     12,600,000                    --                   --           20,514,000
                                                  ------------          ------------         ------------         ------------
    Operating income (loss) ...................      9,124,000            27,604,000           24,800,000           (6,328,000)
Other expense, net ............................      3,710,000             3,207,000            3,355,000            3,134,000
Provision (benefit) for income taxes ..........      4,567,000            10,236,000            9,000,000           (4,495,000)
                                                  ------------          ------------         ------------         ------------
Net income (loss) .............................   $    847,000          $ 14,161,000         $ 12,445,000        $  (4,967,000)
                                                  ============          ============         ============         ============
Basic earnings (loss) per share ...............          $0.02                 $0.30                $0.26               $(0.11)
Diluted earnings (loss) per share .............          $0.02                 $0.30                $0.26               $(0.11)
                                                                                 QUARTER ENDED
                                                   ---------------------------------------------------------------------------
                                                    MARCH 31,            JUNE 30,          SEPTEMBER 30,          DECEMBER 31,
                                                      1997                 1997                 1997                  1997
                                                  ------------         -------------       --------------        --------------
Revenue .......................................   $106,307,000          $119,633,000         $129,890,000         $133,488,000
Cost of services ..............................     82,640,000            90,736,000           96,024,000          103,239,000
                                                  ------------          ------------         ------------         ------------
    Gross profit ..............................     23,667,000            28,897,000           33,866,000           30,249,000
General and administrative expenses ...........      9,025,000             9,948,000           10,251,000           10,607,000
Amortization                                         1,235,000             1,160,000            1,560,000            1,953,000
Non-recurring charge                                        --                    --           38,625,000                   --
                                                  ------------          ------------         ------------         ------------
    Operating income (loss) ...................     13,407,000            17,789,000          (16,570,000)          17,689,000
Other expense, net ............................      1,598,000             2,272,000            3,200,000            4,183,000
Provision for income taxes ....................      4,106,000             5,395,000           (3,342,000)           4,903,000
                                                  ------------          ------------         ------------         ------------
Net income (loss) .............................   $  7,703,000          $ 10,122,000         $(16,428,000)        $  8,603,000
                                                  ============          ============         ============         ============
Pro forma net income (loss) (1) ...............   $  7,080,000          $  9,440,000         $(17,548,000)        $  8,217,000
                                                  ============          ============         ============         ============
Basic earnings (loss) per share ...............          $0.18                 $0.24               $(0.38)               $0.20
Basic pro forma earnings (loss)
    per share (1) .............................          $0.17                 $0.22               $(0.41)               $0.19
Diluted earnings (loss) per share .............          $0.17                 $0.22               $(0.38)               $0.18
Diluted pro forma earnings (loss)
    per share (1) .............................          $0.15                 $0.21               $(0.41)               $0.17

--------------------
(1)   Pro forma net income (loss) and basic and diluted pro forma earnings
      (loss) per share for the four quarters ended December 31, 1997 have been calculated as if PPS had been subject to federal and state income taxes for the entire period, based upon an effective tax rate indicative of the statutory rates in effect. Prior to its merger with the Company, PPS elected to be taxed as an S corporation, and accordingly, was not subject to federal and state income taxes in certain jurisdictions.

                          CONCENTRA MANAGED CARE, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                        SUPPLEMENTAL SCHEDULE II

                                              BEGINNING         CHARGED                       NET DEDUCTIONS         ENDING
                                               BALANCE         TO INCOME      ACQUISITIONS     FROM RESERVES         BALANCE
                                            ------------      -----------      ------------   ---------------      -------------
Allowance for Doubtful
         Accounts
                               1996          $ 6,917,000      $ 5,298,000        $4,289,000       $ 6,526,000        $ 9,978,000
                               1997            9,978,000        8,890,000         7,797,000         9,942,000         16,723,000
                               1998           16,723,000       12,869,000         1,968,000        14,350,000         17,210,000

Contractual Allowance
                               1996            $ 660,000      $ 3,680,000        $  800,000       $ 3,427,000        $ 1,653,000
                               1997            1,653,000       14,718,000                --        12,743,000          3,628,000
                               1998            3,628,000       16,095,000                --        15,073,000          4,650,000

-----------------
Non-recurring Charges(1)

                                                 BEGINNING              CHARGED                                     ENDING
                                                  BALANCE              TO INCOME              USAGE                 BALANCE
                                               --------------         -------------       --------------        --------------
                               1996            $           --           $   964,000         $   (964,000)         $        --
                               1997                        --            38,625,000          (31,098,000)           7,527,000
                               1998                 7,527,000            33,114,000          (29,701,000)          10,940,000

-----------------
(1) Non-recurring charge breakout by major category:

                                            PROFESSIONAL       FACILITY         PERSONNEL
                                                FEES        CONSOLIDATION       RELATED            OTHER              TOTAL
                                            ------------      -----------     ------------   ------------    ------------
Balance 12/31/96 .......................     $        --      $        --     $         --   $         --    $         --
  Provision-Q3 97 Charge ...............      11,569,000        5,945,000       16,216,000      4,895,000      38,625,000
  Usage-Q3 97 Charge ...................      (9,155,000)      (5,476,000)     (11,803,000)    (4,664,000)    (31,098,000)
                                             -----------      -----------     ------------   ------------    ------------
Balance 12/31/97 .......................     $ 2,414,000      $   469,000     $  4,413,000   $    231,000    $  7,527,000

1988 Provision:
  Q3 97 Charge .........................     $        --      $        --     $        --    $         --    $         --
  Q1 98 Charge .........................       5,200,000        2,100,000        2,400,000      2,900,000      12,600,000
  Q4 98 Charge .........................              --        5,836,000        3,817,000     10,861,000      20,514,000
                                             -----------      -----------     ------------   ------------    ------------
Total 1998 Provision ...................     $ 5,200,000      $ 7,936,000     $  6,217,000   $ 13,761,000    $ 33,114,000

1988 Usage:
  Q3 97 Charge .........................     $(2,414,000)     $  (469,000)    $ (4,413,000)  $   (231,000)   $ (7,527,000)
  Q1 98 Charge .........................      (5,136,000)        (746,000)      (2,355,000)    (2,891,000)    (11,128,000)
  Q4 98 Charge .........................              --       (1,140,000)      (2,490,000)    (7,416,000)    (11,016,000)
                                             -----------      -----------     ------------   ------------    ------------
Total 1998 Usage .......................     $(7,550,000)     $(2,355,000)    $ (9,258,000)  $(10,538,000)   $(29,701,000)
                                             -----------      -----------     ------------   ------------    ------------

Balance 12/31/98 .......................     $    64,000      $ 6,050,000     $  1,372,000   $  3,454,000    $ 10,940,000
                                             ===========      ===========     ============   ============    ============

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To the Stockholders and Board of
Directors of Concentra Managed Care, Inc.

      We have audited in accordance with generally accepted auditing standards, the financial statements of Concentra Managed Care, Inc. and have issued our report thereon dated June 9, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of the financial statement schedules is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP
Boston, Massachusetts
June 9, 1999

                         COMPUTATION OF PRO FORMA RATIOS

                  Ratio of Pro Forma Earnings to Fixed Charges
              Ratio of Adjusted Pro Forma Earnings to Fixed Charges
                                   (Unaudited)

                                                                               YEAR ENDED          NINE MONTHS ENDED
                                                                            DECEMBER 31, 1998     SEPTEMBER 30, 1999
                                                                            ----------------       ----------------
Pro Forma Earnings:
Income (loss) before income taxes ......................................          $(4,989)              $(43,150)
Less: Equity in earnings of unconsolidated subsidiaries, net of
    related distributions ..............................................             (218)                   (61)
Fixed charges ..........................................................           67,406                 51,341
                                                                                  -------               --------
    Total Pro Forma Earnings (1) .......................................          $62,199               $  8,130
                                                                                  =======               ========
Adjusted Pro Forma Earnings:
Income (loss) before income taxes ......................................          $(4,989)              $(43,150)
Less: Equity in earnings of unconsolidated subsidiaries, net of
    related distributions ..............................................             (218)                   (61)
Fixed charges ..........................................................           67,406                 51,341
Nonrecurring charges ...................................................           33,114                 54,419
                                                                                  -------               --------
    Total Adjusted Pro Forma Earnings (2) ..............................          $95,313               $ 62,549
                                                                                  =======               ========
Fixed Charges:
Interest expense .......................................................          $60,145               $ 45,393
Interest portion of rent expense .......................................            7,261                  5,948
                                                                                  -------               --------
    Total Fixed Charges ................................................          $67,406               $ 51,341
                                                                                  =======               ========
Ratio of Pro Forma earnings to fixed charges ...........................              0.9                    0.2
                                                                                      ===                    ===
Ratio of adjusted Pro Forma earnings to fixed charges ..................              1.4                    1.2
                                                                                      ===                    ===

------------------
(1) The ratio of earnings to fixed charges is computed by dividing the sum of net earnings, before deducting provisions for income taxes and fixed charges less equity in earnings of unconsolidated subsidiaries, net of related distributions, by fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and one-fourth of rent expenses, estimated by management to be the interest component of such rentals.

(2) The ratio of adjusted earnings to fixed charges is computed by dividing the sum of net earnings, before deducting nonrecurring charges, provisions for income taxes and fixed charges less equity in earnings of unconsolidated subsidiaries, net of related distributions, by fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and one-fourth of rent expense, estimated by management to be the interest component of such rentals.

                              COMPUTATION OF RATIOS

                       Ratio of Earnings to Fixed Charges
                   Ratio of Adjusted Earnings to Fixed Charges
                                   (Unaudited)

                                                                                                             NINE        NINE
                                                                                                            MONTHS      MONTHS
                                                                                                            ENDED       ENDED
                                                             YEAR ENDED DECEMBER 31,                    SEPTEMBER 30, SEPTEMBER 30,
                                               -----------------------------------------------------    ------------  ------------
                                             1994         1995         1996        1997         1998         1998          1999
                                            -------     --------     --------     --------    --------     --------      --------
Earnings:
Income (loss) before income taxes .......   $10,088      $24,246      $41,476      $21,062     $41,794      $51,256      $(14,647)
                                            -------      -------      -------      -------     -------      -------      --------
Less: Equity in earnings of
    unconsolidated
    subsidiaries net of related
    distributions .......................        --           --           --         (237)       (218)          (7)          (61)
Fixed charges ...........................     8,730        9,223        7,967       18,213      25,282       18,516        25,562
                                            -------      -------      -------      -------     -------      -------      --------
    Total Earnings (1) ..................   $18,818      $33,469      $49,443      $39,038     $66,858      $69,765      $ 10,854
                                            =======      =======      =======      =======     =======      =======      ========
Adjusted Earnings:
Income (loss) before income taxes .......   $10,088      $24,246      $41,476      $21,062     $41,794      $51,256      $(14,647)
Less: Equity in earnings of
    unconsolidated subsidiaries net of
    related distributions ...............        --           --           --         (237)       (218)          (7)          (61)
Fixed charges ...........................     8,730        9,223        7,967       18,213      25,282       18,516        25,562
Nonrecurring charges ....................        --          898          964       38,625      33,114       12,600        54,419
                                            -------      -------      -------      -------     -------      -------      --------
Total Adjusted Earnings (2) .............   $18,818      $34,367      $50,407      $77,663     $99,972      $82,365      $ 65,273
                                            =======      =======      =======      =======     =======      =======      ========
Fixed Charges:
Interest expense ........................   $ 5,956      $ 5,499      $ 3,741      $12,667     $18,021      $13,123      $ 19,614
Interest portion of rent expense ........     2,774        3,724        4,226        5,546       7,261        5,393         5,948
                                            -------      -------      -------      -------     -------      -------      --------
    Total Fixed Charges .................   $ 8,730      $ 9,223       $7,967      $18,213     $25,282      $18,516      $ 25,562
                                            =======      =======      =======      =======     =======      =======      ========
Ratio of earnings to fixed charges ......       2.2          3.6          6.2          2.1         2.6          3.8           0.4
                                            =======      =======      =======      =======     =======      =======      ========
Ratio of adjusted earnings to
    fixed charges .......................       2.2          3.7          6.3          4.3         4.0          4.4           2.6
                                            =======      =======      =======      =======     =======      =======      ========

-------------------
(1) The ratio of earnings to fixed charges is computed by dividing the sum of net earnings, before deducting provisions for income taxes and fixed charges less equity in earnings of unconsolidated subsidiaries, net of related distributions, by fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and one-fourth of rent expenses, estimated by management to be the interest component of such rentals.

(2) The ratio of adjusted earnings to fixed charges is computed by dividing the sum of net earnings, before deducting nonrecurring charges, provisions for income taxes and fixed charges less equity in earnings of unconsolidated subsidiaries, net of related distributions, by fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and one-fourth of rent expense, estimated by management to be the interest component of such rentals.

===============================================================================
      , 1999

                         CONCENTRA OPERATING CORPORATION

                                  $190,000,000
                 13% SERIES B SENIOR SUBORDINATED NOTES DUE 2009


                          ----------------------------
                               P R O S P E C T U S
                          ----------------------------













      Until    , 1999, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.













-------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. The information in this prospectus is
current as of      , 1999.
-------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 78.7502(1) of the General Corporation Law of Nevada (the "NGCL") provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Section 78.7502(2) of the NGCL provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1), against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under the standards set forth in subsection (1), except that no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      Section 78.7502(3) of the NGCL provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

      Section 78.751(1) of the NGCL provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in the specific case upon determination that indemnification of such director, officer, employee or agent is proper in the circumstances. The determination must be made (a) by the stockholders; (b) by the board of directors by majority vote of quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

      Section 78.751(2) of the NGCL provides that the articles of incorporation, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such provision does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

      Section 78.752 of the NGCL provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who acted in any of the capacities set forth above for any lia-bility asserted against such person for any liability asserted against him or her and liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liabilities and expenses.

      The By-Laws of Concentra Operating Corporation ("COC") provide that every person serving as its directors or officers and every such director or officer serving at the request of COC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by COC in accordance with and to the fullest extent permitted by law for the defense of, in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

      Concentra Management Services, Inc., Hillman Consulting, Inc., CRA-MCO, Inc., Concentra Health Services, Inc. and OCI Holdings, Inc., which are wholly owned, direct and indirect, subsidiaries of COC and also registrants under this Registration Statement, are incorporated under the laws of the State of Nevada and are subject to the provisions of the NGCL described above. Concentra Preferred Systems, Inc., Prompt Associates, Inc. and First Notice Systems, Inc., which are wholly owned, direct and indirect, subsidiaries of COC and also registrants under this Registration Statement, are incorporated under the laws of the State of Delaware and are subject to the provisions of the laws of the State of Delaware. Concentra Managed Care Services, Inc. and Concentra Managed Care Business Trust, which are wholly owned, direct and indirect, subsidiaries of COC and also registrants under this Registration Statement, are incorporated or formed under the laws of the State of Massachusetts and are subject to the provisions of the laws of the State of Massachusetts. Focus Healthcare Management, Inc., which is an indirect wholly owned subsidiary of COC and also a registrant under this Registration Statement, is incorporated under the laws of the State of Tennessee and is subject to the provisions of the laws of the State of Tennessee. Drug-Free Consortium, Inc. and OccuCenters I, L.P., which are indirect wholly owned subsidiaries of COC and also registrants under this Registration Statement, are incorporated or formed under the laws of the State of Texas and are subject to the provisions of the laws of the State of Texas. CRA Managed Care of Washington, Inc., which is an indirect wholly owned subsidiary of COC and also a registrant under this Registration Statement, is incorporated under the laws of the State of Washington and is subject to the provisions of the laws of the State of Washington. The directors and officers of all of these subsidiaries are entitled to the rights under the NGCL described above. In addition, such directors and officers are also entitled to certain similar rights under the corporate laws of the States of Delaware, Massachusetts, Tennessee, Texas and Washington, as the case may be.

      The Certificate of Incorporation, By-Laws or other governing documents of each of the wholly owned, direct and indirect, subsidiaries of COC that are also registrants under this Registration Statement include similar provisions to those described above.

      Concentra Managed Care, Inc. ("CMC"), the parent of COC, has entered into indemnity agreements with the directors and officers of CMC and its wholly owned, direct and indirect, subsidiaries, including the Registrants. Pursuant to such agreements, CMC will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of such Registrant or assumed certain responsibilities at the direction of such Registrant. In addition, CMC has purchased and maintains insurance to protect persons entitled to indemnification pursuant to its by-laws or the applicable law against expenses, judgments, fines and amounts paid in settlement, to the fullest extent permitted by the Delaware General Corporation Law. Such insurance covers the directors and officers of the Registrants.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)  Exhibits. See Exhibit Index.

      (b)  Financial Statement Schedules. Included in the Prospectus.

      (c)  Report Opinion or Appraisal. See Exhibit 5.1.

ITEM 22. UNDERTAKINGS

      (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                          CONCENTRA OPERATING CORPORATION


                                          /s/ Daniel J. Thomas
                                          --------------------------------
                                          Daniel J. Thomas
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

      The undersigned directors and officers of Concentra Operating Corporation, hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                 TITLE                                  DATE
                 ------------                               -------                                -------

PRINCIPAL EXECUTIVE OFFICER:

/s/ DANIEL J. THOMAS                President and Chief Executive Officer and Director        November 11, 1999
------------------------------
Daniel J. Thomas

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                Executive Vice President, Chief Financial
------------------------------
Thomas E. Kiraly                    Officer and Treasurer                                     November 11, 1999
Officer and Treasurer

/s/ PAUL B. QUEALLY                 Chairman of the Board                                     November 11, 1999
------------------------------
Paul B. Queally

/s/ JOHN K. CARLYLE                 Director                                                  November 11, 1999
------------------------------
John K. Carlyle

/s/ CARLOS FERRER                   Director                                                  November 11, 1999
------------------------------
Carlos Ferrer

/s/ D. SCOTT MACKESY                Director                                                  November 11, 1999
------------------------------
D. Scott Mackesy

/s/ STEVEN E. NELSON                Director                                                  November 11, 1999
------------------------------
Steven E. Nelson

/s/ ANDREW M. PAUL                  Director                                                  November 11, 1999
------------------------------
Andrew M. Paul

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                             CONCENTRA MANAGEMENT SERVICES, INC.


                                             /s/ Daniel J. Thomas
                                             -------------------------------
                                             Daniel J. Thomas
                                             President

                                POWER OF ATTORNEY

      The undersigned directors and officers of Concentra Management Services, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                           TITLE                                      DATE
                 ------------                         -------                                    -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ DANIEL J. THOMAS                         President and Director
----------------------------------
Daniel J. Thomas                                                                             November 11, 1999

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                         Vice President, Chief Financial Officer,        November 11, 1999
----------------------------------           Treasurer and Director
Thomas E. Kiraly

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                             CONCENTRA PREFERRED SYSTEMS, INC.


                                             /s/ Steven E. Nelson
                                             ---------------------------------
                                             Steven E. Nelson
                                             President

                                POWER OF ATTORNEY

      The undersigned directors and officers of Concentra Preferred Systems, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                                TITLE                                           DATE
          ------------                             -------                                         -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ STEVEN E. NELSON                   President                                                 November 11, 1999
--------------------------------
Steven E. Nelson

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                   Executive Vice President, Chief Financial Officer,        November 11, 1999
--------------------------------       Treasurer and Director
Thomas E. Kiraly

/s/ DANIEL J. THOMAS                   Director                                                  November 11, 1999
--------------------------------
Daniel J. Thomas

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                                    PROMPT ASSOCIATES, INC.


                                                    /s/ Daniel J. Thomas
                                                    ---------------------------
                                                    Daniel J. Thomas
                                                    President

                                POWER OF ATTORNEY

      The undersigned directors and officers of Prompt Associates, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                      TITLE                                            DATE
                 ------------                    -------                                          -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ DANIEL J. THOMAS                    President and Director                               November 11, 1999
-------------------------------
Daniel J. Thomas

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                    Vice President, Chief Financial Officer,             November 11, 1999
--------------------------------
Thomas E. Kiraly                        Treasurer and Director

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                                    FIRST NOTICE SYSTEMS, INC.


                                                    /s/ WILLIAM M. FULTON
                                                    ---------------------------
                                                    William M. Fulton
                                                    President

                                POWER OF ATTORNEY

      The undersigned directors and officers of First Notice Systems, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                 TITLE                            DATE
                 ------------                               -------                          -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ WILLIAM M. FULTON
-----------------------------
William M. Fulton                   President                                           November 11, 1999

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                Vice President, Chief Financial Officer,
------------------------------
Thomas E. Kiraly                    Treasurer and Director                              November 11, 1999

/s/ DANIEL J. THOMAS                Director                                            November 11, 1999
------------------------------
Daniel J. Thomas

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                            FOCUS HEALTHCARE MANAGEMENT, INC.


                                            /s/ THOMAS COX
                                            ----------------------------------
                                            Thomas Cox
                                            President

                                POWER OF ATTORNEY

      The undersigned directors and officers of Focus Healthcare Management, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                      TITLE                             DATE
            ------------                                    -------                           -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ THOMAS COX
-----------------------------
Thomas Cox                               President                                            November 11, 1999

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                     Vice President, Chief Financial Officer,             November 11, 1999
-----------------------------
Thomas E. Kiraly                         Treasurer and Director

/s/ DANIEL J. THOMAS                     Director                                             November 11, 1999
------------------------------
Daniel J. Thomas

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                                    HILLMAN CONSULTING, INC.


                                                    /s/ KATHY HILLMAN
                                                    ---------------------------
                                                    Kathy Hillman
                                                    President

                                POWER OF ATTORNEY

      The undersigned directors and officers of Hillman Consulting, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                    TITLE                          DATE
                 ------------                                  -------                        -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ KATHY HILLMAN                      President                                         November 11, 1999
-----------------------------
Kathy Hillman

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                   Vice President, Chief Financial Officer,          November 11, 1999
------------------------------         Treasurer and Director
Thomas E. Kiraly

/s/ DANIEL J. THOMAS                   Director                                          November 11, 1999
------------------------------
Daniel J. Thomas

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                        CRA MANAGED CARE OF WASHINGTON, INC.


                                        /s/ DANIEL J. THOMAS
                                        -------------------------------------
                                        Daniel J. Thomas
                                        President

                                POWER OF ATTORNEY

      The undersigned directors and officers of CRA Managed Care of Washington, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                      TITLE                                      DATE
                 ------------                    -------                                    -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ DANIEL J. THOMAS                   President and Director                          November 11, 1999
----------------------------
Daniel J. Thomas

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                   Vice President, Chief Financial Officer,        November 11, 1999
----------------------------           Treasurer and Director
Thomas E. Kiraly

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                                    CRA-MCO, INC.


                                                    /s/ DANIEL J. THOMAS
                                                    ---------------------------
                                                    Daniel J. Thomas
                                                    President

                                POWER OF ATTORNEY

      The undersigned directors and officers of CRA-MCO, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                  TITLE                         DATE
                 ------------                                -------                       -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ DANIEL J. THOMAS                 President and Director                           November 11, 1999
-----------------------------
Daniel J. Thomas

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                 Vice President, Chief Financial Officer,         November 11, 1999
-----------------------------        Treasurer and Director
Thomas E. Kiraly

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                                    DRUG-FREE CONSORTIUM, INC.


                                                    /s/ Daniel J. Thomas
                                                    ---------------------------
                                                    Daniel J. Thomas
                                                    President

                                POWER OF ATTORNEY

      The undersigned directors and officers of Drug-Free Consortium, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                     TITLE                                       DATE
                 ------------                   -------                                     -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ DANIEL J. THOMAS                    President and Director                            November 11, 1999
-----------------------------
Daniel J. Thomas

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                    Vice President, Chief Financial Officer,          November 11, 1999
------------------------------          Treasurer and Director
Thomas E. Kiraly

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                        CONCENTRA MANAGED CARE SERVICES, INC.


                                        /s/ THOMAS COX
                                        -----------------------------------
                                        Thomas Cox
                                        President

                                POWER OF ATTORNEY

      The undersigned directors and officers of Concentra Managed Care Services, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                  TITLE                            DATE
                 ------------                                -------                          -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ THOMAS COX                       President                                           November 11, 1999
-----------------------------
Thomas Cox

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                 Vice President, Chief Financial Officer,            November 11, 1999
------------------------------
Thomas E. Kiraly                     Treasurer and Director

/s/ DANIEL J. THOMAS                 Director                                            November 11, 1999
------------------------------
Daniel J. Thomas

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                              CONCENTRA HEALTH SERVICES, INC.


                                              /s/ W. Keith Newton
                                              -------------------------------
                                              W. Keith Newton
                                              President

                                POWER OF ATTORNEY

      The undersigned directors and officers of Concentra Health Services, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                  TITLE                         DATE
                 ------------                                -------                       -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ W. KEITH NEWTON                  President
----------------------------
W. Keith Newton                                                                       November 11, 1999

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                 Vice President, Chief Financial Officer,         November 11, 1999
-----------------------------        Treasurer and Director
Thomas E. Kiraly

/s/ DANIEL J. THOMAS                 Director                                         November 11, 1999
-----------------------------
Daniel J. Thomas

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                             CONCENTRA MANAGED CARE BUSINESS TRUST
                             By: Concentra Managed Care Services, Inc., Trustee


                             /s/ Thomas Cox
                             ---------------------------------------------------
                             Thomas Cox
                             President

                                POWER OF ATTORNEY

      The undersigned directors and officers of either Concentra Managed Care Business Trust or Concentra Managed Care Services, Inc., hereby appoint Daniel
J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                    TITLE                                  DATE
                 ------------                                  -------                                -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ THOMAS COX                         President of Concentra Managed Care Services, Inc.        November 11, 1999
-----------------------------
Thomas Cox

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                   Executive Vice President, Chief Financial Officer,        November 11, 1999
-----------------------------          Treasurer and Director of Concentra Managed
Thomas E. Kiraly                       Care Services, Inc.


/s/ DANIEL J. THOMAS                   Director of Concentra Managed Care Services, Inc.         November 11, 1999
------------------------------
Daniel J. Thomas

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                         OCCUCENTERS I, L.P.
                         By: Concentra Managed Care Services, Inc., Trustee


                         /s/ W. Keith Newton
                         -----------------------------------
                         W. Keith Newton
                         President

                                POWER OF ATTORNEY

      The undersigned directors and officers of either OccuCenters I, L.P. or Concentra Health Services, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                   TITLE                                DATE
                 ------------                                 -------                              -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ W. KEITH NEWTON
----------------------------
W. Keith Newton                       President of Concentra Health Services, Inc.            November 11, 1999
PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                  Executive Vice President, Chief Financial Officer,      November 11, 1999
----------------------------          Treasurer and Director of
Thomas E. Kiraly                      Concentra Health Services, Inc.


/s/ DANIEL J. THOMAS                  Director of Concentra Health Services, Inc.             November 11, 1999
----------------------------
Daniel J. Thomas

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, state of Massachusetts, on November 11, 1999.

                                                    OCI HOLDINGS, INC.


                                                    /s/ DANIEL J. THOMAS
                                                    ---------------------------
                                                    Daniel J. Thomas
                                                    President

                                POWER OF ATTORNEY

      The undersigned directors and officers of OCI Holdings, Inc., hereby appoint Daniel J. Thomas, Thomas E. Kiraly and Richard A. Parr II, or any of them individually, as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                    TITLE                         DATE
                 ------------                                  -------                       -------
PRINCIPAL EXECUTIVE OFFICER:
/s/ DANIEL J. THOMAS                   President and Director                           November 11, 1999
----------------------------
Daniel J. Thomas

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ THOMAS E. KIRALY                   Vice President, Chief Financial Officer,         November 11, 1999
-----------------------------          Treasurer and Director
Thomas E. Kiraly

                                  EXHIBIT INDEX
   EXHIBIT
   NUMBER                                                       DESCRIPTION
------                                                            -------
  2.1       Agreement and Plan of Merger dated February 24, 1998 among
            Concentra Managed Care, Inc. ("CMC") and Preferred Payment
            Systems, Inc. (incorporated by reference to Exhibit 2.2 to CMC's Annual Report on Form 10-K for the year ended December 31, 1997).
  2.2 Agreement and Plan of Merger dated March 2, 1999 between Yankee Acquisition Corp. and CMC (incorporated by reference to Exhibit
            2.1 to CMC's Current Report on Form 8-K filed on March 3, 1999).
  2.3 Amended and Restated Agreement and Plan of Merger dated March 24, 1999 between Yankee Acquisition Corp. and CMC (incorporated by reference to Exhibit 2.1 to CMC's Current Report on Form 8-K filed on July 14, 1999).
  3.1       Articles of Incorporation of Concentra Operating Corporation "COC").
  3.2       Amended and Restated By-Laws of Concentra Operating Corporation.
  3.3       Articles of Incorporation of Concentra Management Services, Inc.
  3.4       Amended and Restated By-Laws of Concentra Management Services, Inc.
  3.5 Amended and Restated Certificate of Incorporation of Concentra Preferred Systems, Inc.
  3.6       Amended and Restated By-Laws of Concentra Preferred Systems, Inc.
  3.7       Amended and Restated Certificate of Incorporation of Prompt
            Associates, Inc.
  3.8       Amended and Restated By-Laws of Prompt Associates, Inc.
  3.9 Amended and Restated Certificate of Incorporation of First Notice Systems, Inc.
  3.10      Amended and Restated By-Laws of First Notice Systems, Inc.
  3.11      Amended and Restated Charter of Focus Healthcare Management, Inc.
  3.12      Amended and Restated By-Laws of Focus Healthcare Management, Inc.
  3.13 Amended and Restated Articles of Incorporation of CRA Managed Care of Washington, Inc.
  3.14      Amended and Restated By-Laws of CRA Managed Care of Washington, Inc.
  3.15      Articles of Incorporation of CRA-MCO, Inc.
  3.16      Amended and Restated By-Laws of CRA-MCO, Inc.
  3.17 Amended and Restated Articles of Incorporation of Drug-Free Consortium, Inc.
  3.18      Amended and Restated By-Laws of Drug-Free Consortium, Inc.
  3.19      Articles of Organization of Concentra Managed Care Services, Inc.
  3.20      Amended and Restated By-Laws of Concentra Managed Care Services,Inc.
  3.21 Amended and Restated Articles of Incorporation of Concentra Health Services, Inc.
  3.22      Amended and Restated By-Laws of Concentra Health Services, Inc.
  3.23 Agreement and Declaration of Trust of Concentra Managed Care Business Trust.
  3.24      Agreement of Limited Partnership of OccuCenters I, L.P.
  3.25      Amended and Restated Articles of Incorporation of OCI Holdings, Inc.
  3.26      Amended and Restated By-Laws of OCI Holdings, Inc.
  3.27      Amended and Restated Articles of Incorporation of Hillman
            Consulting, Inc.
  3.28      Amended and Restated By-Laws of Hillman Consulting, Inc.
  4.1 Indenture dated as of August 17, 1999 between COC and United States Trust Company of New York, as Trustee, relating to the 13%
            Senior Subordinated Notes due 2009.
  4.2 Indenture dated as of August 17, 1999 between CMC and United State Trust Company of New York, as Trustee, relating to the 14%
            Senior Discount Debentures due 2010.
  4.3 Indenture dated as of December 24, 1996 between OccuSystems, Inc. ("OccuSystems") and United States Trust Company of New York, as Trustee, (the "OccuSystems Indenture") relating to the 6% Convertible Subordinated Notes due 2001 (incorporated by reference to Exhibit 4.1 to OccuSystems' Registration Statement on Form S-3 filed on January 31, 1997).
  4.4 First Supplemental Indenture dated as of August 29, 1997 between OccuSystems, CMC and United States Trust Company of New York, as Trustee, relating to the 6% Convertible Subordinated Notes due
            2001 (incorporated by reference to Exhibit 4.2 to CMC's Annual Report on Form 10-K for the year ended December 31, 1997).
  4.5 Second Supplemental Indenture dated as of August 17, 1999 between CMC and United States Trust Company of New York, as Trustee, relating to the 6% Convertible Subordinated Notes due 2001.

 EXHIBIT
 NUMBER                                                       DESCRIPTION
----                                                            -------
  4.6 Indenture dated as of March 16, 1998 between CMC and Chase Bank of Texas, N.A., as Trustee, (the "Concentra Indenture") relating to the 4.5% Convertible Subordinated Notes due 2003 (incorporated by reference to Exhibit 4.1 to CMC's Current Report on Form 8-K filed on March 30, 1998).
  4.7 First Supplemental Indenture dated as of August 17, 1999 between CMC and Chase Bank of Texas, N.A., as Trustee, relating to the 4.5% Convertible Subordinated Notes due 2003.
  4.8 Warrant Agreement dated as of August 17, 1999 by and among CMC and the several persons named on Schedule I thereto.
  4.9 Form of 13% Series B Senior Subordinated Note due 2009 of COC (included in Exhibit 4.1).
  4.10      Form of 14% Senior Discount Debenture due 2010 of CMC (included in
            Exhibit 4.2).
  4.11 Form of 6% Convertible Subordinated Note due 2001 of CMC (included in Exhibit 4.3).
  4.12 Form of 4.5% Convertible Subordinated Notes due 2003 of CMC (included in Exhibit 4.4).
  4.13      Form of Warrant to acquire CMC common stock (included in Exhibit
            4.8).
  4.14 Registration Rights Agreement dated as of August 17, 1999 by and among COC, the Guarantors set forth on the signature pages thereof, and Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities, Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities, Inc. and Fleet Securities, Inc., as initial purchasers.
  4.15 Registration Rights Agreement dated as of August 17, 1999 by and among CMC, and the persons named in Schedules I and II thereto.

  *5.1 Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol as to the legality of the securities being registered.

  10.1 Purchase Agreement dated August 17, 1999 by and among COC, the Guarantors set forth on the signature pages thereof, and Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities, Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities, Inc. and Fleet Securities, Inc., as initial purchasers, relating to the issuance and sale of $190,000,000 aggregate principal amount of COC's 13% Senior Subordinated Notes due 2009, Series A.
  10.2 Credit Agreement dated as of August 17, 1999 among CMC, COC, the Several Lenders from time to time parties thereto, The Chase Manhattan Bank, as Administrative Agent, Credit Suisse First
            Boston and Fleet National Bank, as Co-Documentation Agents, and
            DLJ Capital Funding, Inc., as Syndication Agent.
  10.3 Purchase Agreement dated August 17, 1999 by and among CMC and the several persons named on Schedule I thereto, relating to the issuance and sale of $110,000,000 aggregate face amount of CMC's 14% Senior Discount Debentures due 2010 and Warrants to acquire
            CMC common stock.
  10.4 Concentra Managed Care, Inc. 1999 Stock Option and Restricted Stock Purchase Plan.
  10.5 Concentra Managed Care, Inc. 1997 Long-Term Incentive Plan (incorporated by reference to Appendix G to the Joint Proxy Statement/Prospectus forming a part of CMC's Registration
            Statement on Form S-4 filed on July 31, 1997).
  10.6      CRA Managed Care, Inc. ("CRA") 1994 Non-Qualified Stock Option
            Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.3 to CRA's Registration Statement on Form S-1 filed on March 17, 1995).
  10.7 CRA Managed Care, Inc. 1994 Non-Qualified Time Acceleration Restricted Stock Option Plan (incorporated by reference to Exhibit
            10.5 to CRA's Registration Statement on Form S-1 filed on March
            17, 1995).
  10.8 OccuSystems, Inc. 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 to OccuSystems' Registration
            Statement on Form S-1 filed on May 8, 1995).
  10.9 First Amended and Restated OccuSystems, Inc. and its Subsidiaries and Affiliates Stock Option and Restricted Stock Purchase Plan dated April 28, 1992 (incorporated by reference to Exhibit 10.11 to OccuSystems' Registration Statement on Form S-1 filed on May 8,
            1995).
  10.10     Employment Agreement dated as of August 17, 1999 between CMC and
            W. Tom Fogarty.
  10.11 Employment Agreement dated as of August 17, 1999 between CMC and James M. Greenwood.
  10.12 Employment Agreement dated as of August 17, 1999 between CMC and Richard A. Parr II.
  10.13 Employment Agreement dated as of August 17, 1999 between CMC and Daniel J. Thomas.

 EXHIBIT
 NUMBER                                                       DESCRIPTION
----                                                            -------
  10.14     Employment Agreement dated as of August 17, 1999 between CMC and
            Thomas E. Kiraly.
  10.15     Indemnification Agreement dated as of September 17, 1997, between
            CMC and Daniel J. Thomas (identical agreements were executed between CMC and each of the following: Joseph F. Pesce, Richard A.
            Parr II, James M. Greenwood, W. Tom Fogarty, Kenneth Loffredo,
            Mitchell T. Rabkin, George H. Conrades, Robert A. Ortenzio, Lois
            E. Silverman, Paul B. Queally, John K. Carlyle) (incorporated by reference to Exhibit 10.17 to CMC's Annual Report on Form 10-K for
            the year ended December 31, 1997).
  10.16     Indemnification Agreement dated as of May 13, 1998 between CMC and
            Hon. Willis D. Gradison, Jr. (identical agreements executed between CMC and Stephen Read (dated December 16, 1997), Richard D.
            Rehm, M.D. (dated May 13, 1998), Eliseo Ruiz III (dated May 11,
            1998), Scott Henault (dated September 17, 1997), Darla Walls
            (dated December 16, 1997), Jeffrey R. Luber (dated December 16,
            1997) and Martha Kuppens (dated December 16, 1997)) (incorporated by reference to Exhibit 10.3 to CMC's Quarterly Report on Form
            10-Q for the quarter ended June 30, 1998).
  10.17     Software License Agreement dated as of February 10, 1995 between
            CRA and CompReview, Inc. (confidential treatment granted)
            (incorporated by reference to CRA's Registration Statement on Form
            S-1 filed on March 17, 1995).
  10.18     Occupational Medicine Center Management and Consulting Agreement
            dated as of December 31, 1993, between Concentra Health Services,
            Inc. (formerly OccuCenters, Inc.) ("CHS") and Occupational Health
            Centers of Southwest, P.A., a Texas professional association
            (incorporated by reference to Exhibit 10.6 to OccuSystems' Annual
            Report on Form 10-K for the year ended December 31, 1995).
  10.19     Occupational Medicine Center Management and Consulting Agreement
            dated as of December 31, 1993, between CHS and Occupational Health
            Centers of Southwest, P.A., a Arizona professional association
            (incorporated by reference to Exhibit 10.7 to OccuSystems' Annual
            Report on Form 10-K for the year ended December 31, 1995).
  10.20     Occupational Medicine Center Management and Consulting Agreement
            dated as of December 31, 1993, between CHS and Occupational Health
            Centers of New Jersey, a New Jersey professional association
            (incorporated by reference to Exhibit 10.8 to OccuSystems'
            Registration Statement on Form S-1 filed on March 28, 1996).
  10.21     Stockholders Agreement dated as of August 17, 1999 by and among CMC and the several persons named in Schedules I and II thereto.
  10.22     Registration Rights Agreement dated as of August 17, 1999 by and among CMC and the several persons named in Schedules I and II thereto.
  *12.1     Statements re Computation of Ratios.
   21.1     Subsidiaries of COC.
  *23.1     Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol (included in Exhibit 5.1).
   23.2     Consent of Arthur Andersen LLP.
   24.1     Powers of Attorney (included in the signature page of the
            Registration Statement).
   25.1     Statement on Form T-1 of Eligibility of Trustee.
   27.1     Financial Data Schedule.
   99.1     Form of Letter of Transmittal.
   99.2     Form of Notice of Guaranteed Delivery.
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  *         To be filed by amendment.

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